As filed with the Securities and Exchange Commission on February 11, 2014

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Midwest Holding Inc.
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(Exact name of registrant as specified in its charter)

Nebraska	000-10685	20-0362426
(State or other jurisdiction of	(Primary standard industrial classification	(I.R.S. Employer
incorporation or organization)	code number)	Identification No.)

2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Mark A. Oliver, Chief Executive Officer
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

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COPIES TO:

Reid A. Godbolt, Esq.
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
(303) 573-1600

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Approximate date of commencement of proposed plan and agreement of exchange: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)
Smaller reporting company [X]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [   ]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [   ]

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be Registered	per share	offering price	registration fee
Voting Common Stock,	4,120,261(1) Shares	(2)	$3,866,744(3)	$499(4)
Par Value $.001

(1) Represents the maximum number of shares of Midwest Holding Inc. common stock issuable to holders of common stock of Great Plains Financial Corporation and Security Capital Corporation. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share, of Midwest Holding Inc. as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, the proposed maximum offering price per share for Great Plains Financial Corporation is $1.27, which is equal to the book value per share of its common stock as of September 30, 2013. The proposed maximum offering price per share for Security Capital Corporation is $0.016, which is equal to the book value per share of its common stock as of September 30, 2013.

(3) Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933 by adding the sum of (i) the product of book value of Great Plains Financial Corporation common stock of $1.27 per share as of September 30, 2013 times 3,027,575, the number of shares of Great Plains Financial Corporation common stock to be acquired by Midwest Holding Inc. in the merger described herein, plus (ii) the product of the book value of Security Capital Corporation common stock of $0.016 per share as of September 30, 2013 times 1,357,677, the number of shares of Security Capital Corporation common stock to be acquired by Midwest Holding Inc. in the merger described herein.

(4) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

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GREAT PLAINS FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

WHAT: Special Meeting of Shareholders

WHEN: ______  ___, 2014, ____ a.m. Central Standard Time

WHERE: _________________________________

We are having a Special Meeting of Shareholders of Great Plains Financial Corporation, which is referred to in this document as “Great Plains”, to:

  Vote on an exchange of our common stock for voting common stock of Midwest Holding Inc., which is referred to in this document as “Midwest” other than the shares of our voting common stock already held by Midwest (approximately 24.7%); and

  Transact any other business that may properly come before the meeting or any adjournment.

IF THE EXCHANGE IS APPROVED

  Great Plains shareholders, other than Midwest, will exchange their shares for Midwest voting common stock as described in the accompanying document.

  Great Plains will become a wholly owned subsidiary of Midwest.

WHO CAN VOTE

  Only Great Plains shareholders at the close of business on ____ __, 2014 may vote at the meeting.

RIGHT TO DISSENT

If you disagree with the exchange, you may seek payment for your Great Plains shares by strictly following the procedures described in Appendix B.

Shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please fill in, date, sign, and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope. With your proxy, your shares will be voted at the meeting as instructed if you cannot attend in person. Even if you send in your proxy, you may reclaim your right to vote in person when you attend the meeting.

By Order of the Board of Directors

Mitchell, South Dakota

_______________, 2014

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SECURITY CAPITAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

WHAT: Special Meeting of Shareholders

WHEN: _________, 2014, ____ a.m. Central Standard Time

WHERE: ___________________

We are having a Special Meeting of Shareholders of Security Capital Corporation, which is referred to in this document as “Security Capital”, to:

  Vote on an exchange of our common stock for voting common stock of Midwest Holding Inc., which is referred to in this document as “Midwest”, other than our voting common stock already held by Midwest Holding Inc. (approximately 60.2%); and

  Transact any other business that may properly come before the meeting or any adjournment.

IF THE EXCHANGE IS APPROVED

  Security Capital shareholders, other than Midwest, will exchange their shares for Midwest voting common stock as described in the accompanying document.

  Security Capital will become a wholly owned subsidiary of Midwest.

WHO CAN VOTE

  Only Security Capital shareholders at the close of business on ____ __, 2014, may vote at the meeting.

RIGHT TO DISSENT

If you disagree with the exchange, you may seek payment for your Security Capital shares by strictly following the procedures described in Appendix C.

Shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please fill in, date, sign, and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope. With your proxy, your shares will be voted at the meeting as instructed if you cannot attend in person. Even if you send in your proxy, you may reclaim your right to vote in person when you attend the meeting.

By Order of the Board of Directors

Lincoln, Nebraska: _________________

__________________, 2014

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GREAT PLAINS FINANCIAL CORPORATION PROXY STATEMENT FOR SPECIAL SHAREHOLDERS' MEETING TO BE HELD _______, 2014

SECURITY CAPITAL CORPORATION PROXY STATEMENT FOR SPECIAL SHAREHOLDERS' MEETING TO BE HELD _______, 2014

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MIDWEST HOLDING INC. PROSPECTUS
COMMON STOCK, $.001 PAR VALUE

UP TO 4,120,261 SHARES

This document:

  is furnished by the Board of Directors of Great Plains to request a proxy for voting your Great Plains common stock to approve the Plan and Agreement of Exchange dated November 25, 2013 (the "Exchange Agreement") by and among Great Plains, Security Capital and Midwest Holding; and

  is furnished by the Board of Directors of Security Capital to request a proxy for voting your Security Capital common stock to approve the Exchange Agreement; and

  registers the shares of voting common stock of Midwest to be issued in exchange for Great Plains shares if the Exchange Agreement is approved by Great Plains shareholders and the transactions contemplated by the Exchange Agreement occur. Midwest voting common stock is not traded on any stock exchange; and

  registers the shares of voting common stock of Midwest to be issued in exchange for Security Capital shares if the Exchange Agreement is approved by Security Capital shareholders and the transactions contemplated by the Exchange Agreement occur. Midwest voting common stock is not traded on any stock exchange.

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GREAT PLAINS

If the transactions contemplated by the Exchange Agreement occur, you will receive a number of shares of Midwest voting common stock having an aggregate value equal to the agreed value of the shares of Great Plains common stock owned by you. For purposes of the Exchange Agreement, the Great Plains Board of Directors has agreed to a value of your Great Plains common stock of $1.61 per share and a value of $1.24 per share for the Midwest voting common stock. Fractional shares will be rounded up to the nearest whole share of Midwest voting common stock. The exchange ratio of Great Plains common stock for Midwest voting common stock was set at .78 shares of Great Plains common stock for one share of Midwest voting common stock. If the transactions contemplated by the Exchange Agreement occur, Great Plains will mail you instructions for exchanging your Great Plains shares for Midwest voting common stock.

The Great Plains Board of Directors, with the Midwest affiliated directors abstaining from the vote, UNANIMOUSLY RECOMMENDS that shareholders APPROVE the Exchange Agreement.

SECURITY CAPITAL

If the transactions contemplated by the Exchange Agreement occur, you will receive a number of shares of Midwest voting common stock having an aggregate value equal to the agreed value of the shares of Security Capital common stock owned by you. The Security Capital Board of Directors has agreed to a value of your Security Capital common stock of $0.20 per share and a value of $1.24 per share for the Midwest voting common stock. The exchange ratio of Security Capital common stock to Midwest voting common stock was set at 6.32 shares of Security Capital common stock for one share of Midwest voting common stock. Fractional shares will be rounded up to the nearest whole share of Midwest voting common stock. If the transactions contemplated by the Exchange Agreement occur, Security Capital will mail you instructions for exchanging your Security Capital shares for Midwest voting common stock.

The Security Capital Board of Directors UNANIMOUSLY RECOMMENDS that shareholders APPROVE the Exchange Agreement.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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THE VOTING COMMON STOCK OF MIDWEST INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS" BEGINNING ON PAGE 10.

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The date of this proxy statement-prospectus is ______, 2014, and it is first being mailed to the shareholders of Security Capital and Great Plains on or about _________, 2014.

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TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
SUMMARY	3
PLAN AND AGREEMENT OF EXCHANGE	5
SUMMARY SELECTED FINANCIAL DATA	9
RISK FACTORS	10
SPECIAL MEETINGS OF SHAREHOLDERS OF GREAT PLAINS AND SECURITY CAPITAL	19
PROPOSED EXCHANGE	23
GREAT PLAINS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	42
INFORMATION CONCERNING GREAT PLAINS	48
INFORMATION CONCERNING SECURITY CAPITAL	49
INFORMATION CONCERNING MIDWEST	50
COMPARISON OF RIGHTS OF SECURITYHOLDERS	89
EXPERTS	92
LEGAL MATTERS	92
OTHER MATTERS	93
CONSOLIDATED FINANCIAL STATEMENTS OF GREAT PLAINS FINANCIAL CORPORATION AS OF DECEMBER 31, 2012 AND 2011 AND FOR YEARS THEN ENDED AND CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND FOR THE THREE MONTHS AND NINE MONTHS THEN ENDED	F-1
CONSOLIDATED FINANCIAL STATEMENTS OF MIDWEST HOLDING INC. AS OF DECEMBER 31, 2012 AND 2011 AND FOR YEARS THEN ENDED AND CONSOLIDATED FINANCIAL STATEMENTS OF MIDWEST HOLDING INC. AS OF SEPTEMBER 30, 2013 AND FOR THE THREE MONTHS AND NINE MONTHS THEN ENDED	F-26
PRO FORMA FINANCIAL STATEMENTS – MIDWEST HOLDING INC. AND GREAT PLAINS FINANCIAL CORPORATION	F-95

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APPENDICES

Appendix A	Plan and Agreement of Exchange, Midwest Holding Inc., Great Plains Financial Corporation and Security Capital Corporation dated November 25, 2013

Appendix B	South Dakota Business Corporation Act, Appraisal Rights, §§47-1A-1301-31.2

Appendix C	Arkansas Code, Dissenter’s Rights, §§4-27-1301-31

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WHERE YOU CAN FIND MORE INFORMATION

Midwest files annual, quarterly and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any materials that Midwest files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website (http://www.sec.gov) that contains the reports, proxy statements and other information that Midwest files electronically with the SEC.

You may obtain copies of the documents that Midwest files with the SEC, free of charge, by going to the Investor section of Midwest’s website (www.midwestholding.com) or by written or oral request to Mark A. Oliver at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506, telephone: (402) 489-8266. Information contained on Midwest’s website or that can be accessed through Midwest's website does not constitute a part of this proxy statement-prospectus. Midwest has included its website address as an inactive textual reference only. Information contained on Midwest’s website is not incorporated by reference into this proxy statement-prospectus, and you should not consider information contained Midwest’s website to be part of this proxy statement-prospectus or any supplement thereto.

Great Plains and Security Capital are not subject to the informational reporting requirements of the Exchange Act. Therefore, neither Great Plains nor Security Capital file and are not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC.

Midwest has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, for the shares of Midwest voting common stock to be issued in connection with the transactions described in this proxy statement-prospectus. In accordance with SEC rules and regulations, this proxy statement-prospectus does not contain all the information in the registration statement. For further information, please see the registration statement, including its exhibits. Statements contained in this proxy statement-prospectus concerning the provisions of documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by reference to the registration statement.

FORWARD-LOOKING STATEMENTS

Except for certain historical information contained herein, this proxy statement-prospectus contains certain statements that may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as "believe," "may," "could," "expects," "hopes," "estimates," "projects," "intends," "anticipates," “will,” “should,” ”plan,” ”predict,” “potential,” “continue,” “future,” “target,” “prospects,” and "likely," or the negative of those terms, and variations of these words, or similar expressions, terms, or phrases, are intended to identify such forward-looking statements.

Midwest, Great Plains, or Security Capital caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements involve risks, assumptions, and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. These risks and uncertainties include without limitation the following: any estimates of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends or other financial items; any statement of plans, strategies, future operations, and objectives of Midwest, Great Plains, or Security Capital; any statements concerning proposed acquisition plans; any statements regarding future economic conditions or performance; the strength of U.S. and foreign economies in general and the strength of the local economies in which operations are conducted; the effects of and changes in trade, monetary and fiscal policies and laws in the U.S.; inflation, interest rates, market and monetary fluctuations and volatility; the timely development of and acceptance of new insurance products and services; the inability of Midwest to consummate and integrate acquisitions; the persistency of existing and future insurance policies sold by Midwest; the dependence of Midwest on its executive officers; the ability of Midwest to control operating expenses; the effect of changes in laws and regulations, including those concerning insurance, with which Midwest must comply; the costs and effects of litigation and of unexpected or adverse outcomes in litigation; and the success of Midwest in managing the above risks and other risks; and uncertainties described in the section in this proxy statement-prospectus entitled “Risk Factors.”

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus. Each of Midwest, Great Plains and Security Capital expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in the events, conditions, or circumstances on which any such statement is based.

These forward-looking statements speak only as of the date on which the statements are made, and Midwest, Great Plains and Security Capital undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which a statement is made to reflect the occurrence of unanticipated events.

SUMMARY

This is a summary. Please read the entirety of this proxy statement-prospectus before you make an investment decision.

PARTIES TO THE EXCHANGE AGREEMENT

Midwest, a Nebraska corporation, is a life insurance holding company. Midwest’s principal executive office is located at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506, and its telephone number is (402) 489-8266.

Great Plains is a South Dakota corporation whose sole business is owning and operating a South Dakota domiciled life insurance company, Great Plains Life Assurance Company (“Great Plains Life”). It is 24.7% owned by Midwest. Great Plains’ principal executive office is located at 1820 North Kimball, Suite 3, Mitchell, South Dakota, 57301, and its telephone number is (402) 489-8266.

Security Capital, an inactive Arkansas corporation, holds approximately $21,000 in cash and a minority investment in a North Dakota insurance holding company. It is 60.2% owned by Midwest. Security Capital’s principal executive office is located at P.O. Box 5577, Lincoln, Nebraska 68505, and its telephone number there is (402) 489-8266.

If the Exchange Agreement is approved by the shareholders of each of Great Plains and Security Capital, Great Plains and Security Capital will become wholly owned subsidiaries of Midwest.

None of the common stock of Midwest, Great Plains or Security Capital is listed on a stock exchange or traded regularly through security brokerage firms, and there is no trading market for such shares. Consequently, Midwest, Great Plains and Security Capital are unable to determine a market value for their stock. For a discussion of the manner in which Midwest, Great Plains and Security Capital negotiated the share exchange ratios set forth in the Exchange Agreement, see "Proposed Exchange - Background and Reasons” at page 23.

PERSONS ENTITLED TO VOTE; RECORD DATE

Great Plains - The record date for shareholders of Great Plains is the close of business on ____, 2014. Only shareholders as of the record date will be notified of, and be entitled to vote at, the special meeting of shareholders of Great Plains.

Security Capital - The record date for shareholders of Security Capital is the close of business on ____, 2014. Only shareholders as of the record date will be notified of, and be entitled to vote at, the special meeting of shareholders of Security Capital.

DATE, TIME AND PLACE OF SPECIAL MEETINGS OF GREAT PLAINS AND SECURITY CAPITAL

Great Plains – The special meeting of Great Plains shareholders will be held on _____, 2014 at ____ a.m., Central Standard Time, at _____, _____.

Security Capital – The special meeting of Security Capital shareholders will be held on ______, 2014 at _____a.m., Central Standard Time, at _______, _______.

BUSINESS TO BE TRANSACTED

At each respective special meeting, shareholders of Great Plains and Security Capital will be asked to vote to approve the Exchange Agreement under which their shares of Great Plains and Security Capital common stock, other than shares held by Midwest will be exchanged for voting common stock of Midwest.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF GREAT PLAINS AND SECURITY CAPITAL

Great Plains – The Great Plains Board of Directors not affiliated with Midwest (and with the directors of Midwest abstaining from a vote), has unanimously approved the Exchange Agreement and RECOMMENDS that the shareholders vote FOR APPROVAL of the Exchange Agreement and the transactions contemplated under it. The Great Plains Board of Directors reviewed several factors in reaching its decision to recommend that shareholders vote to approve the Exchange Agreement, although it did not solicit or receive an outside fairness opinion with respect to the Exchange Agreement. See “Proposed Exchange - Background and Reasons- Great Plains and Security Capital - Recommendation of Great Plains’ Board of Directors” at page 24.

Security Capital - The Security Capital Board of Directors has unanimously approved the Exchange Agreement and RECOMMENDS that the shareholders vote FOR APPROVAL of the Exchange Agreement and the transactions contemplated by it. The Security Capital Board of Directors reviewed several factors in reaching its decision to recommend that shareholders vote to approve the Exchange Agreement, although it did not solicit or receive an outside fairness opinion with respect to the Exchange Agreement. See “Proposed Exchanges - Background and Reasons- Recommendation of Security Capital’s Board of Directors” at page 27.

PROXY REVOCABILITY

Great Plains - Proxies of shareholders of Great Plains are revocable at any time prior to voting at the meeting of shareholders. See “The Special meetings - Revocability of Proxies” at page 21.

Security Capital - Proxies of shareholders of Security Capital are revocable at any time prior to voting at the meeting of shareholders. See “The Special meetings - Revocability of Proxies” at page 21.

REQUIRED VOTES

Great Plains - Approval of the Exchange Agreement and transactions contemplated under it requires the affirmative vote of a majority of the outstanding Great Plains common stock. See “The Special Meeting - Voting Securities” at page 19. No shareholder vote of Midwest is required by the Exchange Agreement or applicable law.

Security Capital - Approval of the Exchange Agreement and transactions contemplated under it requires the affirmative vote of a majority of the outstanding Security Capital common stock. See “The Special Meetings - Voting Securities.” No shareholder vote of Midwest is required by the Exchange Agreement or applicable law.

OUTSTANDING SHARES

Great Plains – As of the record date there were issued and outstanding 4,020,970 shares of Great Plains common stock. As of the record date, Great Plains’ directors, executive officers and their affiliates held 293,981 shares of Great Plains common stock or a total of 7.3% of the shares entitled to vote. Midwest holds 994,950 shares, or 24.7% of the shares entitled to vote. Midwest has indicated that it intends to vote all of its shares of Great Plains for the approval of the Exchange Agreement.

Security Capital - As of the record date there were issued and outstanding 3,414,300 shares of Security Capital common stock. As of the record date, Security Capital’s directors, executive officers and their affiliates held 2,057,000 shares of Security Capital common stock or a total of 60.2% of the shares entitled to vote, all of which is held of record by Midwest. Midwest has indicated that it intends to vote all of its shares of Security Capital in the same manner as the majority of non-Midwest shares vote at the meeting.

PLAN AND AGREEMENT OF EXCHANGE

CONSIDERATION FOR YOUR SHARES

Great Plains – If the Exchange Agreement is approved and closes, you will receive a number of shares of Midwest voting common stock equal in value, as determined by the Board of Great Plains and the Board of Midwest, to the shares of Great Plains common stock owned by you. The value of your Great Plains common stock has been agreed upon by the Great Plains Board to be $1.61 per share. Fractional shares will be rounded up to the nearest whole share of Midwest voting common stock. Any shareholder who perfects dissenters’ rights under South Dakota law will receive cash in lieu of Midwest voting common stock. See “Proposed Exchange - Receipt of Midwest Shares” and “Rights of Dissenting Shareholders” at page 45.

Security Capital – If the Exchange Agreement is approved and closes, you will receive a number of shares of Midwest voting common stock equal in value, as determined by the Board of Security Capital and the Board of Midwest, to the shares of Great Plains common stock owned by you. The value of your Security Capital common stock has been agreed upon by the Security Capital Board to be $0.20 per share. Fractional shares will be rounded up to the nearest whole share of Midwest voting common stock. Any shareholder who perfects dissenters’ rights under Arkansas law will receive cash in lieu of Midwest voting common stock. See “Proposed Exchange - Receipt of Midwest Shares” and “Rights of Dissenting Shareholders” at page 45.

CLOSING DATE	The parties believe that the closing of the Exchange Agreement will occur shortly after the conditions in the Exchange Agreement (including shareholder approval) are satisfied.

CONDUCT OF BUSINESS PRIOR TO CLOSING	Great Plains and Security Capital have agreed that prior to the closing or termination of the Exchange Agreement they will not: (1) enter into any transactions other than in the ordinary course of business, (2) pay shareholder dividends or increase the compensation of officers, nor (3) enter into any agreement or transaction which will adversely affect their respective financial conditions. See “Proposed Exchange - Conduct of Business Pending the Exchanges” at page 31 and Appendix A.

DISSENTERS’ RIGHTS

Great Plains and Security Capital shareholders may dissent from the Exchange Agreement and demand payment of their share values in cash. If holders of more than 2.5% of the outstanding shares Great Plains (approximately 100,524 shares) or Security Capital (approximately 85,357 shares) perfect their dissenter’s rights, Midwest may cancel the exchange. See “Right of Dissenting Shareholders,” “Proposed Exchange - Other Conditions to Consummation of the Exchange” at page 45 and Appendixes B and C, which contain copies of South Dakota statutes for dissenting shareholder procedures.

CONDITIONS TO THE EXCHANGE

In addition to approval by the shareholders of Great Plains and Security Capital, the Exchange Agreement is subject to satisfaction of other conditions including: (1) approval by the South Dakota Division of Insurance and the North Dakota Commissioner of Insurance; (2) the performance by each party of its obligations; (3) the absence of any legal proceeding relating to the transactions contemplated by the Exchange Agreements; (4) the continued material accuracy of representations made by each party; and (5) the delivery of legal opinions. See “The Exchange Agreement - Other Conditions” at page 30.

OPERATIONS OF GREAT PLAINS AND SECURITY CAPITAL AFTER THE EXCHANGE

Great Plains – Following the exchange, Great Plains will continue to operate in its location under its management team, with the consolidation of computer data processing in Midwest’s system. Midwest will continue to evaluate the personnel, business practices and opportunities for Great Plains and may make such changes as it deems appropriate following the exchange. Midwest will contribute all of the shares of the Great Plains life insurance subsidiary to the primary life insurance subsidiary of Midwest, American Life & Security Corp.

Security Capital - Following the exchange, Security Capital will be operated as a subsidiary of Midwest.

SUMMARY OF FEDERAL INCOME TAX CONSIDERATIONS	The transactions contemplated in the Exchange Agreement are intended to be treated as reorganizations. Accordingly, for federal income tax purposes it is anticipated that:

  No gain or loss should generally be recognized by holders of Great Plains or Security Capital common stock on the exchange of their shares of stock for Midwest voting common stock;

  The holding period for Midwest voting common stock received pursuant to the Exchange Agreement should include the holding period for the Great Plains and Security Capital common stock surrendered in exchange therefore; and

  The aggregate adjusted tax basis of Midwest voting common stock received by a Great Plains shareholder and a Security Capital shareholder should be the same as the basis of the stock surrendered in exchange therefore.

Closing of the Exchange Agreement is conditioned upon receipt of an opinion of counsel substantially to such effect. However, a ruling from the Internal Revenue Service is not being sought in connection with the transactions contemplated by the Exchange Agreement. The opinions of counsel are subject to certain assumptions and qualifications and are not binding on the Internal Revenue Service. If the transactions contemplated by the Exchange Agreement were not to so qualify as reorganizations, the non-qualifying exchanges of shares would be taxable. See “Certain Federal Income Tax Consequences” at page 42.

TERMINATION AND AMENDMENT OF THE EXCHANGE AGREEMENT	The Exchange Agreement may be terminated by any party if the South Dakota Division of Insurance or the Commissioner of Insurance of North Dakota does not approve the Exchange Agreement. See “Proposed Exchange – Great Plains and Security Capital – Other Conditions” at page 30. The Exchange Agreement may also be terminated at any time prior to becoming effective:

  By unanimous consent of the parties;

  By any beneficiary of a condition precedent to the Exchange Agreement if the condition has not been met or waived;

  By any party if a suit, action, or proceeding threatens to prohibit the Exchange Agreement; or

  By any party who discovers a material error in the representations of another party.

OTHER MATTERS

Great Plains – The Great Plains Board knows of no other matters that will come before the Great Plains meeting. If any additional matters come before the Great Plains meeting, the proxies will be voted at the discretion of the proxy holders.

Security Capital– The Security Capital Board knows of no other matters that will come before the Security Capital meeting. If any additional matters come before the Security Capital meeting, the proxies will be voted at the discretion of the proxy holders.

FORWARD-LOOKING STATEMENTS	Certain statements contained or incorporated by reference in this proxy statement-prospectus relate to future matters which are qualified in certain respects. See “Forwarded-Looking Statements” page 2.

RISK FACTORS	There are several significant, material risks associated with owning voting common stock of Midwest. See “Risk Factors” at page 10.

SUMMARY SELECTED FINANCIAL DATA

The tables below set forth in summary certain selected financial data of Midwest and Great Plains.

Midwest financial data at or for the nine months ended September 30, 2013 and 2012 is derived from the unaudited consolidated financial statements of Midwest for the three and nine months ended as of such date and subsidiaries included elsewhere in this proxy statement - prospectus. Midwest financial data at or for the years ended December 31, 2012 and 2011 is derived from audited consolidated financial statements of Midwest and subsidiaries included elsewhere in this proxy statement - prospectus. During the latter part of 2012, (i) Midwest began providing administrative services to Great Plains and its subsidiary, Great Plains Life Assurance Company (Great Plains Life) (ii) Mark Oliver, Midwest’s Chief Executive Officer and Director, was assigned to serve as President of Great Plains and (iii) Midwest purchased additional shares of Great Plains. As a result of Midwest’s control over Great Plains, Midwest began consolidating into its financial statements the financial results of Great Plains beginning in the fourth quarter of 2012.

Great Plains Financial data as of and for the nine months ended September 30, 2013 is derived from the unaudited consolidated financial statements of Great Plains for the nine months ended as of such date included elsewhere in this proxy statement - prospectus. Great Plains financial data at or for the years ended December 31, 2012 and 2011 is derived from the audited consolidated financial statements of Great Plains included elsewhere in this proxy statement – prospectus.

Security Capital is an inactive corporation that has limited assets consisting of cash and an investment in stock of a North Dakota company. See “Information Concerning Security Capital”. As such, Security Capital’s separate financial data is not being presented although it has been consolidated into the financial data and financial statements of Midwest included herein.

Midwest Holding Inc.

	As of or for the Nine Months Ended		As of or for the Year
	September 30		Ended December 31
	2013	2012	2012	2011
Revenues	$3,708,355	$3,867,516	$5,323,262	$3,719,911
Net Loss	(1,678,645)	(2,417,618)	(2,519,309)	(3,767,890)
Net Loss Attributable to Midwest	(1,416,105)	(1,502,620)	(1,657,687)	(3,695,117)
Basis and diluted earnings (loss)	(0.16)	(0.17)	(0.18)	(0.40)
per share
Total Assets	61,784,937	56,192,642	62,878,763	57,679,111
Total Liabilities	50,153,648	46,344,818	48,637,515	46,083,766
Total Shareholders’ Equity	11,631,289	9,847,824	14,241,248	11,595,345
Book Value per Share	1.27	1.08	1.56	1.27

Great Plains Financial Corporation

	As of or for the Nine Months		As of or for the Year
	Ended September 30		Ended December 31
	2013	2012	2012	2011
Revenues	$930,024	$1,660,416	$1,937,811	$1,340,393
Net Income (Loss)	(263,602)	84,448	54,766	(307,338)
Basis and diluted earnings	(0.07)	0.02	0.01	(0.08)
(loss) per share
Total Assets	8,582,611	-	7,900,545	6,742,570
Total Liabilities	3,480,640	-	2,471,228	1,279,078
Total Shareholders’ Equity	5,101,971	-	5,429,317	5,445,492
Book Value per Share	1.27	-	1.35	1.35

RISK FACTORS

You should consider carefully the risks described below in assessing the Exchange Agreement and an investment in Midwest voting common stock.

Ownership of shares of Midwest voting common stock involves substantial risk, and the entire value of those shares may be lost.

Shares of Midwest voting common stock constitute a high-risk investment in a developing business that has incurred substantial losses to date and expects to continue to incur substantial losses for several years. No assurance or guaranty can be given that any of the potential benefits envisioned by the Midwest business plan will prove to be available to its shareholders, nor can any assurance or guaranty be given as to the actual amount of financial return, if any, which may result from ownership of Midwest shares. The entire value of your shares of Midwest voting common stock may be lost.

Midwest voting common stock is an illiquid investment at present.

There is no public market for shares of Midwest voting common stock, and there is no assurance that one will develop. Therefore, you should expect that it would be difficult to sell your Midwest shares of voting common stock received pursuant to the Exchange Agreement. Midwest cannot assure you that there ever will be an active market in Midwest voting common stock, and there is no assurance that the Midwest voting common stock will ever become publicly traded or that an active trading market will develop or be sustained. Midwest does not meet the requirements for its stock to be quoted on the New York Stock Exchange, NASDAQ, the New York Stock Exchange Alternext Exchange (formerly, AMEX) or any other recognized stock exchange.

Midwest expects significant operating losses for a number of years.

Midwest commenced life insurance operations in 2009, and it expects to incur significant losses for a number of years. Its insurance subsidiaries, as is common among new life insurance companies, likely will incur losses for a number of years because of the substantial costs of writing new life insurance. At September 30, 2013 Midwest had an accumulated deficit of $17.2 million. These losses were attributable primarily to Midwest’s organization and capital raising efforts and to its entry into the life insurance business.

The aggregate cost of writing new life insurance includes significant, nonrecurring items such as first year commissions payable to insurance agents, medical and investigation expenses, and other expenses incidental to the issuance of new policies, together with the initial reserves required to be established for each policy. For Midwest’s primary life insurance products, the costs to cover expenses and the policyholder liability that must be accrued when a policy is issued significantly exceed the first year premium paid by the insured. As a result, an unseasoned life insurance company can be expected to sustain losses for a number of years. Additionally, Midwest will continue to have a large portion of its life business premium as “first year business” and the general and administrative costs of Midwest are not yet offset by renewal life insurance revenue.

Midwest has a limited operating history and owns a limited amount of assets.

Midwest has a limited operating history and, until 2009, it generated no revenues other than interest and investment income. Midwest has all of the risks inherent in establishing a new business, including limited capital, uncertain product markets, lack of significant revenues, as well as competition from better capitalized and more seasoned companies. Midwest has no control over general economic conditions, competitors’ products, competitive pricing, customer demand and costs of marketing or advertising to build and expand its life insurance business. There can be no assurance that Midwest’s life insurance operations will be successful or result in any significant revenues to the extent that Midwest achieves profits and, the likelihood of any success must be considered in light of Midwest’s limited history of operations. These risks and the lack of seasoned operating history make it difficult to predict the future revenues or results of operations of Midwest. As a result, the financial results of Midwest may fluctuate and fall below expectations. This could cause the value of Midwest’s voting common stock to decline.

Midwest may not be able to execute its acquisition strategy with any degree of success, which could cause its business and future growth prospects to suffer.

A primary component of Midwest’s business plan is to pursue strategic acquisitions of insurance related companies that meet its acquisition criteria. However, suitable acquisition candidates may not be available on terms and conditions that are economic to Midwest. In pursuing acquisitions, Midwest competes with other companies, most of which have greater financial and other resources than Midwest. Further, if Midwest succeeds in consummating acquisitions, its business, financial condition and results of operations may be negatively affected because:

  Some of the acquired businesses may not achieve anticipated revenues, earnings or cash flows;

  Midwest may assume liabilities that were not disclosed to or exceed estimates;

  Midwest may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

  Acquisitions could disrupt Midwest’s on-going business, distract its management and divert financial and human resources of Midwest;

  Midwest may experience difficulties operating in markets in which it has no or only limited direct experience; and

  There is the potential for loss of customers and key employees of the acquired company.

Midwest intends to raise additional equity capital which will likely dilute the ownership interests of its existing shareholders.

In order to continue to operate over the long term, to fund the capital and surplus required for Midwest’s insurance subsidiaries and to seek assets and revenue to support Midwest’s business plan, Midwest expects to need additional capital, which Midwest envisions would be raised through the issuance of additional shares of Midwest voting common stock or preferred stock which would be convertible into voting common stock. If additional shares are issued, the ownership interests of existing shareholders will be diluted.

Certain of Midwest’s directors and officers have relationships with insurance businesses similar to those of Midwest, which could present a potential conflict of interest if Midwest were to expand into those states or if those other insurance holding companies were to offer life insurance products in territories where Midwest life insurance subsidiaries operate.

Some of the Midwest officers and directors have past or present relationships with other life insurance providers, potential life insurance providers and their affiliates. Should Midwest plan to enter the life insurance markets in the states where these other life insurance businesses operate, or should those other businesses enter the life insurance markets in the territories where Midwest life insurance subsidiaries operate, a conflict of interest would exist. Midwest will seek to eliminate or minimize conflicts of interest, should they arise. Midwest expects that these efforts will include the required recusal of interested parties from (a) any decision relating to competition in a state in which another company with whom he or she is associated is operating, and (b) any other decision involving a conflict of interest with respect to such companies. However, the efforts to eliminate or minimize potential conflicts of interest may not be successful, in which case the revenues, results of operations and net income of Midwest could be materially adversely affected.

Midwest’s insurance marketing efforts are key to its proposed business plan.

The life insurance subsidiaries of Midwest market their insurance products through the services of licensed insurance agents. New agents are recruited through referrals from shareholders, newspaper advertisements, and solicitation through use of on-line job sites. Each potential sales agent candidate must complete a lengthy interview process. If hired to sell insurance, the candidate must complete a 40 hour training course conducted by a third party as well as pass a state insurance licensing examination. Once licensed, each candidate must complete a week long product and sales training class. Following course completion, each candidate has a training week where his or her manager will work side by side by conducting sales meetings with him or her. The average turnover rate of Midwest affiliated agents since it began writing insurance business has been approximately 20% per year.

Midwest’s insurance products are marketed using a face-to-face marketing concept. Historically Midwest’s insurance agents have used Midwest’s shareholder base and their referrals as potential clients for life insurance products. Midwest cannot predict how marketing efforts will succeed when its agents conduct general solicitation regarding insurance products.

Many of these agents have little or no prior insurance selling experience and, accordingly, this lack of experience may have a negative impact on the amount of premium volume Midwest writes. The extent of this negative impact on the premium volume written will depend primarily on Midwest’s ability to timely and adequately train agents to sell insurance products and the effectiveness of the face-to-face marketing concept used by Midwest.

Insurance subsidiaries of Midwest may fail as a result of being inadequately capitalized.

The Midwest insurance subsidiaries must have adequate capital and surplus capital, calculated in accordance with statutory accounting principles prescribed by state insurance regulatory authorities to meet regulatory requirements in the states in which they are domiciled. American Life & Security Corp (“American Life”) was granted a certificate of authority by the Nebraska Department of Insurance based on initial capital and surplus (based upon statutory accounting principles) of approximately $3.5 million, which was increased to approximately $5.5 million (based upon statutory accounting principles) on September 1, 2009. American Life had approximately $4.5 million (based upon statutory accounting principles) in capital and surplus at December 31, 2011 and $2.4 million (based upon statutory accounting principles) at December 31, 2012, respectively. Capital Reserve Life Insurance Company (“Capital Reserve”), another life insurance subsidiary of Midwest, had capital and surplus (based upon statutory accounting principles) of $1.2 million and $1.4 million (based upon statutory accounting principles) as of December 31, 2011 and 2012, respectively. Great Plains Life had capital and surplus of $2.4 million (based upon statutory accounting principles) and $2.2 million (based upon statutory accounting principles) as of December 31, 2011 and 2012, respectively. Each insurance company’s department of insurance of its state of domicile may require additional amounts of capital and surplus to support its business going forward. The amount of capital and surplus ultimately required will be based on certain “risk-based capital” standards established by statute and regulation and administered by the Arizona, Missouri, and South Dakota Departments of Insurance and other regulators. The “risk-based capital” system establishes a framework for evaluating the adequacy of the minimum amount of capital and surplus, calculated in accordance with statutory accounting principles, necessary for an insurance company to support its overall business operations. It identifies insurers that may be inadequately capitalized by reviewing certain inherent risks of each insurer’s assets and liabilities and its mix of net premiums written. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation, or liquidation. If any of American Life, Capital Reserve, or Great Plains Life fails to maintain required capital levels in accordance with the “risk-based capital” system, such company’s ability to conduct business would be compromised and the ability of Midwest to seek to expand its insurance business would be reduced absent a prompt infusion of capital to the insurance subsidiary.

Midwest’s investments in development stage companies may expose it to loss of capital and conflicts of interest for its officers, directors and affiliates who serve in officer and director capacities for those development stage entities.

Midwest has investments in development stage companies, which are either seeking to raise capital to form life insurance subsidiaries in their respective states of incorporation (Colorado, Idaho, Minnesota and New Mexico) or have recently formed a life insurance subsidiary (South Dakota and Wyoming). Midwest’s time and management attention devoted to these investments is significant, and it can be expected to divert management resources from the business of Midwest. There will likely be conflicts between the operations, strategies and long term objectives of these development stage companies and Midwest. The resolution of these conflicts may not be resolvable, or if resolved, may be at a disadvantage to the shareholders of Midwest. In addition, several of the officers, directors and affiliates of Midwest serve as officers, directors and consultants to these development stage entities and they individually acquire stock in these entities at low prices compared to the other shareholders in these entities who buy their shares at much higher prices and upon whom the financial risk of all these companies rests. Also, executive officers of Midwest are paid directly by these development stage entities in addition to what Midwest pays them for their services. All of these factors result in conflicts of interests between the interests of Midwest and the interests of these companies, as well as the interests of affiliates of Midwest in personal payment of salaries and other fees of these entities in addition to what Midwest pays such persons at present. Midwest cannot assure that these conflicts will be resolved to the benefit of Midwest, in which case an investment in Midwest voting common stock may decline in value.

The insurance industry is subject to numerous laws and regulations, and compliance costs and/or changes in the regulatory environment could adversely affect the business of Midwest.

Midwest’s insurance operations are subject to government regulation in each of the states in which it and its subsidiaries conduct business. Such regulatory authority is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than shareholders. During the past several years, increased scrutiny has been placed upon the insurance regulatory framework, and certain state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance companies and insurance holding company systems. The National Association of Insurance Commissioners (the NAIC) and state insurance regulators reexamine existing laws and regulations on an ongoing basis, and focus on insurance company investments and solvency issues, risk-based capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. Future NAIC initiatives, and other regulatory changes, could have a material adverse impact on Midwest’s insurance business. There can be no assurance that Midwest’s insurance subsidiaries will be able to satisfy the regulatory requirements of the Departments of Insurance of their respective state of domicile or a similar department in any other state in which it may wish to transact business.

Foreign regulation may impose significant costs on Midwest and expose it to fines and penalties.

Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. The impact of such assessments may be partly offset by credits against future state premium taxes. Midwest cannot predict the amount of any future assessments, nor has Midwest attempted to estimate the amount of assessments to be made from known insolvencies.

A small portion of Midwest’s insurance policy sales are derived from customers who reside in Latin America. The government of a foreign country could determine its residents may not buy life insurance from Midwest’s primary insurance subsidiary unless it became qualified to do business in that country or unless the insurance policies purchased by its residents receive prior approval from its insurance regulators. Also, new laws or regulations could be implemented or new applications of existing laws or regulations could occur, which could result in the cessation of marketing activities by the independent marketing agents of Midwest’s insurance subsidiary. Midwest cannot assure that any of these laws, regulations, or application of them by foreign regulatory authorities will not have an adverse effect on the marketing efforts of independent marketing agents and, in turn, on the revenues of Midwest. Further, there is no assurance Midwest’s insurance subsidiary would be able to qualify to do business in any foreign country or that foreign insurance regulatory authorities would approve proposed insurance policies if they was submitted to foreign regulatory authorities for approval. Midwest’s insurance subsidiary could also face sanctions, including fines and penalties, if a country's authorities determined any failure to qualify or otherwise comply with its laws was willful or ongoing. Any of the foregoing could reduce revenues and adversely affect results of operations and financial condition of Midwest. Additionally, Midwest does not intend to determine whether independent consultants in foreign countries are required to be licensed to sell insurance in the countries in which they market policies. If the independent consultants were not in compliance with applicable laws, including licensing laws, they could be required to cease operations, which would reduce Midwest’s revenues. Midwest has not obtained any advice of counsel in any foreign jurisdictions with respect to these matters. Midwest is unable to quantify the effect of foreign regulation on its business if regulation were to be imposed on it, but Midwest believes it could expend substantial amounts of time and incur substantial expense in complying with any foreign regulation, and Midwest may decide to withdraw from or avoid a market if additional foreign regulation were imposed.

Midwest operates in a highly competitive industry, and its business will suffer if it is unable to compete effectively.

The operating results of life insurance companies are subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings from rating agencies such as A.M. Best and other factors. The life insurance business is highly competitive. The ability of Midwest to compete with other insurance companies is dependent upon, among other things, its ability to attract and retain agents to market insurance products, its ability to develop competitive and profitable products and its ability to obtain acceptable ratings. In connection with the development and sale of products, Midwest’s life insurance subsidiaries encounter significant competition from other insurance companies, most of whom have financial and human resources substantially greater than Midwest, as well as competition from other investment alternatives available to customers. Midwest does not anticipate that American Life, Capital Reserve or Great Plains Life will be rated by industry analysts for several years. This will likely have a negative impact on their ability to compete with rated insurance companies.

Midwest’s insurance subsidiaries compete with 1,500 to 2,000 other life insurance companies in the United States, and American Life also competes with some of these companies internationally, which are forcing increased competitive pressures due to industry consolidation, where larger, more efficient organizations emerging from consolidation. Additionally, legislation became effective in 2000 permitting commercial banks, insurance companies and investment banks to combine. This law permits, for instance, a commercial bank to acquire or form an insurance company.

Most life insurance companies have greater financial resources, longer business histories, and more diversified lines of insurance coverage than the insurance subsidiaries of Midwest have. These larger companies also generally have large sales forces. Midwest also faces competition from companies operating in foreign countries and marketing in person as well as from direct mail sales campaigns.

Midwest’s ability to compete is dependent upon, among other things, its ability:

  to market its insurance products;

  to develop competitive and profitable products; and

  its ability to achieve efficient costs of placing policies.

Midwest is highly dependent upon its key executives, and the loss of any of them could materially and adversely affect its business.

Midwest’s ability to operate successfully is dependent primarily upon the efforts of its Vice Chairman, Travis Meyer, and its Chief Executive Officer and Chief Executive Officer of American Life and Great Plains Life, Mark Oliver. The loss of the services of any of these officers could have a material adverse effect on the ability of Midwest to execute its business plan.

Development of life insurance products involves the use of certain assumptions, and the inaccuracy of these assumptions could adversely affect profitability.

In its life insurance business, Midwest must make certain assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of life insurance products. These assumptions are based on industry experience and are reviewed and revised regularly to reflect actual experience on a current basis. However, variation of actual experience from that assumed in developing such terms may affect a product’s profitability or sales volume and in turn adversely impact revenues of Midwest.

If Midwest underestimates its liability for future policy benefits, its results of operations could suffer.

Liabilities established for future life insurance policy benefits are based upon a number of factors, including certain assumptions, such as mortality, morbidity, lapse rate and crediting rate. If Midwest underestimates future policy benefits, Midwest would incur additional expenses at the time it becomes aware of the inadequacy. As a result, Midwest’s ability to achieve profits would suffer.

Midwest’s insurance subsidiaries may not be able to obtain favorable insurance ratings.

Insurance ratings are an important factor in establishing the competitive position of insurance companies. Ratings reflect the rating agencies’ opinion of an insurance company’s financial strength, operating performance and ability to meet its obligations to policyholders. The Midwest insurance subsidiaries will not receive a rating until they have maintained operations for a minimum of three to five years. There can be no assurance that the Midwest insurance subsidiaries will be rated by a rating agency or that any rating, if and when received, will be favorable to the Midwest insurance subsidiary. The lack of a rating could impact the ability to make sales in the broad insurance marketplace. For example, potential insureds may choose not to purchase a policy from an unrated company, or the Midwest insurance subsidiaries may be required to charge lower rates and offer discounts to attract business, which in turn adversely affects Midwest’s results of operations.

Fluctuations in interest rates could adversely affect Midwest’s business and profitability.

Interest rate fluctuations could impair an insurance company’s ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. The Midwest annuity product exposes it to the risk that changes in interest rates will reduce any spread, or the difference between the amounts that the insurance company is required to pay under the contracts and the amounts the insurance subsidiary is able to earn on its investments intended to support its obligations under the contracts. Spread is a key component of revenues.

To the extent that interest rates credited are less than those generally available in the marketplace, policyholder lapses, policy loans and surrenders, and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to purchase products with perceived higher returns. This process may result in cash outflows requiring that a Midwest subsidiary sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.

Increases in market interest rates may also negatively affect profitability. In periods of increasing interest rates, Midwest may not be able to replace invested assets with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive. The Midwest life insurance subsidiaries therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts.

Changes in the tax laws could adversely affect Midwest’s business.

Congress has from time to time considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. This and similar legislation, including a simplified “flat tax” income tax structure with an exemption from taxation for investment income, could adversely affect the sale of life insurance compared with other financial products if such legislation were to be enacted. There can be no assurance as to whether such legislation will be enacted or, if enacted, whether such legislation would contain provisions with possible adverse effects on any annuity and life insurance products that Midwest and its operating subsidiaries develop.

Under the Internal Revenue Code, income taxes payable by policyholders on investment earnings are deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain insurance products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code may be revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including those owned by Midwest, would be adversely affected with respect to their ability to sell products. Also, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies might increase. In addition, life insurance products are often used to fund estate tax obligations. Midwest cannot predict what future tax initiatives may be proposed with respect to the estate tax or other taxes which may adversely affect Midwest.

Midwest does not intend to declare cash dividends on shares of its stock for the foreseeable future.

Midwest has never paid a cash dividend on its voting common stock and it does not anticipate paying dividends for the foreseeable future. Midwest intends to retain available funds to be used in the expansion of operations. Future dividend policy will depend on earnings, capital requirements, financial condition and other relevant factors. Moreover, Midwest is a holding company without independent operations.

Midwest, as a stand-alone entity, is dependent upon cash payments from its subsidiaries.

Midwest expects a source of cash to it will be dividends on the stock of its operating subsidiaries. The payment of dividends to Midwest by its operating subsidiaries is subject to limitations imposed by applicable insurance laws. For example, with respect to American Life, “extraordinary” dividends may not be paid without permission of the Arizona Department of Insurance. An “extraordinary” dividend is defined, in general, as any dividend or distribution of cash or other property whose fair market value, compared with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of the policyholders surplus (total statutory capital stock and surplus) as of December 31 of the preceding year or (ii) the statutory net gain from operations excluding realized gains on investments) of the insurer for the 12 month period ending December 31 of the preceding year. Arizona insurance laws also require that dividends on capital stock must be paid out of surplus, which is calculated after reserving a sum equal to all liabilities of the insurance company and may include all or part of surplus arising from unrealized capital gains or revaluation of assets. If Midwest were unable to receive cash dividends its liquidity would be adversely affected

Because Midwest does not intend to pay cash dividends for the foreseeable future, shareholders will benefit from an investment in Midwest voting common stock only if the stock appreciates in value.

Because Midwest does not expect to pay any cash dividends for the foreseeable future, the success of any investment in its voting common stock will depend upon any future appreciation in its value. Midwest cannot guarantee that its voting common stock will appreciate in value or even achieve or maintain a value equal to the price at which shares were purchased. Further, a market may never develop to sell shares of Midwest voting common stock even if they appreciate in value.

The business and future growth prospects of Midwest may suffer if the acquisitions of Great Plains and Security Capital do not achieve expected results.

Midwest’s business, financial condition and results of operations may be negatively affected if: (i) the acquisitions of Great Plains and Security Capital do not achieve anticipated cost savings, revenues or cash flows; (ii) Midwest assumes liabilities that were not disclosed or exceed estimates; (iii) Midwest is unable to integrate the acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner; (iv) the acquisitions disrupt Midwest’s on-going business, distracts management or diverts resources from other more beneficial uses; (v) Midwest experiences difficulties operating in markets in which it has no or only limited direct experience; or (vi) there is a loss of customers of Great Plains.

The transactions contemplated by the Exchange Agreement have been structured so as to result in a tax-deferred exchange of stock of Great Plains and Security Capital for the Midwest voting common stock. However, there can be no assurances in this regard, and if tax-deferred treatment were to be denied, you could owe federal income taxes on any gain deemed to be realized by you upon the exchange of your Great Plains or Security Capital stock.

The transactions contemplated by the Exchange Agreement are, on a combined basis, intended to result in tax-deferred exchanges. However, neither Midwest, Great Plains nor Security Capital has obtained a ruling from the Internal Revenue Service concerning whether the transactions contemplated by the Exchange Agreement will in fact be treated as a tax-deferred exchange. Great Plains and Security Capital will each, however, obtain an opinion of counsel which will support the conclusions contained in this proxy statement-prospectus regarding the material federal income tax consequences of the Exchange Agreement and transactions contemplated thereby. You should understand that an opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court and the Internal Revenue Service could assert successfully a contrary position which could be sustained by a court. Also, the conditions and assumptions upon which counsel's opinion is qualified may not continue to exist and the laws or regulations affecting the material federal income tax consequences of the transactions contemplated by the Exchange Agreement may change. In either event, the tax aspects of the transactions contemplated by the Exchange Agreement may be adversely affected, and such effect may be materially adverse to Great Plains and Security Capital shareholders. As a result, there can be no assurance that the transactions contemplated by the Exchange Agreement will be accorded the tax treatment intended and that you will realize the tax consequences described in this proxy statement-prospectus. See "Certain Federal Income Tax Consequences" at page 42.

Holders of voting common stock received in the transactions contemplated by the Exchange Agreement will be minority stockholders of Midwest who will not control Midwest, will have a limited ability to influence Midwest’s business policies and corporate actions, and will not be able to elect any directors of Midwest.

Assuming all shares of Great Plains and Security Capital are exchange for voting common stock of Midwest (other than shares already held by Midwest) former shareholders of Great Plains and Security Capital will own approximately 31.1% of the Midwest voting common stock, or a minority of such shares. It is difficult for minority stockholders of Midwest to elect any of its directors or otherwise exert influence over its business. Midwest’s outstanding voting common stock elects the board of directors of Midwest. The Midwest board of directors, as a practical matter, has effective control over significant corporate transactions of Midwest. Additionally, shareholders of Midwest do not have cumulative voting rights with respect to the election of directors. These factors would also make it more difficult and time consuming for a third party to acquire control of Midwest or to change the board of directors of Midwest.

Policy lapses in excess of those actuarially anticipated would have a negative impact on Midwest’s financial performance.

The profitability of Midwest could be reduced if its lapse and surrender rate were to exceed the assumptions upon which it priced its insurance policies. Policy sales costs are deferred and recognized over the life of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy sales costs.

The insurance industry is highly regulated and Midwest’s activities are restricted as a result. Midwest expends substantial amounts of time and incurs substantial expenses in connection with complying with applicable regulations, and Midwest is subject to the risk that more burdensome regulations could be imposed on it.

Compliance with insurance regulation by Midwest is costly and time consuming. Insurance companies in the U.S. are subject to extensive regulation in the states where they do business. This regulation primarily protects policyholders rather than stockholders. The regulations require:

  prior approval of acquisitions of insurance companies;

  certain solvency standards; licensing of insurers and their agents; investment limitations;

  deposits of securities for the benefit of policyholders;

  approval of policy forms and premium rates;

  triennial examinations; and

  reserves for unearned premiums, losses and other matters.

Each Midwest life insurance subsidiary is subject to this regulation in each state in the U.S. in which it is licensed to do business. This regulation involves additional costs and restricts operations. Midwest cannot predict the form of any future regulatory initiatives.

In addition, Midwest itself, as the owner of a life insurance subsidiary, is regulated by the Arizona Department of Insurance under the Arizona Insurance Holding Company Systems Act. Certain "extraordinary" intercorporate transfers of assets and dividend payments from its life insurance subsidiaries require prior approval by the Arizona Insurance Commissioner. Midwest also files detailed annual reports with the Arizona Department of Insurance and all of the states in which it is licensed. The business and accounts of its life insurance subsidiaries are subject to examination by the Arizona Department of Insurance, as well as inquiries and follow up, including investigations, of the various insurance regulatory authorities of the states in which Midwest's insurance subsidiaries are licensed.

Each insurance subsidiary of Midwest is qualified to do business as an insurance company only in the U.S. Neither Midwest nor any of its subsidiaries have any assets or employees in foreign countries. In connection with business from foreign countries, Midwest only accepts applications at its main office. In addition, Midwest requires premium payments to be in U.S. dollars, which may include checks drawn on U.S. banks. Neither Midwest nor any of its subsidiaries are not currently subject to regulation in the various foreign countries from which it receives applications for insurance. Although American Life provides insurance to foreign citizens, independent marketing firms, rather than employees of Midwest or American Life, submit the applications. In this way Midwest and American Life avoid conducting business in foreign countries. However, Midwest is unable to predict if foreign regulation will be implemented and, if so, the effect of any such regulation on its life insurance business.

Midwest’s investments are subject to risks of default and reductions in market values.

The invested assets of Midwest are subject to customary risks of defaults and changes in market values. Factors that may affect the overall default rate on, and market value of, the invested assets of Midwest include interest rate levels, financial market performance, and general economic conditions. Defaults with adversely affect Midwest’s results of operations.

Reinsurers with which Midwest does business may not honor their obligations, leaving Midwest liable for the reinsured coverage, and Midwest’s reinsurers could increase their premium rates.

Midwest’s life insurance subsidiaries cede a substantial amount of their insurance to other insurance companies. However, the relevant life insurance subsidiary remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in its premium rates. Under certain reinsurance agreements, the reinsurer may increase the rate it charges the relevant Midwest life insurance subsidiary for the reinsurance. However, if the cost of reinsurance were to increase with respect to policies for which the relevant Midwest life insurance subsidiary has guaranteed the rates, the relevant life insurance subsidiary could be adversely affected, which would in turn adversely affect Midwest.

SPECIAL MEETINGS OF SHAREHOLDERS OF GREAT PLAINS AND SECURITY CAPITAL

Date, Time and Place of Meetings

GREAT PLAINS SPECIAL MEETING
A special meeting of Great Plains shareholders will be held on _____, _______, 2014 at _______ a.m., Central Standard Time, at _______, _______.

SECURITY CAPITAL SPECIAL MEETING
A special meeting of Security Capital shareholders will be held on _____, _______, 2014 at ____ a.m., Central Standard Time, at _______, _______.

BUSINESS TO BE TRANSACTED AT THE SPECIAL MEETINGS

This proxy statement-prospectus was mailed to Great Plains shareholders on ______, 2014 to solicit proxies to vote for the approval of the Exchange Agreement. This proxy statement-prospectus was mailed to Security Capital shareholders on ______, 2014 to solicit proxies to vote for the approval of the Exchange Agreement.

As of the date of this proxy statement-prospectus, neither Midwest, Great Plains nor Security Capital are aware of other business that will come before the Great Plains special meeting or the Security Capital special meeting. Should any other matter requiring a vote of shareholders arise, the proxies named in the enclosed forms of proxy will vote the shares in their discretion with respect to any such matter.

VOTING SECURITIES

GREAT PLAINS. Only Great Plains shareholders of record at the close of business on ______, 2014 will be entitled to vote at the Great Plains special meeting. On that date, there were issued and outstanding 4,020,970 shares of Great Plains common stock. Each share of Great Plains common stock is entitled to one vote per share with respect to the exchange. The affirmative vote of a majority of the outstanding common stock of Great Plains is necessary to approve the exchange in favor of the exchange. Midwest owns 994,950 shares or 24.7% of the shares of Great Plains common stock, and it has indicated that it intends to vote for the approval of the Exchange Agreement.

SECURITY CAPITAL. Only Security Capital shareholders of record at the close of business on ______, 2014 will be entitled to vote at the Security Capital special meeting. On that date, there were issued and outstanding 3,414,300 shares of Security Capital common stock. Each share of common stock is entitled to one vote per share with respect to the exchange. The affirmative vote of a majority of the outstanding common stock of Security Capital is necessary to approve the exchange. Midwest owns 2,057,000 shares of common stock of Security Capital, or 60.2% of the shares of Security Capital common stock. Midwest intends to vote all of its shares of Security Capital in the same manner as the majority of non-Midwest shares vote at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF - GREAT PLAINS

The following table sets forth, as of _________, 2014, the shares of Great Plains common stock (i) beneficially owned by each director and executive officer, (ii) for all directors and executive officers as a group, and (iii) each person who is known to Great Plains to be the beneficial owner of more than 5% of the Great Plains stock, its only class of voting securities.

Name and Address of	Nature and Amount of
Beneficial Owner	Ownership(1)	Percent of Class
Midwest Holding Inc.	994,950	24.7%
2900 South 70th Street, Suite 400
Lincoln, NE 68506

Jack Theeler	42,000	1.0%
41416 251st Street
Mitchell, SD 57301

Rick D. Meyer	15,676	.4%
1320 Smoky Hill Road
Lincoln, NE 68520

Virginia Adams	42,000	1.0%
910 Foss Place
Mitchell, SD 57301

Dave Volk	42,000	1.0%
2904 West 33rd Street
Apartment 321
Sioux Falls, SD 57105

Travis R. Meyer	11	0.0%
12401 Yankee Hill Road
Bennett, NE 68317

Bruce Lyon	42,000	1.0%
108 South Tyler Avenue
Pierre, SD 57501

Milton G. Tenopir	11	0.0%
3837 South 40th Street
Lincoln, NE 68506

Mark A. Oliver	11	0.0%
9310 Larges Court
Lincoln, NE 68512

Joel Mathis	11	0.0%
13710 Sprucewood Drive
Dallas, TX 75240

Mark Meierhenry	42,000	1.0%
315 South Phillips Avenue
Sioux Falls, SD 57104

Larry Rhoden	42,000	1.0%
P.O. Box 12
Union Center, SD 57787-0012

Dana Stapleton	26,250	0.7%
45696 116th Street
Sisseton, SD 57262

Chuck Foreman	11	0.0%
9716 Mill Creek Drive
Eden Prairie, MN 55347

All Officers and Directors (15 persons)	293,981	7.3%

____________________

(1)	All ownership is direct

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF - SECURITY CAPITAL

The following table sets forth, as of _______, 2014, the shares of Security Capital common stock (i) beneficially owned by each director and executive officer, (ii) for all directors and executive officers as a group, and (iii) each person who is known to Security Capital to be the beneficial owner of more than 5% of the Security Capital stock, its only class of voting securities.

Name and Address of
Beneficial Owner	Nature and Amount of Ownership(1)	Percent of Class
Midwest Holding Inc.	2,057,000	60.2%
2900 South 70th Street
Suite 400
Lincoln, NE 68506

Mark A. Oliver	--	--
9310 Larges Court
Lincoln, NE 68512

Travis R. Meyer	--	--
12401 Yankee Hill Road
Bennett, NE 68317

Rick D. Meyer	--	--
1320 Smoky Hill Road
Lincoln, NE 68520
	2,057,000	60.2%
____________________

(1)	All ownership is direct.

REVOCABILITY OF PROXIES

GREAT PLAINS - Any Great Plains proxy may be revoked before its exercise at the Great Plains special meeting or any adjournment thereof by:

  giving written notice of revocation to the Secretary of Great Plains prior to the Great Plains special meeting;

  giving written notice of revocation to the Secretary at the Great Plains special meeting; or

  signing and delivering a proxy bearing a later date.

The presence of a shareholder at the Great Plains special meeting will not revoke his or her proxy. However, being present at the Great Plains special meeting allows a shareholder to vote in person and revoke any prior proxy.

SECURITY CAPITAL - Any Security Capital proxy may be revoked before its exercise at the Security Capital special meeting or any adjournment thereof by:

  giving written notice of revocation to the Secretary of Security Capital prior to the Security Capital special meeting;

  giving written notice of revocation to the Secretary at the Security Capital special meeting; or

  signing and delivering a proxy bearing a later date.

The presence of a shareholder at the Security Capital special meeting will not revoke his or her proxy. However, being present at the Security Capital special meeting allows a shareholder to vote in person and revoke any prior proxy.

PROXY SOLICITATION

Great Plains and Security Capital will pay the costs of soliciting their respective proxies. Officers and employees of Great Plains and Security Capital may solicit proxies by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting proxies. Because no shares of Great Plains or Security Capital are held by brokers, nominees or other fiduciaries, neither Great Plains nor Security Capital will reimburse brokers, custodians, nominees or other fiduciaries for their charges and expenses in forwarding materials to beneficial owners of shares.

PROPOSED EXCHANGE

BACKGROUND AND REASONS - GREAT PLAINS

Midwest, an insurance holding company, became aware of Great Plains in 2009 when it first purchased shares of Great Plains for investment in private transactions from stockholders of Great Plains that were known to management of Midwest. By 2011, Midwest had acquired approximately 9.8% of the outstanding shares of Great Plains and in discussion with management of Great Plains, suggested that certain Midwest officers and directors be nominated to serve on the board of directors of Great Plains such that the nominees affiliated with Midwest would serve on five seats on a 16 seat board. Prior to that time, no officer, director or affiliate of Midwest was an officer, director or employee of Great Plains or its subsidiaries. During the third quarter of 2012, Midwest began providing third-party administrative services to Great Plains and its wholly owned subsidiary Great Plains Life Assurance Company (“Great Plains Life”). Also, during the third quarter of 2012, Mark A. Oliver, the Chief Executive Officer/ Treasurer and board member of Midwest, was appointed to serve as President of Great Plains and also served on the board of Great Plains in addition to his role as executive vice president, chief executive officer, and chief financial officer of Great Plains. The Great Plains board also appointed Rick D. Meyer, the chairman and board member of Midwest as Chairman of the Board of Great Plains. During the fourth quarter of 2012, Midwest purchased additional shares of Great Plains. As a result, Midwest began consolidating Great Plains on the Midwest financial statement during the fourth quarter of 2012. Throughout 2012 and 2013, it became apparent to management of Midwest that the operations of Great Plains could be combined with a larger entity, Midwest, in seeking to a build larger insurance holding company, with the ultimate goal that the companies would continue their plans of business and that the shareholders may have better opportunities for increased shareholder value and liquidity in a larger organization. Members of the board and Mr. Oliver and Mr. Meyer informally discussed the advantages of combining Great Plains with Midwest. Among these would be that the shareholders of Great Plains would have the advantage of owning shares in an entity more mature and with operations on a much broader scale as opposed to one state; the cost efficiencies provided by the consolidation; and the full advantage of the expertise of Midwest’s board and officers.

During the summer of 2013, the concept of a combination of the companies was discussed. In September, 2013, at a meeting of the Great Plains Board, the Great Plains Board, after significant discussion determined that it would be prudent to pursue a possible combination with Midwest. Mr. Oliver, along with Mr. Rick Meyer, Chairman of Midwest and Mr. Travis Meyer, Vice Chairman of Midwest, were instructed by the Board to proceed to evaluate and study the potential combination.

Mr. Oliver worked on a methodology to value the companies. At a November 8, 2013 meeting, the Great Plains Board of Directors met to discuss the proposed exchange. Prior thereto, the Great Plains Board was given a draft of the Exchange Agreement along with valuations prepared by Mr. Oliver for the Great Plains Board to consider.

The proposed exchange centered primarily on a concept known as “exchange value” which the parties determined would be used because there was no measurable market value for either party’s outstanding common stock. Mr. Oliver informed the Great Plains Board that the concept of “exchange value” has been used in the past in merger and acquisition transactions and had been used by his companies in the past. Mr. Oliver explained that the concept involved valuing not just the assets and capital structure of an insurance holding company, but also takes into account some of the more recognized valuable assets of a life insurance company such as book of business in force, the production of the agency of a particular life insurance company, and state licenses, none of which are ascribed any value on financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, the analysis recognizes that different types of business may be worth more than others depending on profit margins, persistency of policies and claims on policies. The purpose of performing an evaluation was to arrive at a fair basis of exchange between the two companies, valuing both of them using the same methodology. Again, this was particularly appropriate where neither company has a readily measurable marketplace trading value. The valuation centered primarily on analysis of life insurance company assets including capital and surplus; asset valuation reserve; interest maintenance reserve; fair market value; invested assets; number of state licenses held by an insurance company; annual life premium produced by agencies; indebtedness; subsidiary values; life premiums; one-time collected premium if ordinary; accident/health premium at ½ times collected premium; annuity premium; annuity reserves; and other miscellaneous values. Based upon Mr. Oliver’s analysis, the exchange value of Midwest at June 30, 2013 was approximately $11.4 million and the exchange value of the remaining shares of Great Plains at June 30, 2013 was approximately $4.0 million.

The resulting values were reviewed carefully at length by the Great Plains Board and discussed. Also discussed at length were how compensation for the exchange would be made to Great Plains shareholders, and the tax consequences of the proposed exchange. The Board of Great Plains discussed the proposed valuation of the companies and fairness of the exchange ratio to the shareholders of Great Plains. Also discussed were the short-term and long-term plans of Great Plains and Midwest, the non-taxability of the proposed exchange, and the advantages of combining with a larger company in order to seek to obtain better shareholder liquidity for the shareholders of Great Plains.

The Great Plains Board not affiliated with Midwest conferred informally with one another about various aspects of the Exchange Agreement and met again on Friday, November 22, 2013. The Board of Great Plains agreed to the final total value per share for purposes of the exchange was $1.61 per share for Great Plains and $1.24 per share for Midwest. The Board members not affiliated with Midwest determined that the exchange ratio was fair to the shareholders of Great Plains and directed Great Plains management to execute the Exchange Agreement and proceed with the transactions contemplated thereunder, including holding a meeting of the shareholders of Great Plains.

In connection with the deliberation by the Great Plains Board of the Exchange Agreement, members of the Great Plains Board who were affiliated with Midwest participated in the discussions concerning the Exchange Agreement, but did not vote on the recommendation to approve the exchange agreement and submit it to shareholders for their approval.

RECOMMENDATION OF THE GREAT PLAINS BOARD OF DIRECTORS

The Great Plains Board of Directors RECOMMENDS APPROVAL OF THE EXCHANGE. The Board believes that the exchange ratio is fair to the Great Plains shareholders. The management and Board of Directors of Great Plains, after careful study and evaluation of the economic, financial, legal and market factors, also believe that the exchange could provide Midwest with increased opportunity for profitable expansion of its business, which in turn should benefit Great Plains shareholders who become shareholders of Midwest.

The terms of the Exchange Agreement were the result of arm's-length negotiations between Midwest and Great Plains over a several month period, after a significant effort by the Great Plains Board and Midwest management. Among the factors considered by the Great Plains Board of Directors in deciding to approve and recommend the exchange were:

1.	The terms and conditions of the Exchange Agreement, which the Great Plains Board and management believes results in a fair price for the Great Plains shares;

2.	The financial condition, business assets and liabilities and management experience of Midwest;

3.	The financial and business prospects of Midwest;

4.	The potential to increase liquidity to Great Plains shareholders;

5.	Economies of scale available in the event of combination of the companies including, in particular, reduction in general administrative costs and in the total number of regulatory filings and administrative costs;

6.	The familiarly of the Great Plains Board of Directors with and review of Great Plains and Midwest; the business, operations, financial condition, earnings and prospects of Great Plains;

7.	The expectation that the exchange will be a tax-deferred transaction to Great Plains and its shareholders (see "Certain Federal Income Tax Considerations" at page 42);

8.	The current and prospective economic environment and competitive constraints facing small insurance companies, including Great Plains Life;

9.	The Great Plains Board of Directors' evaluation of the risks to consummation of the exchange, including the risks associated with obtaining necessary regulatory approvals; and

10.	The possible alternatives to the exchange, the range of possible values to the Great Plains shareholders of such alternatives, and the timing and likelihood of actually receiving, and risks and rewards associated with seeking to obtain, those values.

11.	The fact that the Great Plains Board members not affiliated with Midwest had observed Midwest management for several years and considered Midwest management to be competent and able to operate small start-up insurance companies and that it is the intention of Midwest to continue to operate Great Plains Life as a South Dakota insurance company for the foreseeable future.

The Great Plains Board did not assign any specific or relative weight to these factors in its consideration. All of the above factors contributed in determining the consideration received.

The Great Plains Board of Directors considers the exchange particularly advantageous to Great Plains shareholders in that shareholders will receive a security which, in the opinion of the Great Plains Board, has the potential to achieve a greater growth and market value. The exchange of Great Plains shares solely for Midwest shares is also intended to be a tax-deferred exchange, thereby giving Great Plains shareholders the equity participation in Midwest without initially incurring taxes. See "Certain Federal Income Tax Consequences" at page 42.

The Great Plains Board of Directors made this determination without the assistance or cost of a financial adviser for a so-called "fairness opinion." The Great Plains Board believes that it reviewed in sufficient depth the respective conditions of Great Plains, Midwest and their subsidiaries as well as the terms of the Exchange Agreement.

BACKGROUND AND REASONS – SECURITY CAPITAL

Security Capital is a dormant company with approximately $21,000 in cash and an investment in a North Dakota insurance holding company that management valued at approximately $651,000. Security Capital was originally incorporated as Arkansas Security Capital Corporation under Arkansas law on August 10, 2001 for the primary purpose of organizing a life insurance subsidiary. Security Capital completed several small private placements of its common stock but did not ultimately raise enough money to form an insurance subsidiary, and Security Capital was dormant for many years. Midwest had purchased stock in Security Capital for investment and had owned most of its shares in Security Capital for many years. On April 24, 2007, the company changed its name to Security Capital Corporation. During the third quarter of 2011, additional Security Capital shares were acquired by Midwest, and Security Capital became a 60.2% owned subsidiary of Midwest.

For some time, management of Midwest had considered combining the two entities. During the summer of 2013, management of Midwest put together a proposal to combine Security Capital with Midwest, which ultimately resulted in the draft of the Exchange Agreement. It should be noted that the Midwest affiliated Board members of Security Capital constitute the entire Board of Directors and thus have a conflict of interest in their analysis of the proposed exchange ratio and the Exchange Agreement. The exchange ratio was determined along an “exchange value” methodology because there was no measurable value for either party’s outstanding common stock. The exchange value took into account assets of Midwest and the assets of Security Capital, which included cash and an exchange valuation of the other primary asset of Security Capital that has value, its 9.3% interest in Northern Plains Capital Company, a North Dakota corporation that owns a recently formed North Dakota insurance company. Management believed this analysis was necessary as neither company has a readily measurable trading value in the marketplace. The valuation centered primarily on analysis of Midwest life insurance company assets including capital and surplus, asset valuation reserve, interest maintenance reserve, fair market value, invested assets, number of state licenses, annual life premium produced by agencies, indebtedness, subsidiary values, life premiums and other miscellaneous values. Based upon this analysis, the exchange value of Midwest at June 30, 2013 was approximately $11.4 million. The exchange value of the remaining shares of Security Capital at June 30, 2013 was approximately $673,000.

The resulting valuations were reviewed carefully by the Board of Directors of Security Capital. Also discussed were the tax consequences of the exchange. The Board of Security Capital agreed to the final value per share of Security Capital of $0.20 per share, and $1.24 per share for Midwest.

Security Capital, as an Arkansas corporation, is subject to the Arkansas Business Corporation Act of 1987 (the “ABCA”). Section 4-27-831 of the ABCA provides that “a conflict of interest transaction is not voidable by the corporation solely because of the director's interest in the transaction if any one of the following is true… the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction…”. Each director of Security Capital has an indirect interest in the exchange as it relates to Security Capital in that Midwest desires to acquire the remaining 39.8 percent interest of Security Capital that it does not own at the present, as Midwest is the 60.2% owner of Security Capital and consolidates Security Capital in its financial statements. The ABCA in Section 4-27-831 further provides that “for purposes of subsection (a)(2) of this section, a conflict of interest transaction is authorized, approved, or ratified if it receives the vote of a majority of the shares entitled to be counted under this subsection. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described…, may not be counted in a vote of shareholders to determine whether to authorize, approve, or ratify a conflict of interest transaction under subsection (a)(2) of this section. The vote of those shares, however, is counted in determining whether the transaction is approved under other sections of this chapter. A majority of the shares, whether or not present, that are entitled to be counted in a vote on the transaction under this subsection constitutes a quorum for the purpose of taking action under this section.” Shareholders of Security Capital who are not affiliated with Midwest will have their shares counted for purposes of approving or ratifying this conflict of interest transaction, which will occur by the vote on the Exchange Agreement.

Despite this conflict of interest transaction, each of the directors of Security Capital believe that the Exchange Agreement is in the best interest of all of the shareholders of Security Capital and accordingly recommends that shareholders vote for approval of the Exchange Agreement.

RECOMMENDATION OF SECURITY CAPITAL’S BOARD OF DIRECTORS

The Security Capital Board of Directors RECOMMENDS APPROVAL OF THE EXCHANGE AGREEMENT. The Board believes that the exchange ratio to the Security Capital shareholders is fair. The management and Board of Directors of Security Capital, after careful study and evaluation of the economic, financial, legal and market factors, also believe that the exchange could provide Midwest with increased opportunity for profitable expansion of its business, which in turn should benefit Security Capital shareholders who become shareholders of Midwest.

The terms of the Exchange Agreement were the result of an exchange value analysis discussed above. Among the factors considered by the Board of Directors of Security Capital in deciding to approve and recommend the exchange were:

1.	The terms and conditions of the Exchange Agreement, which the Security Capital Board and management believes results in a fair price for the Security Capital shares;

2.	The financial condition, business assets and liabilities and management of Midwest;

3.	The increased potential liquidity to Security Capital shareholders;

4.	Security Capital’s Board of Directors familiarity with and review of the business, operations, financial condition, earnings and prospects of Security Capital and Midwest;

5.	The expectation that the exchange will generally be a tax-deferred transaction to Security Capital and its shareholders (see "Certain Federal Income Tax Considerations" at page 42);

6.	The growth and liquidity potential to Security Capital shareholders as future holders of Midwest voting common stock compared to the historical growth and liquidity of the Security Capital common stock;

7.	The Security Capital Board of Directors' evaluation of the risks to consummation of the exchange, including the risk associated with obtaining necessary regulatory approvals; and

8.	The possible alternatives to the exchange, the range of possible values to the Security Capital shareholders of such alternatives, and the timing and likelihood of actually receiving, and risks and rewards associated with seeking to obtain, those values.

The Security Capital Board did not assign any specific or relative weight to these factors in its consideration. All of the above factors contributed in determining the consideration received.

The Security Capital Board of Directors made this determination without the assistance or cost of a financial adviser for a so-called "fairness opinion" despite Midwest owning 60.2% of the Security Capital outstanding common stock. The Security Capital Board believes that it reviewed in sufficient depth the respective conditions of Security Capital, Midwest and their subsidiaries as well as the terms of the Exchange Agreement.

INTERESTS OF MIDWEST IN THE EXCHANGE

In considering the recommendation of the Great Plains Board with regard to the exchange, Great Plains shareholders should be aware that Midwest, a 24.7% owner of Great Plains, expects that its third party administrative contract with Great Plains insurance subsidiary will continue.

The members of the Great Plains Board were aware of the foregoing interest and considered it, among other matters, in approving the Exchange Agreement and the transactions contemplated thereby.

In considering the recommendation of the Security Capital Board with regard to the exchange, shareholders of Security Capital should be aware that Midwest owns 60.2% of Security Capital and each of the Board members of Security Capital are executive officers and board members of Midwest, as well. Shareholders of Security Capital will be asked to specifically approve this conflict of interest transaction.

REGULATORY REQUIREMENTS - GREAT PLAINS AND SECURITY CAPITAL

The Exchange Agreement is subject to two insurance related regulatory approvals. First, the Exchange Agreement is subject to prior approval of the South Dakota Insurance Director because Great Plains owns 100% of Great Plains Life, a South Dakota insurance company. An application for regulatory approval was filed with the South Dakota Division of Insurance on or about January 28, 2014. The South Dakota insurance laws require a change in control of an insurance company domiciled in South Dakota to receive prior approval of the South Dakota Insurance Director.

The second regulatory approval is the approval of the North Dakota Commissioner of Insurance because Great Plains owns 9.9% and Security Capital owns 9.3% of a North Dakota corporation, Northern Plains Capital Company, which in turns owns 100% of Dakota Capital Life Insurance Company. An application for regulatory approval in North Dakota was filed on or about February 2, 2014. The North Dakota insurance laws require a change in control of an insurance company domiciled in North Dakota to receive prior approval of the North Dakota Commissioner of Insurance. The parties do not believe the exchange is subject to any other insurance regulatory approval. Neither Midwest nor Great Plains is aware of any other governmental or regulatory approvals required for consummation of the exchange.

SUMMARY OF THE EXCHANGE AGREEMENT

This is a summary of the Exchange Agreement, which is incorporated herein and attached to this proxy statement-prospectus as Appendix A. You should read the Exchange Agreement in addition to this summary. See also "Where you can find more Information" on page 1.

Delivery of Midwest Voting Common Stock; Closing Date. If the exchange occurs, Midwest voting common stock will be available for distribution at a closing ("Closing") on a closing date ("Closing Date") as soon as possible after all regulatory approvals and shareholder approvals are obtained. In order for the exchange to be consummated, the Exchange Agreement must be approved by a majority of the Great Plains common stock and a majority of the outstanding shares of Security Capital common stock. The exchange of Great Plains and Security Capital will become effective ("Effective Date") on or as soon after the shareholder meeting as possible (assuming shareholder approval). It is presently anticipated that the Effective Date will occur on or before March 31, 2014, but there can be no assurance that the conditions to the exchange will be satisfied and that the exchange will be consummated on that date or any other date. The parties to the Exchange Agreement have agreed to take all actions reasonably necessary to consummate the proposed transactions thereunder.

Representations, Warranties and Covenants; Legal Proceedings Disclosure. Each party to the Exchange Agreement has represented to the other with respect to organization, good standing, capitalization and other related matters, as well as certain matters with respect to pending legal proceedings, none of which have been deemed material by Midwest.

Receipt of Midwest Shares - Procedures. If the Exchange Agreement is approved at the shareholder meetings of Great Plains and Security Capital, the shareholders of each company who do not perfect dissenters' rights will be notified of the approval and furnished with a "Letter of Transmittal" to send to an exchange agent ("Exchange Agent") that will be identified in the Letter of Transmittal. DO NOT SUBMIT YOUR GREAT PLAINS OR SECURITY CAPITAL SHARES AT THIS TIME. If the exchange is completed:

  a Letter of Transmittal will be sent to you;

  you should send in your shares with the Letter of Transmittal; and

  the Exchange Agent will exchange your shares in Great Plains or Security Capital for Midwest voting common stock in the appropriate ratio set forth in the Exchange Agreement after it receives your Letter of Transmittal and your stock certificates.

Exchange Agent. Great Plains and Security Capital have appointed Computershare (Midwest's current stock transfer agent) as Exchange Agent and may appoint one or more forwarding agents to accept delivery of the Midwest’s stock certificates for forwarding to the Exchange Agent. The instructions accompanying the Letter of Transmittal will provide details for surrendering certificates for Great Plains and Security Capital shares and the procedure for obtaining certificates for Midwest voting common stock, including instructions for obtaining certificates for Midwest voting common stock for lost or destroyed certificates.

Authorization of the Exchange Agent may be terminated by Midwest at any time after six months following the Effective Date. If terminated, any shares and funds held by the Exchange Agent for shareholders of Great Plains or Security Capital will be transferred to Midwest or its designee, who will thereafter serve as Exchange Agent.

Shareholder Rights Prior to Share Exchange. The Exchange Agent will not be entitled to vote or exercise any rights of ownership of the Great Plains or Security Capital shares held by it prior to the issuance of Midwest voting common stock to former holders of such shares, except that it will receive any distributions paid or distributed with respect to the Great Plains shares and the Security Capital shares for the account of the persons exchanging such shares. No distributions are expected with respect to Midwest voting common stock.

After the Effective Date, there will be no transfers on the Great Plains or Security Capital stock transfer books of shares which were issued and outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing Great Plains or Security Capital shares are properly presented to the Exchange Agent or directly to Great Plains, Security Capital or Midwest, they will be canceled and exchanged for certificates representing Midwest voting common stock in the ratio set forth in the attached Exchange Agreement as set forth as Appendix A.

Unclaimed Shares or Cash. If outstanding certificates for Great Plains or Security Capital shares or payment for any fractional or dissenting shares are not claimed, they may be turned over to a governmental authority in accordance with the respective abandoned property laws of the various jurisdictions.

Abandoned property laws vary from state to state. However, to the extent it might be permitted by abandoned property and other applicable law, such unclaimed items shall become the property of Midwest (and to the extent not in its possession shall be paid over to it) free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Exchange Agreement will be liable to any Great Plains or Security Capital shareholder for amounts paid to any governmental authority having jurisdiction of such unclaimed item pursuant to abandoned property or other applicable laws of such jurisdiction.

Fractional Shares. Fractional shares of Midwest stock will not be issued under the Exchange Agreement. Instead, fractional shares will be rounded up to the nearest whole share of Midwest voting common stock.

Accounting. It is anticipated that the exchange will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America.

Other Conditions; Termination or Amendment of the Exchange Agreement. In addition to shareholder approval of the Exchange Agreement by the shareholders of Great Plains and Security Capital, the obligations of Midwest, Security Capital and Great Plains to complete the exchange are subject to the satisfaction of a number of closing conditions, including:

  performance by each party to the Exchange Agreement of its respective obligations;

  approval of the South Dakota Insurance Director and the Commissioner of Insurance of the State of North Dakota (and any other governmental entity with jurisdiction over the transaction);

  absence of any proceedings instituted or threatened to restrain, enjoin or prohibit the transactions contemplated by the Exchange Agreement;

  continued accuracy in all material respects of the representations and warranties made by each party in the Exchange Agreement;

  delivery of certain legal opinions and closing certificates; and

  filing Articles of Exchange consistent with the Exchange Agreement, for the transaction with the requisite governmental authorities.

In addition, Midwest may decline to proceed with the Exchange if dissenters' rights are perfected by more than 2.5% of the outstanding Great Plains shares or Security Capital shares.

Any party may waive its unsatisfied conditions to complete the exchange, except those which are required by law (such as shareholder and regulatory approval).

The Exchange Agreement may be terminated and abandoned at any time (whether before or after approval by the Great Plains shareholders or Security Capital shareholders) by unanimous consent of Midwest, Security Capital and Great Plains, or by any party for whose benefit a closing condition has not been satisfied or waived. Any terms or conditions of the Exchange Agreement, except those required by law, may be waived by the board of directors of the party entitled to the benefit thereof.

The Exchange Agreement may be amended by agreement of the Board of Directors of each party.

Expenses and Liability for Termination. Each of the parties to the Exchange Agreement will pay its own fees and expenses incurred in connection with the transaction contemplated by the Exchange Agreement, including costs incurred in connection with the termination of the Exchange Agreement.

Status Regarding Possible Waiver, Modification, or Termination of Agreement. As of the date of this proxy statement-prospectus, to the best of the knowledge of the parties to the Exchange Agreement, there are no conditions precedent which must be waived by any party in order for the exchange to be consummated, nor does any party intend to seek to modify or terminate the Exchange Agreement based on existing circumstances.

Conduct of Business Pending the Exchange; Other Covenants of the Parties. Great Plains, Security Capital and Midwest agreed that none of them will, prior to the exchange:

  enter into any transactions except in the ordinary course of business;

  pay any dividends nor increase the compensation of any officer or directors; or

  enter into any transaction which would adversely affect its respective financial conditions.

Each party has agreed to provide the other with information as to any significant corporate developments during the term of the Exchange Agreement and to promptly notify the other parties if it discovers that any of its representations, warranties or covenants contained in the Exchange Agreement or any document delivered in connection therewith was not true and correct in all material respects or became untrue or incorrect in any material respect. All of the parties to the Exchange Agreement have agreed to take all such actions as may be reasonably necessary and appropriate in order to consummate the transactions contemplated by the Exchange Agreement.

Each of the Security Capital Board of Directors and the Great Plains Board of Directors, subject to their respective fiduciary obligations to their shareholders, has agreed to use best efforts to obtain the requisite approval of shareholders of the Exchange Agreement and the transactions contemplated thereby.

Operations of Great Plains after the exchange. Following the exchange, Great Plains will continue to operate in its location under a joint management team, with the consolidation of computer data processing in Midwest’s system. Midwest will continue to evaluate the personnel, business practices and opportunities for Great Plains and may make such changes as it deems appropriate following the exchange.

The executive officers and directors of Great Plains are not anticipated to change.

No change in the officers of directors of Security Capital is anticipated as a result of the closing of the Exchange Agreement.

GREAT PLAINS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Great Plains (referred to in this discussion as “the Company”) should be read in conjunction with our financial statements and the related notes appearing elsewhere in this proxy-statement prospectus. In addition to historical information, this discussion and analysis may contain forward-looking statements that involve risk, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

Critical Accounting Policies and Estimates

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. Preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following is an explanation of the Company’s accounting policies and the estimates considered most significant by management. These accounting policies inherently require significant judgment and assumptions and actual operating results could differ significantly from management’s estimates determined using these policies. We believe the following accounting policies, judgments and estimates are the most critical to the understanding of the results of operations and financial position.

Valuation of Investments

The Company’s principal investments are in certificates of deposit, fixed maturity securities, and equity securities. Certificates of deposit are carried at deposit balance. The Company limits its investment in certificates of deposit to accounts that are federally insured. Fixed maturity and equity securities, which are classified as available for sale, are carried at their fair value in the consolidated balance sheets, with unrealized gains or losses recorded in comprehensive income (loss). The Company utilizes external independent third-party pricing services to determine its fair values on investment securities available for sale. The Company has routines, processes, and controls in place to review prices received from service providers for reasonableness and unusual fluctuations. In the event that a price is not available from a third-party pricing service, the Company pursues external pricing from brokers. Generally, the Company pursues and utilizes only one broker quote per security. In doing so, the Company solicits only brokers which have previously demonstrated knowledge and experience of the subject security.

Each quarter, the Company evaluates the prices received from third-party security pricing services to ensure that the prices represent a reasonable estimate of the fair value within the macro-economic environment, sector factors, and overall pricing trends and expectations. The Company corroborates and validates the primary pricing sources through a variety of procedures that include but are not limited to comparison to additional independent third-party pricing services or brokers, where possible; a review of third-party pricing service methodologies; back testing; and comparison of prices to actual trades for specific securities where observable data exists. In addition, the Company analyzes the primary third- party pricing service’s methodologies and related inputs and also evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy. Finally, the Company also performs additional evaluations when individual prices fall outside tolerance levels for prices received from third-party pricing services.

Additionally, the Company has investments in development stage entities. These equity securities approximate carrying value and are invested in privately-held life insurance companies. These securities have no active trading. The fair value for these securities is determined through the use of unobservable assumptions about market participants. These companies are regularly bringing new investors into their entities at or above the prices paid by the Company. Accordingly, the Company has asserted that a willing market participant would purchase the security for the same price as the Company paid until such time as the development stage company commences operations.

The Company has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. The assessment of whether impairments have occurred is based on a case-by-case evaluation of underlying reasons for the decline in fair value. The Company considers severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, projected cash flows, issuer credit ratings and whether the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to the recovery of the amortized cost.

The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment. If the Company does not expect to recover the amortized basis, does not plan to sell the security and if it is not more likely than not that the Company would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. The Company recognizes the credit loss portion in net income (loss) and the noncredit loss portion in accumulated other comprehensive loss. The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default.

Deferred Acquisition Costs

Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.

Reinsurance

In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. The Company generally strives to diversify its credit risks related to reinsurance ceded. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate.

Future Policy Benefits

The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

Income Taxes

Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that it believes are more-likely-than not that the benefit will not to be realized.

Recognition of Revenues

Revenues on traditional life insurance products consist of direct premiums reported as earned when due.

Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

Amounts received under our multi-benefit policy form are allocated to the life insurance portion of the multi-benefit life insurance arrangement and the annuity portion based upon the signed policy.

Income

The Company’s income prior to commencing insurance operations in 2010 came from its investments, which were nominal due to the need to maintain liquidity. When Great Plains Life commenced operations in January 2010, the Company also began to receive premium income from the sales of life insurance.

Consolidated Results of Operations

Year Ended December 31, 2012 and 2011

Revenues are primarily generated from premium revenues and investment income. Revenues are summarized in the table below.

		Year Ended December 31,
		2012	2011
Income:
	Premiums earned, net	$1,543,782	$1,009,862
	Investment income, net of expenses	111,026	104,549
	Net realized gains on investments	282,948	225,865
	Other income	55	117
		$1,937,811	$1,340,393

Premium earned, net: The increase in premium revenue was primarily attributable to the Company’s continued growth. All of the payments received for first year premiums were traditional life insurance premiums and recognized as earned when due. In subsequent years, 50% of the payments received are applied toward the traditional life insurance premium. The other 50% of the payments received are applied towards the annuity premium which is recognized as deposits to policyholder account balances and included in future insurance policy benefits.

Investment income, net of expenses: The components of net investment income were as follows:

	Year Ended December 31,
	2012	2011
Certificates of deposit	$13,385	$15,625
Fixed maturity securities	54,410	—
Equity securities	81,580	195,473
	149,375	211,098
Less investment expenses	(38,349)	(106,549)
	$111,026	$104,549

The increase for the year ended December 31, 2012 was due to increases in income received from fixed maturity securities along with decreases in investment expenses experienced during 2012 and offset by decreases in equity securities income. The decline in 2012 expenses related to a change in the manner in which the Company managed its investments. The investments in equities were primarily mutual funds that were disposed of in 2012 due to concerns over market fluctuations.

Net realized gains on investments: Net realized gains were the result of the Company repositioning its available for sale portfolio to take advantage of favorable interest rate positions.

Expenses are summarized in the table below.

	Year Ended December 31,
	2012	2011
Expenses:
Death and other benefits	$23,273	$16,915
Increase in benefit reserves	509,457	482,897
Acquisition costs deferred	(773,539)	(601,093)
Amortization of deferred acquisition costs	170,591	159,387
Commissions	810,649	531,307
Salaries	405,774	402,500
Payroll taxes	27,973	33,003
Rent	33,541	28,431
Health and dental insurance	54,508	92,186
Professional fees	196,748	194,137
Directors’ fees	66,695	45,802
Travel and lodging	79,590	54,976
Office and other expenses	277,785	207,283
	$1,883,045	$1,647,731

Death and other benefits: The increase in death and other policy benefits for the year ended December 31, 2012 was primarily attributable to the timing of benefit payments. Due to the Company’s limited operating history and conservative underwriting requirements, death claims are not expected to be a significant expense for the immediate future.

Increase in benefit reserves: The increase in benefit reserves for the year ended December 31, 2012 compared to 2011 was primarily because of an increase in policies in force year over year.

Acquisition costs deferred and amortization of deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The majority of these acquisition expenses consist of commissions paid to agents, underwriting costs, and certain marketing expenses. In accordance with accounting principles generally accepted in the United States of America (GAAP), these costs are capitalized and amortized over the life of the premiums produced. The increase in acquisition costs from 2011 to 2012 resulted primarily from the increase in commissions discussed below. The increase in amortization, results from an increase in the balances of deferred acquisition costs period over period.

Commissions: The increase in commissions was a result of increased sales of new insurance policies during the year along with additional commissions paid on renewal premiums.

Salaries, payroll taxes and health and dental insurance: Salaries decreased due to a reduction of overhead costs during 2012 and staff reorganizations.

Other expenses: The Company’s other operating expenses during the year ended December 31, 2012 increased compared to 2011 due to the continued growth of the Company.

Net Income (Loss): Net income was $54,766 for 2010 compared to a net loss of ($307,338) for 2011. The decrease in net loss was primarily attributable to the fact that the overall increase in recurring revenues described above was more than the overall increase in expenses.

Consolidated Financial Condition

As of December 31, 2012 and 2011

Investments

The Company’s overall investment philosophy is reflected in the allocation of its investments. The Company emphasizes balance of certificates of deposit, investment grade debt securities, and equity securities. The Company’s investment committee meets regularly and implements the investment policies focused on limiting credit risk and the volatility associated with longer-duration bonds. The following table shows the carrying value of investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets.

	December 31, 2012		December 31, 2011
		Percentage		Percentage of
	Carrying Value	of Total	Carrying Value	Total
Certificates of deposit	$1,171,280	18.8%	$1,161,174	19.7%
Fixed maturity securities:
States and political
subdivisions – general
obligations	159,313	2.6%	--	--
States and political
subdivisions – special
revenue	525,552	8.4%	--	--
Corporate	470,212	7.5%	--	--
Total fixed maturity securities	1,155,077	18.5%	--	--
Equity securities, available for sale	1,072,324	17.2%	3,993,543	67.7%
Cash and cash equivalents	2,792,436	44.7%	712,583	12.0%
Equity securities, at cost	55,000	0.8%	35,000	0.6%
Total	$6,246,117	100%	$5,902,300	100%

Increases in cash and cash equivalents and fixed maturity securities and decreases in equity securities resulted from the sales of mutual funds during 2012 as the Company rebalanced its investment portfolio.

The following table shows the distribution of the credit ratings of the portfolio of fixed maturity securities by carrying value.

	December 31, 2012
	Carrying Value	Percentage of Total
AA	$123,189	10.7%
A	929,898	80.5%
BBB	101,990	8.8%
Total	$1,155,077	100%

Reflecting the high quality of securities maintained by the Company, 100% of all fixed maturity securities were investment grade as of December 31, 2012. Due to the low interest rate environment, the Company has invested in bonds with “BBB” ratings or better.

Market Risks of Financial Instruments

The Company holds a diversified portfolio of investments that includes cash, bonds, and stocks. Each of these investments is subject to market risks that can affect their return and their fair value. The primary market risks affecting the investment portfolio are interest rate risk, credit risk, and equity risk.

Interest Rate Risk

Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, we believe it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

Credit Risk

The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment credit policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management.

Equity Risk

Equity risk is the risk that the Company will incur economic losses due to adverse fluctuations in a particular stock. As of December 31, 2012 and December 31, 2011, the fair value of the available-for-sale equity securities was $1,072,324 and $3,993,543, respectively. As of December 31, 2012 a 10% decline in the value of the available-for-sale equity securities would result in an unrealized loss of $107,232 as compared to an estimated unrealized loss of $399,354 as of December 31, 2011. The selection of a 10% unfavorable change in the equity markets should not be construed as a prediction by the Company of future market events, but rather as an illustration of the potential impact of such an event. A majority of the Company’s investment in equity securities in 2012 and 2011 was comprised of mutual funds. Investments in affiliates constitute high-risk investments in developing businesses that have incurred significant losses and have not achieved profitability. There is no assurance as to the actual amount of financial return, if any, which may result from ownership of these securities. The entire value of these securities may be lost.

Liquidity and Capital Resources

Since inception, the Company’s operations have been financed primarily through the sale of voting common stock. The operations have generated significant operating losses since the Company was incorporated in 2007.

Premium income, deposits to policyholder account balances, and investment income are the primary sources of funds while withdrawals of policyholder account balances, investment purchases, policy benefits in the form of claims, and operating expenses are the primary uses of funds. To ensure the Company will be able to pay future commitments, the funds received as premium payments and deposits are invested in primarily fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will meet the ongoing cash flow needs of the Company. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. The Company’s investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs. Cash flow projections and cash flow tests under various market interest scenarios are also performed annually to assist in evaluating liquidity needs and adequacy.

Net cash used in operating activities was ($457,919) for the year ended December 31, 2012. The primary sources of cash from operating activities were from premium receipts and net investment income. The primary uses of cash from operating activities were from payments of commissions to agents and salary payments to employees. Management anticipates negative cash flow in the Company’s early years in the insurance business due to the fact that premium acquisition costs are 30% to 40% higher than the associated premium in the first year.

At December 31, 2012, the Company had cash and cash equivalents totaling $2,792,436. The Company believes that its existing cash and cash equivalents will be sufficient to fund the anticipated operating expenses and capital expenditures for at least 12 months. The Company based this estimate upon assumptions that may prove to be wrong and the Company could use its capital resources sooner than it currently expects. The growth of our insurance subsidiaries is uncertain and will require additional capital if they continue to grow.

Impact of Inflation

Insurance premiums are established before the amount of losses and loss adjustment expenses, or the extent to which inflation may affect such losses and expenses, are known. The Company attempts, in establishing premiums, to anticipate the potential impact of inflation. If, for competitive reasons, premiums cannot be increased to anticipate inflation, this cost would be absorbed by us. Inflation also affects the rate of investment return on the investment portfolio with a corresponding effect on investment income.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Consolidated Results of Operations

Nine Months ended September 30, 2013 and 2012

Revenues were primarily generated from premium revenues and investment income. Revenues for the nine months ended September 30, 2013 and 2012 are summarized in the table below. Management believes production will remain at lower levels until such time as new products are introduced in early 2014 and management changes have had an opportunity to be implemented.

		Nine Months Ended September 30,
		2013	2012
Income:
	Premiums earned, net	$930,171	$1,285,798
	Investment income, net of expenses	41,483	91,615
	Net realized (losses) gains on investments	(41,630)	282,948
	Other income	-	55
		$930,024	$1,660,416

Premium earned, net: The decrease was due to the significant amount of premium written in 2012 that converted to renewal in 2013, which caused 50% of the associated premium to be accounted for as deposits to annuities rather than premium renewals due to policy provisions.

Investment income, net of expenses: The decrease in investment income during the nine months ended September 30, 2013 compared to the same period of 2012 was primarily due to a decrease in equity securities income. The Company’s investment committee established the investment policies executed by management. Due to the low interest rate environment, the Company has remained in a conservative cash-concentrated position and decreases in investment expenses occurred during 2013. Management terminated the Company’s outside investment adviser during 2013.

Net realized gains on investments: Net realized (losses) gains on investments for the nine months ended September 30, 2013 was $(41,630) compared to $282,948 for the same period of 2012. These losses in 2013 were the result of the Company repositioning its available for sale portfolio to minimize potential losses on mutual fund investments and to increase cash to take advantage of opportunities in the market should interest rates rise as expected.

Expenses are summarized in the table below.

	Nine months ended September 30,
	2013	2012
Expenses:
Death and other benefits	$4,138	23,703
Increase in benefit reserves	388,497	497,407
Acquisition costs deferred	(247,993)	(703,820)
Amortization of deferred acquisition costs	155,482	148,537
Commissions	243,801	700,928
Salaries	260,964	319,932
Payroll taxes	17,975	22,719
Rent	34,249	25,337
Health and dental insurance	923	50,907
Professional fees	136,073	153,456
Directors’ fees	40,608	57,758
Travel and lodging	27,245	67,504
Office and other expenses	131,664	211,609
	$1,193,626	$1,575,968

Acquisition costs deferred and amortization of deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The majority of these acquisition expenses consist of commissions paid to agents, underwriting costs, and certain marketing expenses. These costs are capitalized and amortized over the life of the premiums produced. Such costs declined in 2013 due to the disruption in production described earlier. The increase in amortization, resulted from an increase in the balances of deferred acquisition costs period over period.

Commissions: This decrease was a result of a lower level of sales of new insurance policies during the year as discussed above, coupled with a substantial amount of premium written in 2012 converting to renewal and incurring significantly lower commission expenses.

Office and other expenses: Office and other expenses were $649,701 for the nine months ended September 30, 2013 compared to $909,213 for the same period in 2012. This decrease reflects reduction in salary and staff levels as well as cost-savings programs implemented during 2013.

Net (Loss) Income: Net loss was $(263,602) for the nine months ended September 30, 2013 compared to net income of $84,448 for the same period in 2012. This increased net loss was primarily attributable to a decline in revenues at a rate greater than expenses reductions could be implemented.

Consolidated Results of Operations

Three months ended September 30, 2013 and 2012

	Three Months Ended September 30,
	2013	2012
Income:
Premiums earned, net	$241,557	$527,815
Investment income, net of expenses	(3,705)	13,208
Net realized gains on investments	(60,640)	218,428
Other income	-	-
	$177,212	$759,451

Premiums earned net: Premium income for the three months ended September 30, 2013 was $241,557, compared to $527,815 for the same period in 2012. The major reason for the decline in premium revenue was that the business written in 2012 converted to renewal status in 2013, resulting in half the premiums being collected accounted for as annuity deposits rather than life insurance premiums. Additionally, the management changes made in 2013 resulted in some turnover in field marketing personnel that slowed production during the third quarter of 2013.

Net realized gains (losses) on investments: Realized losses for the third quarter of 2013 were $(60,640), compared to net realized gains of $218,428 for the same period in 2012. The liquidation of a mutual fund investment based upon its performance was the primary reason for the losses incurred in 2013. The Board of Directors has designated a committee to oversee the Company’s investment activity. This committee meets monthly to review investment performance, opportunities and future strategy and reports its recommendations and activities to the full Board quarterly.

Increase in benefit reserves: Policy benefit reserves increased $53,310 for the three months ended September 30, 2013, a decline from the $102,583 increase for the same period in 2012. The slowdown in new business production was the primary cause of the slow down in policy reserve growth.

	Three months ended September 30,
	2013	2012
Expenses:
Death and other benefits	$-	$(19,073)
Increase in benefit reserves	53,310	102,583
Acquisition costs deferred	(38,777)	(175,970)
Amortization of deferred acquisition costs	87,613	3,101
Commissions	64,041	234,851
Salaries	86,494	85,121
Payroll taxes	4,677	4,815
Rent	11,011	9,091
Health and dental insurance	438	17,225
Professional fees	41,850	48,528
Directors’ fees	7,108	25,258
Travel and lodging	5,624	26,560
Office and other expenses	8,985	105,980
	$313,916	$468,070

Deferred acquisition costs: Policy acquisition costs that are directly related to the production of premium and thus capitalized were $38,777 for the quarter ended September 30, 2013, compared to $175,970 for the same period in 2012. The slowdown in new business written, coupled with changes in the field commission structure which lowered the total first year commissions paid in 2013 also had an effect. Amortization of such expenses was $87,613 in 2013 and 3,101 in 2012. The increased amortization reflects growth in the asset.

Commissions: Commission expense declined to $64,041 in 2013 compared to $234,851 for the same period in 2012. The decline is caused by the conditions described above.

Office and other expenses: Office and other expenses declined to $147,729 during the third quarter of 2013 from $322,578 in 2012. Reductions in staff and salary expenses, along with the termination of the Company’s investment advisor earlier in 2013 contributed to the decline.

Net (loss income): A net loss of $(136,704) was incurred for the 3 months ended September 30, 2013 compared to net income of $291,381 for the same period in 2012. Lower first year premium revenues coupled with a $280,000 decrease in net realized gains (losses) contributed to the loss.

Investments

The following table shows the carrying value of investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets.

	September 30, 2013
		Percentage
	Carrying Value	of Total
Certificates of deposit	$1,175,630	17.1%
Fixed maturity securities:
States and political
subdivisions – special
revenue	787,841	11.5%
Corporate	2,380,128	34.7%
Total fixed maturity securities	3,167,969	46.2%
Equity securities, available for sale
Cash and cash equivalents	2,459,998	35.9%
Equity securities, at cost	55,000	0.8%
Total	$6,858,597	100%

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Great Plains common stock and Security Capital common stock for Midwest voting common stock pursuant to the transactions contemplated by the Exchange Agreement on a combined basis, that are generally applicable to holders of Great Plains common stock and Security Capital common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Great Plains shareholders and Security Capital shareholders, as described below. There can be no assurance that such changes will not occur.

Shareholders of Great Plains and Security Capital should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, or to certain types of shareholders such as shareholders who are dealers in securities, who are banks or financial institutions, who are insurance companies, who are foreign persons, who are real estate investment trusts, who are regulated investment companies, who are tax-exempt persons, who hold their stock as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, who do not hold their stock as capital assets, or who acquired or will acquire their shares in connection with warrants, stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the transactions under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to or concurrently with, the transactions discussed in this prospectus (whether or not any such transactions are undertaken in connection with the exchange), including any transaction in which shares of Great Plains or Security Capital stock are acquired or shares of Midwest voting common stock are disposed of, the tax consequences of the alternative minimum tax provisions of the Code, or the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their Great Plains or Security Capital common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds shares of Great Plains or Security Capital common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the transactions to them.

For purposes of this discussion, a "non-U.S. holder" means an owner or beneficial owners of shares of Great Plains or Security Capital common stock that is not a U.S. holder.

This discussion only applies to you if you are a U.S. holder. For purposes of this discussion, the term U.S. holder refers to a holder of Great Plains or Security Capital common stock that is:

  a citizen or individual resident of the U.S.;

  a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or

  an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

Accordingly, GREAT PLAINS SHAREHOLDERS AND SECURITY CAPITAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

The anticipated federal income tax consequences to Great Plains and Security Capital shareholders are as follows:

GREAT PLAINS

(a)	No gain or loss should be recognized by holders of Great Plains common stock solely upon their receipt in the transactions of Midwest voting common stock in exchange therefor.

(b)	The aggregate tax basis of Midwest voting common stock received by Great Plains shareholders in the transactions should be the same as the aggregate tax basis of the Great Plains common stock surrendered in exchange therefor.

(c)	The holding period of Midwest voting common stock received by each Great Plains shareholder in the transactions should include the period for which the Great Plains common stock surrendered in exchange therefor was considered to be held, provided that the Great Plains common stock so surrendered is held as a capital asset at the time of the exchange.

(d)	Cash received by the Great Plains shareholders who properly exercise their dissenters' rights should be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Great Plains stock. Provided the shares were held as a capital asset at the time of the redemption, such gain or loss should constitute capital gain or loss. It is possible that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. Rules applicable to redemptions are complex and dependent upon the specific factual circumstances particular to each shareholder. Consequently, each shareholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

SECURITY CAPITAL

(a)	No gain or loss should be recognized by holders of Security Capital common stock solely upon their receipt in the transactions of Midwest voting common stock in exchange therefor.

(b)	The aggregate tax basis of Midwest voting common stock received by Security Capital shareholders in the transactions should be the same as the aggregate tax basis of the Security Capital common stock surrendered in exchange therefor.

(c)	The holding period of Midwest voting common stock received by each Security Capital shareholder in the transactions should include the period for which the Security Capital common stock surrendered in exchange therefor was considered to be held, provided that the Security Capital common stock so surrendered is held as a capital asset at the time of the exchange.

(d)	Cash received by the Security Capital shareholders who properly exercise their dissenters' rights should be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Security Capital stock. Provided the shares were held as a capital asset at the time of the redemption, such gain or loss should constitute capital gain or loss. It is possible that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. Rules applicable to redemptions are complex and dependent upon the specific factual circumstances particular to each shareholder. Consequently, each shareholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

RELATED TAX ISSUES

The parties are not requesting and will not request a ruling from the IRS in connection with the transactions. Great Plains and Security Capital, however, will receive an opinion from counsel for Midwest to the effect that the transactions on a combined basis should constitute a reorganization resulting in the anticipated federal tax consequences (the "Tax Opinions"). Great Plains and Security Capital shareholders should be aware that the Tax Opinions do not bind the IRS or the courts. There is no assurance that the IRS will not assert a contrary position regarding the tax consequences of the transactions, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the transactions were litigated. The Tax Opinions will not address the tax consequences of the transactions to the shareholders of Great Plains or Security Capital under alternative minimum tax laws, under applicable foreign, state or local income tax laws, or arising under the unearned income Medicare contribution provisions of the Health Care and Education Reconciliation Act of 2010. The Tax Opinions are subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of representations made by Midwest, Great Plains and Security Capital, including representations in certain certificates to be delivered to counsel by the respective managements of Midwest, Great Plains and Security Capital.

Great Plains and Security Capital shareholders should be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS. Gain could also have to be recognized, if any Great Plains or Security Capital shareholder was treated as receiving (directly or indirectly) in the transactions consideration other than Midwest voting common stock in exchange for the shareholder's stock. Furthermore, if the IRS were to establish as to some shareholders that part of Midwest voting common stock received in the exchange is severable, resulting in a proportionally increased equity interest being received by other shareholders, the shareholders whose equity interests were deemed to be constructively increased may be treated as having received a taxable stock dividend.

A successful IRS challenge to the reorganization status of the transactions would result in shareholders recognizing taxable gain or loss with respect to each share of stock surrendered equal to the difference between the shareholder's basis in such shares and the fair market value, as of the effective time of the transactions, of Midwest voting common stock received in exchange therefor. In such event, a shareholder's aggregate basis in Midwest voting common stock received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the transaction is completed.

Pursuant to Section 1.368-3(b) of the Regulations, the shareholders of Great Plains and Security Capital must file with their income tax returns for the year in which the transaction is consummated, a statement which provides details pertinent to the nonrecognition of gain or loss arising from the transactions, including the cost or other basis of stock transferred in the transactions and the fair market value of stock received in the transactions. In addition, such shareholders will be required to retain permanent records of these facts.

Under Section 3406 of the Code, Great Plains and Security Capital shareholders may be subject to "backup withholding" on "reportable payments," if any, to be received by them if they fail to furnish their correct taxpayer identification numbers to Midwest or for certain other reasons. Midwest will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments. Shareholders that do not provide such information by Midwest may be subject to penalties imposed by the Internal Revenue Service.

THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE DEPENDING UPON A SHAREHOLDER'S PARTICULAR SITUATION. GREAT PLAINS AND SECURITY CAPITAL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE TAX CONSEQUENCES UNDER ALTERNATIVE MINIMUM TAX LAWS, AND UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, INCLUDING THE UNEARNED INCOME MEDICARE CONTRIBUTION TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

RIGHTS OF DISSENTING SHAREHOLDERS

The following summary of appraisal rights available to Great Plains shareholders and dissenter’s rights available to Security Capital shareholders identifies and discusses information necessary to perfect dissenters’ rights. However, with respect to holders of Great Plains common stock, this summary is not intended to be a complete statement of applicable South Dakota law and is qualified in its entirety by reference to §47-1A-1320 through 47-1A-1331.2 of the South Dakota Business Corporation Act, set forth in its entirety in Appendix B. In addition, with respect to holders of Security Capital common stock, this summary is also not intended to be a complete statement of applicable Arkansas law and is qualified in its entirety by reference to §4-7-1301 through §4-27-1331 of the Arkansas Code, set forth in its entirety in Appendix C.

MIDWEST HAS CONDITIONED THE CLOSING OF THE TRANSACTIONS CONTEMPLATED IN THE EXCHANGE AGREEMENT, SUBJECT TO ITS RIGHT TO WAIVE, AND HAS RESERVED THE RIGHT TO ABANDON THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE AGREEMENT IN THE EVENT THAT HOLDERS OF GREATER THAN 2.5% OF THE OUTSTANDING SHARES OF GREAT PLAINS OR SECURITY CAPITAL DISSENT AND SEEK PAYMENT FOR THEIR SHARES IN ACCORDANCE WITH APPROPRIATE LAW.

IN ORDER TO EXERCISE APPRAISAL OF DISSENTERS’ RIGHTS A SHAREHOLDER MUST FULLY AND EXACTLY COMPLY WITH THE STATUTORY REQUIREMENTS DISCUSSED BELOW AND SET FORTH IN APPENDIXES B (FOR GREAT PLAINS SHAREHOLDERS) AND D (FOR SECURITY CAPITAL SHAREHOLDERS) TO THIS PROXY STATEMENT-PROSPECTUS. MIDWEST, GREAT PLAINS, AND SECURITY CAPITAL URGE SHAREHOLDERS TO READ AND UNDERSTAND THIS DISCUSSION AND THE STATUTORY PROVISIONS ATTACHED AS APPENDIXES B AND C.

Appraisal Rights – Great Plains

A shareholder of Great Plains is entitled to appraisal rights from the transactions contemplated in the Exchange Agreement and, if the exchange is completed, receive payment of the fair value of his or her shares in cash.

Procedure for Exercise of Appraisal Rights – Great Plains

In order for a Great Plains shareholder to exercise appraisal rights and receive payment for the shareholders’ shares he or she must comply exactly with the requirements in §47-1A-1320 through 47-1A-1331.2 of the South Dakota Business Corporation Act.

To briefly summarize, subject to certain other requirements, a shareholder who wishes to assert appraisal rights (1) must deliver to Great Plains before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and (2) must not vote his or her shares in favor of the Exchange Agreement.

If the Exchange Agreement is approved at the special meeting of Great Plains’ shareholders, then within 10 days thereafter, Great Plains will send written notice to the dissenting shareholders.

The notice will state where the payment demand must be sent and where and when certificates for certified shares must be deposited, and will also include a form for demanding payment, and set a date, not less than 30 nor more than 60 days after the date the notice is delivered.

A shareholder sent a dissenter’s notice must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice and deposit his or her stock certificate(s), if any, in accordance with the terms of the notice.

As soon as the proposed corporate action is taken, or upon receipt of a payment demand, Great Plains will pay each dissenter the amount Great Plains estimates to be the fair value of his or her shares.

If a shareholder is dissatisfied with the offer of Great Plains, he or she may notify Great Plains in writing of his or her own estimate of the fair value of his or her shares and demand payment of fair value.

Judicial Appraisal of shares

If a demand for payment remains unsettled, Great Plains will commence a proceeding within 60 days after receiving the payment demand and petition a court of appropriate jurisdiction to determine the fair value of the shares.

The court may appoint one or more appraisers to assist in making the determination of the fair value of the shares.

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares exceeds the amount paid by Great Plains, plus interest.

The court shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court and assess the costs against Great Plains if the dissenters acted in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

Right to Dissent – Security Capital

A shareholder of Security Capital is entitled to dissent from the transactions contemplated in the Exchange Agreement and, if the exchange is completed, receive payment of the fair value of his or her shares in cash.

Procedure for Exercise of Dissenters’ Rights – Security Capital

In order for a Security Capital shareholder to exercise dissenters’ rights and receive payment for the shareholders’ shares, he or she must comply exactly with the requirements in §4-7-1301 through §4-27-1331 of the Arkansas Code.

To briefly summarize, subject to certain other requirements, a dissenting shareholder who wishes to assert dissenters rights (1) must deliver to Security Capital before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and (2) must not vote his or her shares in favor of the Exchange Agreement.

If the Exchange Agreement is approved at the special meeting of Security Capital’s shareholders, then within 10 days thereafter, Security Capital will send written notice to the dissenting shareholders.

The notice will state where the payment demand must be sent and where and when certificates for certified shares must be deposited, and will also include a form for demanding payment, and set a date, not less than 30 nor more than 60 days after the date the notice is delivered.

A shareholder sent a dissenter’s notice must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice and deposit his or her stock certificate(s), if any, in accordance with the terms of the notice.

As soon as the proposed corporate action is taken, or upon receipt of a payment demand, Security Capital will pay each dissenter the amount Security Capital estimates to be the fair value of his or her shares.

If a shareholder is dissatisfied with the offer of Security Capital, he or she may notify Security Capital in writing of his or her own estimate of the fair value of his or her shares and demand payment of fair value.

Judicial Appraisal of shares

If a demand for payment remains unsettled, Security Capital will commence a proceeding within 60 days after receiving the payment demand and petition a court of appropriate jurisdiction to determine the fair value of the shares.

The court may appoint one or more appraisers to assist in making the determination of the fair value of the shares.

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares exceeds the amount paid by Security Capital, plus interest.

The court shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court and assess the costs against Security Capital if the dissenters acted in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

INFORMATION CONCERNING GREAT PLAINS

Great Plains was incorporated in South Dakota on January 11, 2007, for the primary purpose of organizing a life insurance subsidiary. In January, 2007, Great Plains raised $150,000 from an initial stock private placement of 1,500,000 common shares. After the initial stock private placement, Great Plains undertook a private placement of up to 750,000 shares with net proceeds totaling $747,000. On October 9, 2007, Great Plains’ intrastate stock offering, which included a 10% “over-sale” provision (additional sales of $750,000), was declared effective. The offering was completed December 9, 2009. Great Plains raised $7,889,525 from the sale of 1,577,905 shares from this offering.

Great Plains owns and operates a life insurance subsidiary, Great Plains Life, domiciled in South Dakota. Great Plains Life was incorporated on October 16, 2008 and was initially capitalized with $200,000 on November 3, 2008. Additional capital contributions of $2,883,545 have been made by Great Plains since 2008. Great Plains Life began issuing business on January 11, 2010.

Great Plains Life’s operations involve the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider in the state of South Dakota. A modified premium whole life insurance policy requires premium payments to be made for a certain number of years after which the policyholder is entitled to full policy benefits.

Further information concerning Great Plains is set forth under “Information Concerning Midwest” beginning on page 50.

MARKET FOR GREAT PLAINS COMMON STOCK AND RELATED SECURITYHOLDER MATTERS

Great Plains common stock is not listed or actively traded through security brokerage firms, and there is no over-the-counter trading activity. There have been no dividends paid since the inception of Great Plains. The number of record holders of Great Plains common stock is approximately 1,555.

RELATED PARTY TRANSACTIONS - GREAT PLAINS

Great Plains and Great Plains Life entered into third party administrative (“TPA”) services agreements effective July 1, 2012 with Midwest. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. Total fees paid to Midwest during 2012 amounted to $57,714 and were $51,648 during the first nine months of 2013.

INFORMATION CONCERNING SECURITY CAPITAL

Security Capital is an inactive corporation that has assets consisting of cash of $21,000 and a holding of stock of a North Dakota company valued at $651,000.

MARKET FOR SECURITY CAPITAL COMMON STOCK AND RELATED SECURITYHOLDER MATTERS

Security Capital common stock is not listed or actively traded through security brokerage firms, and there is no over-the-counter trading activity. There have been no dividends paid since the inception of Security Capital. The number of record holders of Security Capital common stock is approximately 375.

INFORMATION CONCERNING MIDWEST

General Information

Midwest Holding Inc. (we, us, our, Midwest, or the Company) was formed on October 31, 2003 for the primary purpose of becoming a financial services holding company. We presently conduct our business through our wholly owned subsidiary, American Life & Security Corp. (American Life). Capital Reserve is a dormant, wholly owned subsidiary. Security Capital Corporation (Security Capital) is a 60% owned subsidiary of Midwest. Great Plains Financial Corporation (Great Plains Financial) is a 24.7% owned subsidiary of Midwest. Great Plains Life Assurance Company (Great Plains Life) is a wholly owned subsidiary of Great Plains Financial. Midwest is a Nebraska corporation, American Life is an Arizona corporation, Capital Reserve is a Missouri corporation, Security Capital is an Arkansas corporation, and both Great Plains Financial and Great Plains Life are South Dakota corporations. The principal executive offices for the companies are at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506. The phone number for the companies is (402) 489-8266.

Development of the Business

From our inception, we have raised approximately $17.5 million through sales of shares of voting common stock in several private placements and an intrastate public offering in the State of Nebraska. Each of these sales of stock was intended to provide capital for our financial services operations.

The Company was a development stage company until American Life commenced its insurance operations in 2009. We have incurred significant net losses since inception totaling approximately $12.2 million through December 31, 2012. These losses have resulted primarily from costs incurred while raising capital and establishing American Life. We expect to continue to incur operating losses until we achieve a volume of in-force life insurance policies that provides premiums that are sufficient to cover our operating expenses.

On September 1, 2009, American Life was issued a certificate of authority to conduct life insurance business in the State of Nebraska. Initial capital and surplus contributed to American Life was approximately $3.5 million, which was increased to approximately $5.5 million on September 1, 2009. For the years ended December 31, 2012 and 2011, American Life generated approximately $4.0 million and $3.1 million in premium revenue, respectively, when combined with the operating results of Old Reliance Insurance Company, a company acquired by American Life in August 2011 as described later in this document.

On June 20, 2010, American Life acquired Capital Reserve in exchange for a cash payment of approximately $1.9 million. This transaction added approximately a like amount of assets to American Life. Further, with the insurance charters acquired from Capital Reserve, we obtained access to additional markets in Missouri and Kansas.

In connection with the acquisition of Capital Reserve, American Life also coinsured a block of life insurance business from Capital Reserve’s former parent corporation in a separate transaction. The purchase price for this block of business was approximately $375,000. This transaction added more than $70,000 in annual revenues to American Life’s operations, as well as approximately $3.5 million of new assets to our balance sheet, while American Life assumed approximately $3.65 million in policy reserves on the block of business.

In July 2010, we commenced the private sale of 74,159 shares of our Series A Preferred Stock to certain qualified investors in Latin America. This offering was completed in January 2011. The net proceeds of this sale, after expenses, were approximately $415,750. These proceeds were used to further capitalize our insurance operations, for working capital and for general corporate purposes.

On July 12, 2010, in order to provide additional capital to support our continued growth, we commenced an offering of up to 2,000,000 additional shares of voting common stock to existing shareholders who were residents of the State of Nebraska. This offering was completed on February 28, 2011, and a total of 1,554,326 additional shares of voting common stock were sold. The gross proceeds of this sale, after expenses, were approximately $7.7 million. These proceeds were used to fund the acquisition of Old Reliance Insurance Company (Old Reliance) as described below, and will be used to further capitalize our insurance operations, for working capital and for general corporate purposes.

On November 8, 2010, the Company entered into an agreement to acquire all of the issued and outstanding capital stock of Old Reliance, an Arizona-domiciled life insurance company. American Life merged into Old Reliance following the purchase, with the survivor changing its name to American Life & Security Corp. and domiciled in Arizona. In the transaction, the sole shareholder of Old Reliance received: (i) approximately $1.6 million in cash, (ii) $500,000 in the form of a surplus debenture issued by American Life, and (iii) 150,000 shares of voting common stock of the Company ($750,000 fair value). On November 8, 2010, prior to signing the stock purchase agreement with American Life, Old Reliance had assets of approximately $19 million and for the period from January 1, 2010 through November 8, 2010, income of approximately $1.4 million, and expenses of approximately $1.7 million. The transaction, including the merger, was consummated on August 3, 2011.

During the third quarter of 2011, control was attained on a previous noncontrolling interest in Security Capital, an Arkansas corporation formerly known as Arkansas Security Capital Corporation. Security Capital is a development stage company that has not conducted operations apart from raising capital.

In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc. (Hot Dot), a company organized in August 2011 to develop, manufacture, and market the Alert Patch. From its inception, the operating results of Hot Dot were consolidated with those of Midwest, due to Midwest’s control of the Board of Directors. During the third quarter of 2011, Hot Dot purchased certain assets of IonX Capital Holding Inc. The consideration paid by Hot Dot was $1.05 million in cash. The purchase price was primarily allocated to a patent asset for a thermochromatic patch for monitoring and detecting body temperature. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. Hot Dot is a development stage company that has not conducted operations apart from raising capital and acquiring the patent mentioned previously.

The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. The Company has been able to perform its TPA services using its existing in-house resources.

During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial. As a result of the increased ownership, the Company changed its method of carrying the investment from cost to equity. During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Life. At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of Great Plains in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial, which increased our ownership to 24.5% as of December 31, 2012. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during the fourth quarter of 2012.

In 2013 we completed a private placement offering under Regulation D of the Securities Act. We sold Units, with each Unit consisting of 50 shares of common stock and one detachable warrant to purchase 10 shares of common stock at an exercise price of $6.50 per share exercisable through December 31, 2016. We accounted for the fair value of the warrants as an increase to additional paid-in capital. We estimated the fair value of these warrants using the Black-Scholes option valuation model, based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying common stock. These estimates, especially the market value of the underlying common stock and the expected volatility, were highly subjective.

American Life and Great Plains Life

General

American Life, as it exists today, is the product of the August 2011 merger of Old Reliance and American Life. Organized in 1960, Old Reliance primarily focused on the sale of final expense or burial products which typically are small face amount policies with limited underwriting. American Life historically did not offer similar products and instead focused on the sale of its American Accumulator product (a multi-benefit life insurance policy) and its Future Cornhusker Plan (a single premium term life product for children), as described below. The final expense and burial products have been offered by Old Reliance through a small network of independent agents in the Southwest United States. Sales over the past five years have been nominal as the Company lacked the capital and surplus to support broad sales of the products. Following the acquisition by and merger with American Life, these final expense and burial products were withdrawn due to concerns regarding persistency and potential claims.

New ordinary life products are being developed that will incorporate more underwriting to serve as replacements to the final expense and burial products previously offered by Old Reliance. It is expected that these products will be similar to those that have been offered in the past by American Life.

On November 8, 2010, prior to signing the stock purchase agreement with American Life, Old Reliance had assets of approximately $19 million and for the period from January 1, 2010 through November 8, 2010, income of approximately $1.4 million, and expenses of approximately $1.7 million.

American Life underwrites and markets life insurance products within the State of Nebraska. After completing the merger with Old Reliance, American Life is licensed in fourteen states. Because American Life is domiciled in Arizona following the merger, it is required to comply with the insurance laws of that state. Management is evaluating the pros and cons of domesticating American Life in Nebraska; however no decision has been made as of the current date. Old Reliance had eliminated marketing in several states prior to the acquisition. Management’s assessment of Old Reliance’s activities was that the business lacked adequate profit. As such, an on-going review is underway to evaluate market potential and appropriate products; such decision is expected in the first half of 2013. With the acquisition of Capital Reserve, we also obtained access to additional markets in Missouri and Kansas, although our sales efforts remain focused on Nebraska at the present time. Great Plains Life underwrites and markets life insurance products within the State of South Dakota and is domiciled in that state. Over time, we may apply with other state insurance departments in order to obtain certificates of authority to market life insurance products in those states.

Additionally, because of management's significant experience in the international market, we intend to explore the international market for U.S. dollar denominated ordinary life policies. Management has negotiated a marketing agreement with a foreign based general agency to offer U.S. dollar denominated ordinary life products available to select foreign nationals, beginning with the countries of Argentina and Bolivia. This product, the “Gold Standard,” is specifically designed for the international market and contains numerous benefit limitations for causes of death not anticipated in normal underwriting. Management expects the average premium of such policies to be $3,000 to $4,000 and the average face amount less than $150,000. All premium and benefits are to be paid in U.S. dollars drawn on U.S. banks.

Some of the agents who were engaged by us to sell shares of voting common stock in the 2007-09 intrastate public offering were cross-trained by American Life to act as agents for its insurance business. The recruiting, training and hiring of captive agents (agents who sell only American Life and Great Plains Life’s products) will be a continuous process for American Life and Great Plains Life.

Type of Policies

American Life sells three insurance products, the “American Accumulator”, which is a multi-benefit life insurance policy that combines cash value life insurance with a tax deferred annuity, the “Future Cornhusker Plan”, which is a single premium term life product offered for children aged three months to 15 years, and the “Gold Standard” described above. The Future Cornhusker is available in annual premium amounts of $125 or $250 and carries an initial face amount of $5,000 or $10,000. The American Accumulator is sold in annual premium units of $2,000.

The average annual premium is approximately $2,000 with an average face amount of $67,000. Premiums may be higher based upon the age and health of the insured. Great Plains Life sells a product similar to the “American Accumulator” called the “Great Plains Life Accumulator.”

It is anticipated that, over time, American Life and Great Plains Life will market other traditional life insurance products such as limited pay whole life, term and decreasing term life and single and flexible premium annuities. The potential profitability of any product, including the cost involved to market and administer it, will be a significant factor in the decision to offer that product. Currently, the Company’s consulting actuary is working with management to design these products. Management expects to introduce a limited pay whole life and term product during the summer of 2013.

Product Pricing

None of the insurance products to be marketed by American Life and Great Plains Life, other than those products described above, have been developed or filed with their respective Departments of Insurance for approval. These products will be developed with a pricing structure designed to accomplish the following primary objectives:

  Provide a competitively priced product to the insurance consumer;

  Provide sufficient gross margins to allow the insurance subsidiary to achieve operating profits comparable to the life insurance industry as a whole; and

  Provide sufficient first year and renewal commission structures necessary to attract and retain career-oriented insurance agents.

All products will be developed by using the services of an independent qualified consulting actuary, Miller and Newberg of Kansas City, Missouri. In addition to product development, Miller and Newberg serves as American Life and Great Plains Life’s Valuation Actuary.

Underwriting Standards

Underwriting guidelines will have a direct impact on American Life and Great Plains Life’s operating results. If the underwriting standards that are established are not adequate, desired operating results will not be realized. Generally, when underwriting standards are less restrictive, more mortality claims will result and vice versa. Underwriting standards have a direct impact on the pricing structure of a product. The less restrictive the underwriting standards, the higher the product needs to be priced in order to allow for a higher incident of mortality. This higher incident of mortality is also reflected in greater policy reserves being established.

American Life and Great Plains Life have established similar underwriting guidelines consistent with their products’ pricing structure. The Companies utilize information from the application and, in some cases, telephone interviews with applicants, inspection reports, doctors’ statements and/or medical examinations to determine whether a policy should be issued in accordance with the application, with a different rating, with a rider, with reduced coverage or rejected. In addition to an applicant’s medical history, the Companies also consider other factors such as financial profile, foreign travel, vocations and alcohol, drug and tobacco use. Requests for coverage are reviewed on their merits and generally a policy is not issued unless the particular risk has been examined and approved by our underwriters. The Companies’ consulting actuary assists the insurance subsidiaries in establishing their underwriting standards. American Life and Great Plains Life’s underwriting is performed by its third party administrator, Midwest.

Marketing

New agents are recruited through referrals from shareholders, newspaper advertisements, and solicitation through the use of on-line job sites. Each potential candidate must go through a three interview process. If hired to sell insurance, the candidate must complete a 40 hour training course conducted by a third party as well as pass the state examination. Once licensed, they must complete a week long product and sales training class. Following course completion, they will have a training week where their manager will work side by side by conducting sales meetings with them. The average turnover rate of our agents since we began writing business is approximately 15% per year.

The products developed by American Life and Great Plains Life have been marketed initially by those agents cross-trained to market insurance products after selling shares of stock in our intrastate public offerings. When agents were recruited to sell stock in connection with our earlier intrastate public offerings, they were required to complete a similar company training program and compliance course. They also were required to be licensed by the Nebraska and South Dakota Department of Banking & Finance, Securities Bureau, under applicable securities laws and were required to spend time in the field with their managers prior to engaging in any sales activity on their own. During the period in which our intrastate offerings were on-going, the average turnover rate of our agents was approximately 10% per year.

Additionally, the recruiting, hiring and training process is continuous for American Life and Great Plains Life going forward. These captive agents will market only the life insurance subsidiaries’ products. The American Accumulator and Great Plains Life Accumulator pay a first year commission to marketing agents ranging from 42% to a high of 79% and renewal commissions totaling 5% to 15%. The Future Cornhusker pays a first year commission to our marketing agents of 20% and no renewal commission. The Gold Standard pays a first year commission to our marketing agents of 120% and renewal commissions totaling 10% to 20%.

The insurance products are marketed using the same face-to-face marketing concept that was used by us to sell shares of stock in our intrastate public offerings that utilized in-person sales meetings with prospective shareholders. When the intrastate offerings were being conducted, the shares were only offered to individuals who had been referred by another shareholder. There was no cold calling or other similar activity. The sale of stock was not allowed to be conducted in any area where insurance sales were ongoing. Our insurance agents have used our shareholder base and their referrals as potential clients for our life insurance products.

American Life also intends to pursue the U.S. Dollar-denominated life insurance market in Latin America. The products that will be offered are ordinary whole life that are designed specifically for that market. Management expects production to begin in the second quarter of 2013.

If, and when, American Life and Great Plains Life enter the interest-sensitive and universal life markets, it would not use its captive agents to market such products. Generally, these are sophisticated products which require a unique ability to market. Accordingly, if American Life and Great Plains Life choose to enter this market, they would develop an independent agent distribution system using independent marketing agencies that have the experience and ability to market these products. However, American Life and Great Plains Life would not enter this market segment unless they could do so profitably.

Operating Results

There are certain factors unique to the life insurance business, which may have an adverse effect on the operating results of American Life and Great Plains Life. One such factor is that the cost of putting a new policy in force is usually greater than the first year’s policy premium, and, accordingly, in the early years of a new life insurance company, these initial costs and the required provisions for reserves often have an adverse effect on operating results. American Life and Great Plains Life, as is common among new or inactive life insurance companies, probably will continue to operate at a loss for a number of years because of the substantial costs of writing new life insurance. The aggregate cost of writing new life insurance includes such significant, nonrecurring items as first year commissions, medical and investigation expenses, and other expenses incidental to the issuance of new policies, together with the initial reserves required to be established. For the American Accumulator and Great Plains Life Accumulator products, the costs to cover expenses and the policyholder liability that must be set up at policy issuance exceed the first year premium by approximately 39%, while there is no excess of costs to cover expenses and the policyholder liability for the Future Cornhusker product. Accordingly, it is generally recognized that the cost of putting a new policy in force is substantially greater than the first year premium. As a result, a new life insurance company can be expected to sustain losses for a number of years, during which time earnings are not available for dividends. However, in accordance with accounting principles generally accepted in the United States of America (GAAP), incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced.

Additionally, since the Company has a large portion of its business as first year business, the overhead of the Company is not yet supported by renewal business.

Our operating results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP) for stock life companies; although the Company’s life insurance subsidiaries will also prepare financial statements in accordance with accounting practices prescribed or permitted by their respective states of domicile (statutory basis of accounting) for the purpose of reporting to insurance regulatory authorities. Under the GAAP method of reporting, certain costs, which are expensed immediately under the statutory basis of accounting, will be charged to operations over the period in which premiums are earned, thereby delaying the adverse effect of these costs on operating results. In addition, under the GAAP method of reporting, assumptions used in calculating reserves are less conservative than those used under the statutory basis, thereby further reducing adverse effects on operating results.

Administration

The policies written or acquired by American Life and Great Plains Life have historically been administered through a contract with a third-party administrator (TPA). The TPA was a company that was not related to American Life or Great Plains which is in the business of performing policy administration. Such administration for American Life was performed through a TPA until January 31, 2012 and until June 30, 2012 for Great Plains Life. Policy administration includes the issuance of policies, billing, preparation of commission and production statements, posting of premium payments and servicing of policyholders. Following the acquisition of Old Reliance, which owned a policy administration and accounting system, management gave notice of cancellation to American Life’s TPA and brought all administration in house on February 1, 2012 for American Life and July 1, 2012 for Great Plains Life.

The Company commenced its TPA services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. We have been able to perform our TPA services using our existing in-house resources.

Investments

American Life, Capital Reserve, and Great Plains Life have adopted investment policies in compliance with the insurance laws of the State of Arizona, Missouri, and South Dakota, respectively. The type and amount of investments which can be made by a life insurance company are specifically controlled by applicable state statutes and rules and regulations of the respective state departments of insurance.

It is critical that an insurer invest its assets wisely and conservatively as investment income ultimately (as a new company grows, investment income will increase as a percent of total income due to investment of policy reserves) will be a significant component of total revenue. Accordingly, American Life, Capital Reserve, and Great Plains Life have developed a conservative investment policy in an effort to minimize its investment risk. An independent professional investment advisor who specializes in the insurance industry assists the Company with its investment decisions.

Reinsurance

American Life, Capital Reserve, and Great Plains Life reinsure with other companies (reinsurers) portions of the life insurance risks they underwrite and occasionally will reinsure portions of life insurance risks underwritten by other (ceding) companies. The primary purpose of reinsurance is to allow a company to reduce the amount of its risk on any particular policy. The effect of reinsurance is to transfer a portion of the risk to the reinsurers. However, American Life, Capital Reserve, and Great Plains Life remain contingently liable for the risk in the event the reinsurers are not able to meet their obligations under the reinsurance agreements. Further, when life insurance risks are ceded to another insurer, the ceding company must pay a reinsurance premium to the reinsurance company as consideration for the risk being transferred. The payment of this reinsurance premium to the reinsurer represents a reduction of the premium income received by American Life, Capital Reserve, or Great Plains Life. This reduction in premium income has a direct impact on the profitability of the ceding company (American Life, Capital Reserve, and Great Plains Life).

As of December 31, 2012, the average face amount of all of our life insurance policies in force is approximately $31,000, with the American Accumulator averaging $67,000, Future Cornhusker averaging $25,000, and the policies acquired through Old Reliance averaging $8,000. With respect to the American Accumulator and Future Cornhusker policies, the Company retains $40,000 to $55,000 of risk on any one life. As of December 31, 2012, approximately 57% of the gross outstanding life insurance policies in force are reinsured with third parties. The Company cedes approximately 0.15% of premium per year for each $1,000 of life insurance in force. All accidental death benefits are reinsured. With respect to the policies acquired through Old Reliance, the Company retains $25,000 of risk on any one life.

Reserves

American Life, Capital Reserve, and Great Plains Life establish as liabilities actuarially computed reserves to meet the obligations on the policies they write, in accordance with the insurance laws and the regulations of the Arizona, Missouri, and South Dakota Departments of Insurance, respectively, for statutory accounting and GAAP for financial reporting to shareholders. Reserves, whether calculated under statutory accounting practices prescribed by various state insurance regulators or GAAP, do not represent an exact calculation of exposure, but instead represent our best estimates based on the relevant basis of accounting, generally involving actuarial projections, of what we expect claims will be based on mortality assumptions that are determined by various regulatory authorities. The various actuarial factors are determined from mortality tables and interest rates in effect when the policies are issued and are applied against policy in force amounts.

Competition

The life insurance industry is fiercely competitive. Many of the life insurance companies authorized to do business in states that we conduct business in are well-established companies with fine reputations, offering a broader line of insurance products, having larger selling organizations, and possessing greater financial resources than American Life, Capital Reserve, and Great Plains Life. American Life, Capital Reserve, and Great Plains Life are not rated by industry analysts at the present time and likely will not be rated for a period of three to five years. This will have a negative impact on the companies’ ability to compete with rated insurance companies. There is also considerable competition among insurance companies in obtaining qualified sales agents, which might require the companies to pay higher commissions to attract such agents.

Possible Acquisition of Other Companies

Subject to the regulation and supervision of the Arizona Department of Insurance and other regulators, we may acquire one or more life insurance or insurance-related companies in the future. Our acquisition strategy, should this avenue be pursued, will be to identify one or more established insurance companies which have developed viable marketing networks for their products and which are or could be managed from a Lincoln, Nebraska administrative office. In selecting target insurance companies which constitute suitable acquisition candidates, we will consider factors such as, but not limited to, the target company’s financial statements and operating history (including surplus adequacy and underwriting standards); the price and features of insurance products sold and the markets serviced; the competency and loyalty of its agents; certain income tax considerations; and the purchase price therefore.

We also may seek to acquire insurance-related companies such as: (i) third-party administrators; (ii) existing marketing agencies; (iii) actuarial services companies; (iv) reinsurance brokerage companies; and (v) life and health insurance data processing servicers.

The primary reasons we may acquire an existing life insurance company or insurance-related company are: (i) the placement of administrative, accounting and data processing systems that would allow the company to expand; (ii) to provide additional revenue streams to us through additional marketing expansion or ancillary services; and (iii) to provide additional profits through more effective cost management of an existing company as many companies within the insurance industry have excessive administrative cost levels relative to premium income.

No acquisition agreements have been signed as of December 31, 2013. However, we will continue to evaluate and consider appropriate acquisition candidates.

Prior Acquisitions and Investments

From 2009 to 2012, we acquired 896,500 shares of capital stock of First Wyoming Capital Corporation (First Wyoming), a Wyoming corporation, for an aggregate investment of $763,650. First Wyoming’s insurance subsidiary received its Certificate of Authority to operate in Wyoming on July 1, 2011. As of December 31, 2013, our ownership constituted approximately 22.7% of the issued and outstanding capital stock of First Wyoming. The Company currently records its investment in First Wyoming utilizing the equity method of accounting.

In April 2010, we acquired 340,000 shares of capital stock of Rocky Mountain Capital Corporation (Rocky Mountain), a Colorado corporation, for $0.10 per share for an aggregate investment of $34,000. As of December 31, 2013, our ownership constituted approximately 10.4% of the issued and outstanding capital stock of Rocky Mountain. Rocky Mountain is a development stage company that has not conducted operations apart from raising capital. The Company currently records its investment in Rocky Mountain utilizing the cost method of accounting.

In April 2010, we acquired 600,000 shares of non-voting capital stock of Northstar Financial Corp. (Northstar), a Minnesota corporation, for $0.10 per share for an aggregate investment of $60,000. On June 30, 2012, the 600,000 shares were automatically converted to voting shares. As of December 31, 2013, our ownership constituted approximately 17.4% of all issued and outstanding capital stock of Northstar. Northstar is a development stage company that has not conducted operations apart from raising capital. The Company currently records its investment in Northstar utilizing the cost method of accounting.

In August 2011, we acquired 2,500,000 shares of capital stock of Hot Dot, Inc. (Hot Dot), a Nebraska corporation, for $0.02 per share for an aggregate investment of $50,000. Our ownership, along with our control of management and the board of directors, constituted a controlling interest, and the Company began consolidating Hot Dot. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. Hot Dot was organized to develop, manufacture, and market the Alert Patch. The Alert Patch is an adhesive-backed cloth patch that is used to detect increases in body temperature that pose a risk of heat exhaustion or heat stroke. As of December 31, 2013, our ownership constituted approximately 12.6% of the issued and outstanding capital stock. Hot Dot is a development stage company that has not conducted operations apart from raising capital. The Company currently records its investment in Hot Dot utilizing the equity method of accounting.

On August 3, 2011, the Company acquired Old Reliance Life Insurance Company, an Arizona domiciled life insurer and simultaneously merged American Life with and into it, changing the survivors name to American Life and Security Corp. This acquisition added licenses in 13 new states, annual income of approximately $1.7 million, annual expenses of approximately $2.0 million, and total assets of approximately $19 million. At the time of the acquisition, Old Reliance had 35 independent agents under contract. Currently, 73 remain under contract.

In September 2011, we acquired 600,000 shares of non-voting capital stock of Pacific Northwest Capital Corp. (Pacific Northwest), an Idaho corporation, for $0.10 per share for an aggregate investment of $60,000. These shares became voting on January 1, 2014. As of December 31, 2013, our ownership constituted approximately 15.7% of the issued and outstanding capital stock. Pacific Northwest is a development stage company that has not conducted operations apart from raising capital. The Company currently records its investment in Pacific Northwest utilizing the cost method of accounting.

In April 2012, we acquired 300,000 shares of capital stock of New Mexico Capital Corporation (New Mexico Capital), a New Mexico corporation, for $0.10 per share for an aggregate investment of $30,000. Additionally, our less than wholly owned subsidiary, Great Plains Financial, owns 200,000 shares of non-voting capital stock of New Mexico Capital. As of December 31, 2013, our combined ownership constituted approximately 13.0% of all issued and outstanding capital stock of New Mexico Capital. New Mexico Capital is a development stage company that has not conducted operations apart from raising capital. The Company currently records its investment in New Mexico Capital utilizing the cost method of accounting.

Certain Relationships and Affiliations with Similar Businesses

The Company and certain of our directors and officers have current or past relationships and affiliations with businesses that operate, or once operated, in the life insurance industry and that have conducted public and private stock offerings in connection with their operations. Additional information on these relationships and affiliations, organized by company, is as follows:

  Northstar. Northstar was incorporated in Minnesota in April 2010 with the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. We invested approximately $60,000 in the organizational financing of Northstar in exchange for 600,000 shares of non-voting capital stock. On June 30, 2012, the 600,000 shares were automatically converted to voting shares. As of December 31, 2013, our ownership constitutes approximately 17.4% of all issued and outstanding capital stock of Northstar. In addition, Rick Meyer, Chairman of our Board of Directors, is Chairman, Chief Executive Officer and a member of the original Board of Directors of Northstar. Rick Meyer owns 200,000 shares of Northstar’s voting capital stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is President, Chief Operating Officer, Treasurer, Chief Financial Officer and a member of the original Board of Directors of Northstar. Mr. Oliver owns 140,000 shares of voting capital stock of Northstar. Travis Meyer, our Vice Chairman and a member of our Board of Directors, owns 146,000 shares of voting capital stock. Milton Tenopir, a member of our Board of Directors, is a member of the Board of Directors of Northstar and owns 50,000 shares of voting capital stock. Other of our present and former directors also own capital stock of Northstar. As of December 31, 2013, Northstar is a development stage company that has not conducted operations apart from raising capital through a $1.0 million private placement of securities. It commenced a $10 million intrastate offering in May 2011 and has raised approximately $4 million.

  First Wyoming. First Wyoming was incorporated in Wyoming in July 2009 for the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. We have invested $763,650 in the financing of First Wyoming in exchange for 896,500 shares of capital stock. As of December 31, 2013, our ownership constitutes approximately 22.7% of all issued and outstanding capital stock of First Wyoming. Rick Meyer, Chairman of our Board of Directors, is Chairman and a member of the Board of Directors of First Wyoming. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is CEO/CFO/Treasurer and a member of the Board of Directors of First Wyoming. John Perkins, our former Secretary and compliance officer and a current member of our Board of Directors, serves as Vice President and compliance director and is a member of the Board of Directors of First Wyoming. Les Meyer, a member of our Board of Directors, serves as a member of the Board of Directors. Joel Mathis, a consultant of ours, is a member of the Board of Directors of First Wyoming. Great American Marketing, Inc., a corporation owned by Travis Meyer, our Vice Chairman and a member of our Board of Directors, had a consulting agreement with First Wyoming that terminated on June 30, 2010. Mr. Perkins owns 87,000 shares of capital stock of First Wyoming. First Wyoming raised over $10 million and received a certificate of authority for its life insurance subsidiary in July 2011.

  Rocky Mountain. Rocky Mountain was incorporated in Colorado in March 2010 with the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. We invested approximately $34,000 in the organizational financing of Rocky Mountain in exchange for 340,000 shares of capital stock. As of December 31, 2013, our ownership constituted approximately 10.4% of the issued and outstanding capital stock of Rocky Mountain. In addition, Les Meyer, a member of our Board of Directors, is President, Chief Executive Officer and a member of the original Board of Directors of Rocky Mountain. Les Meyer owns 352,000 shares of capital stock of Rocky Mountain. Rick Meyer, Chairman of our Board of Directors, is Chairman and a member of the original Board of Directors of Rocky Mountain. Rick Meyer owns 130,000 shares of capital stock of Rocky Mountain. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Secretary/Treasurer and a member of the original Board of Directors of Rocky Mountain. Mr. Oliver owns 130,000 shares of capital stock of Rocky Mountain. John R. Perkins, a member of our Board of Directors, is a member of the original Board of Directors of Rocky Mountain and owns 140,000 shares of capital stock. Travis Meyer, our Vice Chairman and a member of our Board of Directors, owns 130,000 shares of capital stock of Rocky Mountain. Other of our present and former directors also own capital stock of Rocky Mountain. As of December 31, 2013, Rocky Mountain is a development stage company that has not conducted operations apart from commencing a $1.0 million private placement of securities. It commenced a $7.5 million public intrastate offering in May 2011.

  Great Plains Financial. Great Plains Financial was incorporated in South Dakota in January 2007. Great Plains Financial has raised over $7.5 million through private placements of stock and a registered public offering in South Dakota and established a regulated life insurance subsidiary in that state. As of December 31, 2013, we have invested $1,616,350 in the financing of Great Plains Financial in exchange for 984,950 shares of capital stock. As of December 31, 2013, our ownership constituted approximately 24.7% of the issued and outstanding capital stock of Great Plains Financial. Rick Meyer, Chairman of our Board of Directors, is Chairman, of Great Plains Financial and a member of the Board of Directors. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Executive CFO/CEO and a member of the Board of Directors of Great Plains Financial. Jack Theeler, a member of our Board of Directors, serves as Chairman of Great Plains Life and a member of the Board of Directors. Travis Meyer, our Vice Chairman and a member of our Board of Directors, is a member of the Board of Directors of Great Plains Financial. Milt Tenopir, a member of our Board of Directors, is a member of the Board of Directors of Great Plains Financial. Joel Mathis, a consultant of ours, is a member of the Board of Directors of Great Plains Financial.

  Pacific Northwest. Pacific Northwest was incorporated in Idaho in October 2010 with the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. We invested approximately $60,000 in the organizational financing of Pacific Northwest in exchange for 600,000 shares of non-voting capital stock. As of December 31, 2013, our ownership constituted approximately 15.7% of the issued and outstanding capital stock. In addition, Travis Meyer, our Vice Chairman and a member of our Board of Directors, is President, Chief Executive Officer, Co-Chairman and a member of the original Board of Directors of Pacific Northwest. Travis Meyer owns 200,000 shares of non-voting capital stock of Pacific Northwest. Rick Meyer, Chairman of our Board of Directors, is Co-Chairman and a member of the original Board of Directors of Pacific Northwest. Rick Meyer owns 200,000 shares of capital stock of Pacific Northwest. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Treasurer and a member of the original Board of Directors of Pacific Northwest. Mr. Oliver owns 200,000 shares of non-voting capital stock of Pacific Northwest. Todd C. Boeve, an employee of ours, is Secretary and a member of the original Board of Directors of Pacific Northwest. Mr. Boeve owns 50,000 shares of capital stock of Pacific Northwest. Pacific Northwest is a development stage company that has not conducted operations apart from raising capital.

  New Mexico Capital. New Mexico Capital was incorporated in New Mexico in November 2010 with the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. In April 2012, New Mexico Capital initiated a private placement of 2,600,000 shares at $0.10 per share and Midwest purchased 300,000 shares of New Mexico Capital for an aggregate investment of $30,000. Our less than wholly owned subsidiary, Great Plains Financial, owns 200,000 shares of capital stock of New Mexico Capital. As of December 31, 2013, our combined ownership constituted approximately 15.7% of all issued and outstanding capital stock of New Mexico Capital. In addition, Travis Meyer, our Vice Chairman and a member of our Board of Directors, is Vice Chairman and a member of the original Board of Directors of New Mexico Capital. Travis Meyer owns 200,000 shares of capital stock of New Mexico Capital. Rick Meyer, Chairman of our Board of Directors, is Executive Vice President and a member of the original Board of Directors of New Mexico Capital. Rick Meyer owns 200,000 shares of capital stock of New Mexico Capital. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Chief Executive Officer and Chairman of the Board of New Mexico Capital. Mark Oliver owns 200,000 shares of capital stock of New Mexico Capital. John Perkins, our former Secretary and compliance officer and a current member of our Board of Directors, serves as compliance director of New Mexico Capital. Todd Boeve, an employee of ours, is Secretary and a member of the original Board of Directors of New Mexico Capital. Todd Boeve owns 75,000 shares of capital stock of New Mexico Capital. Joel Mathis, a consultant of ours, serves as a member of the Board of Directors of New Mexico Capital. Other of our present and former directors also own capital stock of New Mexico Capital. New Mexico Capital is a development stage company that has not conducted operations apart from raising capital.

  Northern Plains. Northern Plains was incorporated in North Dakota in October 2008 with the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. Northern Plains raised over $8 million through private placements of stock and a registered public offering in North Dakota and established a regulated life insurance subsidiary in that state. Our less than wholly owned subsidiary, Great Plains Financial, owns 360,000 shares of capital stock of Northern Plains. Additionally, our less than wholly owned subsidiary, Security Capital, owns 350,000 shares of capital stock of Northern Plains.

Most of these entities have business plans similar to that of the Company. Each entity operates under a separate Board of Directors.

Regulation

American Life, Capital Reserve, and Great Plains Life, as well as any other life insurance subsidiary that we may acquire or form, are (or will be) subject to the regulation and supervision of the Arizona, Missouri, and South Dakota Departments of Insurance, respectively, and/or other state insurance regulators. Such regulation is primarily for the benefit of policyholders rather than shareholders. These regulators possess broad administrative powers. These powers include the authority to grant and revoke licenses to transact business, to approve the form of insurance contracts, to regulate capital requirements, to regulate the character of permitted investments, and to require deposits for the protection of investments. Arizona, Missouri, and South Dakota insurance law requires the filing of a detailed annual report with the Department of Insurance, as do other states’ laws. Thus, the business and financial accounts of American Life, Capital Reserve, and Great Plains Life will be subject to examination by the Arizona, Missouri, and South Dakota Departments of Insurance, respectively, as well as insurance departments of any other states in which we may do business.

There can be no assurance that American Life, Capital Reserve, Great Plains Life, or any other life insurance subsidiary that we may acquire or form will be able to satisfy the regulatory requirements of the Arizona, Missouri, or South Dakota Department of Insurance or a similar department in any other state in which it may wish to transact business.

As the holder of a controlling interest in an Arizona, Missouri, and South Dakota insurance company, the Company also is subject to regulation as an insurance holding company system under Arizona, Missouri, and South Dakota law. The provisions of this law generally provide for restrictions on a change in control of the insurance holding company, require the filing of certain reports with the Department of Insurance, and limit the amount of dividends which may be received by the holding company from American Life, Capital Reserve, and Great Plains Life.

On July 21, 2010, President Obama signed into law financial regulatory reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”). The Reform Act reshapes financial regulations in the United States by creating new regulators, regulating new markets and firms, and providing new enforcement powers to regulators. Virtually all major areas of the Reform Act will be subject to regulatory interpretation and implementation rules requiring rulemaking that may take several years to complete. Although the ultimate outcome of the regulatory rulemaking proceedings cannot be predicted with certainty, we do not believe that the provisions of the Reform Act will have a material impact on our consolidated financial results or financial condition.

Employees and Agents

As of December 31, 2013, we had approximately 25 full-time employees and 1 part-time employee, as well as approximately 116 insurance agents who operate as independent contractors.

MARKET FOR MIDWEST’S COMMON STOCK

Market Information

There is no established public trading market for our voting common stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

Dividends
We have not paid cash dividends on our voting common stock and do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this document.

Cautionary Note Regarding Forward-Looking Statements

Except for certain historical information contained herein, this document contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the Securities Act of 1933, as amended, and such statements are subject to the safe harbor created by those sections. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of revenues, earnings, cash flows, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services, or developments; any statements regarding future economic conditions or performance; and any statements of belief and any statement of assumptions underlying any of the foregoing. Words such as "believe," "may," "could," "expects," "hopes," "estimates," "projects," "intends," "anticipates," and "likely," and variations of these words, or similar expressions, terms, or phrases, are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks, assumptions, and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Critical Accounting Policies and Estimates

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. Preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following is an explanation of the Company’s accounting policies and the estimates considered most significant by management. These accounting policies inherently require significant judgment and assumptions and actual operating results could differ significantly from management’s estimates determined using these policies. We believe the following accounting policies, judgments and estimates are the most critical to the understanding of the results of operations and financial position.

Valuation of Investments

The Company’s principal investments are in fixed maturity and equity securities. Fixed maturity and equity securities, which are classified as available for sale, are carried at their fair value in the consolidated balance sheets, with unrealized gains or losses recorded in comprehensive income (loss). The Company utilizes external independent third-party pricing services to determine its fair values on investment securities available for sale. The Company has routines, processes, and controls in place to review prices received from service providers for reasonableness and unusual fluctuations. In the event that a price is not available from a third-party pricing service, the Company pursues external pricing from brokers. Generally, the Company pursues and utilizes only one broker quote per security. In doing so, the Company solicits only brokers which have previously demonstrated knowledge and experience of the subject security.

Each quarter, the Company evaluates the prices received from third-party security pricing services to ensure that the prices represent a reasonable estimate of the fair value within the macro-economic environment, sector factors, and overall pricing trends and expectations. The Company corroborates and validates the primary pricing sources through a variety of procedures that include but are not limited to comparison to additional independent third-party pricing services or brokers, where possible; a review of third-party pricing service methodologies; back testing; and comparison of prices to actual trades for specific securities where observable data exists. In addition, the Company analyzes the primary third-party pricing service’s methodologies and related inputs and also evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy. Finally, the Company also performs additional evaluations when individual prices fall outside tolerance levels for prices received from third-party pricing services.

Additionally, the Company has investments in development stage entities. These securities do not have a readily determined fair value.

The Company has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. The assessment of whether impairments have occurred is based on a case-by-case evaluation of underlying reasons for the decline in fair value. The Company considers severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, projected cash flows, issuer credit ratings and whether the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to the recovery of the amortized cost.

The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment. If the Company does not expect to recover the amortized basis, does not plan to sell the security and if it is not more likely than not that the Company would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. The Company recognizes the credit loss portion in net income (loss) and the noncredit loss portion in accumulated other comprehensive loss. The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default.

Deferred Acquisition Costs

Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.

The Company prospectively adopted Accounting Standards Update (ASU) 2010-26 “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts,” effective January 1, 2012. Under the new guidance, incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The amount of acquisition costs capitalized during the year ended December 31, 2012 were $1,173,683. The amount of acquisition costs that would have been capitalized during the year ended December 31, 2012 if the Company’s previous policy had been applied during that period would have been $1,005,538. Thus, the adoption of this guidance resulted in a $168,145 increase in the amount of acquisition costs capitalized during the year.

Value of Business Acquired

Value of business acquired (VOBA) represents the estimated value assigned to purchased companies or insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. At least annually, a review is performed of the models and the assumptions used to develop expected future profits, based upon management’s current view of future events. VOBA is reviewed on an ongoing basis to determine that the unamortized portion does not exceed the expected recoverable amounts. Management’s view primarily reflects Company experience but can also reflect emerging trends within the industry. Short-term deviations in experience affect the amortization of VOBA in the period, but do not necessarily indicate that a change to the long-term assumptions of future experience is warranted. If it is determined that it is appropriate to change the assumptions related to future experience, then an unlocking adjustment is recognized for the block of business being evaluated. Certain assumptions, such as interest spreads and surrender rates, may be interrelated. As such, unlocking adjustments often reflect revisions to multiple assumptions. The VOBA balance is immediately impacted by any assumption changes, with the change reflected through the statements of comprehensive income as an unlocking adjustment in the amount of VOBA amortized. These adjustments can be positive or negative with adjustments reducing amortization limited to amounts previously deferred plus interest accrued through the date of the adjustment.

In addition, the Company may consider refinements in estimates due to improved capabilities resulting from administrative or actuarial system upgrades. The Company considers such enhancements to determine whether and to what extent they are associated with prior periods or simply improvements in the projection of future expected gross profits due to improved functionality. To the extent they represent such improvements, these items are applied to the appropriate financial statement line items in a manner similar to unlocking adjustments.

VOBA is also reviewed on an ongoing basis to determine that the unamortized portion does not exceed the expected recoverable amounts. If it is determined from emerging experience that the premium margins or gross profits are less than unamortized deferred acquisition costs, then the asset will be adjusted downward with the adjustment recorded as an expense in the current period.

Goodwill and Intangibles

Goodwill represents the excess of the amounts paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is tested for impairment at least annually in the fourth quarter or more frequently if events or circumstances change that would indicate that a triggering event has occurred.

In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we assess relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting units’ fair value or carrying amount involve significant judgments and assumptions. The judgment and assumptions include the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events and share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

For a reporting unit in which the qualitative impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, we perform the first step of the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the goodwill impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If, during this second step, we determine that the carrying value of a reporting unit’s goodwill exceeds its implied fair value, we would record an impairment loss equal to the difference.

The Company performed the first step of the goodwill quantitative analysis to determine if the fair value of the reporting unit was in excess of the carrying value. As of December 31, 2012, the fair value of the Company’s reporting units exceeded the carrying value of the net assets assigned to that unit and the Company was not required to perform further testing for impairment. Management's determination of the fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company price to earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions can include levels of economic capital, future business growth, and earnings projections.

The Company assesses the recoverability of indefinite-lived intangible assets at least annually or whenever events or circumstances suggest that the carrying value of an identifiable indefinite-lived intangible asset may exceed the sum of the future discounted cash flows expected to result from its use and eventual disposition. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The Company compared the carrying value of its identifiable indefinite-lived intangible assets to the sum of the future discounted cash flows. As of December 31, 2012, the sum of the future discounted cash flows exceeded the carrying value of the indefinite-lived intangible assets. The assumptions and estimates used to determine future values are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our revenue forecasts.

Reinsurance

In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. The Company generally strives to diversify its credit risks related to reinsurance ceded. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate.

Future Policy Benefits

The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

Income Taxes

Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that they believe are more-likely-than not that the benefit will not to be realized.

Recognition of Revenues

Revenues on traditional life insurance products consist of direct and assumed premiums reported as earned when due.

Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

Amounts received under our multi-benefit policy form are allocated to the life insurance portion of the multi-benefit life insurance arrangement and the annuity portion based upon the signed policy.

Income

Our income prior to commencing insurance operations in 2009 came from our investments, which were nominal due to the need to maintain liquidity. When American Life commenced operations in September 2009, we also began to receive premium income from the sales of life insurance. Capital Reserve, acquired in 2010, has had minimal impact on operations as it has no premium income or related expenses. Management expects the premium writings in American Life and Great Plains to increase in the next few years as the business continues to expand, and as assets and policy reserves grow, expects investment income to grow also. An evaluation of the best use of the assets obtained in the acquisitions of Capital Reserve and Old Reliance is ongoing.

Consolidated Results of Operations

Years Ended December 31, 2012 and 2011

Insurance revenues are primarily generated from premium revenues and investment income. Insurance revenues for the years ended December 31, 2012 and 2011 are summarized in the table below.

	Year Ended December 31,
	2012	2011
Income:
Premiums	$4,208,659	$3,119,457
Investment income, net of expenses	480,183	351,115
Net realized gains on investments	134,120	25,628
Miscellaneous income	103,175	223,711
Realized gain on deconsolidation of Hot Dot Inc.	278,513	—
Realized gain on initial consolidation of Great Plains Financial Corp.	118,612	—
	$5,323,262	$3,719,911

Premium revenue: Premium revenue in the year ended December 31, 2012 was $4,208,659 compared to $3,119,457 in the year ended December 31, 2011. The increase in premium revenue is primarily attributable to consolidation of Great Plains Financial. 100% of payments received for first year premiums are traditional life insurance premiums and recognized as earned when due. In subsequent years, 50% of the payments received are applied toward the traditional life insurance premium. The other 50% of the payments received are applied towards the annuity premium which is recognized as deposits to policyholder account balances and included in future insurance policy benefits. The change in distribution contributes to an apparent lower level of persistency than that actually experienced. Were annuities included, premium income would be $5,606,044 and $3,937,460, respectively. Management is pursuing the development of new products, which it expects to release during 2013.

Investment income, net of expenses: The components of net investment income for the years ended December 31, 2012 and 2011 are as follows:

	Year Ended December 31,
	2012	2011
Fixed maturities	$349,677	$295,664
Equity securities	11,363	1,186
Cash and short-term investments	8,913	3,872
Equity in the net income of unconsolidated subsidiaries	36,043	82,828
Other	131,584	9,270
	537,580	392,820
Less investment expenses	(57,397)	(41,705)
	$480,183	$351,115

Investment income, net of expenses was $480,183 in the year ended December 31, 2012 compared to $351,115 in the year ended December 31, 2011. The increase for the year ended December 31, 2012 is due to higher average invested balances as a result of investment of capital along with the acquisition of Great Plains Financial and offset by lower gains on equity method investments. Interest from mortgage loans on real estate, income from real estate investments, policy loan interest, and miscellaneous investment income is included in the “Other” line item above. A majority of the Company’s “Other” investment income results from assets such as real estate, mortgage loans, and policy loans, which were acquired in the Old Reliance acquisition that was consummated in August 2011.

Net realized gains on investments: Net realized gains on investments in the year ended December 31, 2012 was $134,120 compared to $25,628 in the year ended December 31, 2011. The Company sold these securities to reposition its available for sale portfolio and to take advantage of gains due to favorable interest rate positions.

Miscellaneous income: Miscellaneous income in the year ended December 31, 2012 was $103,175 compared to $223,711 in the year ended December 31, 2011. The decrease in miscellaneous income is attributable the gain of $182,200 taken on the fair value remeasurement of Security Capital during the third quarter of 2011 and offset by third-party administration fee income earned in 2012.

Realized gain on deconsolidation of Hot Dot, Inc.: The realized gain on deconsolidation of Hot Dot, Inc. for the year ended December 31, 2012 was $278,513. The gain was a result from the deconsolidation of Hot Dot during the third quarter of 2012.

Realized gain on initial consolidation of Great Plains Financial: The realized gain on the initial consolidation of Great Plains Financial for the year ended December 31, 2012 was $118,612. The gain was a result of the excess of the acquisition date fair value of the Company’s previously held equity interest in Great Plains Financial over its carrying value on the acquisition date.

Expenses for the years ended December 31, 2012 and 2011 are summarized in the table below.

	Year Ended December 31,
	2012	2011
Expenses:
Death and other benefits	$814,306	$383,899
Increase in benefit reserves	993,103	1,199,340
Amortization of deferred acquisition costs	631,121	624,650
Salaries and benefits	2,344,268	2,534,175
Other operating expenses	3,059,773	2,745,737
	$7,842,571	$7,487,801

Death and other benefits: Death and other policy benefits were $814,306 in the year ended December 31, 2012 compared to $383,899 in the year ended December 31, 2011. The increase in death and other policy benefits for the year ended December 31, 2012 is primarily attributable to a full year’s worth of expense being recognized in 2012 following the acquisition of Old Reliance, which was consummated in August 2011. Death benefits for American Life and Great Plains were nominal in 2012 and 2011.

Increase in benefit reserves: The increase in benefit reserves was $993,103 in the year ended December 31, 2012 compared to $1,199,340 in the year ended December 31, 2011. The increase in benefit reserves declined for the year ended December 31, 2012 compared to the same period in 2011 primarily because of a decrease in life reserves held on assumed business as part of the Security National agreement.

Amortization of deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The majority of these acquisition expenses consist of commissions paid to agents, underwriting costs, and certain marketing expenses. In accordance with accounting principles generally accepted in the United States of America (GAAP), these costs are capitalized and amortized over the life of the premiums produced. The amortization of such costs was $631,121 in the year ended December 31, 2012, compared to $624,650 in the year ended December 31, 2011. The increase in amortization, results from an increase in the balances of deferred acquisition costs period over period. During the first quarter of 2012, the Company recorded a one-time adjustment related to our estimated amortization period for recognizing deferred acquisition costs creating a negative amortization amount.

Salaries and benefits: Salaries and benefits were $2,344,268 in the year ended December 31, 2012 compared to $2,534,175 in the year ended December 31, 2011. This decrease in payroll for the year ending December 31, 2012 compared to the same period in 2011 results from primarily from synergies and cost sharing of payroll expenses amongst Midwest affiliates.

Other expenses: Other expenses (general administrative expenses, licenses and fees, and other expenses) were $3,059,773, in the year ended December 31, 2012 compared to $2,745,737 in the year ended December 31, 2011. The Company’s other operating expenses during the year ended December 31, 2012 increased compared to the same period in 2011 due to an increase in other expenses incurred by the Company’s subsidiary, Hot Dot, which were not incurred during 2011 along with an increase in legal and consulting expenses of approximately $274,000 incurred by the Company during the first quarter of 2012 related to its Form 10 filing as it became a public company, offset by decreases in third-party administration fees and merger and acquisition expenses.

Net Loss: Net loss was ($2,519,309) for the year ended December 31, 2012, compared to a net loss of ($3,767,890) for the year ended December 31, 2011. The decrease in net loss was primarily attributable to the fact that the overall increase in recurring revenues described above was more than the overall increase in expenses. Additionally, a significant portion of the increased expenses relate to consolidated subsidiaries that are not wholly owned by Midwest. As such, a substantial portion of the increased net loss is attributable to other noncontrolling owners, as described below.

Loss attributable to noncontrolling interests: Midwest owns approximately 60% of the capital stock of Security Capital Corporation, approximately 24.7% of the capital stock of Hot Dot on the deconsolidation date of September 12, 2012, and approximately 24.7% of Great Plains Financial. Security Capital is consolidated on Midwest’s financial statements, Hot Dot was consolidated on Midwest’s financial statements through September 12, 2012 prior to being deconsolidated, and Great Plains Financial was consolidated on Midwest’s financial statements beginning on October 1, 2012. The loss attributable to noncontrolling interests on Midwest’s financial statements represents the allocation of pro rata portions of the net loss of Hot Dot to the other, noncontrolling shareholders of Hot Dot from January 1, 2012 through September 12, 2012 and the net loss of Great Plains Financial to the other, noncontrolling shareholders of Great Plains Financial from October 1, 2012 through December 31, 2012. Security Capital has not had any income or expense for the past two years. The loss attributable to noncontrolling interests was ($861,622) for the year ended December 31, 2012, compared to ($72,773) for the year ended December 31, 2011. The increase in loss attributable to noncontrolling interests reflects increased net losses incurred by Hot Dot and Great Plains in the periods presented. Both Security Capital and Hot Dot are development stage enterprises that have not generated significant income to offset their expenses.

Net loss attributable to Midwest Holding Inc.: Net loss attributable to Midwest Holding Inc. was ($1,657,687) for the year ended December 31, 2012 compared to a net loss of ($3,695,117) for the year ended December 31, 2011. The decrease in the net loss for the year ended December 31, 2012 compared to same period in 2011 was primarily attributable to an increase in premiums of $1,089,202 resulting from the acquisition of Old Reliance and Great Plains Financial and the Company’s own continued growth offset by increases in death and other benefits and benefit reserves of $224,170. Further, salaries and benefits and other operating expenses, after excluding the results of Hot Dot, decreased $873,037, which was largely due to the termination of the contract with the Company’s third-party administrator, non-recurring acquisition expenses as part of the Old Reliance acquisition, and synergies and cost sharing of payroll expenses amongst Midwest affiliates. During the year ended December 31, 2011, the Company paid its third-party administrator approximately $340,000 compared to $59,000 during the same period of 2012. During the year ended December 31, 2011, the Company paid $387,945 in fees related to the acquisition of Old Reliance. These savings were offset by increases in legal and consulting expenses of approximately $274,000 incurred by the Company during the first quarter of 2012 related to its Form 10 filing as it became a public company. We expect our losses to continue in the future as we incur costs to grow our life insurance business.

Consolidated Financial Condition

As of December 31, 2012 and 2011

Investments

The Company’s overall investment philosophy is reflected in the allocation of its investments. The Company emphasizes investment grade debt securities, with smaller holdings in equity securities, real estate, held for investment, mortgage loans on real estate, held for investment, policy loans, and other investments. The following table shows the carrying value of our investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets as of December 31, 2012 and 2011.

	December 31, 2012		December 31, 2011
	Carrying	Percent	Carrying	Percent
	Value	of Total	Value	of Total
Fixed maturity securities:
U.S. government obligations	$2,216,725	10.1%	$3,269,446	19.7%
States and political subdivisions — general obligations	1,198,435	5.4	1,316,321	7.9
States and political subdivisions — special revenue	1,724,153	7.9	792,056	4.8
Corporate	5,394,150	24.5	4,189,045	25.3
Total fixed maturity securities	10,533,463	47.9	9,566,868	57.7
Equity securities:
Common corporate stock	1,175,977	5.3	113,000	0.7
Preferred corporate stock	75,000	0.3	127,855	0.8
Total equity securities	1,250,977	5.6	240,855	1.5
Cash and cash equivalents	4,346,555	19.8	2,469,725	14.9
Equity method investments	1,887,196	8.6	1,074,555	6.5
Equity securities, at cost	1,267,938	5.8	633,000	3.8
Short-term investments	1,171,280	5.3	515,725	3.1
Other investments:
Mortgage loans on real estate, held for investment	677,011	3.1	915,465	5.5
Real estate, held for investment	565,889	2.6	578,010	3.5
Policy loans	274,664	1.2	325,139	2.0
Notes receivable	27,383	0.1	247,382	1.5
Total	$22,002,356	100%	$16,566,724	100%

Increases in fixed maturity securities, common corporate stock, equity securities carried at cost, cash, and short-term investments result from the consolidation of Great Plains Financial during the fourth quarter of 2012 and organic growth in the Company’s portfolio.

Increases in equity method investments result from, the purchase of additional shares of First Wyoming, the deconsolidation of Hot Dot, and offset by the consolidation of Great Plains Financial. The purchases in First Wyoming increased our total investment in First Wyoming to 896,500 shares or $763,650. Our aggregate ownership percentage increased to approximately 21.45% as a result of the purchases. The deconsolidation and subsequent recording of our equity method investment in Hot Dot increased our equity securities balance approximately $500,000. The consolidation of Great Plains Financial decreased our equity method investments balance by approximately $500,000.

Decreases in mortgage loans on real estate are a primarily result of the repayment of one mortgage during the second quarter in the amount of $200,000.

Decreases in notes receivable are a result of payments of short-term financing arrangements made with affiliated companies to cover operating expenses during developmental stage activities. The short-term financing arrangements with Rocky Mountain Capital Corporation and Northstar Financial Corp. in the amounts of $105,000 and $115,000, respectively, were both repaid with interest during the first quarter of 2012.

The following table shows the distribution of the credit ratings of our portfolio of fixed maturity securities by carrying value as of December 31, 2012 and 2011.

	December 31, 2012		December 31, 2011
	Carrying Value	Percent of Total	Carrying Value	Percent of Total
AAA and U.S. Government	$2,320,825	22.0%	$3,257,644	34.0%
AA	1,934,358	18.4	1,445,037	15.1
A	3,514,312	33.4	2,259,142	23.6
BBB	2,569,921	24.4	2,520,895	26.4
Total investment grade	10,339,416	98.2	9,482,718	99.1
BB and other	194,047	1.8	84,150	0.9
Total	$10,533,463	100%	$9,566,868	100%

Reflecting the high quality of securities maintained by the Company, 98.2% and 99.1% of all fixed maturity securities were investment grade as of December 31, 2012 and December 31, 2011, respectively. Due to the low interest rate environment, the Company has invested in bonds with “A” or “BBB” ratings. Recently, as opportunities present themselves, lower-rated bonds have been disposed of and replaced with more-highly rated instruments.

Market Risks of Financial Instruments

The Company holds a diversified portfolio of investments that primarily includes cash, bonds, stocks, mortgage loans on real estate, held for investment, real estate, held for investment and notes receivable. Each of these investments is subject to market risks that can affect their return and their fair value. A majority of the investments are fixed maturity securities including debt issues of corporations, U.S. Treasury securities, or securities issued by government agencies. The primary market risks affecting the investment portfolio are interest rate risk, credit risk, and equity risk.

Interest Rate Risk

Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, we believe it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

Credit Risk

The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment credit policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management.

Equity Risk

Equity risk is the risk that the Company will incur economic losses due to adverse fluctuations in a particular stock. As of December 31, 2012 and December 31, 2011, the fair value of our equity securities was $1,250,977 and $240,855, respectively. As of December 31, 2012 a 10% decline in the value of the equity securities would result in an unrealized loss of $125,098 as compared to an estimated unrealized loss of $24,086 as of December 31, 2011. The selection of a 10% unfavorable change in the equity markets should not be construed as a prediction by the Company of future market events, but rather as an illustration of the potential impact of such an event. A majority of the Company’s investment in equity securities are comprised of investments in affiliates and mutual funds. Additionally, our investments in affiliates constitute high-risk investments in developing businesses that have incurred significant losses and have not achieved profitability. There is no assurance as to the actual amount of financial return, if any, which may result from ownership of these securities. The entire value of these securities may be lost.

Liquidity and Capital Resources

Since inception, the Company’s operations have been financed primarily through the sale of voting common stock and preferred stock. The operations have not been profitable and have generated significant operating losses since the Company was incorporated in 2003.

Premium income, deposits to policyholder account balances, and investment income are the primary sources of funds while withdrawals of policyholder account balances, investment purchases, policy benefits in the form of claims, and operating expenses are the primary uses of funds. To ensure we will be able to pay future commitments, the funds received as premium payments and deposits are invested in primarily fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will meet the ongoing cash flow needs of the Company. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. The Company’s investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs. Cash flow projections and cash flow tests under various market interest scenarios are also performed annually to assist in evaluating liquidity needs and adequacy. We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.

Consolidated Results of Operations

Three and Nine Months Ended September 30, 2013 and 2012

Insurance revenues are primarily generated from premium revenues and investment income. Insurance revenues for the quarters and nine months ended September 30, 2013 and 2012 are summarized in the table below.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Income:
Premiums	$916,087	$894,881	$3,121,040	$3,047,259
Investment income, net of expenses	113,259	227,488	413,566	383,057
Gain on deconsolidation of Hot Dot	—	287,003	—	287,003
Net realized gains on investments	(85,117)	49,464	7,047	75,560
Miscellaneous income	68,694	57,841	166,702	74,637
	$1,012,923	$1,516,677	$3,708,355	$3,867,516

Premium revenue: Premium revenue in the quarter ended September 30, 2013 was $916,087 compared to $894,881 in the quarter ended September 30, 2012. Premium revenue in the nine months ended September 30, 2013 was $3,121,040 compared to $3,047,259 in the nine months ended September 30, 2012. The increase in premium revenue is primarily attributable to the consolidation of Great Plains Financial. 100% of payments received for first year premiums are traditional life insurance premiums and recognized as earned when due. In subsequent years, 50% of the payments received are applied toward the traditional life insurance premium. The other 50% of the payments received are applied towards the annuity premium which is recognized as deposits to policyholder account balances and included in future insurance policy benefits. The change in distribution contributes to the appearance of a lower level of persistency than that actually experienced. Were annuities included, premium income would have been $1,516,058 and $1,211,913, in the quarter ended September 30, 2013 and 2012, respectively, and $5,059,248 and $3,903,274, in the nine months ended September 30, 2013 and 2012, respectively. Production of new life premium slowed in the third quarter of 2013 as the result of delays in obtaining regulatory approval of ALSC’s new life insurance products, as well as changes in field management in Great Plains. Management believes these slowdowns are temporary and expects production to increase as the company enters 2014, particularly as management intends to begin marketing the newly developed products in early 2014.

Investment income, net of expenses: The components of net investment income for the quarters and nine months ended September 30, 2013 and 2012 are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Fixed maturities	$90,988	$57,347	$280,084	$271,251
Equity securities	4,104	571	22,884	3,105
Cash and short-term investments	6,724	—	14,131	—
Equity in the net (loss) income of unconsolidated
subsidiaries		149,163	61,557	28,768
Other	22,435	38,657	70,932	119,972
	124,251	245,738	449,588	423,096
Less: investment expenses	(10,992)	(18,250)	(36,022)	(40,039)
	$113,259	$227,488	$413,566	$383,057

Investment income, net of expenses was $113,259 in the quarter ended September 30, 2013 compared to $227,488 in the quarter ended September 30, 2012. The decrease in the quarter was due to lower equity income of unconsolidated subsidiaries. Investment income, net of expenses was $413,566 in the nine months ended September 30, 2013 compared to $383,057 in the nine months ended September 30, 2012. The increase for the nine months ended September 30, 2013 is primarily due to higher gains on equity method investments of unconsolidated subsidiaries in the periods presented. Interest from mortgage loans on real estate, income from real estate investments, policy loan interest, and miscellaneous investment income is included in the “Other” line item above. A majority of the Company’s “Other” investment income results from assets such as real estate, mortgage loans, and policy loans, which were acquired in the Old Reliance acquisition that was consummated in August 2011.

Net realized gains (losses) on investments: Net realized losses on investments in the quarter ended September 30, 2013 were $85,117 compared to net realized gains of $49,464 in the quarter ended September 30, 2012. Net realized gains on investments in the nine months ended September 30, 2013 was $7,047 compared to $75,560 in the nine months ended September 30, 2012. The 2013 net realized gains are net of realized losses that were the result of an approximately $60,000 loss on the sale of mutual funds.

Miscellaneous income: Miscellaneous income in the quarter ended September 30, 2013 was $68,694 compared to $57,841 in the quarter ended September 30, 2012. Miscellaneous income in the nine months ended September 30, 2013 was $166,702 compared to $74,637 in the nine months ended September 30, 2012. The increase in miscellaneous income is attributable to third-party administration fee income earned in 2013.

Expenses for the quarters and nine months ended September 30, 2013 and 2012 are summarized in the table below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Expenses:
Death and other benefits	$172,934	$123,246	$490,122	$542,764
Increase in benefit reserves	201,578	262,205	895,972	1,045,167
Amortization of deferred acquisition costs	271,022	153,764	723,258	444,257
Salaries and benefits	380,762	441,300	1,456,315	1,896,917
Other operating expenses	476,445	737,042	1,821,333	2,356,029
	$1,502,741	$1,717,557	$5,387,000	$6,285,134

Death and other benefits: Death and other policy benefits were $172,934 in the quarter ended September 30, 2013 compared to $123,246 in the quarter ended September 30, 2012. Death and other policy benefits were $490,122 in the nine months ended September 30, 2013 compared to $542,764 in the nine months ended September 30, 2012. The decrease in death and other policy benefits for the nine months ended September 30, 2013 is primarily attributable to a reduction of claims experienced on Old Reliance policies. Death benefits for American Life and Great Plains were nominal in 2013 and 2012.

Increase in benefit reserves: The increase in benefit reserves was $201,578 in the quarter ended September 30, 2013 compared to $262,205 in the quarter ended September 30, 2012. The increase in benefit reserves was $895,972 in the nine months ended September 30, 2013 compared to $1,045,167 in the nine months ended September 30, 2012. The increase in benefit reserves declined for the nine months ended September 30, 2013 compared to the same periods in 2012 primarily due to a decline in new business written.

Amortization of deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The majority of these acquisition expenses consist of commissions paid to agents, underwriting costs, and certain marketing expenses. In accordance with accounting principles generally accepted in the United States of America (GAAP), these costs are capitalized and amortized over the life of the premiums produced. The amortization of such costs was $271,022 in the quarter ended September 30, 2013, compared to $153,764 in the quarter ended September 30, 2012. Of this $117,258 increase, $87,613 was attributable to Great Plains, which was not a consolidated entity in the quarter ended September 30, 2012. The remaining increase in amortization is the result of increased policy lapses and surrenders in the three months ended September 30, 2013 compared to the three months ended September 30, 2012. As policy lapses and surrenders occur, deferred acquisition costs are released through amortization during the current reporting period.

Salaries and benefits: Salaries and benefits were $380,762 in the three months ended September 30, 2013 compared to $441,300 in the three months ended September 30, 2012. Salaries and benefits were $1,456,315 in the nine months ended September 30, 2013 compared to $1,896,917 in the nine months ended September 30, 2012. The decrease in payroll for the three months ending September 30, 2013 compared to the same period in 2012 was due to lower staffing levels in the areas of sales management and administrative support. The decrease in payroll for the nine months ending September 30, 2013 compared to the same period in 2012 results from primarily from the deconsolidation of Hot Dot, which accounted for approximately $807,000 of payroll expenses during the nine months ended September 30, 2012 offset by the consolidation of Great Plains Financial, which increased payroll expenses by approximately $279,000 during the nine months ended September 30, 2013.

Other expenses: Other expenses (general administrative expenses, licenses and fees, and other expenses) were $476,445 in the quarter ended September 30, 2013 compared to $737,042 in the quarter ended September 30, 2012. Other expenses were $1,821,333 in the nine months ended September 30, 2013 compared to $2,356,029 in the nine months ended September 30, 2012. The decrease in other operating expenses in the current quarter versus the same quarter in 2012 was driven by legal expenses associated with the Company’s investment in First Wyoming Capital, which were incurred in third quarter 2012 and were non-recurring. The Company’s other operating expenses during the nine months ended September 30, 2013 decreased compared to the same period in 2012 as the Company incurred legal and consulting non-recurring expenses of approximately $274,000 related to its Form 10 filing as it became a public company during the first quarter of 2012.

Net Loss: Net loss was ($489,818) for the quarter ended September 30, 2013, compared to a net loss of ($200,880) for the quarter ended September 30, 2012. Net loss was ($1,678,645) for the nine months ended September 30, 2013, compared to a net loss of ($2,417,618) for the nine months ended September 30, 2012. The net loss for the quarter was higher than the same quarter in 2012 due to lower net investment income. The decrease in net loss year-to-date was primarily attributable to an overall increase in recurring revenues described above and an overall decrease in expenses. As such, a share of the net loss is attributable to other noncontrolling owners, as described below.

Loss attributable to noncontrolling interests: Midwest owns approximately 60% of the capital stock of Security Capital, approximately 24.7% of the capital stock of Hot Dot on the deconsolidation date of September 12, 2012, and approximately 24.7% of Great Plains Financial. Security Capital is consolidated on Midwest’s financial statements, Hot Dot was consolidated on Midwest’s financial statements through September 12, 2012 prior to being deconsolidated, and Great Plains Financial was consolidated on Midwest’s financial statements beginning on October 1, 2012. The loss attributable to noncontrolling interests on Midwest’s financial statements for the nine months ended September 30, 2013 represents the net loss of Great Plains Financial to the other, noncontrolling shareholders of Great Plains Financial. The loss attributable to noncontrolling interests on Midwest’s financial statements for the nine months ended September 30, 2012 represents the allocation of pro rata portions of the net loss of Hot Dot to the other, noncontrolling shareholders. Security Capital has not had any income or expense for the past two years. The loss attributable to noncontrolling interests was ($125,432) for the quarter ended September 30, 2013, compared to ($167,447) for the quarter ended September 30, 2012. The loss attributable to noncontrolling interests was ($262,540) for the nine months ended September 30, 2013, compared to ($914,998) for the nine months ended September 30, 2012. The decrease in loss attributable to noncontrolling interests reflects a decreased net loss incurred by Great Plains compared to the net loss incurred by Hot Dot in the periods presented. Both Security Capital and Hot Dot are development stage enterprises that have not generated significant income to offset their expenses.

Net loss attributable to Midwest Holding Inc.: Net loss attributable to Midwest Holding Inc. was ($364,386) for the quarter ended September 30, 2013 compared to a net loss of ($33,433) for the quarter ended September 30, 2012. Net loss attributable to Midwest Holding Inc. was ($1,416,105) for the nine months ended September 30, 2013 compared to a net loss of ($1,502,620) for the nine months ended September 30, 2012. The increase in the net loss attributable to Midwest Holding Inc. for the quarter ended September 30, 2013 as compared to same period in 2012 was primarily attributable to lower net investment income. Year-to-date, the net loss attributable to Midwest Holding, Inc. was lower due to lower salary and other operating expenses. We expect our losses to continue in the future as we incur costs to grow our life insurance business.

Consolidated Financial Condition

As of September 30, 2013 and 2012

Investments

The Company’s overall investment philosophy is reflected in the allocation of its investments. The Company emphasizes investment grade debt securities, with smaller holdings in equity securities, real estate, held for investment, mortgage loans on real estate, held for investment, policy loans, and other investments. The following table shows the carrying value of our investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets as of September 30, 2013 and December 31, 2012.

	September 30, 2013		December 31, 2012
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
Fixed maturity securities:
U.S. government obligations	$2,699,079	11.9%	$2,216,725	10.1%
States and political subdivisions-general obligations	1,111,213	4.9	1,198,435	5.4
States and political subdivisions-special revenue	1,477,119	6.5	1,724,153	7.9
Corporate	8,316,939	36.5	5,394,150	24.5
Total fixed maturity securities	13,604,350	59.8	10,533,463	47.9
Equity securities:
Common corporate stock	—	—	1,175,977	5.3
Preferred corporate stock	75,000	0.3	75,000	0.3
Total equity securities	75,000	0.3	1,250,977	5.6
Cash and cash equivalents	3,227,479	14.2	4,346,555	19.8
Equity method investments	1,871,736	8.2	1,887,196	8.6
Equity securities, at cost	1,258,938	5.5	1,267,938	5.8
Short-term investments	1,175,630	5.2	1,171,280	5.3
Other investments:
Mortgage loans on real estate, held for investment	667,938	2.9	677,011	3.1
Real estate, held for investment	559,869	2.5	565,889	2.6
Policy loans	306,416	1.3	274,664	1.2
Notes receivable	27,383	0.1	27,383	0.1
Total	$22,774,739	100%	$22,002,356	100%

Increases in fixed maturity securities primarily result from additional purchases made by American Life and Great Plains Life during the first and second quarters of 2013.

Decreases in equity securities result from the sale of a mutual fund by Great Plains Financial during the first quarter of 2013.

The following table shows the distribution of the credit ratings of our portfolio of fixed maturity securities by carrying value as of September 30, 2013 and December 31, 2012.

	September 30, 2013		December 31, 2012
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
AAA and U.S. Government	$2,794,246	20.5%	$2,320,825	22.0%
AA	1,821,667	13.4	1,934,358	18.4
A	7,170,986	52.7	3,514,312	33.4
BBB	1,817,451	13.4	2,569,921	24.4
Total investment grade	13,604,350	100	10,339,416	98.2
BB and other	—	—	194,047	1.8
Total	$13,604,350	100%	$10,533,463	100%

Reflecting the high quality of securities maintained by the Company, 100% and 98.2% of all fixed maturity securities were investment grade as of September 30, 2013 and December 31, 2012, respectively. Due to the low interest rate environment, the Company has invested in bonds with “BBB” ratings or greater. Recently, as opportunities present themselves, lower-rated bonds have been disposed of and replaced with more-highly rated instruments.

Market Risks of Financial Instruments

The Company holds a diversified portfolio of investments that primarily includes cash, bonds, stocks, mortgage loans on real estate, held for investment, real estate, held for investment and notes receivable. Each of these investments is subject to market risks that can affect their return and their fair value. A majority of the investments are fixed maturity securities including debt issues of corporations, U.S. Treasury securities, or securities issued by government agencies. The primary market risks affecting the investment portfolio are interest rate risk, credit risk, and equity risk.

Interest Rate Risk

Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, we believe it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

Credit Risk

The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment credit policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management.

Equity Risk

Equity risk is the risk that the Company will incur economic losses due to adverse fluctuations in a particular stock. As of September 30, 2013 and December 31, 2012, the fair value of our available for sale equity securities was $75,000 and $1,250,977, respectively. As of September 30, 2013 a 10% decline in the value of the available for sale equity securities would result in an unrealized loss of $7,500 as compared to an estimated unrealized loss of $125,098 as of December 31, 2012. The selection of a 10% unfavorable change in the equity markets should not be construed as a prediction by the Company of future market events, but rather as an illustration of the potential impact of such an event. A majority of the Company’s investment in equity securities are comprised of investments in affiliates and mutual funds. Additionally, our investments in affiliates constitute high-risk investments in developing businesses that have incurred significant losses and have not achieved profitability. There is no assurance as to the actual amount of financial return, if any, which may result from ownership of these securities. The entire value of these securities may be lost.

Liquidity and Capital Resources

Since inception, the Company’s operations have been financed primarily through the sale of voting common stock and preferred stock. The operations have not been profitable and have generated significant operating losses since the Company was incorporated in 2003.

Premium income, deposits to policyholder account balances, and investment income are the primary sources of funds while withdrawals of policyholder account balances, investment purchases, policy benefits in the form of claims, and operating expenses are the primary uses of funds. To ensure we will be able to pay future commitments, the funds received as premium payments and deposits are invested in primarily fixed income securities. Funds are invested with the intent that the income from investments, plus proceeds from maturities, will meet the ongoing cash flow needs of the Company. The approach of matching asset and liability durations and yields requires an appropriate mix of investments. The Company’s investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs. Cash flow projections and cash flow tests under various market interest scenarios are also performed annually to assist in evaluating liquidity needs and adequacy. We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.

Net cash used in operating activities was ($2,700,672) for the year ended December 31, 2012. The primary sources of cash from operating activities were from premium receipts, collection amounts due from reinsurers and net investment income. The primary uses of cash from operating activities were from payments of commissions to agents and settlement of policy liabilities. Net cash provided by investing activities was $331,716. The primary sources of cash were from sales of available for sale securities, the net change in short-term investments, and the acquisition of Great Plains Financial. Offsetting these sources of cash were the Company’s investments in available for sale securities and the removal Hot Dot’s cash balances as a result of the deconsolidation. Net cash provided by financing activities was $4,245,786. The primary sources of cash were the net proceeds from the issuance of stock by Hot Dot prior to its deconsolidation and receipts on deposit type contracts. These were offset by payments made by the Company on its surplus notes.

At December 31, 2012, the Company had cash and cash equivalents totaling $4,346,555. The Company believes that its existing cash and cash equivalents will be sufficient to fund the anticipated operating expenses and capital expenditures for at least twelve months. The Company has based this estimate upon assumptions that may prove to be wrong and the Company could use its capital resources sooner than they currently expect. The growth of our insurance subsidiaries is uncertain and will require additional capital if they continue to grow.

Net cash provided by operating activities was $242,987 for the nine months ended September 30, 2013. The primary sources of cash from operating activities were from premium receipts, collection amounts due from reinsurers and net investment income. The primary uses of cash from operating activities were from payments of commissions to agents and settlement of policy liabilities. Net cash used in investing activities was $2,630,587 for the nine months ended September 30, 2013. The primary source of cash was from sales of available for sale securities. Offsetting this source of cash was the Company’s investments in available for sale securities and the purchase of property and equipment. Net cash provided by financing activities was $1,268,524 for the nine months ended September 30, 2013. The primary sources of cash were the net proceeds from the sale of common stock in the Company’s private placement offering and receipts on deposit type contracts. These were offset by payments made by the Company on its surplus notes.

At September 30, 2013, the Company had cash and cash equivalents totaling $3,227,479. The Company believes that its existing cash and cash equivalents will be sufficient to fund the anticipated operating expenses and capital expenditures for at least twelve months. The Company has based this estimate upon assumptions that may prove to be wrong and the Company could use its capital resources sooner than they currently expect. The growth of our insurance subsidiaries is uncertain and will require additional capital if they continue to grow.

Contractual Obligations

As a “smaller reporting company” the Company is not required to provide the table of contractual obligations.

Impact of Inflation

Insurance premiums are established before the amount of losses and loss adjustment expenses, or the extent to which inflation may affect such losses and expenses, are known. The Company attempts, in establishing premiums, to anticipate the potential impact of inflation. If, for competitive reasons, premiums cannot be increased to anticipate inflation, this cost would be absorbed by us. Inflation also affects the rate of investment return on the investment portfolio with a corresponding effect on investment income.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Information Concerning Midwest Executive Officers and Directors

Information concerning the names, ages, positions with Midwest, tenure as a director, and business experience of our executive officers and directors is set forth below. All executive officers are elected annually by the Board of Directors.

NAME	AGE	POSITION	DIRECTOR SINCE
Travis Meyer	40	Vice Chairman and Director	2003
Rick D. Meyer	63	Chairman of the Board and Director	2003
Mark A. Oliver	55	CEO/Treasurer and Director	2010
Milton Tenopir	72	Director	2003
Jim Ballard	49	Director	2010
Jack Theeler	68	Director	2012
Les Meyer	62	Director	2009
John R. Perkins	61	Director	2003

TRAVIS MEYER: Mr. Meyer serves as Vice Chairman of the Board and a Director of Midwest. He served as the President from 2003 to 2013. He also serves as a Board member of American Life. Mr. Meyer began his career in 1997 as an agent for First American Capital Corporation (“First American”), an insurance holding company in Topeka, Kansas, and later served as Regional Director of Sales, Executive Sales Director, Agency Director, and Assistant to the President. Mr. Meyer was drafted by the Los Angeles Dodgers in 1995, and played professional baseball from 1995 until 1997. Mr. Meyer filed a petition in federal bankruptcy court in the District of Nebraska for personal bankruptcy in 2005 that was discharged in 2005. Mr. Meyer is the son of Rick Meyer. He also serves as a Director of Great Plains Financial Corp., a South Dakota insurance holding company (“Great Plains”), and as President, Chief Executive Officer, Co-Chairman and a Director of Pacific Northwest Capital Corp., an Idaho insurance holding company (“Pacific Northwest”). He also acts as consultant to Rocky Mountain Capital Corporation (“Rocky Mountain”), a Colorado holding company seeking to form a Colorado life insurance company, and Northstar Financial Corporation (“Northstar”), a Minnesota holding company seeking to form a Minnesota life insurance company.

RICK D. MEYER: Mr. Meyer was Chairman of the Board and Chief Executive Officer of Midwest from 2003 until June 2009. In December 2011, he was again elected Chairman of the Board of Midwest, where he previously acted as a paid consultant from June 2009 to December 2011. Additionally, Mr. Meyer is chairman of the Board of Directors of Rocky Mountain Capital Corp. (“Rocky Mountain”), Co-chairman of Pacific Northwest, chairman and CEO of Northstar Financial Corp. (“Northstar”), and Executive Vice President of New Mexico Capital, all start-up companies in Colorado, Idaho, Minnesota and New Mexico respectively. In June 2012, Mr. Meyer was elected Chairman of the Board of First Wyoming Capital Corporation (“First Wyoming”), and First Wyoming Life Insurance Company (“First Wyoming Life”), and Chairman of the Board of Great Plains Financial Corp. (“Great Plains”).

MARK A. OLIVER: Mr. Oliver serves as CEO. Mr. Oliver was recruited from Texas Life Insurance Company in 1984 by Citizens, Inc., an insurance holding company. Mr. Oliver assumed responsibility as Controller of Citizens. He later became Chief Financial Officer, Vice President and Treasurer of Citizens. He ultimately was promoted to President of Citizens in 1997. During his 24-year tenure with Citizens, he managed, oversaw or chaired most aspects of the business, including operations, finance & accounting, investments, legal, administration and strategic planning. Mr. Oliver has significant knowledge of statutory, GAAP and SEC accounting for life insurance companies and had managed/overseen all SEC matters for that company. In addition, he completed 17 merger and acquisition transactions while at Citizens. As President, he was a key driver behind Citizens’ asset growth since 1984 from $15 million to $800 million and revenue expansion from $3 million to more than $170 million. Mr. Oliver serves as CEO and Board member of American Life and Capital Reserve, a subsidiary of American Life. He also serves as President and Board member of Northstar, CEO and Board member of Great Plains, Treasurer and Board member of Pacific Northwest, Treasurer and Board member of Rocky Mountain, and CEO of First Wyoming.

MILTON TENOPIR: has served as a Director of the Company since 2003. He also is Chairman of American Life. Mr. Tenopir served for twenty-nine years as a member of the University of Nebraska football coaching staff, including 24 years under Coach Tom Osborne, and five years under Coach Frank Solich. Mr. Tenopir retired from the Cornhusker program in January of 2003. Prior to his college coaching career, Mr. Tenopir taught high school math and science. He serves as a Director of Northstar and Great Plains.

JIM BALLARD: was elected as Director of Midwest Holding in 2010. Mr. Ballard is part-owner and award-winning winemaker of James Arthur Vineyards. He has both his undergraduate and Master’s degrees in Broadcast Journalism from the University of Nebraska-Lincoln. Mr. Ballard is a Past-President of the Nebraska Winery and Grape Growers Association, where he also serves as chair of the legislative committee. He serves as Chair of the Board for WineAmerica, the only National Association for American Wineries and is also a Board Member for the National Wine and Grape Initiative. Additionally, he is a Board Member for Keep Nebraska Beautiful as well as Bright Lights and serves as the School Board President for Parkview Christian School in Lincoln. Jim is a graduate of Leadership Lincoln and class XXVI of the Nebraska LEAD Program.

JACK THEELER: Mr. Theeler was elected as a Director of the Company in 2012. Mr. Theeler is a partner in the Morgan Theeler law firm of Mitchell, SD where he has been employed since 1971. He has degrees in accounting (1968) and law (1971) from the University of South Dakota. In law school he was Editor in Chief of the South Dakota Law Review and graduated magna cum laude. He was the first Chairman of the South Dakota Lottery Commission from 1986 to 1992. He is a member of American Bar Association, the State Bar of South Dakota, the Association of Defense Trial Attorneys, the South Dakota Defense Lawyers Association and an associate in the American Board of Trial Advocates. Mr. Theeler has served on numerous boards and commissions including Dakota Wesleyan University, Mitchell Area Development Corporation and the Mitchell YMCA. Mr. Theeler has been inducted into the University of South Dakota Sports Hall of Fame, the Mitchell Area Ducks Unlimited Hall of Fame and his high school basketball team has been inducted into the South Dakota High School Basketball Hall of Fame. Jack and Nancy Theeler received the 2007 Community Service Award presented annually by the Mitchell Area Chamber of Commerce. He is a director of Great Plains and Chairman of Great Plains Life.

LES MEYER: has served on the Midwest’s Board of Directors since June 2009. He also serves as a Board member of American Life. As a young man, Mr. Meyer was a professional boxer. He worked for over 35 years representing utility companies, serving as director of media relations, government relations, and customer relations. In that role, he served as the liaison between the utility company and the public service commissions. Mr. Meyer was the author of several key pieces of legislation that govern the utility industry in Nebraska. Currently he is CEO of Knockout Partners, a real estate business serving the Front Range of Colorado. He also serves on the Board of Directors of First Wyoming and First Wyoming Life, and as CEO and a Director of Rocky Mountain, a Colorado holding company.

JOHN R. PERKINS: has served as a Director of Midwest Holding since 2003, and previously served as the Company’s Secretary and compliance officer from 2003 to 2010. He also serves as a Board member of American Life. He served as Chairman and COO of First Wyoming from 2009 to 2012 and serves as the Compliance Director and a Board member of New Mexico Capital and Rocky Mountain. Mr. Perkins was formerly a member of the Board of Directors of First Trinity Financial Corporation, an Oklahoma life insurance holding company (“First Trinity”). Previously, he served as President of First Trinity. He also has served as President of Mid-American Alliance Corporation, a Missouri life insurance holding company (“Mid-American”), and Mid-American Century Life Company (“Mid-American Century”) from January 1, 2003 to January 1, 2004. He served on the Board of Directors of Mid-American and Mid-American Century from 1998 till 2004. Mr. Perkins previously owned Perkins Law Office in Jefferson City, Missouri from 1995 to 2003, where he specialized in securities law. He is a graduate of Southern Methodist University Law School and has an undergraduate degree in Public Administration from the University of Missouri. From 1983 to 1995 he was the Commissioner of Securities for the State of Missouri, having previously served as its Chief of Enforcement for two years. He was an Assistant Attorney General in the Consumer Protection Division of the Missouri Attorney General’s Office. He also served on the Board of Directors of the North American Securities Administrators Associations for five years and as its President in 1991. Mr. Perkins was the first Chairman of SRD Inc. and was a Board member of that organization for two years. In 1989 he received his first “Blue Sky Cube,” the highest honor bestowed by the North American Securities Administrators Association. In 1991, he became the first person to receive a second “Blue Sky Cube."

CORPORATE GOVERNANCE

Board Leadership Structure

Midwest does not have a formal policy regarding the separation of its Chairman and CEO (principal executive officer) positions. The role of Chairman and those of Vice Chairman and CEO currently are held separately. Rick Meyer serves as Chairman, while Travis Meyer serves as Vice Chairman and Mark Oliver serves as CEO. The Board of Directors believes that Midwest’s current leadership structure is appropriate, given the size of the Company and the Board, and achieves important objectives for the Company. Mr. Oliver is positioned to focus his energies on implementing Midwest’s business strategy and administering its day-to-day affairs. Rick Meyer is positioned to draw on his relationships with other Board members and his experience within the industry to effectively discharge the duties of Chairman, while Travis Meyer can provide management with his expertise in Marketing.

Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight. The oversight responsibility of the Board is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. This reporting is designed to focus on areas that include strategic, operational, financial and reporting, compensation, compliance and other risks. For example, the Board of Directors regularly receives reports regarding the investments and securities held by Midwest’s insurance subsidiary, American Life, as well as other reports regarding American Life's insurance business.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the New York Stock Exchange Alternext Exchange (the “AMEX”). The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

The AMEX listing requirements state that a majority of a company’s board of directors must be independent. Presently, our Board of Directors includes four independent directors, namely Jim Ballard, Jack Theeler, John R. Perkins and Milton Tenopir. These four independent directors constitute one-half of the Board of Directors. The same will be true following the election of the proposed slate.

Board Meetings and Committees; Annual Meeting Attendance

During 2012, three meetings of the Board of Directors were held. All members of the Board of Directors attended at least 75% of these meetings, other than Mark Oliver. Mr. Oliver attended two of the three meetings of the Board of Directors held in 2012. Mr. Osborne resigned from the Board on April 5, 2013 citing business reasons.

Because Midwest is not listed on any securities exchange, it is not subject to any listing requirements mandating the establishment of any particular committees. As a result, the Board of Directors does not presently have any standing committees. All functions of a Nominating Committee, Audit Committee and Compensation Committee are performed by our Board of Directors as a whole.

Audit Committee

Due to the size and structure of Midwest and its Board of Directors, and due to the fact that Midwest only recently registered its Common Stock with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board does not have a standing Audit Committee. As a result, it does not have an Audit Committee charter. The functions that would be performed by the Audit Committee have been performed by the entire Board of Directors. The Board views its duties as an Audit Committee as follows: (i) review recommendations of independent registered accountants concerning Midwest’s accounting principles, internal controls and accounting procedures and practices; (ii) review the scope of the annual audit; (iii) approve or disapprove each professional service or type of service other than standard auditing services to be provided by the independent registered public accountants; and (iv) review and discuss with the independent registered public accountants the audited financial statements.

Nominating Committee and Selection of Director Candidates

Due to the size and structure of Midwest and its Board of Directors, and due to the fact that Midwest only recently registered its Common Stock with the SEC pursuant to the Exchange Act, the Board does not have a standing Nominating Committee. It also does not have a charter regarding the nominating process. The functions that would be performed by the Nominating Committee have been performed by the entire Board of Directors.

Shareholders who wish to recommend nominees for consideration by the Board of Directors or Nominating Committee (when established) must submit their nominations in writing to Midwest’s Chairman. Submissions must include sufficient biographical information concerning the recommended individual for the Board of Directors or Nominating Committee to consider, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements, and other board memberships (if any) held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors or Nominating Committee and to serve if elected by the shareholders. The Board of Directors or Nominating Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareholders at each Annual Meeting.

In addition, shareholders may nominate directors for election without consideration by the Board of Directors or Nominating Committee. Any shareholder of record may nominate an individual by following the procedures and deadlines set forth in the “Proposals for 2014 Annual Meeting of Shareholders” section of this proxy statement and by complying with the provisions of Midwest’s Bylaws.

Compensation Committee

Due to the size and structure of Midwest and its Board of Directors, and due to the fact that Midwest only recently registered its Common Stock with the SEC pursuant to the Exchange Act, the Board does not currently have a standing Compensation Committee. As a result, it does not have a Compensation Committee charter. The functions that would be performed by the Compensation Committee have been performed by the entire Board of Directors.

Compensation Committee Interlocks and Insider Participation

At the present time, all functions of a Compensation Committee are performed by our Board of Directors as a whole. Travis Meyer, Rick D. Meyer and Mark A. Oliver are members of our Board of Directors who also are executive officers and employees of Midwest. Directors who also serve as officers of Midwest do not participate in any deliberations of the Board of Directors concerning executive officer compensation.

Rick D. Meyer, our Chairman and a member of our Board of Directors, also serves as a member of the Boards of Directors of Northstar, First Wyoming, New Mexico Capital, Rocky Mountain, Great Plains and Pacific Northwest, which Boards of Directors perform the functions of a Compensation Committee for these companies. Rick D. Meyer is Chairman and Chief Executive Officer of Northstar, Chairman of Rocky Mountain, First Wyoming, Great Plains, Co-Chairman of Pacific Northwest, and Executive VP of New Mexico Capital. Mark A. Oliver, our CEO/Treasurer and a member of our Board of Directors, also serves as a member of the Boards of Directors of Northstar, Rocky Mountain, Great Plains, First Wyoming, New Mexico Capital and Pacific Northwest. Mr. Oliver is the President, COO, Treasurer and CFO of Northstar, the Secretary/Treasurer of Rocky Mountain, the CEO and CFO of Great Plains, CEO,CFO, and treasurer of First Wyoming, Chairman and CEO of New Mexico Capital and the Treasurer of Pacific Northwest. Les Meyer, a member of our Board of Directors, also serves as a member of the Board of Directors of Rocky Mountain and First Wyoming. Les Meyer is the President and CEO of Rocky Mountain and the Secretary and a Board member of First Wyoming. Milton Tenopir, a member of our Board of Directors, also serves as a member of the Board of Directors of Northstar and Great Plains. Jack Theeler, a member of our Board of Directors, also serves as a member of the Board of Directors of Great Plains. John R. Perkins, a member of our Board of Directors, also serves as a member of the Board of Directors of Rocky Mountain, New Mexico Capital and First Wyoming. Mr. Perkins is also the COO of First Wyoming and the Compliance Director of New Mexico Capital.

Additional information concerning transactions between us and entities affiliated with members of our Board of Directors is included in “Certain Relationships and Related Transactions” below.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers, directors and “beneficial owners” of more than ten percent of Midwest’s Common Stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to Midwest, or representations that no forms were required, we believe that during 2012 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

Code of Ethics

Midwest has adopted a Code of Ethics that applies to our officers, directors and employees in accordance with applicable federal securities laws. A copy of the Code of Ethics was filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These documents may be reviewed by accessing Midwest’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request. Midwest intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation paid or accrued by us to our current President, our current Chairman and our current Treasurer. None of our other officers had compensation that exceeded $100,000 for the last completed fiscal year.

SUMMARY COMPENSATION TABLE(1)

Name and				All Other
Principal Position	Year	Salary	Bonus	Compensation		Total
Rick D. Meyer,	2012	$206,571	$–	$12,000	(4)	$218,571
Chairman(3)	2011	16,798	–	208,551		225,349
Travis Meyer,	2012	$172,140	$–	$61,327	(4)(2)	$233,467
Vice-Chairman	2011	162,550	–	462,442	(4)(2)	624,992
Mark A. Oliver,	2012	$164,640	$–	$12,000	(4)	$176,640
CEO/Treasurer	2011	163,300	–	7,000	(4)	170,300
____________________

(1)	In 2011 and 2012, none of the named executive officers received stock awards, option awards, non-equity incentive plan compensation or non-qualified deferred compensation earnings as defined in Item 402 of Regulation S-K.

(2)	We were a party to a general agency agreement with Great American Marketing, Inc., a corporation owned by Travis Meyer (“Great American Marketing”) that terminated in 2011. Said agreement was approved by the Nebraska Insurance Department. “All Other Compensation” consists of amounts paid to Great American Marketing in 2012 and 2011 pursuant to this general agency agreement, under which Great American was required to pay for recruiting, conventions, contests, prizes, awards and training. See “Certain Relationships and Related Transactions” below for additional information.

(3)	In 2011, we were party to a Consulting and Advisory Agreement with Bison Capital Corp., a corporation owned by Rick Meyer and his wife (“Bison Capital”). While the Consulting and Advisory Agreement was in effect, Mr. Meyer was not the Chairman or an officer or employee of Midwest. The Consulting and Advisory Agreement was terminated in December 2011, at which point Mr. Meyer became the Chairman and an employee of Midwest. “All Other Compensation” in 2011 consists of (i) $206,351 paid to Bison Capital in 2011 pursuant to the Consulting and Advisory Agreement, and (ii) $2,200 in cash directors’ fees paid to Mr. Meyer. See “Certain Relationships and Related Transactions” below for additional information.

(4)	Automobile allowance.

Outstanding Equity Awards at Fiscal Year End

We have not established any equity compensation plans or granted any equity awards under such plans to our named executive officers. As a result, none of our named executive officers had any unexercised options, unvested stock or equity incentive plan awards outstanding as of the end of our last completed fiscal year.

Our Board of Directors approved the issuance to Mark Oliver of 40,000 shares of voting common stock on March 7, 2010. The shares were issued for $1.15 per share, which was the approximate book value of the shares as of December 31, 2009. The purchase price was paid by Mr. Oliver through delivery of a five-year promissory note secured by a pledge of the shares purchased.

Employment Agreements

We have entered into an Employment Agreement with Rick Meyer, our Chairman. This Employment Agreement was effective on December 1, 2011 and is for a three year term, subject to termination upon notice. On each anniversary, the Board may extend the agreement for an additional year. The Board extended said agreement in 2012. Pursuant to this Employment Agreement, Mr. Meyer is entitled to receive:

  a base salary of $201,571 with an annual 5% cost of living increase, which amount may be adjusted by our Board of Directors in subsequent years;

  fringe benefits provided by us to our employees in the normal course of business, including insurance coverage;

  a car allowance of $1,000.00 per month; and

  reimbursement for reasonable and necessary business expenses.

We also have entered into Employment Agreements with Travis Meyer, our Vice-Chairman, and Mark Oliver, our CEO/Treasurer. Each of these Employment Agreements were effective on June 8, 2011 and is for a three year term, subject to termination upon notice. On each anniversary, the Board may extend the agreements for an additional year. The Board extended said agreements in 2012. Pursuant to these Employment Agreements, each of Mr. Meyer and Mr. Oliver is entitled to receive:

  a base salary of $156,000 with an annual 4% cost of living increase, which amount may be adjusted by our Board of Directors in subsequent years;

  fringe benefits provided by us to our employees in the normal course of business, including insurance coverage;

  car allowance of $1,000.00 per month; and

  reimbursement for reasonable and necessary business expenses.

If we terminate Rick Meyer, Travis Meyer or Mark Oliver without cause as defined in the applicable Employment Agreement, we will be required to pay such person his base salary and provide certain benefits for the duration of the remaining term of the Employment Agreement or 6 months, whichever is greater. This payment would be made in exchange for an agreement not to engage in certain competitive activities during that period.

In addition to the compensation payable to Mr. Oliver under his Employment Agreement, our Board of Directors approved the issuance to Mr. Oliver of 40,000 shares of voting common stock on March 1, 2010. The shares were issued for $1.15 per share, which was the book value of the shares as of December 31, 2009. The purchase price was paid by Mr. Oliver through delivery of a five-year promissory note secured by a pledge of the shares purchased.

Director Compensation

Directors who are not employees currently receive an annual fee of $1,000, plus $500 for each meeting of the Board of Directors they attend. Directors also are reimbursed for certain expenses related to their attendance at meetings. Douglas R. Clark, who served as our non-employee Chairman until June 2011, received an annual fee of $50,000 while he served in that position.

The following table sets forth the compensation paid or accrued by us to our directors, other than directors who are also named executive officers, for the last completed fiscal year.

DIRECTOR COMPENSATION(1)

		Fees
		Earned or	All Other
Name	Year	Paid in Cash	Compensation	Total
Jim Ballard	2012	$2,050	$–	$2,050
Douglas R. Clark(4)	2012	10,766	–	10,766
Les Meyer	2012	2,050	–	2,050
John C. Osborne(2)	2012	2,050	–	2,050
John R. Perkins	2012	2,050	–	2,050
Milton Tenopir(3)	2012	28,200	–	28,200
Jack Theeler	2012	1,700	–	1,700
____________________

(1)	In 2011, none of the directors received stock awards, option awards, non-equity incentive plan compensation or non-qualified deferred compensation earnings as defined in Item 402 of Regulation S-K.

(2)	Mr. Osborne resigned from the Board on April 5, 2013 citing a lack of available time due to his primary business.

(3)	The Company paid Mr. Tenopir a consulting fee of $2,000 per month to assist in marketing from December 2009 to May, 2012. In June, 2012, Mr. Tenopir was elected Chairman of the Company’s life insurance subsidiary, American Life and Security Corp. In that capacity, he is paid $30,000 per year.

(4)	Mr. Clark was Chairman of the Company's life insurance subsidiary until his resignation from the Board in March, 2012. In that capacity he was paid $27,000 per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In September 2009, we entered into a Consulting and Advisory Agreement with Bison Capital, a corporation owned by Rick Meyer and his wife. Rick Meyer is a member of our Board of Directors, our former Chief Executive Officer and our current Chairman. Under the Consulting and Advisory Agreement, we agreed to pay Bison Capital $190,000 per year for a period of four years. In exchange, Bison Capital agreed to provide us with certain services, including assistance with strategic planning, implementation of capital-raising strategies, product development, market research and public relations. In addition to the consulting fee, we agreed to reimburse Bison Capital for reasonable and necessary business expenses. The Consulting and Advisory Agreement was terminated in December 2011. During the years ended December 31, 2012 and December 31, 2011, we paid Bison Capital $0 and $206,351, respectively, under the terms of the Consulting and Advisory Agreement.

In September 2009, we entered into a general agency agreement with Great American Marketing, a corporation controlled by Travis Meyer. Travis Meyer was our President at the time we entered into the agreement and a member of our Board of Directors. Under the agreement, Great American was responsible for training, recruiting and oversight of American Life marketing associates, including assuming responsibility for conventions, contests, prizes and awards. This agreement was approved by the Board of Directors and the Nebraska Insurance Department. In exchange, Great American received an override on all first-year premiums written. Great American had no underwriting or claims management authority. During the years ended December 31, 2012 and December 31, 2011, we paid Great American Marketing $49,327 and $455,442, respectively, under the terms of the agency agreement. The general agency agreement was terminated in October, 2011.

Certain Relationships and Affiliations with Similar Businesses; Potential Conflicts of Interest

Midwest and certain of its directors and officers have current or past relationships and affiliations with businesses that operate, or once operated, in the life insurance industry and that have conducted public and private stock offerings in connection with their operations. Additional information on these relationships and affiliations, organized by company, is as follows:

Security Capital. In 2005, we acquired 1,410,000 shares of common stock of Security Capital Corporation (“Security Capital”), an Arkansas corporation formerly known as Arkansas Security Capital Corporation, for $141,000. At the time, our shares constituted approximately 47.0% of the outstanding common stock of Security Capital. In 2010 and 2011, we acquired 647,000 additional shares bringing our ownership to approximately 60.2%. During the third quarter of 2011, we began consolidating Security Capital on our financial statements.

Rocky Mountain. In April 2010, we acquired 340,000 shares of common stock of Rocky Mountain Capital Corporation, a Colorado corporation (“Rocky Mountain”), a development stage company seeking to form a Colorado domiciled life insurance company, for $34,000. As of December 31, 2013, our ownership constituted approximately 10.4% of the issued and outstanding common stock of Rocky Mountain. In addition, Les Meyer, a member of our Board of Directors, is President, Chief Executive Officer and a member of the Board of Directors of Rocky Mountain. Les Meyer owns 352,000 shares of common stock of Rocky Mountain or approximately 11.2% of its outstanding common stock. Rick Meyer, Chairman of our Board of Directors, is Chairman and a member of the Board of Directors of Rocky Mountain. Rick Meyer owns 130,000 shares of common stock of Rocky Mountain, or approximately 4.1% of its outstanding common stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Secretary/Treasurer and a member of the Board of Directors of Rocky Mountain. Mr. Oliver owns 120,000 shares of common stock of Rocky Mountain, or approximately 3.8% of its outstanding common stock. John R. Perkins, a member of our Board of Directors, is a member of the Board of Directors of Rocky Mountain and owns 40,000 shares of common stock, or approximately 1.3% of its outstanding common stock. Travis Meyer, our Vice-Chairman and a member of our Board of Directors, owns 130,000 shares of common stock of Rocky Mountain. Our present and former directors and executive officers also own 60,000 shares of common stock, or approximately 1.9% of its outstanding common stock. As of December 31, 2013, Rocky Mountain is a development stage company.

Northstar. In April 2010, we acquired 600,000 shares of non-voting common stock of Northstar Financial Corp. (“Northstar”) for $60,000. The non-voting stock converted to voting stock on June 30, 2012. As of December 31, 2013, our ownership constituted approximately 17.4% of the issued and outstanding common stock of Northstar. Northstar was incorporated in Minnesota in April 2010 for the purpose of organizing, owning and operating a life insurance subsidiary in that state. Rick Meyer, Chairman of our Board of Directors, is Chairman, Chief Executive Officer and a member of the Board of Directors of Northstar. Rick Meyer owns 200,000 shares of Northstar's voting common stock, or 6.1% of its outstanding common stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is President, Chief Operating Officer, Treasurer, Chief Financial Officer and a member of the Board of Directors of Northstar. Mr. Oliver owns 140,000 shares of voting common stock of Northstar, or 4.3% of its outstanding common stock. Travis Meyer, our Vice-Chairman and a member of our Board of Directors, owns 146,000 shares of voting common stock, or 4.5% of its outstanding common stock. Milton Tenopir, a member of our Board of Directors, is a member of the Board of Directors of Northstar and owns 50,000 shares of voting common stock, or 1.5% of its outstanding common stock. Other former and present board members of Midwest and executive officers of Midwest also own 50,000 shares of common stock of Northstar, or 1.5% of its outstanding common stock. As of December 31, 2013, Northstar was a development stage company.

Hot Dot. In August 2011, we acquired 2,500,000 shares of common stock of Hot Dot, Inc., a Nebraska corporation (“Hot Dot”), for $50,000. Hot Dot was organized to develop, manufacture, and market the Hot Dot Alert Patch, an adhesive-backed patch that is used to detect increases in body temperature that pose a risk of heat exhaustion or heat stroke. In September 2012, Hot Dot repurchased 1,000,000 of our common shares for $750,000. As of December 31, 2013, our ownership constituted approximately 12.6% of the issued and outstanding common stock of Hot Dot. In addition, Rick Meyer, Chairman of our Board of Directors, is Chairman and a member of the Board of Directors of Hot Dot. Rick Meyer owns 300,000 shares of voting common stock of Hot Dot, or 2.9% of its outstanding common stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Treasurer and a member of the Board of Directors of Hot Dot, and he owns 300,000 shares of common stock of Hot Dot, or 2.9% of its outstanding common stock. Travis Meyer, our Vice-Chairman and a member of our Board of Directors, is a member of the Board of Directors of Hot Dot. Travis Meyer owns 300,000 shares of common stock of Hot Dot, or 2.9% of its outstanding common stock. Todd C. Boeve, our Vice President, Agency & Corporate Secretary and a member of the Board of Directors of Hot Dot. Mr. Boeve owns 50,000 shares of common stock, or 0.5% of the outstanding common stock of Hot Dot. Several other of our current and past board members and executive officers own 220,000 shares of common stock of Hot Dot or 2.1% of the outstanding common stock of Hot Dot.

Pacific Northwest. In September 2011, we acquired 600,000 shares of non-voting common stock of Pacific Northwest Capital Corp., an Idaho corporation (“Pacific Northwest”), for $60,000. These shares converted to voting on January 1, 2014. Our ownership constitutes approximately 15.7% of the outstanding common stock of Pacific Northwest as of December 31, 2013. Pacific Northwest was incorporated in Idaho in October 2010 for the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. In addition, Travis Meyer, our Vice-Chairman and a member of our Board of Directors, is President, Chief Executive Officer, Co-Chairman and a member of the Board of Directors of Pacific Northwest. Travis Meyer owns 200,000 shares of non-voting common stock of Pacific Northwest, or 5.9% of its outstanding common stock. Rick Meyer, Chairman of our Board of Directors, is Co-Chairman and a member of the Board of Directors of Pacific Northwest. Rick Meyer owns 200,000 shares of common stock, or 5.9% of the outstanding common stock of Pacific Northwest. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Treasurer and a member of the Board of Directors of Pacific Northwest. Mr. Oliver owns 200,000 shares of non-voting common stock of Pacific Northwest, or 5.9% of its outstanding common stock. Todd C. Boeve, our Vice President, Agency & Corporate Secretary and a member of the Board of Directors of Pacific Northwest. Mr. Boeve owns 50,000 shares of common stock of Pacific Northwest, or 1.5% of its outstanding common stock. Several other of our current and past board members and executive officers own 145,000 shares of common stock of Pacific Northwest or 4.2% of the outstanding common stock of Pacific Northwest.

New Mexico Capital Corporation. In June, 2012, we acquired 300,000 shares of common stock of New Mexico Capital Corporation, a New Mexico corporation (“New Mexico Capital”), for $30,000. New Mexico Capital has operated under the names Mountain States Capital Corporation and Enchantment Capital Corporation. Great Plains also owns 200,000 shares of New Mexico Capital common stock. Our ownership when combined with Great Plains, constitutes approximately 13.0% of the issued and outstanding common stock of New Mexico Capital as of December 31, 2013. In addition, Travis Meyer, our Vice-Chairman and a member of our Board of Directors, is Vice Chairman and a member of the Board of Directors of New Mexico Capital. Travis Meyer owns 200,000 shares of common stock of New Mexico Capital, or 6.1% of its outstanding common stock. Rick Meyer, Chairman of our Board of Directors, is Vice President and a member of the Board of Directors of New Mexico Capital. Rick Meyer owns 200,000 shares of common stock of New Mexico Capital, or 6.1% of its outstanding common stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, is Chief Executive Officer and Chairman of the Board and a member of the Board of Directors of New Mexico Capital. Mr. Oliver owns 200,000 shares of common stock of New Mexico Capital, or 6.1% of its outstanding common stock. Todd C. Boeve, our Vice President, Agency & Corporate Secretary, and a member of the Board of Directors of New Mexico Capital. Mr. Boeve owns 75,000 shares of common stock, or 2.3% of the outstanding common stock of New Mexico Capital. John R. Perkins, a member of our Board of Directors, is the Compliance Officer of New Mexico Capital. Several other of our current and past board members and executive officers own 230,000 shares of common stock of New Mexico Capital or 7.0% of the outstanding common stock of New Mexico Capital.

First Wyoming. In July 2009, we acquired 350,000 shares of common stock of First Wyoming Capital Corporation (“First Wyoming”), a development stage insurance holding company formed under Wyoming law, for $35,000 and funding of $20,000 of pre-incorporation expenses. First Wyoming was incorporated in Wyoming in July 2009 for the purpose of organizing a life insurance subsidiary in that state and becoming an insurance holding company. First Wyoming's life insurance subsidiary received its Certificate of Authority to operate in Wyoming on July 1, 2011. John Perkins, our former Secretary and compliance officer and a current member of our Board of Directors, serves as Chief Operating Officer of First Wyoming. John Perkins owns 89,000 shares of common stock of First Wyoming, or 2.1% of its outstanding common stock. Mark A. Oliver, our Chief Executive Officer and a member of our Board of Directors, serves as a member of First Wyoming’s Board of Directors and as its Chief Executive Officer. Rick Meyer, Chairman and a member of our Board of Directors, serves as a member of First Wyoming’s Board of Directors and its Chairman. Les Meyer, a member of our Board of Directors, serves as a member of First Wyoming’s Board of Directors. Les Meyer owns 1,000 shares of common stock of First Wyoming, or less than 0.1% of its outstanding common stock. First Wyoming raised approximately $10 million in an intra-state offering in 2010-2011 and received its certificate of authority for its insurance subsidiary in July 2011. During the second quarter of 2012, we obtained control of First Wyoming by replacing First Wyoming’s top executive management positions and all of its board of director seats with employees, directors and affiliates of Midwest. In September and October, 2012, we acquired an additional 546,500 shares of First Wyoming at $1.10 per share, bringing our total ownership percentage in First Wyoming to 22.7% as of December 31, 2013. As a result of obtaining control of First Wyoming, we changed our method of carrying the investment in First Wyoming from cost to equity as required by generally accepted accounting principles.

Great Plains. As of December 31, 2012 we had acquired 984,950 shares of common stock of Great Plains Financial Corporation, a South Dakota corporation (“Great Plains”) representing 24.7% of the outstanding shares. Great Plains owns 100% of a life insurance subsidiary licensed to do business in South Dakota. During the first quarter of 2013, we purchased additional shares of Great Plains bringing our ownership to 24.7%. As a result of the increased ownership of Great Plains, we changed our method of carrying the investment from cost to equity as required by generally accepted accounting principles. During the third quarter of 2012, the Company began providing TPA services to Great Plains and Great Plains’ wholly owned life insurance subsidiary. At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as CEO of Great Plains. In June 2011, Jack Osborne, Milt Tenopir, Travis Meyer, Mark Oliver and Rick Meyer were elected to the Great Plains Board of Directors. Rick Meyer serves as Chairman of Great Plains. Mr. Meyer owns 15,676 shares of common stock of Great Plains, or 0.4% of its outstanding common stock. Mark A. Oliver is Chief Executive Officer of Great Plains and its life insurance subsidiary. Mr. Oliver owns 11 shares of common stock of Great Plains, or less than 0.1% of its outstanding common stock. Travis Meyer owns 11 shares of common stock of Great Plains, or less than 0.1% of its outstanding common stock. Several other of our current and past board members and executive officers own 52,522 shares of common stock of Great Plains or 1.3% of the outstanding common stock of Great Plains.

These past and present relationships with similar businesses could result in a potential conflict of interest should we decide to offer life insurance products in any of the states in which these other companies do business to the extent that a relationship with the other companies is on-going. In addition, a potential conflict of interest could arise if any of those companies chose to do business in Nebraska to the extent that a relationship with the other companies is ongoing. For that reason, any decision relating to such business will be made by the disinterested members of the Board of Directors and any member of the Board having an interest in another company will recuse himself or herself from voting or discussing the matter.

COMPARISON OF RIGHTS OF SECURITYHOLDERS

Upon consummation of the exchange, the holders of issued and outstanding Great Plains and Security Capital stock who have not properly asserted appraisal or dissenters’ rights will receive Midwest voting common stock. The rights of the holders of Midwest shares are governed by Midwest’s Articles of Incorporation, its bylaws and Nebraska law, while the rights of holders of Great Plains and Security Capital shares are governed by their respective Articles of Incorporation, bylaws and South Dakota and Arkansas law, respectively. In most respects, the rights of holders of Midwest voting common stock and holders of Great Plains and Security Capital shares are similar. The following is a brief comparison of the rights of the holders of Great Plains and Security Capital stock, and Midwest voting common stock.

AUTHORIZED SHARES

The aggregate number of shares which Midwest is authorized to issue is (i) 120,000,000 shares of voting common stock with a par value of $0.001 per share, of which 9,106,717 shares of such stock are issued and outstanding, fully paid and non-assessable; (ii) 20,000,000 shares of nonvoting common stock of which no shares are issued and outstanding; and (iii) 150,000,000 consisting of 2,000,000 shares of shares of Series A Preferred Stock with a par value of $0.001 per share, of which 74,159 shares of such stock are issued and outstanding, fully paid and non-assessable, and 1,000,000 shares of Series B Preferred Stock with a par value of $0.001 par value per share, of which no shares of such stock are issued and outstanding.

The aggregate number of shares which Security Capital is authorized to issue is 8,000,000 shares of common stock with a par value of $0.10 per share, of which 3,414,300 shares of such stock are issued and outstanding, fully paid and non-assessable.

The aggregate number of shares which Great Plains is authorized to issue is 8,000,000 shares of common stock with a par value of $0.10 per share, of which 4,020,970 shares of common stock are issued and outstanding, fully paid and non-assessable, and 550,000 shares of Preferred Stock with a par value of $5.00 per share of which no such shares are issued and outstanding.

DIVIDEND RIGHTS

If Midwest were to declare and pay any cash dividends, the cash dividends paid upon each share of Midwest voting common stock would be the same for all shares.

If Great Plains were to declare and pay any dividends, the dividends paid upon the shares of Great Plains stock would be the same for all shares.

If Security Capital were to declare and pay any dividends, the dividends paid upon the shares of Security Capital stock would be the same for all shares.

VOTING RIGHTS

Those who hold Great Plains stock on the date the exchange (other than Midwest) becomes effective will be entitled as a group to hold approximately 3,905,000 shares of Midwest voting common stock, or approximately 29.5% of the Midwest shares that Midwest anticipates will then be outstanding. Those who hold Security Capital stock on the date the exchange (other than Midwest) becomes effective will be entitled as a group to hold approximately 215,000 shares of Midwest voting common stock, or approximately 1.6% of Midwest shares that Midwest anticipates will then be outstanding.

Each outstanding share of Midwest, Great Plains and Security Capital voting common stock is entitled to one vote upon each matter submitted to a vote of the shareholders.

Voting for Directors. Directors of Midwest, Great Plains and Security Capital are elected at the annual meeting of stockholders by a plurality of the votes cast at the election. Midwest’s Bylaws provide for cumulative voting rights in the elections of directors. Great Plains shareholders also have cumulative voting rights in the elections of directors pursuant to South Dakota law. Security Capital shareholders do not have cumulative voting rights in the election of directors. The right to cumulate votes for directors means that the shareholders are entitled to multiply the number of votes that they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Voting other than for Directors -- Midwest

The Bylaws of Midwest provide that when, with respect to any action to be taken by Midwest shareholders, the voting requirements shall be as provided by the Nebraska Business Corporation Act, which generally provide that when a quorum exists, action on a matter, other than the election of directors, by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless the articles of incorporation or the act requires a greater number of affirmative votes. However, amendments to the Articles of Incorporation and approval of mergers, share exchanges and extraordinary asset transfers require that each voting group entitled to vote separately on the matter require the affirmative vote of a majority of all the votes entitled to be cast by that voting group.

Voting other than for Directors – Great Plains

For Great Plains the South Dakota Business Corporation Act generally requires shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the articles of incorporation or this chapter provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter and if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or this chapter require a greater number of affirmative votes.

With respect to amendments to the articles of incorporation, the amendment to be adopted must be approved by: (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (ii) if a quorum exists, the amendment is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

With respect to mergers, conversions, share exchanges and sales of asset outside of the ordinary course of business, South Dakota law generally requires the matter to be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and if by voting group, by each voting group entitled to vote separately on the matter by a majority of all the votes entitled to be cast on the plan by the voting group.

Voting other than for Directors – Security Capital

For Security Capital the Arkansas Business Corporation Act generally requires shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the articles of incorporation or Arkansas law provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter and if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or this chapter require a greater number of affirmative votes.

With respect to amendments to the articles of incorporation, the amendment to be adopted must be approved by: (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (ii) if a quorum exists, the amendment is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

With respect to mergers, conversions, share exchanges and sales of asset outside of the ordinary course of business, Arkansas law generally requires the matter to be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and if by voting group, by each voting group entitled to vote separately on the matter by a majority of all the votes entitled to be cast on the plan by the voting group.

The bylaws of Great Plains and Security Capital provide that the power to alter, amend, or repeal their respective bylaws or to adopt new bylaws is vested in the respective Boards of Directors. Midwest’s Articles of Incorporation provide that Midwest’s Board of Directors has the power to enact, alter, amend and repeal Midwest’s bylaws not inconsistent with the laws of Nebraska. However, under the corporate laws applicable to each entity, the Midwest, Great Plains and Security Capital shareholders have the right to amend and repeal the respective bylaws even though the respective Boards of Directors also have this right.

A majority of the shares of stock entitled to vote constitutes a quorum under the bylaws of both Great Plains and Security Capital. The bylaws of Midwest provide that a quorum for the transaction of business and voting requirements shall be as provided by Nebraska corporate law. Nebraska currently provides that a majority of the shares entitled to vote constitutes a quorum.

The bylaws of Midwest, Security Capital and Great Plains all provide that the shareholders may take action without a meeting, and all shareholders entitled to vote must consent to the action in writing.

The bylaws of Great Plains and Security Capital provide that the power to alter, amend, or repeal their respective bylaws or to adopt new bylaws is vested in the respective Boards of Directors. However, under their respective corporate laws, the Great Plains and Security Capital shareholders have the right to amend and repeal the respective bylaws of Great Plains and Security Capital even though the respective Boards of Directors also have this right. Midwest’s Articles of Incorporation provide that Midwest’s Board of Directors has the power to enact, alter, amend and repeal Midwest’s bylaws not inconsistent with the laws of Nebraska.

Special meetings of Great Plains shareholders may be called by Great Plains’ Chairman or its President in the event of the Chairman’s absence, a majority of its Board of Directors or by the holders of 30% or more of all Great Plains shares entitled to vote. Special meetings of Security Capital shareholders may be called by Security Capital’s Chairman or its President, by written resolution of the Board of Directors or any member of the Security Capital Board of Directors or by the holders of 10% or more of all Security Capital shares entitled to vote. Special meetings of Midwest shareholders may be called by Midwest’s President, by its Board of Directors, or by the holders of 10% or more of all Midwest shares entitled to vote.

A majority of the shares of stock entitled to vote constitutes a quorum under the bylaws of both Great Plains and Security Capital. The bylaws of Midwest provide that a quorum for the transaction of business shall be a provided by Nebraska law, which currently provides that the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group.

The bylaws of Midwest, Security Capital and Great Plains all provide that the shareholders may take action without a meeting, and all shareholders entitled to vote must consent to the action in writing.

PREEMPTIVE RIGHTS

Authorized Midwest, Great Plains and Security Capital shares may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the Boards of Directors of the respective corporations. No holder of shares has any pre-emptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by their respective corporations.

LIABILITY OF DIRECTORS

As authorized by Nebraska law, Midwest’s Articles of Incorporation contain a provision - Article VIII Personal Liability of Directors - that states a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action as a director except for liability (i) for the amount of a financial benefit received by a director to which he or she is not entitled; (ii) for intentional infliction of harm on the corporation or its shareholders; (iii) for a violation of Neb. Rev. Stat. §21-2096; and (iv) for an intentional violation of criminal law. Likewise, Security Capital’s Articles of Incorporation contain a provision that states that to the maximum extent allowed by Arkansas law, no director shall be liable to the corporation or the stockholders for monetary damages for breach of fiduciary duty.

In addition, Midwest’s Articles of Incorporation contain a provision – Article VI – Indemnification - that states the corporation shall indemnify its directors and officers, to the fullest extent permitted by law, for liability to any person for any action taken, or any failure to take any action, as a director or officer. Security Capital’s Articles of Incorporation contain a similar provision.

There is no provision in the Articles of Incorporation of Great Plains limiting the liability of directors. Both South Dakota and Arkansas law provide that a director is not liable for any action taken, or any failure to take an action, as a director if he or she acted in good faith, with the care of an ordinary prudent person in a manner he or she reasonably believes to be in the best interests of the corporation.

LIQUIDATION RIGHTS

In the event of any liquidation, dissolution or winding up of Midwest, Great Plains, or Security Capital, whether voluntary or involuntary, the holders of shares are entitled to share, on a share-for share basis, any of the assets or funds in their respective corporations which are distributable to the shareholders upon such liquidation, dissolution or winding up.

ASSESSMENT AND REDEMPTION

Midwest shares to be issued upon consummation of the exchange will be fully paid and nonassessable. Great Plains and Security Capital shares are deemed to be fully paid and nonassessable. Midwest’s, Great Plains’ and Security Capital’s shares of voting common stock are not subject to redemption, conversion or further assessment.

TRANSFER AGENT

The transfer agent for shares of Great Plains stock is Computershare. The transfer agent for shares of Security Capital stock is Security Capital. The transfer agent for Midwest shares is Computershare.

EXPERTS

The consolidated financial statements of Midwest Holding Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the two year period ended December 31, 2012, are included herein in reliance upon the report of McGladrey LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Great Plains Financial Corporation and subsidiaries as of December 31, 2012, and for the year then ended are included herein in reliance upon the report of McGladrey LLP, independent auditors, upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Great Plains Financial Corporation and subsidiaries as of December 31, 2011, and for the year ended, are included herein in reliance upon the report of Kerber, Eck & Braeckel LLP, independent auditors, upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of Midwest voting common stock to be issued pursuant to the Great Plains Exchange and the Security Capital Exchange will be passed upon by Jones & Keller, P.C., Denver, Colorado. Jones & Keller, P.C. has also given the tax opinions referred to under "Certain Federal Income Tax Consequences."

OTHER MATTERS

Great Plains. The Great Plains Board does not intend to bring any matters before the meeting other than those specifically set forth in the notice of the meeting accompanying this proxy statement-prospectus and it does not know of any matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Great Plains Board.

Security Capital. The Security Capital Board does not intend to bring any matters before the meeting other than those specifically set forth in the notice of the meeting accompanying this proxy statement-prospectus and it does not know of any matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Security Capital Board.

CONSOLIDATED FINANCIAL STATEMENTS OF GREAT PLAINS FINANCIAL CORPORATION AS OF DECEMBER 31, 2012 AND 2011 AND FOR YEARS THEN ENDED AND CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND FOR THE THREE MONTHS AND NINE MONTHS THEN ENDED

Great Plains Financial Corporation
and Subsidiary

December 31, 2012 and 2011
(With Independent Auditors’ Report Thereon)

Independent Auditors' Report

The Board of Directors
Great Plains Financial Corporation and Subsidiary
Pierre, South Dakota

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Great Plains Financial Corporation and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of comprehensive income, changes in stockholders' equity and cash flows for the year then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Plains Financial Corporation and Subsidiary as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Omaha, Nebraska
May 13, 2013

Independent Auditors' Report

Board of Directors
Great Plains Financial Corporation and Subsidiary

      We have audited the accompanying consolidated balance sheet of Great Plains Financial Corporation (a South Dakota corporation) and subsidiary as of December 31, 2011, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Plains Financial Corporation and subsidiary as of December 31, 2011, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Springfield, Illinois
April 19, 2012

Great Plains Financial Corporation

Consolidated Balance Sheets
December 31, 2012 and 2011

Assets	2012	2011
Investments:
Certificates of deposit, at cost	$1,171,280	$1,161,174
Available-for-sale fixed maturity securities	1,155,077	-
Available-for-sale equity securities	1,072,324	3,993,543
Equity securities, at cost	55,000	35,000
Total investments	3,453,681	5,189,717

Cash and cash equivalents	2,792,436	712,583
Accrued investment income	15,786	3,674
Due premiums	69,747	9,109
Deferred acquisition costs, net	1,335,872	732,924
Furniture and equipment, net	26,137	23,280
Other assets	141,192	39,822
Amounts recoverable from reinsurers	65,694	31,461
Total assets	$7,900,545	$6,742,570

Liabilities and Stockholders' Equity
Liabilities:
Policy liabilities
Benefit reserves	$1,305,338	$739,591
Policy claims	6,666	43,207
Advance premiums	3,621	-
Liability for deposit-type contracts	894,220	263,618
Total policy liabilities	2,209,845	1,046,416

Other liabilities	261,383	250,662
Total liabilities	2,471,228	1,297,078

Stockholders' equity:
Common stock, par value $.10 per share 8,000,000
authorized; 4,020,970 shares issued and outstanding
at December 31, 2012 and 2011	402,097	402,097
Additional paid-in capital	7,540,332	7,540,332
Accumulated other comprehensive (loss) income	(30,255)	40,686
Accumulated deficit	(2,482,857)	(2,537,623)
Total stockholders' equity	5,429,317	5,445,492
Total liabilities and stockholders' equity	$7,900,545	$6,742,570

See Notes to Consolidated Financial Statements.

Great Plains Financial Corporation

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2012 and 2011

	2012	2011
Revenues:
Premiums	$1,584,972	$1,018,704
Premiums ceded	(41,190)	(8,842)
Net premiums earned	1,543,782	1,009,862

Investment income, net of expenses	111,026	104,549
Realized gain on investments	282,948	225,865
Other income	55	117
Total revenues	1,937,811	1,340,393

Expenses:
Death and other benefits	23,273	16,915
Increase in benefit reserves	509,457	482,897
Acquisition costs deferred	(773,539)	(601,093)
Amortization of deferred acquisition costs	170,591	159,387
Commissions	810,649	531,307
Salaries	405,774	402,500
Payroll taxes	27,973	33,003
Rent	33,541	28,431
Health and dental insurance	54,508	92,186
Professional fees	196,748	194,137
Directors' fees	66,695	45,802
Travel and lodging	79,590	54,976
Office and other expenses	277,785	207,283
Total expenses	1,883,045	1,647,731
Income (loss) before income tax expense	54,766	(307,338)
Income tax expense	-	-
Net income (loss)	$54,766	$(307,338)

Comprehensive loss:
Unrealized gains (losses) on investments
arising during period	212,007	(107,995)
Less: reclassification adjustment for net realized
gains on investments	(282,948)	(225,865)
Other comprehensive loss	(70,941)	(333,860)
Comprehensive loss	$(16,175)	$(641,198)

Net income (loss) per common share, basic and diluted	$0.01	(0.08)

See Notes to Consolidated Financial Statements.

Great Plains Financial Corporation

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2012 and 2011

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Accumulated
	Stock	Capital	Income (Loss)	Deficit	Total
Balance at December 31, 2010,
as previously reported	$382,491	$7,559,938	$374,546	$(2,230,285)	$6,086,690

2012 stock dividend, Note 1	19,606	(19,606)	-	-	-

Balance at December 31, 2010	$402,097	$7,540,332	$374,546	$(2,230,285)	$6,086,690

Other comprehensive loss	-	-	(333,860)	-	(333,860)
Net loss	-	-	-	(307,338)	(307,338)

Balance at December 31, 2011	$402,097	$7,540,332	$40,686	$(2,537,623)	$5,445,492

Other comprehensive loss	-	-	(70,941)	-	(70,941)
Net income	-	-	-	54,766	54,766

Balance at December 31, 2012	$402,097	$7,540,332	$(30,255)	$(2,482,857)	$5,429,317

See Notes to Consolidated Financial Statements.

Great Plains Financial Corporation

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities:
Net income (loss)	$54,766	$(307,338)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Net adjustment for premium and discount on investments	3,071	-
Provision for depreciation	6,077	7,352
Realized gain on investments	(282,948)	(225,865)
Amortization of deferred acquisition costs	170,591	159,387
Acquisition costs deferred	(773,539)	(601,093)
Interest credited on deposit-type contracts	28,868	5,326
Changes in operating assets and liabilities:
Accrued investment income	(12,112)	3,508
Due premiums	(60,638)	(9,109)
Amounts recoverable from reinsurers	(34,233)	(23,283)
Policy liabilities	532,827	516,472
Other assets	(101,370)	(23,180)
Other liabilities	10,721	128,132
Net cash used in operating activities	(457,919)	(369,691)

Cash flows from investing activities:
Securities available for sale:
Purchases	(2,629,011)	(5,460,082)
Sales	4,584,089	5,145,489
Net change in certificates of deposit	(10,106)	86,932
Purchase of furniture and equipment	(8,934)	(23,115)
Net cash provided by (used in) investing activities	1,936,038	(250,776)

Cash flows from financing activities:
Receipts on deposit-type contracts	634,910	234,043
Withdrawals on deposit-type contracts	(33,176)	(7,386)
Net cash provided by financing activities	601,734	226,657

Increase (decrease) in cash	2,079,853	(393,810)

Cash and cash equivalents at beginning of period	712,583	1,106,393
Cash and cash equivalents at end of period	$2,792,436	$712,583

See Notes to Consolidated Financial Statements.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Accounting Policies

Nature of operations: Great Plains Financial Corporation ("GPFC") was incorporated in South Dakota on January 11, 2007, for the primary purpose of organizing a life insurance subsidiary. In January 2007, GPFC raised $150,000 from the initial offering of 1,500,000 common shares. After the initial offering, GPFC undertook a private placement of up to 750,000 shares with net proceeds after rescissions totaling $747,000. On October 9, 2007, GPFC's intrastate public stock offering, which included a 10% "over-sale" provision (additional sales of $750,000), was declared effective. The offering was completed December 9, 2009. The Company raised $7,889,525 from the sale of 1,577,905 shares from this offering.

GPFC has a wholly owned life insurance subsidiary, Great Plains Life Assurance Company ("GPLAC") domiciled in South Dakota. GPLAC was incorporated on October 16, 2008 and was initially capitalized with $200,000 on November 3, 2008. Additional capital contributions of $2,883,545 have been made by the Company since 2008. GPLAC was formed to be a life insurance company and initially operate in the state of South Dakota. GPLAC began issuing business on January 11, 2010.

GPLAC's operations involve the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider in the state of South Dakota. A modified premium whole life insurance policy requires premium payments to be made for a certain number of years after which the policyholder is entitled to full policy benefits.

These entities are collectively hereinafter referred to as the "Company."

Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Principles of consolidation: The consolidated financial statements include the accounts and operations of GPFC and GPLAC. All intercompany accounts and transactions are eliminated in consolidation.

Use of estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets, deferred tax assets, deferred acquisition costs, and future contract benefits.

Risks and uncertainties: Certain risks and uncertainties are inherent in our day-to-day operations and in the process of preparing our consolidated financial statements. Such risks and uncertainties include, but are not limited to, lack of available capital, an evolving business model, and the management of rapid growth. To address these risks, the Company must, among other things, gain access to capital in amounts and on terms acceptable to the Company, develop a customer base, implement and successfully execute its business and marketing strategy, and attract, retain, and motivate qualified personnel. Additionally, the Company does not have control over the general economic conditions of the state South Dakota, the state in which the Company operates. There can be no guarantee that the Company will be successful in addressing such risks.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Accounting Policies (Continued)

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Investments: The Company classifies all fixed maturities and equity securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in other comprehensive income. Certificates of deposit are carried at deposit balance. The Company limits its investment in certificates of deposit to accounts that are federally insured. Realized gains and losses on the sale of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.

Equity securities recorded at cost include investments in privately placed common stock for recently formed holding companies organized for the purpose of forming life insurance subsidiaries. These securities do not have a readily determinable fair value. The Company does not control these entities economically, and therefore does not consolidate these entities.

Deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.

The following table provides information about deferred acquisition costs for the years ended December 31, 2012 and 2011, respectively.

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Balance at beginning of period	$732,924	$291,218
Capitalization of commissions, sales and issue expenses	773,539	601,093
Gross amortization	(170,591)	(159,387)
Balance at end of period	$1,335,872	$732,924

Furniture and equipment: Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method for financial and tax reporting purposes. The estimated life used in determining depreciation is 3 years for electronic data processing equipment and 5 years for furniture. Accumulated depreciation at December 31, 2012 and 2011, is $25,826 and $19,749, respectively.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Accounting Policies (Continued)

Benefit reserves: The Company's liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance products, expected mortality and morbidity is generally based on the Company's historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality, morbidity and interest rate assumptions are "locked-in" upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Reinsurance: The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth. Estimated reinsurance recoverable balances are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of December 31, 2012 or 2011.

Policy claims: Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.

Liability for deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity riders, premium deposit funds and supplemental contracts without life contingencies.

Federal income taxes: The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The provision for income taxes is based on income as reported in the consolidated financial statements. The income tax provision is calculated under the asset and liability method. Deferred tax assets are recorded based on the differences between the consolidated financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that they believe are more-likely-than not that the benefit will not to be realized. When applicable, the Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company had no accruals for payments of interest and penalties at December 31, 2012 and 2011. With few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by tax authorities for the years before 2009.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Accounting Policies (Continued)

Revenues and expenses: Revenues on traditional life products consist of direct premiums reported as earned when due, net of reinsurance ceded. Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services and cost of insurance, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows. Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.

Net income (loss) per common share: Net income (loss) per common share is calculated using the weighted average number of common shares issued or subscribed. The weighted average issued or subscribed common shares outstanding were 4,020,970 for each of the years ended December 31, 2012 and 2011. The Board of Directors approved a 5% stock dividend with a declaration date of March 8, 2012 and payable to the holders of shares of the Company as of April 2, 2012. Fractional shares were rounded up to the next whole share. A total of 196,065 shares were issued under this stock dividend at par value, resulting in a transfer of $19,606 from additional paid-in capital to common stock, which was presented in the consolidated financial statements as if the dividend had occurred as of the earliest period presented. The weighted average shares outstanding for the years ended December 31, 2012 and 2011 have been computed including the pro-forma effect of the stock dividend for comparative purposes. The Company has no common stock equivalents or other potentially dilutive securities, therefore, there is no difference between basic and diluted earnings per common share for any of the years reported.

Subsequent events: Management has evaluated subsequent events for recognition and disclosure in the consolidated financial statements through May 13, 2013, which is the date the consolidated financial statements were available to be issued.

New accounting standards: In October 2010, the FASB issued authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the new guidance, acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contracts selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition costs only those advertising costs meeting the capitalization criteria for direct-response advertising. This change is effective for fiscal years beginning after December 15, 2011 and interim periods within those years. Early adoption as of the beginning of a fiscal year was permitted. The guidance is to be applied prospectively upon the date of adoption, with retrospective application permitted but not required. The Company adopted this new guidance prospectively on January 1, 2012, with no material impact to the consolidated financial statements expected.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

In May 2011, the FASB issued new guidance concerning fair value measurements and disclosure. The new guidance is the result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged fair value framework on how to measure fair value and the necessary disclosures concerning fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011, and no early adoption is permitted. The Company adopted this new guidance on January 1, 2012, with no material impact to the consolidated financial statements expected.

In June 2011, the FASB issued updated guidance to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in stockholders’ equity. The updated guidance requires that all non-owner changes in stockholders’ equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued a deferral on the effective date for amendments to the presentation of reclassification adjustments. The updated guidance is to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted the continuous statement approach on January 1, 2012.

In December 2011, the FASB issued amended guidance related to disclosures about offsetting assets and liabilities. The amended guidance requires entities to disclose both gross information and net information about financial instruments, including derivatives, and transactions eligible for offset in the statement of financial position, as well as financial instruments and transactions subject to agreements similar to a master netting arrangement. This guidance will be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of this guidance is not expected to materially impact the Company's consolidated financial statements.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 2. Investments

Investment in available-for-sale securities at December 31 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2012	Cost	Gains	Losses	Fair Value
Fixed maturities:
States and political subdivisions –
general obligations	$159,313	$-	$-	$159,313
States and political subdivisions –
special revenue	531,681	1,702	7,831	525,552
Corporate	431,221	41,978	2,987	470,212
Total fixed maturities	1,122,215	43,680	10,818	1,155,077
Equity securities:
Mutual funds	1,135,441	-	63,117	1,072,324
Total equity securities	1,135,441	-	63,117	1,072,324
Total	$2,257,656	$43,680	$73,935	$2,227,401

December 31, 2011
Equity securities:
Mutual funds	$3,952,857	$142,065	$101,379	$3,993,543
Total	$3,952,857	$142,065	$101,379	$3,993,543

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 2. Investments (Continued)

The following table details the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position:

	Fair	Unrealized	Number of
December 31, 2012	Value	Loss	Securities
Fixed Maturities:
Less than 12 months:
States and political subdivisions –
special revenue	$399,623	$7,831	6
Corporate	107,626	2,987	2
Total fixed maturities	507,249	10,818	8

Equity Securities:
Less than 12 months:
Mutual funds	742,151	7,859	2
Greater than 12 months:
Mutual funds	330,173	55,258	1
Total mutual funds	1,072,324	63,117	3
Total	$1,579,573	$73,935	11

	Fair	Unrealized	Number of
December 31, 2011	Value	Loss	Securities
Equity Securities:
Less than 12 months:
Mutual funds	$1,760,743	$101,379	5

There were no securities in an unrealized loss position more than 12 months at December 31, 2011.

The Company's decision to record an impairment loss is primarily based on whether the security's fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security's fair value has been below its cost amount, the severity of the decline in value, and the dividend payment history of the issuer. The Company also assesses recovery value. Any other-than temporary impairments on equity securities are recorded in the consolidated statements of comprehensive income in the periods incurred as the difference between fair value and cost. As of December 31, 2012, there were no individual fixed maturity securities that had a fair value to amortized cost ratio below 96%. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment. The Company recorded no other than temporary impairments during the years ended December 31, 2012 and 2011.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 2. Investments (Continued)

The amortized cost and estimated fair value of fixed maturities at December 31, 2012, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Due after one year through five years	$47,970	$52,869
Due after five years through ten years	537,070	569,410
Due after ten years	537,175	532,798
Total	$1,122,215	$1,155,077

The following are the components of net investment income for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Certificates of deposit	$13,385	$15,625
Fixed maturities	54,410	-
Equity securities	81,580	195,473
	149,375	211,098
Investment expenses	(38,349)	(106,549)
	$111,026	$104,549

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2012, these required deposits had a total carrying value of $852,321.

Gross gains on investment sales of $288,835 and $225,865 and gross losses of $5,887 and $0 were recognized during the years ended December 31, 2012 and 2011, respectively. Gross proceeds from the sale of securities were $4,584,089 and $5,145,489 during 2012 and 2011, respectively.

Note 3. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 3. Fair Value Measurements (Continued)

The Company determines fair values based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 –	Quoted prices in active markets for identical assets or liabilities. The Company's Level 1 assets include equity securities that are traded in an active exchange market.

Level 2 –

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company has no level 2 assets.

Level 3 –

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These investments require significant management judgment or estimation in measuring fair value. The Company's Level3 assets include private placement equity securities.

In accordance with accounting standards, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2012 and 2011.

2012	Level 1	Level 2	Level 3	Total
Fixed maturities:
States and political subdivisions –
general obligations	$-	$159,313	$-	$159,313
States and political subdivisions –
special revenue	-	525,552	-	525,552
Corporate	-	470,212	-	470,212
Total fixed maturities	-	1,155,077	-	1,155,077

Equity securities:
Mutual funds	1,072,324	-	-	1,072,324
Total equity securities	1,072,324	-	-	1,072,324
Total	$1,072,324	$1,155,077	$-	$2,227,401

2011	Level 1	Level 2	Level 3	Total
Equity securities:
Mutual funds	$3,993,543	$-	$-	$3,993,543
Total	$3,993,543	$-	$-	$3,993,543

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 4. Income Taxes

GPFC and GPLAC file separate federal income tax returns with the Internal Revenue Service. GPLAC is taxed as a life insurance company under the provisions of the Internal Revenue Code and must file a separate tax return until it has been a member of the filing group for five years. GPFC has estimated tax net operating losses of approximately $2,800,000 expiring in 2022 through 2027. GPLAC has estimated tax net operating losses of approximately $600,000 expiring in 2023 through 2027. GPFC and GPLAC have established a valuation allowance against this deferred tax asset due to the uncertainty of its ability to utilize the net operating losses given the lack of taxable income to date. There are no current federal income tax expense recognized during 2012 and 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2012	2011
Deferred tax assets
Net operating loss carryforward	$1,069,062	$983,853
Reserves	166,146	118,259
Net unrealized losses on available-for-sale securities	14,887	-
	1,250,095	1,102,112
Valuation allowance	(1,005,980)	(964,865)
Total deferred tax assets	244,115	137,247

Deferred liabilities
Deferred acquisition costs	(230,166)	(126,811)
Due premiums	(13,949)	(1,822)
Net unrealized gains on available-for-sale securities	-	(8,614)
Total deferred tax liabilities	(244,115)	(137,247)
Net deferred tax assets	$-	$-

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 4. Income Taxes (Continued)

There was no income tax expense for the years ended December 31, 2012 and 2011. This differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to pretax income, as a result of the following:

	Year Ended December 31,
	2012	2011
Computed expected income tax expense (benefit)	$18,620	$(104,495)
Increase (reduction) in income taxes resulting from:
Meals, entertainment and political contributions	4,971	2,715
Dividends received deduction	(57,106)	(96,760)
Other	(7,600)	(150,112)
	(59,735)	(244,157)
Tax benefit before valulation allowance	(41,115)	(348,652)
Change in valuation allowance	41,115	348,652
Net income tax expense	$-	$-

Note 5. Reinsurance

GPLAC participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risk. GPLAC reinsures coverage on face amounts between $30,000 and $55,000 with an affiliated reinsurer, American Life & Security Corp. (American Life), and all amounts of risk on any one life in excess of $55,000 for individual life insurance with Optimum Re.

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, GPLAC remains primarily liable for the entire amount at risk.

Reinsurance ceded amounts for GPLAC for 2012 and 2011 are summarized as follows:

	2012	2011
Premiums ceded	$41,190	$8,842
Commissions and expense allowances	-	-
Benefits ceded	49,529	26,184
Reserve credits ceded	61,567	5,277
Inforce amount ceded	33,844,000	20,213,000

Note 6. Stockholders’ Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by GPLAC. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2013, the Company cannot pay a dividend without regulatory approval.

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 7. Deposit-Type Contracts

The Company’s deposit-type contracts represent the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals. The following table provides information about deposit-type contracts for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Beginning balance	$263,618	$31,635
Deposits received	634,910	234,043
Investment earnings	28,868	5,326
Withdrawals, net	(33,176)	(7,386)
Ending balance	$894,220	$263,618

Note 8. Statutory Accounting Practices

GPLAC's statutory-basis capital and surplus was $2,180,787 and $2,433,439 at December 31, 2012 and 2011, respectively. Statutory-basis net loss was $116,914 and $299,076 for 2012 and 2011, respectively.

Principal adjustments to GAAP amounts to derive statutory accounting principles amounts include: a) costs of acquiring new policies are charged to current operations as incurred; b) benefit reserves are calculated using statutory mortality and interest requirements without consideration of withdrawals; c) changes in deferred taxes associated with timing differences are recorded in equity rather than directly to net income; d) accounting for certain investments in debt securities is at amortized cost; and e) statutory asset valuation reserves and interest maintenance reserves are recorded.

Note 9. Lease

The Company entered into a lease on May 1, 2011 for approximately 2,224 square feet of office space which expires on April 30, 2014. Under the terms of the lease, rent expense is $2,708 per month. The landlord pays the premium on his extended coverage insurance for the structure and real estate, of which premises is a portion. Total rent expense for the years ended December 31, 2012 and 2011 was $33,541 and $28,431, respectively. Future minimum payments for 2013 and 2014 are $32,493 and $10,831, respectively.

Note 10. Related Party Transactions

GPFC and GPLAC entered into third party administrative (“TPA”) services agreements effective July 1, 2012 with Midwest Holding Inc. (Midwest). As of December 31, 2012, Midwest owned 24.5% of the outstanding stock of GPFC. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. Total fees paid to Midwest Holding during 2012 amounted to $57,714.

GPFC’s consolidated financial statements are consolidated into Midwest.

Great Plains Financial Corporation

Consolidated Balance Sheets

Assets	September 30, 2013	December 31, 2012
	(Unaudited)
Investments:
Certificates of deposit, at cost	$1,175,630	$1,171,280
Available-for-sale fixed maturity securities	3,167,970	1,155,077
Available-for-sale equity securities	-	1,072,324
Equity securities, at cost	55,000	55,000
Total investments	4,398,600	3,453,681

Cash and cash equivalents	2,459,998	2,792,436
Accrued investment income	15,167	15,786
Due premiums	76,466	69,747
Deferred acquisition costs, net	1,428,383	1,335,872
Furniture and equipment, net	37,229	26,137
Other assets	101,074	141,192
Amounts recoverable from reinsurers	65,694	65,694
Total assets	$8,582,611	$7,900,545

Liabilities and Stockholders' Equity
Liabilities:
Policy liabilities
Benefit reserves	$1,686,635	$1,305,338
Policy claims	6,666	6,666
Advance premiums	4,821	3,621
Liability for deposit-type contracts	1,600,522	894,220
Total policy liabilities	3,298,644	2,209,845

Other liabilities	181,996	261,383
Total liabilities	3,480,640	2,471,228

Stockholders' equity:
Common stock, par value $.10 per share 8,000,000
authorized; 4,020,970 shares issued and outstanding
at June 30, 2013 and December 31, 2012	402,097	402,097
Additional paid-in capital	7,540,332	7,540,332
Accumulated other comprehensive loss	(93,999)	(30,255)
Accumulated deficit	(2,746,459)	(2,482,857)
Total stockholders' equity	5,101,971	5,429,317
Total liabilities and stockholders' equity	$8,582,611	$7,900,545

Great Plains Financial Corporation

Consolidated Statements of Comprehensive Income
(Unaudited)

	Nine months ended September 30,
	2013	2012
Revenues:
Premiums	$952,327	$1,302,117
Premiums ceded	(22,156)	(16,319)
Net premiums earned	930,171	1,285,798

Investment income, net of expenses	41,483	91,615
Realized gain on investments	(41,630)	282,948
Other income	-	55
Total revenues	930,024	1,660,416

Expenses:
Death and other benefits	4,138	23,703
Increase in benefit reserves	388,497	497,407
Acquisition costs deferred	(247,993)	(703,820)
Amortization of deferred acquisition costs	155,482	148,537
Commissions	243,801	700,928
Salaries	260,964	-
Payroll taxes	17,975	-
Rent	34,249	-
Health and dental insurance	923	-
Professional fees	136,073	-
Directors' fees	40,608	-
Travel and lodging	27,245	-
Office and other expenses	131,664	909,213
Total expenses	1,193,626	1,575,968
Loss before income tax expense	(263,602)	84,448
Income tax expense	-	-
Net loss	$(263,602)	$84,448

Comprehensive loss:
Unrealized (losses) gains on investments
arising during period	(70,372)	149,010
Less: reclassification adjustment for net realized
gains on investments	41,630	(282,948)
Other comprehensive (loss) income	(28,742)	(133,938)
Comprehensive loss	$(292,344)	$(49,490)

Net loss per common share, basic and diluted	$(0.07)	$0.02

Great Plains Financial Corporation

Consolidated Statements of Comprehensive Income
(Unaudited)

	Three months ended September 30,
	2013	2012
Revenues:
Premiums	$254,684	$535,105
Premiums ceded	(13,127)	(7,290)
New premiums earned	241,557	527,815

Investment income (loss ) net of expenses	(3,705)	13,208
Realized gain (loss) on investments	(60,640)	218,420
Other income	-	-
Total revenues	177,212	759,451

Expenses:
Death and other benefits	-	(19,073)
Increase in benefit reserves	53,310	102,583
Acquisition costs deferred	(38,777)	(175,970)
Amortization of deferred acquisition costs	87,613	3,101
Commissions	64,041	234,851
Salaries	86,494	85,121
Payroll taxes	4,677	4,815
Rent	11,011	9,091
Health and dental insurance	438	17,225
Professional fees	41,850	48,528
Directors’ fees	7,108	25,258
Travel and lodging	5,624	26,560
Office and other expenses	8,985	105,980
Total Expenses	313,916	468,070
Loss before income tax expense	(136,704)	291,381
Income tax expense	-	-
Net Income (loss)	(136,704)	291,381

Comprehensive loss:
Unreleased (losses) gains on investments arising during	-	-
period
Less: reclassification adjustment for net realized gains (losses) on investments	60,640	(218,428)
Other comprehensive income (loss)	60,640	(218,428)
Comprehensive gain (loss)	$(76,064)	$72,953

Net loss per common share, basic and diluted	$(0.02)	$0.02

Great Plains Financial Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$(263,602)	$84,448
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	7,245	4,818
Deferred acquisition costs capitalized	(247,993)	(703,820)
Amortization of deferred acquisition costs	155,482	148,537
Net realized gains on investments	41,630	(282,948)
Interest credited on deposit-type contracts	49,899	24,491
Changes in operating assets and liabilities:
Accrued investment income	619	(8,018)
Amounts recoverable from reinsurers	-	(7,293)
Due premiums	(6,719)	(83,206)
Policy liabilities	382,497	477,398
Other assets and liabilities	(39,269)	(60,589)
Net cash provided by (used in) operating activities	79,789	(406,182)
Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(2,527,439)	(1,248,236)
Sales	1,477,146	4,584,089
Purchases of property and equipment	(18,337)	(3,921)
Net cash provided by (used in) investing activities	(1,068,630)	3,331,932
Cash Flows from Financing Activities:
Receipts on deposit-type contracts	725,093	480,247
Withdrawals on deposit-type contracts	(68,690)	(31,126)
Net cash provided by financing activities	656,403	449,121
Net (decrease) increase in cash and cash equivalents	(332,438)	3,374,871
Cash and cash equivalents:
Beginning	2,792,436	712,583
Ending	$2,459,998	$4,087,454

Great Plains Financial Corp.
Consolidated Statements of Stockholders’ Equity
(Unaudited)

				Accumulated
				Other	Total
	Common	Additional	Accumulated	Comprehensive	Stockholders’
	Stock	Paid-In Capital	Deficit	Loss	Equity
Balance, December 31, 2012	$402,097	$7,540,332	$(2,482,857)	$(30,255)	$5,429,317
Net loss	--	--	(263,602)		(263,602)
Other comprehensive income (loss)				(63,744)	(63,744)
Balance, September 30, 2013	$402,097	$7,540,332	$(2,746,459)	$(93,999)	$5,101,971

Great Plains Financial Corporation

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Accounting Policies

Nature of operations: Great Plains Financial Corporation ("GPFC") was incorporated in South Dakota on January 11, 2007, for the primary purpose of organizing a life insurance subsidiary. In January 2007, GPFC raised $150,000 from the initial offering of 1,500,000 common shares. After the initial offering, GPFC undertook a private placement of up to 750,000 shares with net proceeds after rescissions totaling $747,000. On October 9, 2007, GPFC's intrastate public stock offering, which included a 10% "over-sale" provision (additional sales of $750,000), was declared effective. The offering was completed December 9, 2009. The Company raised $7,889,525 from the sale of 1,577,905 shares from this offering.

GPFC has a wholly owned life insurance subsidiary, Great Plains Life Assurance Company ("GPLAC") domiciled in South Dakota. GPLAC was incorporated on October 16, 2008 and was initially capitalized with $200,000 on November 3, 2008. Additional capital contributions of $2,883,545 have been made by the Company since 2008. GPLAC was formed to be a life insurance company and initially operate in the state of South Dakota. GPLAC began issuing business on January 11, 2010.

GPLAC's operations involve the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider in the state of South Dakota. A modified premium whole life insurance policy requires premium payments to be made for a certain number of years after which the policyholder is entitled to full policy benefits.

These entities are collectively hereinafter referred to as the "Company."

Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These consolidated financial statements have been prepared in conformity with GAAP. Management believes that the disclosures are adequate to make the information presented not misleading, and all normal and recurring adjustments necessary to present fairly the financial position as of September 30, 2013 and the results of operations for all periods presented have been made. The results of operations for any interim period are not necessarily indicative of the Company’s operating results for a full year. The December 31, 2012 consolidated balance sheet data was derived from the audited consolidated financial statements for the year then ended, which include all disclosures required by GAAP and readers are encouraged to read the notes to our audited financial statements for further information. All intercompany accounts and transactions have been eliminated in consolidation and certain immaterial reclassifications have been made to the prior period results to conform with the current period’s presentation with no impact on results of operations or total stockholders’ equity.

Principles of consolidation: The consolidated financial statements include the accounts and operations of GPFC and GPLAC. All intercompany accounts and transactions are eliminated in consolidation.

Use of estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets, deferred tax assets, deferred acquisition costs, and future contract benefits.

Risks and uncertainties: Certain risks and uncertainties are inherent in our day-to-day operations and in the process of preparing our consolidated financial statements. Such risks and uncertainties include, but are not limited to, lack of available capital, an evolving business model, and the management of rapid growth. To address these risks, the Company must, among other things, gain access to capital in amounts and on terms acceptable to the Company, develop a customer base, implement and successfully execute its business and marketing strategy, and attract, retain, and motivate qualified personnel. Additionally, the Company does not have control over the general economic conditions of the state South Dakota, the state in which the Company operates. There can be no guarantee that the Company will be successful in addressing such risks.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Investments: The Company classifies all fixed maturities and equity securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in other comprehensive income. Certificates of deposit are carried at deposit balance. The Company limits its investment in certificates of deposit to accounts that are federally insured. Realized gains and losses on the sale of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.

Equity securities recorded at cost include investments in privately placed common stock for recently formed holding companies organized for the purpose of forming life insurance subsidiaries. These securities do not have a readily determinable fair value. The Company does not control these entities economically, and therefore does not consolidate these entities.

Deferred acquisition costs: Incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.

Furniture and equipment: Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method for financial and tax reporting purposes. The estimated life used in determining depreciation is 3 years for electronic data processing equipment and five years for furniture.

Benefit reserves: The Company's liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance products, expected mortality and morbidity is generally based on the Company's historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality, morbidity and interest rate assumptions are "locked-in" upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.

Reinsurance: The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth. Estimated reinsurance recoverable balances are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of September 30, 2013.

Policy claims: Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.

Liability for deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity riders, premium deposit funds and supplemental contracts without life contingencies.

Federal income taxes: The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The provision for income taxes is based on income as reported in the consolidated financial statements. The income tax provision is calculated under the asset and liability method. Deferred tax assets are recorded based on the differences between the consolidated financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that they believe are more-likely-than not that the benefit will not to be realized. When applicable, the Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company had no accruals for payments of interest and penalties at September 30, 2013. With few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by tax authorities for the years before 2009.

Revenues and expenses: Revenues on traditional life products consist of direct premiums reported as earned when due, net of reinsurance ceded. Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services and cost of insurance, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows. Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.

Net income (loss) per common share: Net income (loss) per common share is calculated using the weighted average number of common shares issued or subscribed. The weighted average issued or subscribed common shares outstanding were 4,020,970 for each of the year ended December 31, 2012 and for the nine months ended September 30, 2013. The Board of Directors approved a 5% stock dividend with a declaration date of March 8, 2012 and payable to the holders of shares of the Company as of April 2, 2012. Fractional shares were rounded up to the next whole share. A total of 196,065 shares were issued under this stock dividend at par value, resulting in a transfer of $19,606 from additional paid-in capital to common stock, which was presented in the consolidated financial statements as if the dividend had occurred as of the earliest period presented. The weighted average shares outstanding for the year ended December 31, 2012 and for the nine months ended September 30, 2013 have been computed including the pro-forma effect of the stock dividend for comparative purposes. The Company has no common stock equivalents or other potentially dilutive securities, therefore, there is no difference between basic and diluted earnings per common share for any of the years reported.

Subsequent events: Management has evaluated subsequent events for recognition and disclosure in the consolidated financial statements through November 19, 2013, which is the date the consolidated financial statements were available to be issued.

New accounting standards: In October 2010, the FASB issued authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the new guidance, acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contracts selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition costs only those advertising costs meeting the capitalization criteria for direct-response advertising. This change is effective for fiscal years beginning after December 15, 2011 and interim periods within those years. Early adoption as of the beginning of a fiscal year was permitted. The guidance is to be applied prospectively upon the date of adoption, with retrospective application permitted but not required. The Company adopted this new guidance prospectively on January 1, 2012, with no material impact to the consolidated financial statements expected.

In May 2011, the FASB issued new guidance concerning fair value measurements and disclosure. The new guidance is the result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged fair value framework on how to measure fair value and the necessary disclosures concerning fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011, and no early adoption is permitted. The Company adopted this new guidance on January 1, 2012, with no material impact to the consolidated financial statements expected.

In June 2011, the FASB issued updated guidance to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in stockholders’ equity. The updated guidance requires that all non-owner changes in stockholders’ equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued a deferral on the effective date for amendments to the presentation of reclassification adjustments. The updated guidance is to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted the continuous statement approach on January 1, 2012.

In December 2011, the FASB issued amended guidance related to disclosures about offsetting assets and liabilities. The amended guidance requires entities to disclose both gross information and net information about financial instruments, including derivatives, and transactions eligible for offset in the statement of financial position, as well as financial instruments and transactions subject to agreements similar to a master netting arrangement. This guidance has been applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of this guidance has not materially impacted the Company's consolidated financial statements.

Note 2. Reinsurance

GPLAC participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risk. GPLAC reinsures coverage on face amounts between $30,000 and $55,000 with an affiliated reinsurer, American Life & Security Corp. (American Life), and all amounts of risk on any one life in excess of $55,000 for individual life insurance with Optimum Re.

To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, GPLAC remains primarily liable for the entire amount at risk.

Note 3. Stockholders’ Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by GPLAC. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2013, the Company cannot pay a dividend without regulatory approval.

Note 4. Deposit-Type Contracts

The Company’s deposit-type contracts represent the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals.

Note 5. Statutory Accounting Practices

Principal adjustments to GAAP amounts to derive statutory accounting principles amounts include: a) costs of acquiring new policies are charged to current operations as incurred; b) benefit reserves are calculated using statutory mortality and interest requirements without consideration of withdrawals; c) changes in deferred taxes associated with timing differences are recorded in equity rather than directly to net income; d) accounting for certain investments in debt securities is at amortized cost; and e) statutory asset valuation reserves and interest maintenance reserves are recorded.

Note 6. Lease

The Company entered into a lease on May 1, 2011 for approximately 2,224 square feet of office space which expires on April 30, 2014. Under the terms of the lease, rent expense is $2,708 per month. The landlord pays the premium on his extended coverage insurance for the structure and real estate, of which premises is a portion. Total rent expense for the years ended December 31, 2012 and 2011 was $33,541 and $28,431, respectively. Future minimum payments for 2013 and 2014 are $32,493 and $10,831, respectively.

Note 7. Related Party Transactions

GPFC and GPLAC entered into third party administrative (“TPA”) services agreements effective July 1, 2012 with Midwest Holding Inc. (Midwest). As of December 31, 2012, Midwest owned 24.7% of the outstanding stock of GPFC. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration.

GPFC’s consolidated financial statements are consolidated into Midwest.

MIDWEST HOLDING INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Midwest Holding Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Midwest Holding Inc. and Subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedules of Midwest Holding Inc. listed in Item 15. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Holding Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ McGladrey LLP

Omaha, Nebraska
April 1, 2013

Midwest Holding Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Investments, available for sale, at fair value
Fixed maturities (amortized cost: $10,615,033 and $9,906,102, respectively)	$10,533,463	$9,566,868
Equity securities (cost: $1,274,111 and $285,107, respectively)	1,250,977	240,855
Equity method investments	1,887,196	1,074,555
Equity securities, at cost	1,267,938	633,000
Mortgage loans on real estate, held for investment	677,011	915,465
Real estate, held for investment	565,889	578,010
Policy loans	274,664	325,139
Notes receivable	27,383	247,382
Short-term investments	1,171,280	515,725
Total investments	17,655,801	14,096,999
Cash and cash equivalents	4,346,555	2,469,725
Amounts recoverable from reinsurers	32,265,463	33,905,987
Interest and dividends due and accrued	146,938	167,093
Due premiums	820,123	170,947
Deferred acquisition costs, net	2,650,957	2,108,395
Value of business acquired, net	964,557	1,128,533
Intangible assets, net	700,000	1,675,467
Goodwill	1,129,824	1,129,824
Property and equipment, net	445,860	508,219
Other assets	1,752,685	317,922
Total assets	$62,878,763	$57,679,111
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$33,588,589	$32,083,992
Policy claims	571,870	493,945
Deposit-type contracts	12,865,671	11,933,276
Advance premiums	86,743	93,304
Total policy liabilities	47,112,873	44,604,517
Accounts payable and accrued expenses	874,642	529,249
Surplus notes	650,000	950,000
Total liabilities	48,637,515	46,083,766
Commitments and Contingencies (See Note 9)
Stockholders’ Equity:
Preferred stock, Series A, $0.001 par value. Authorized 2,000,000 shares; issued
and outstanding 74,159 shares	74	74
Common stock, $0.001 par value. Authorized 120,000,000 shares; issued and
outstanding 9,106,717 shares	9,106	9,106
Additional paid-in capital	25,361,520	24,668,440
Stock subscription receivable	(13,417)	(24,917)
Accumulated deficit	(15,756,994)	(14,099,307)
Accumulated other comprehensive loss	(64,352)	(391,051)
Total Midwest Holding Inc.’s stockholders’ equity	9,535,937	10,162,345
Noncontrolling interests	4,705,311	1,433,000
Total stockholders’ equity	14,241,248	11,595,345
Total liabilities and stockholders’ equity	$62,878,763	$57,679,111

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012 and 2011

	2012	2011
Income:
Premiums	$4,208,659	$3,119,457
Investment income, net of expenses	480,183	351,115
Net realized gains on investments	134,120	25,628
Miscellaneous income	103,175	223,711
Realized gain on deconsolidation of Hot Dot, Inc.	278,513	—
Realized gain on initial consolidation of Great Plains Financial Corp.	118,612	—
	5,323,262	3,719,911
Expenses:
Death and other benefits	814,306	383,899
Increase in benefit reserves	993,103	1,199,340
Amortization of deferred acquisition costs	631,121	624,650
Salaries and benefits	2,344,268	2,534,175
Other operating expenses	3,059,773	2,745,737
	7,842,571	7,487,801
Loss before income tax expense	(2,519,309)	(3,767,890)
Income tax expense	—	—
Net loss	(2,519,309)	(3,767,890)
Less: Loss attributable to noncontrolling interests	(861,622)	(72,773)
Net loss attributable to Midwest Holding Inc.	$(1,657,687)	$(3,695,117)
Comprehensive loss:
Unrealized gains (losses) on investments
arising during period	442, 286	(15,907)
Less: reclassification adjustment for net
realized gains on investments	(134,120)	(25,628)
Other comprehensive income (loss)	308,166	(41,535)
Comprehensive loss attributable to Midwest Holding Inc.	$(1,349,521)	$(3,736,652)
Net loss attributable to Midwest Holding Inc.
per common share, basic and diluted	$(0.18)	$(0.40)

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

						Accumulated	Total Midwest
			Additional	Stock		Other	Holding Inc.’s		Total
	Preferred	Common	Paid-In	Subscription	Accumulated	Comprehensive	Stockholders’	Noncontrolling	Stockholders'
	Stock	Stock	Capital	Receivable	Deficit	Loss	Equity	Interests	Equity
Balance, December 31, 2010,
as previously reported	$74	$8,183	$19,498,839	$—	$(8,751,897)	$(385,405)	$10,369,794	$—	$10,369,794
2012 stock dividend, Note 1	—	777	1,704,458	—	(1,705,235)	—	—	—	—
Equity method for Great Plains
Financial and First Wyoming, Note 13	—	—	—	—	52,942	35,889	88,831	—	88,831
Balance, December 31, 2010	$74	$8,960	$21,203,297	$—	$(10,404,190)	$(349,516)	$10,458,625	$—	$10,458,625
Non cash compensation expense	—	—	—	21,083	—	—	21,083	—	21,083
Issuances of common stock,
net of capital raising expenses	—	277	2,025,392	(46,000)	—	—	1,979,669	—	1,979,669
Repurchases of common stock	—	(281)	(27,787)	—	—	—	(28,068)	—	(28,068)
Changes in equity of
noncontrolling interests	—	—	717,688	—	—	—	717,688	1,505,773	2,223,461
Net loss	—	—	—	—	(3,695,117)	—	(3,695,117)	(72,773)	(3,767,890)
Other comprehensive loss	—	—	—	—	—	(41,535)	(41,535)	—	(41,535)
Acquisition of
Old Reliance	—	150	749,850	—	—	—	750,000	—	750,000
Balance, December 31, 2011	$74	$9,106	$24,668,440	$(24,917)	$(14,099,307)	$(391,051)	$10,162,345	$1,433,000	$11,595,345
Non cash compensation expense	—	—	—	11,500	—	—	11,500	—	11,500
Changes in equity of
noncontrolling interests	—	—	693,080	—	—	18,533	711,613	4,133,933	4,827,013
Net loss	—	—	—	—	(1,657,687)	—	(1,657,687)	(861,622)	(2,519,309)
Other comprehensive income	—	—	—	—	—	308,166	308,166	—	308,166
Balance, December 31, 2012	$74	$9,106	$25,361,520	$(13,417)	$(15,756,994)	$(64,352)	$9,535,937	$4,705,311	$14,241,248

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2012 and 2011

	2012	2011
Cash Flows from Operating Activities:
Net loss	$(2,519,309)	$(3,767,890)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Net adjustment for premium and discount on investments	98,436	73,602
Depreciation and amortization	366,366	186,568
Deferred acquisition costs capitalized	(1,173,683)	(1,465,447)
Amortization of deferred acquisition costs	631,121	624,650
Net realized gains on investments	(134,120)	(25,628)
Gain on deconsolidation of Hot Dot, Inc.	(278,513)	—
Gain on initial consolidation of Great Plains Financial Corporation	(118,612)	—
Equity in the net income of unconsolidated subsidiaries	(36,043)	(82,828)
Gain from fair value remeasurement of previously held interest in Security Capital	—	(182,200)
Non cash compensation expense	11,500	21,083
Changes in operating assets and liabilities:
Amounts recoverable from reinsurers	1,679,278	1,401,509
Interest and dividends due and accrued	31,847	(32,480)
Due premiums	(556,861)	(79,804)
Policy liabilities	(765,665)	(370,451)
Other assets and liabilities	63,586	(133,116)
Net cash used in operating activities	(2,700,672)	(3,832,432)
Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(14,558,678)	(5,049,282)
Sales	12,353,614	4,228,926
Originations of mortgage loans on real estate, held for investment	—	(30,000)
Proceeds from payments on mortgage loans on real estate, held for investment	238,454	1,000
Net change in policy loans	50,475	11,109
Net change in notes receivable	144,999	(248,382)
Net change in short-term investments	512,975	43,377
Purchases of property and equipment	(174,710)	(10,719)
Deconsolidation of Hot Dot, Inc. (Note 12)	(2,322,867)	—
Acquisitions of businesses, net of cash and cash equivalents acquired	4,087,454	(2,648,429)
Net cash provided by (used in) investing activities	331,716	(3,702,400)
Cash Flows from Financing Activities:
Net proceeds from sale of common stock	—	1,979,669
Repurchases of common stock	—	(28,068)
Net proceeds from issuing equity in Hot Dot, Inc.	3,350,409	2,041,261
Payments on surplus notes	(300,000)	—
Net transfers from noncontrolling interests	(81,218)	—
Receipts on deposit-type contracts	1,397,385	818,003
Withdrawals on deposit-type contracts	(120,790)	(56,776)
Net cash provided by financing activities	4,245,786	4,754,089
Net increase (decrease) in cash and cash equivalents	1,876,830	(2,780,743)
Cash and cash equivalents:
Beginning	2,469,725	5,250,468
Ending	$4,346,555	$2,469,725

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries

Supplemental Cash Flow Information

Years Ended December 31, 2012 and 2011

	2012	2011
Supplemental Disclosure of Non-Cash Information:
Transfers of notes receivable to mortgage loans on real estate, held for investment	$—	$200,000
Issuance of stock in exchange for note	$—	$46,000
Deconsolidation of Hot Dot, Inc.:
Investments, available for sale, equity securities	$39,735	$—
Notes receivable	75,000	—
Intangible asset	989,900	—
Property and equipment	54,750	—
Gain on deconsolidation	278,513	—
Equity investment in Hot Dot at deconsolidation date	(570,190)	—
Change in noncontrolling interest	(3,175,575)	—
Other liabilities	(15,000)	—
	$(2,322,867)	$—
Acquisition of Great Plains Financial Corporation:
Investments	$(2,663,248)	$—
Amounts recoverable from reinsurers	(38,754)	—
Due premiums	(92,315)	—
Other assets	(1,439,607)	—
Benefit reserves	1,221,816	—
Policy claims	38,380	—
Deposit-type contracts	737,230	—
Gain on initial consolidation of Great Plains Financial	118,612	—
Equity investment in Great Plains Financial at initial consolidation date	1,174,142	—
Change in noncontrolling interest	4,751,930	—
Other liabilities	279,268	—
	$4,087,454	$—
Acquisition of Old Reliance Insurance Company:
Investments	$—	$(4,316,067)
Amounts recoverable from reinsurers	—	(14,393,302)
Value of business acquired	—	(824,485)
Intangible assets	—	(700,000)
Excess cost over fair value of net assets acquired (goodwill)	—	(1,129,824)
Property and equipment	—	(330,419)
Other assets	—	(171,556)
Benefit reserves	—	17,509,250
Policy claims	—	282,567
Deposit-type contracts	—	548,349
Other liabilities	—	227,058
Surplus notes assumed	—	450,000
Surplus notes issued	—	500,000
Issuance of stock	—	750,000
	$—	$(1,598,429)
Asset Acquisition of IonX Capital Holdings, Inc. by Hot Dot, Inc.:
Intangible assets	$—	$(992,000)
Property and equipment	—	(73,000)
Other liabilities	—	15,000
	$—	$(1,050,000)

Acquisitions of businesses, net of cash and cash equivalents acquired	$4,087,454	$(2,648,429)

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

     Nature of operations: Midwest Holding Inc. (Midwest or the Company) was incorporated in Nebraska on October 31, 2003 for the primary purpose of organizing a life insurance subsidiary. From 2003 to May 2009, Midwest was focused on raising capital, first through private placements and finally through an intra-state offering of 2,000,000 common shares at $5.00 per share. These offerings sold out, including a 10% oversale on the Final Offering. Midwest became operational during the year ended December 31, 2009. Upon capitalizing American Life & Security Corp. (ALSC or American Life) and acquiring Capital Reserve Life Insurance Company (CRLIC), as described below, Midwest deemed it prudent to raise additional capital to fund primarily the expansion of the life insurance operation. Beginning in 2009, ALSC, a wholly owned subsidiary of Midwest, was authorized to do business in the State of Nebraska. ALSC was also granted a certificate of authority to write insurance in the State of Nebraska on September 1, 2009. ALSC is engaged in the business of underwriting, selling, and servicing life insurance and annuity policies.

     During the second quarter of 2010, ALSC completed the purchase of a 100% ownership interest in CRLIC, a dormant insurance company domiciled in Missouri. The purchase was effective as of January 1, 2010. ALSC purchased CRLIC for its statutory capital and surplus plus $116,326. CRLIC is licensed in the states of Kansas and Missouri. Currently, 100% of the policies issued by CRLIC are reinsured to an unaffiliated reinsurer.

     In August, 2010, Midwest began an exempt offering of shares to existing holders in the state of Nebraska at $5.00 per share. Midwest raised approximately $7,400,000 before capital raising expenses through this offering that extended into 2011. Additionally, Midwest offered a newly-created class of preferred shares to residents of Latin America. The preferred shares are non-voting and convert to common shares in 2015 at the rate of 1.3 common shares for each preferred share (subject to customary anti-dilution adjustments). The shares were sold at $6.00 per share and a total of 74,159 were sold in 2010.

     On November 8, 2010, the Company entered into an agreement to acquire all of the issued and outstanding capital stock of Old Reliance Insurance Company (Old Reliance), an Arizona-domiciled life insurance company. The plan provided for American Life to merge into Old Reliance following the purchase, with the survivor changing its name to American Life & Security Corp. In the transaction, the sole shareholder of Old Reliance received: (i) Approximately $1.6 million in cash, (ii) $500,000 in the form of a surplus debenture issued by American Life, and (iii) 150,000 shares of voting common stock of the Company ($750,000 fair value). The transaction including the merger was consummated on August 3, 2011.

     During the third quarter of 2011, control was attained on a previous noncontrolling interest in Security Capital Corporation (Security Capital), an Arkansas corporation formerly known as Arkansas Security Capital Corporation. Security Capital is a development stage company that has not conducted operations apart from raising capital.

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc. (Hot Dot), a company organized to develop, manufacture, and market the Alert Patch. Additionally, Midwest controls a majority of the Board of Directors. During the third quarter of 2011, Hot Dot purchased certain assets of IonX Capital Holding Inc. The consideration paid by Hot Dot was $1.05 million in cash. The purchase price was primarily allocated to a patent asset for a thermochromatic patch for monitoring and detecting body temperature. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. The deconsolidation of Hot Dot is discussed in greater detail in Note 12. Hot Dot is a development stage company that has not conducted operations apart from raising capital and acquiring the patent mentioned previously.

     The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. The Company has been able to perform its TPA services using its existing in-house resources.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial Corporation (Great Plains Financial). As a result of the increased ownership, the Company changed its method of carrying the investment from cost to equity. During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial, which increased our ownership to 24.5% as of December 31, 2012. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012.

     Basis of presentation: The accompanying consolidated financial statements include the accounts of Midwest, our wholly owned subsidiary ALSC, ALSC’s wholly owned subsidiary CRLIC, Midwest’s 60% owned subsidiary, Security Capital Corporation, Midwest’s 24.5% owned subsidiary, Great Plains Financial, and Great Plains Financial’s wholly owned subsidiary, Great Plains Life. The consolidated statements of comprehensive income include the results of Hot Dot through September 12, 2012, the date on which we deconsolidated Hot Dot. Hereafter, entities are collectively referred to as the “Company,” “we,” “our” or “us.”

     Management evaluates the Company as one reporting segment in the life insurance industry. The Company is primarily engaged in the underwriting and marketing of life insurance products through its subsidiaries. The product offerings, the underwriting processes, and the marketing processes are similar. The Company’s product offerings consist of a multi-benefit life insurance policy that combines cash value life insurance with a tax deferred annuity and a single premium term life product. These product offerings are underwritten, marketed, and managed primarily as a group of similar products on an overall portfolio basis.

     These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with GAAP, the December 31, 2011 consolidated financial statements were restated to reflect the stock dividend paid by the Company during the second quarter of 2012 (see Note 1) and the Company attaining significant influence over investments that were previously accounted for under the cost basis requiring the Company to account for the investees under the equity method (see Note 13). All intercompany accounts and transactions have been eliminated in consolidation and certain immaterial reclassifications have been made to the prior period results to conform with the current period’s presentation with no impact on results of operations or total stockholder’s equity.

     Investments: All fixed maturities and a portion of the equity securities owned by the Company are considered available-for-sale and are included in the financial statements at their fair value as of the financial statement date. Bond premiums and discounts are amortized using the scientific-yield method over the term of the bonds. Realized gains and losses on securities sold during the year are determined using the specific identification method. Unrealized holding gains and losses, net of applicable income taxes, are included in comprehensive loss.

     Declines in the fair value of available for sale securities below their amortized cost are evaluated to assess whether any other-than-temporary impairment loss should be recorded. In determining if these losses are expected to be other-than-temporary, the Company considers severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, projected cash flows, issuer credit ratings and the intent and ability of the Company to hold the investment until the recovery of the cost.

     The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the statement of comprehensive income as an other-than-temporary impairment. If the Company does not expect to recover the amortized basis, does not plan to sell the security and if it is not more likely than not that the Company would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. The Company recognizes the credit loss portion in the income statement and the noncredit loss portion in accumulated other comprehensive loss.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default. No other-than-temporary impairments were recognized during the years ended December 31, 2012 or 2011.

     Included within the Company’s equity securities carried at cost and equity method investments are certain privately placed common stocks for several recently formed holding companies organized for the purpose of forming life insurance subsidiaries. Our privately placed common stocks are recorded using cost basis or the equity method of accounting, depending on the facts and circumstances of each investment. These securities do not have a readily determinable fair value. The Company does not control these entities economically, and therefore does not consolidate these entities. The Company reports the earnings from privately placed common stocks accounted for under the equity method in net investment income.

     Investment income consists of interest, dividends, gains and losses from equity method investments, and real estate income, which are recognized on an accrual basis.

     Mortgage loans on real estate, held for investment: Mortgage loans on real estate, held for investment are carried at unpaid principal balances. Interest income on mortgage loans on real estate, held for investment is recognized in net investment income at the contract interest rate when earned. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the mortgage agreement. Valuation allowances on mortgage loans are established based upon losses expected by management to be realized in connection with future dispositions or settlement of mortgage loans, including foreclosures. The Company establishes valuation allowances for estimated impairments on an individual loan basis as of the balance sheet date. Such valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate. These evaluations are revised as conditions change and new information becomes available. No valuation allowance was established for mortgage loans on real estate, held for investment as of December 31, 2012 and 2011, primarily as a result of the seller’s guaranteed performance of the mortgage loans acquired as part of the Old Reliance transaction.

     Policy loans: Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. No valuation allowance is established for these policy loans as the amount of the loan is fully secured by the death benefit of the policy and cash surrender value.

     Notes receivable: Notes receivable are stated at their outstanding principal amount. Outstanding notes accrue interest based on the terms of the respective note agreements.

     Short-term investments: Short-term investments are stated at cost and consist of certificates of deposit. At December 31, 2012 and 2011, the cost of these investments approximates fair value due to the short duration to maturity.

     Real estate, held for investment: Real estate, held for investment is comprised of ten condominiums in Hawaii. Real estate is carried at depreciated cost. Depreciation on residential real estate is computed on a straight-line basis over 50 years.

     Cash and cash equivalents: The Company considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, cash equivalents consisted primarily of money market accounts. The Company has cash on deposit with financial institutions which at times may exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not suffered any losses in the past and does not believe it is exposed to any significant credit risk in these balances.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Deferred acquisition costs: The Company adopted Accounting Standards Update (ASU) 2010-26 “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts,” effective January 1, 2012. Under the new guidance, incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising.

     Pursuant to this guidance, the Company evaluated the types of acquisition costs it capitalizes. The Company capitalizes agent compensation and benefits and other expenses that are directly related to the successful acquisition of contracts. The Company also capitalizes expenses directly related to activities performed by the Company, such as underwriting, policy issuance, and processing fees incurred in connection with successful contract acquisitions.

     The amount of acquisition costs capitalized during the year ended December 31, 2012 were $1,173,683. The amount of acquisition costs that would have been capitalized during the year ended December 31, 2012 if the Company’s previous policy had been applied during that period would have been $1,005,538. Thus, the adoption of this guidance resulted in a $168,145 increase in the amount of acquisition costs capitalized during the year.

     Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense. The Company performs a recoverability analysis annually in the fourth quarter unless events occur which require an immediate review. The Company determined during its December 31, 2012 analysis that all deferred acquisition costs were recoverable. No events occurred in the year ended December 31, 2012 that suggested a review should be undertaken.

     The following table provides information about deferred acquisition costs for the years ended December 31, 2012 and 2011, respectively.

	Year Ended December 31,
	2012	2011
Balance at beginning of period	$2,108,395	$1,267,598
Capitalization of commissions, sales and issue expenses	1,173,683	1,465,447
Gross amortization	(631,121)	(624,650)
Balance at end of period	$2,650,957	$2,108,395

     Value of business acquired: Value of business acquired represents the estimated value assigned to purchased companies or insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. As previously discussed, ALSC purchased CRLIC during 2010, resulting in an initial capitalized asset for value of business acquired of $116,326. This asset is being amortized on a straight-line basis, which approximates the earnings pattern of the related policies, over ten years. The Company recognized amortization expense of $11,633 for each of the years ended December 31, 2012 and 2011 relative to this transaction.

     Additionally, the Company paid an upfront ceding commission of $375,000. An initial asset was established for the value of this business acquired totaling $348,010, representing primarily the ceding commission. This asset is being amortized on a straight-line basis, which approximates the earnings pattern of the related policies, over ten years, resulting in annual amortization of $34,801. Amortization recognized during each of the years ended December 31, 2012 and 2011 relative to this transaction totaled $34,801. The agreement has an automatic renewal provision unless the Company notifies Security National Life Insurance Company (SNL) of its intention not to renew, no less than 180 days prior to the expiration of the then current agreement. Each automatic renewal period is for one year. This reinsurance remains in place.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Additionally, ALSC purchased Old Reliance in August 2011, resulting in an initial capitalized asset for value of business acquired of $824,485. This asset is being amortized over the life of the related policies (refer to “revenue recognition and related expenses” discussed later regarding amortization methods). Amortization recognized during the years ended December 31, 2012 and 2011 totaled $117,542 and $67,421, respectively.

     Recoverability of value of business acquired is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense. The Company performs a recoverability analysis annually in the fourth quarter unless events occur which require an immediate review. The Company determined during its December 31, 2012 analysis that all value of business acquired were recoverable. No events occurred in the year ended December 31, 2012 that suggested a review should be undertaken.

     Goodwill and Other Intangible Assets: Goodwill represents the excess of the amounts paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is tested for impairment at least annually in the fourth quarter or more frequently if events or circumstances change that would indicate that a triggering event has occurred. No events occurred in the year ended December 31, 2012 that suggested a review should be undertaken.

     In September 2011, the FASB issued ASU 2011-08 which amends the rules for testing goodwill for impairment. Under the new rules, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.

     In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we assess relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting units’ fair value or carrying amount involve significant judgments and assumptions. The judgment and assumptions include the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events and share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

     For a reporting unit in which the qualitative impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, we perform the first step of the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the goodwill impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If, during this second step, we determine that the carrying value of a reporting unit’s goodwill exceeds its implied fair value, we would record an impairment loss equal to the difference.

     The Company performed the first step of the goodwill quantitative analysis to determine if the fair value of the reporting unit was in excess of the carrying value. As of December 31, 2012, the fair value of the Company’s reporting units exceeded the carrying value of the net assets assigned to that unit and the Company was not required to perform further testing for impairment. Management's determination of the fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company price to earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions can include levels of economic capital, future business growth, and earnings projections.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The Company assesses the recoverability of indefinite-lived intangible assets at least annually or whenever events or circumstances suggest that the carrying value of an identifiable indefinite-lived intangible asset may exceed the sum of the future discounted cash flows expected to result from its use and eventual disposition. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

     In July 2012, the FASB issued ASU 2012-02 to simplify how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards.

     The Company compared the carrying value of its identifiable indefinite-lived intangible assets to the sum of the future discounted cash flows. As of December 31, 2012, the sum of the future discounted cash flows exceeded the carrying value of the indefinite-lived intangible assets. The assumptions and estimates used to determine future values are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our revenue forecasts.

     Property and equipment: Property and equipment are stated at cost net of accumulated depreciation. Annual depreciation is primarily computed using straight-line methods for financial reporting and straight-line and accelerated methods for tax purposes. Furniture and equipment is depreciated over 3 to 7 years and computer software and equipment is generally depreciated over 3 years. Depreciation expense totaled $154,702 and $44,181 for the years ended December 31, 2012 and 2011, respectively. The accumulated depreciation totaled $377,664 and $228,733 as of December 31, 2012 and December 31, 2011, respectively.

     Maintenance and repairs are expensed as incurred. Replacements and improvements which extend the useful life of the asset are capitalized. The net book value of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in earnings.

     Long-lived assets are reviewed annually for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. The Company performs an impairment analysis annually in the fourth quarter unless events occur which require an immediate review. The Company determined during its December 31, 2012 analysis that the long-lived assets were not impaired. No events occurred in the year ended December 31, 2012 that suggested a review should be undertaken.

     Reinsurance: In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. The Company generally strives to diversify its credit risks related to reinsurance ceded. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of December 31, 2012 or 2011.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Benefit reserves: The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

     Policy claims: Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.

     Deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity riders, premium deposit funds and supplemental contracts without life contingencies.

     Income taxes: The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by tax authorities for the years before 2009. The provision for income taxes is based on income as reported in the financial statements. The income tax provision is calculated under the asset and liability method. Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that they believe are more-likely-than not that the benefit will not to be realized. When applicable, the Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company had no accruals for payments of interest and penalties at December 31, 2012 and 2011.

     Revenue recognition and related expenses: Revenues on traditional life insurance products consist of direct and assumed premiums reported as earned when due.

     Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services and cost of insurance, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

     Amounts received under our multi-benefit policy form are allocated to the life insurance portion of the multi-benefit life insurance arrangement and the annuity portion based upon the signed policy.

     Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts, which generally remain in force for the lifetime of the insured.

     Comprehensive loss: Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive loss includes unrealized gains and losses from marketable securities classified as available for sale, net of applicable taxes.

     Common and preferred stock and earnings (loss) per share: The par value per common share is $0.001 with 120,000,000 shares authorized. At both December 31, 2012 and 2011, the Company had 9,106,717 common shares issued and outstanding.

     The Class A preferred shares are non-cumulative, non-voting and convertible to common shares after five years at a rate of 1.3 common shares for each preferred share (subject to customary anti-dilution adjustments). The par value per preferred share is $0.001 with 2,000,000 shares authorized. At both December 31, 2012 and 2011, the Company had 74,159 preferred shares issued and outstanding.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Earnings (loss) per share attributable to the Company’s common stockholders were computed based on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding during the years ended December 31, 2012 and 2011 were 9,106,717 and 9,145,309 shares, respectively. The Company paid no cash dividends during the years ended December 31, 2012 or 2011. On April 29, 2011, the Company issued a 4% stock dividend to shareholders of record on March 31, 2011, with fractional shares rounded up to the next whole share. A total of 341,047 shares were issued under this stock dividend at a value of $5 per share, resulting in an increase in common stock and additional paid-in capital, and a corresponding charge to accumulated deficit, totaling $1,705,235. On March 28, 2012, the Board of Directors of the Company declared a 5% stock dividend, payable on May 1, 2012 to common shareholders of record as of April 17, 2012. Fractional shares were rounded up to next whole share. A total of 436,571 shares were issued under this stock dividend at par value, resulting in a nominal transfer from additional paid-in capital to common stock, which was presented in the consolidated financial statements as if the dividend had occurred as of the earliest period presented. The weighted average shares outstanding for the years ended December 31, 2012 and 2011 have been computed including the pro-forma effect of both stock dividends for comparative purposes.

     Stock subscription receivable: Our Board of Directors approved the issuance of 40,000 shares of voting common stock on March 7, 2010 to Mark Oliver, our Chief Executive Officer and a member of our Board of Directors. The shares were issued for $1.15 per share, which was the approximate fair value of the shares as of the date of issuance. The purchase price was paid by Mr. Oliver through delivery of a five-year promissory note secured by a pledge of the shares purchased. The balance of the receivable as of December 31, 2012 and December 31, 2011 was $13,417 and $24,917, respectively. This receivable was partially forgiven, resulting in non cash compensation expense of $11,500 and $21,083 for the years ended December 31, 2012 and 2011, respectively.

     Risk and uncertainties: Certain risks and uncertainties are inherent in our day-to-day operations and in the process of preparing our consolidated financial statements. The more significant of those risks and uncertainties, as well as the Company’s method for mitigating the risks, are presented below and throughout the notes to the consolidated financial statements.

  Estimates—The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets, deferred acquisition costs, value of business acquired, goodwill, and future contract benefits.

  Reinsurance—Reinsurance contracts do not relieve us from our obligations to insureds. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible when necessary. We evaluate the financial condition of our reinsurers to minimize our exposure to losses from reinsurer insolvencies. Management believes that any liabilities arising from this contingency would not be material to the Company’s financial position.

  Investment Risk—The Company is exposed to risks that issuers of securities owned by the Company will default or that interest rates will change and cause a decrease in the value of our investments. As interest rates decline, the velocity at which these securities pay down the principal may increase. Management mitigates these risks by conservatively investing in investment-grade securities and by matching maturities of our investments with the anticipated payouts of our liabilities.

  Liquidity Risk—The company has investments in development stage companies, which are either seeking to raise capital to form life insurance subsidiaries in their respective states of incorporation (Arkansas, Colorado, Idaho, Minnesota and New Mexico) or have recently formed a life insurance subsidiary (South Dakota and Wyoming). There is no public market for shares of these investments, and there is no assurance that one will develop. Therefore, the shares will have limited marketability for an indefinite period of time. There is not currently, and may never be, an active market in these securities, and there is no assurance that any of these securities will ever become publicly traded or that an active trading market will develop or be sustained. Consequently, we may not be able to liquidate our investment in these securities.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

  Interest Rate Risk—Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

  The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, we believe it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

  Credit Risk—The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment credit policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management.

  Equity Risk—Equity risk is the risk that the Company will incur economic losses due to adverse fluctuations in a particular stock. As of December 31, 2012 and December 31, 2011, the fair value of our equity securities was $1,250,977 and $240,855, respectively. As of December 31, 2012 a 10% decline in the value of the equity securities would result in an unrealized loss of $125,098 as compared to an estimated unrealized loss of $24,086 as of December 31, 2011. The selection of a 10% unfavorable change in the equity markets should not be construed as a prediction by the Company of future market events, but rather as an illustration of the potential impact of such an event.

  Regulatory Factors—The Company is highly regulated by the jurisdictions in which our entities are domiciled and licensed to conduct business. Such regulations, among other things, limit the amount of rate increases on policies and impose restrictions on the amount and type of investments and the minimum surplus required to conduct business in the state. The impact of the regulatory initiatives in response to the recent financial crisis, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, could subject the Company to substantial additional regulation.

  Vulnerability Due to Certain Concentrations—The Company monitors economic and regulatory developments that have the potential to impact our business. Federal legislation has allowed banks and other financial organizations to have greater participation in insurance businesses. This legislation may present an increased level of competition for sales of the Company’s products.

     New Accounting Standards: The Company prospectively adopted Accounting Standards Update (ASU) 2010-26 “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts,” effective January 1, 2012. Under the new guidance, incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. The amount of acquisition costs capitalized during the year ended December 31, 2012 were $1,173,683. The amount of acquisition costs that would have been capitalized during the year ended December 31, 2012 if the Company’s previous policy had been applied during that period would have been $1,005,538. Thus, the adoption of this guidance resulted in a $168,145 increase in the amount of acquisition costs capitalized during the year.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     In May 2011, the FASB issued new guidance concerning fair value measurements and disclosure. The new guidance is the result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged fair value framework on how to measure fair value and the necessary disclosures concerning fair value measurements. The guidance was effective for interim and annual periods beginning after December 15, 2011 and no early adoption was permitted. The Company adopted this new guidance on January 1, 2012 with no material impact to the consolidated financial statements.

     In June 2011, the FASB issued updated guidance to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in stockholders’ equity. The updated guidance requires that all non-owner changes in stockholders’ equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance is to be applied retrospectively and was effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption was permitted. The Company adopted the continuous statement approach in the first quarter of 2012.

     In December 2011, the FASB issued amended guidance related to disclosures about offsetting assets and liabilities. The amended guidance requires entities to disclose both gross information and net information about financial instruments, including derivatives, and transactions eligible for offset in the statement of financial position, as well as financial instruments and transactions subject to agreements similar to a master netting arrangement. This guidance will be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of this guidance is not expected to materially impact the Company's consolidated financial statements.

     In July 2012, the FASB issued amended standards to simplify how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards. These amended standards are effective for us beginning in the fourth quarter of 2012; however, early adoption is permitted. We do not expect these new standards to significantly impact our consolidated financial statements.

     All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent or material to the Company at this time.

Note 2. Business Acquisitions

     On November 8, 2010, the Company entered into an agreement to acquire all of the issued and outstanding capital stock of Old Reliance, an Arizona-domiciled life insurance company. The plan provided for American Life to merge into Old Reliance following the purchase, with the survivor changing its name to American Life & Security Corp. In the transaction, the sole shareholder of Old Reliance received: (i) approximately $1.6 million in cash, (ii) $500,000 in the form of a surplus debenture issued by American Life, and (iii) 150,000 shares of voting common stock of the Company ($750,000 fair value). The acquisition of Old Reliance was accounted for under purchase accounting and the results of operations have been included in the consolidated financial statements from August 3, 2011, the effective date of the acquisitions. This acquisition was pursued because it fit the Company’s desire to expand our geographic footprint and it also allowed for the acquisition of a policy administration and accounting system.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Investments, available for sale, fixed maturities	$2,289,845
Investments, available for sale, equity securities	449,668
Mortgage loans on real estate, held for investment	685,465
Real estate, held for investment	590,010
Policy loans	241,976
Cash and cash equivalents	29,335
Amounts recoverable from reinsurers	14,393,302
Value of business acquired	824,485
Intangible asset	700,000
Property and equipment	330,419
Other assets	230,659
Excess cost over fair value of net assets acquired (goodwill)	1,129,824
Benefit reserves	(17,509,250)
Policy claims	(282,567)
Deposit-type contracts	(548,349)
Surplus note liability	(450,000)
Other liabilities	(227,058)
Total purchase price	$2,877,764

     A $700,000 intangible asset was assigned to thirteen (13) state licenses with an indefinite useful life.

     The $1,129,824 of goodwill recognized as a result of the acquisition is not expected to be deductible for tax purposes. The goodwill recorded as part of the acquisition includes the expected synergies and other benefits that management believes will result from combining the operations of Old Reliance with the operations of American Life. A change to the acquisition date value of the identifiable net assets during the measurement period (up to one year from the acquisition date) affects the amount of the purchase price allocated to goodwill. Changes to the purchase price allocation are adjusted retrospectively to the consolidated financial statements.

     During the quarter ended September 30, 2011 control was attained on a previous noncontrolling interest in Security Capital Corporation. Midwest’s previously held interest in Security Capital had been reduced to $0 in 2009 as a result of the recognition of an impairment expense on the investment. Management determined that an impairment was necessary due to a lack of projected cash flows from Security Capital’s stock sales and anticipation by management that stock sales would cease in Security Capital’s investment in a development stage entity due to unfavorable economic conditions encountered beginning in 2008. Security Capital did not have any liabilities or noncontrolling interests as of December 31, 2009. The assets of Security Capital as of December 31, 2009 were as follows:

December 31,
2009
Assets
Equity securities	$35,000
Cash and cash equivalents	21,471
Total assets	$56,471

     Subsequent to the recognized impairment in 2009, an investment held by Security Capital in a development stage entity, Northern Plains Capital Corporation (Northern Plains) increased in value as the development stage entity met its stock sales targets and began formation of a life insurance subsidiary.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Midwest purchased additional shares of Security Capital, bringing its total ownership to approximately 60% and triggering the need for consolidation and revaluation of the entire holding of Security Capital. Security Capital did not have any liabilities or noncontrolling interests as of December 31, 2011. The assets of Security Capital as of December 31, 2011 were as follows:

December 31,
2011
Assets
Equity securities	$434,000
Cash and cash equivalents	21,471
Total assets	$455,471

     Management determined the fair value of the equity security in Northern Plains by multiplying Security Capital’s ownership by the book value of Northern Plains on the acquisition date. Management notes that this security had no active trading. The fair value for this security was determined through the use of unobservable assumptions about market participants. Northern Plains was regularly selling additional shares of stock at or above the fair value assigned to Security Capital’s shares by management at the acquisition date. Accordingly, management has asserted that a willing market participant would purchase the security for the same price assigned to Security Capital’s shares by management at the acquisition date until such time as the development stage company commences operations.

     The acquisition of Security Capital added cash and cash equivalents of $21,471 and investments in equity securities of $434,000 to the consolidated balance sheets. Security Capital had no revenue or earnings for the year ended December 31, 2012.

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc., a company organized to develop, manufacture, and market the Alert Patch. During the third quarter of 2011, Hot Dot purchased certain assets of IonX Capital Holding Inc. The consideration paid by Hot Dot was $1.05 million in cash. The purchase price was primarily allocated to a patent asset for a thermochromatic patch for monitoring and detecting body temperature. This patent asset is being amortized over fifteen years, its estimated useful life. The Company recorded amortization expense on the patent asset of $52,934 during the year ended December 31, 2012. Hot Dot had no operating revenues and operating expenses of $1,362,457 for the year ended December 31, 2012. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. Hot Dot is a development stage company that has not conducted operations apart from raising capital.

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial. As a result of the increased ownership, the Company changed its method of carrying the investment from cost to equity. During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial, which increased our ownership to 24.5% as of December 31, 2012. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Investments, available for sale, fixed maturities	$519,540
Investments, available for sale, equity securities	963,486
Short-term investments	1,168,530
Cash and cash equivalents	4,087,454
Amounts recoverable from reinsurers	38,754
Interest and dividends due and accrued	11,692
Due premiums	92,315
Furniture and equipment, net	22,383
Other assets	1,417,224
Benefit reserves	(1,221,816)
Policy claims	(38,380)
Deposit-type contracts	(737,230)
Other liabilities	(279,268)
Net assets acquired	6,044,684
Change in noncontrolling interests	(4,751,930)
Equity investment in Great Plains Financial at initial consolidation date	(1,174,142)
Gain on initial consolidation of Great Plains Financial	$118,612

     The Company recognized a gain of $118,612 on the consolidated statements of comprehensive income for the excess of the acquisition date fair value of its previously held equity interest over its carrying value on the acquisition date. After the recognition of this gain, the new carrying value of Great Plains was equal to the acquisition date fair value of the previously held equity interest.

     The following pro forma information presents the combined results of the Company as though the 2011 business acquisitions of Old Reliance, Security Capital, Hot Dot, and Great Plains Financial occurred on January 1, 2011. The pro forma financial information includes the results of Hot Dot through September 12, 2012. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or that may be attained in the future.

	Year Ended December 31,
	2012	2011
Premiums	$5,494,457	$5,034,258
Other income	1,176,681	964,833
Expenses	(9,419,078)	(10,362,904)
Net loss	(2,747,940)	(4,363,813)
Less: Loss attributable to noncontrolling interests	(794,485)	(275,679)
Net loss attributable to Midwest Holding Inc.	(1,953,455)	(4,088,134)
Net loss attributable to Midwest Holding Inc. per common share	$(0.21)	$(0.45)

     The following pro forma information presents the combined results of the Company as though Hot Dot was accounted for as an equity method investment by the Company and not consolidated into the Company’s financial statements since the Company’s purchase of the investment during the third quarter of 2011.

	Year Ended December 31,
	2012	2011
Premiums	$4,208,659	$3,119,457
Other income	719,486	1,278,781
Expenses	(6,730,258)	(7,372,654)
Net loss	(1,802,113)	(2,974,416)
Less: Loss attributable to noncontrolling interests	(24,091)	—
Net loss attributable to Midwest Holding Inc.	(1,778,022)	(2,974,416)
Net loss attributable to Midwest Holding Inc. per common share	$(0.20)	$(0.33)

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 3. Noncontrolling Interests

     The effects on our equity of changes in our ownership interest in equity securities were as follows.

	Year Ended December 31,
	2012	2011
Net loss attributable to Midwest Holding Inc.	$(1,657,687)	$(3,695,117)
Transfers (to) from noncontrolling interests:
Increase in Midwest Holding Inc.’s additional paid-in
capital for Great Plains Financial stock purchases,
net of change in ownership	104,977	—
Increase in Midwest Holding Inc.’s additional paid-in
capital for Hot Dot equity issuances, net of change in
ownership	588,103	—
Change from net income (loss attributable to Midwest Holding Inc.
and transfers from noncontrolling interests	$(964,607)	$(3,695,117)

     During the quarter ended September 30, 2011 control was attained on a previous noncontrolling interest in Security Capital Corporation. Subsequent to attaining control of Security Capital, the Company purchased an additional 80,000 shares increasing our ownership to approximately 60%. This is more fully described in Note 2.

     The Company deconsolidated Hot Dot, Inc. during the third quarter of 2012. This is more fully described in Note 2.

     During the quarter ended December 31, 2012 control was attained on a previous noncontrolling interest in Great Plains Financial Corporation. This is more fully described in Note 2.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 4. Investments

     The amortized cost and estimated fair value of investments classified as available-for-sale as of December 31, 2012 and 2011 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2012:
Fixed maturities:
U.S. government obligations	$2,126,977	$89,748	$—	$2,216,725
States and political subdivisions — general obligations	1,219,757	1,298	22,620	1,198,435
States and political subdivisions — special revenue	1,766,140	2,242	44,229	1,724,153
Corporate	5,502,159	19,630	127,639	5,394,150
Total fixed maturities	10,615,033	112,918	194,488	10,533,463
Equity securities:
Common corporate stock	1,199,111	1,850	24,984	1,175,977
Preferred corporate stock	75,000	—	—	75,000
Total equity securities	1,274,111	1,850	24,984	1,250,977
Total	$11,889,144	$114,768	$219,472	$11,784,440
December 31, 2011:
Fixed maturities:
U.S. government obligations	$3,195,312	$77,062	$2,928	$3,269,446
States and political subdivisions — general obligations	1,327,136	16,978	27,793	1,316,321
States and political subdivisions — special revenue	805,631	10,414	23,989	792,056
Corporate	4,578,023	3,083	392,061	4,189,045
Total fixed maturities	9,906,102	107,537	446,771	9,566,868
Equity securities:
Common corporate stock	152,662	—	39,662	113,000
Preferred corporate stock	132,445	—	4,590	127,855
Total equity securities	285,107	—	44,252	240,855
Total	$10,191,209	$107,537	$491,023	$9,807,723

     The Company has one security that individually exceeds 10% of the total of the state and political subdivisions categories as of December 31, 2012. The amortized cost, fair value, credit ratings, and description of the security is as follows:

	Amortized	Estimated Fair
	Cost	Value	Credit Rating
December 31, 2012:
Fixed maturities:
States and political subdivisions — general obligations
Maricopa County Arizona School District No. 31	$343,822	$338,428	AA-

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The following table summarizes, for all securities in an unrealized loss position at December 31, 2012 and 2011, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2012			December 31, 2011
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Less than 12 months:
States and political subdivisions —
general obligations	$730,863	$14,810	5	$783,905	$27,793	6
States and political subdivisions —
special revenue	1,256,996	35,403	12	426,535	23,989	3
Corporate	3,607,480	114,620	22	2,949,535	222,280	24
Greater than 12 months:
U.S. government obligations	—	—	—	175,012	2,928	1
States and political subdivisions —
general obligations	226,846	7,810	1	—	—	—
States and political subdivisions —
special revenue	202,390	8,826	1	—	—	—
Corporate	86,400	13,019	1	996,878	169,781	7
Total fixed maturities	$6,110,975	$194,488	42	$5,331,865	$446,771	41
Equity Securities:
Less than 12 months:
Common corporate stock	$1,072,325	$24,984	3	$113,000	$39,662	3
Preferred corporate stock	—	—	—	27,855	4,590	1
Total equity securities	1,072,325	24,984	3	140,855	44,252	4
Total	$7,183,300	$219,472	45	$5,472,720	$491,023	45

     Based on our review of the securities in an unrealized loss position at December 31, 2012 and 2011, no other-than-temporary impairments were deemed necessary. Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2012, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. As of December 31, 2012, there were no individual fixed maturity securities that had a fair value to amortized cost ratio below 87%. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

     The amortized cost and estimated fair value of fixed maturities at December 31, 2012, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$213,359	$213,612
Due after one year through five years	1,405,586	1,433,146
Due after five years through ten years	5,614,640	5,592,253
Due after ten years	3,381,448	3,294,452
	$10,615,033	$10,533,463

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2012 and 2011, these required deposits had a total amortized cost of $2,603,290 and $2,635,248 and fair values of $2,668,972 and $2,695,793, respectively.

     The components of net investment income for the years ended December 31, 2012 and 2011 are as follows:

	Year Ended December 31,
	2012	2011
Fixed maturities	$349,677	$295,664
Equity securities	11,363	1,186
Cash and short-term investments	8,913	3,872
Gain from equity method investments	36,043	82,828
Other	131,584	9,270
	537,580	392,820
Less investment expenses	(57,397)	(41,705)
	$480,183	$351,115

     Proceeds for the years ended December 31, 2012 and 2011 from sales of investments classified as available-for-sale were $12,353,614 and $4,228,926, respectively. Gross gains of $188,486 and $55,896 and gross losses of $54,366 and $30,268 were realized on those sales during the years ended December 31, 2012 and 2011, respectively.

     The Company acquired $685,465 of mortgage loans on real estate, held for investment during the prior year as part of the Old Reliance acquisition. As part of the Old Reliance purchase agreement, the seller guaranteed the performance of the mortgage loans. Additionally, the Company transferred $200,000 from notes receivable to mortgage loans on real estate, held for investment during the prior year as the note receivable was restructured as a mortgage loan. As of December 31, 2012, no mortgage loans were in a delinquent status and all interest on mortgage loans was current. The following table summarizes the activity in the mortgage loans on real estate, held for investment account for the years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011
Balance at beginning of period	$915,465	$—
Acquired	—	685,465
Transfer of note receivable to mortgage loans on real estate, held for investment	—	200,000
Originations	—	30,000
Proceeds from payments on mortgage loans on real estate, held for investment	(238,454)	—
Balance at end of period	$677,011	$915,465

Note 5. Fair Values of Financial Instruments

     Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. We use valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, accounting standards establish a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

     A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

     Fixed maturities: Fixed maturities are recorded at fair value on a recurring basis utilizing a third-party pricing source. The valuations are reviewed and validated quarterly through random testing by comparisons to separate pricing models or other third party pricing services. For the period ended December 31, 2012, there were no material changes to the valuation methods or assumptions used to determine fair values, and no broker or third party prices were changed from the values received. Securities with prices based on validated quotes from pricing services are reflected within Level 2.

     Equity securities, available for sale: Equity securities consist principally of common stock of publicly and privately traded companies and preferred stock of publicly traded companies. The fair values of publicly traded equity securities are based on quoted market prices in active markets for identical assets and are classified within Level 1 in the fair value hierarchy. The fair values of a portion of our preferred equity securities are based on prices obtained from independent pricing services and these securities are generally classified within Level 2 in the fair value hierarchy.

     Equity method investments: The fair values of equity method investments approximate carrying value and are comprised of the Company’s investments in First Wyoming and Hot Dot. These securities have no active trading and the fair value for these securities is not readily determinable. The Company does not control these entities economically, and therefore does not consolidate these entities. Equity method investments are categorized as Level 3 in the fair value hierarchy.

     Cash and cash equivalents and short-term investments: The carrying value of cash and cash equivalents and short-term investments approximate the fair value because of the short maturity of the instruments.

     Policy loans: Policy loans are stated at unpaid principal balances. As these loans are fully collateralized by the cash surrender value of the underlying insurance policies, the carrying value of the policy loans approximates their fair value. Policy loans are categorized as Level 3 in the fair value hierarchy.

     Notes Receivable: Fair values for short-term notes receivable approximate carrying value. The carrying amount is a reasonable estimate of the fair value because of the relatively short time between the origination of the loan and its expected repayment. These receivables are categorized as Level 3 in the fair value hierarchy.

     Mortgage loans on real estate, held for investment: The fair values of mortgage loans on real estate, held for investment are estimated by discounting scheduled cash flows through the scheduled maturities of the loans, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. As part of the Old Reliance purchase agreement, the seller guaranteed the performance of the mortgage loans and accordingly we believe book value is equal to fair value. We periodically evaluate the financial condition of the seller and his guarantee. We know of no circumstances that indicated that the guarantor would be unable to perform nor are any loans non-performing such that his guarantee would be triggered. Mortgage loans are categorized as Level 3 in the fair value hierarchy.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Investment-type contracts: The fair value for direct and assumed liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and nonperformance risk of the liabilities. Liabilities under investment-type insurance contracts that are wholly ceded by CRLIC to a non-affiliated reinsurer are carried at cash surrender value which approximates fair value. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. These liabilities are categorized as Level 3 in the fair value hierarchy.

     Surplus notes: The fair value for surplus notes is calculated using a discounted cash flow approach. Cash flows are projected utilizing scheduled repayments and discounted to the valuation date using market rates currently available for debt with similar remaining maturities. These liabilities are categorized as Level 3 in the fair value hierarchy.

     The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2012 and 2011.

		Significant
	Quoted	Other	Significant
	in Active	Observable	Unobservable	Estimated
	Markets	Inputs	Inputs	Fair
	(Level 1)	(Level 2)	(Level 3)	Value
December 31, 2012
Fixed maturities:
U.S. government obligations	$—	$2,216,725	$—	$2,216,725
States and political subdivisions — general obligations	—	1,198,435	—	1,198,435
States and political subdivisions — special revenue	—	1,724,153	—	1,724,153
Corporate	—	5,394,150	—	5,394,150
Total fixed maturities	—	10,533,463	—	10,533,463
Equity securities:
Common corporate stock	1,175,977	—	—	1,175,977
Preferred corporate stock	—	75,000	—	75,000
Total equity securities	1,175,977	75,000	—	1,250,977
Total	$1,175,977	$10,608,463	$—	$11,784,440
December 31, 2011
Fixed maturities:
U.S. government obligations	$—	$3,269,446	$—	$3,269,446
States and political subdivisions — general obligations	—	1,316,321	—	1,316,321
States and political subdivisions — special revenue	—	792,056	—	792,056
Corporate	—	4,189,045	—	4,189,045
Total fixed maturities	—	9,566,868	—	9,566,868
Equity securities:
Common corporate stock	113,000	—	—	113,000
Preferred corporate stock	27,855	100,000	—	127,855
Total equity securities	140,855	100,000	—	240,855
Total	$140,855	$9,666,868	$—	$9,807,723

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     There were no transfers of financial instruments between Level 1 and Level 2 during the years ended December 31, 2012 or 2011.

     Accounting standards require disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring basis are discussed above. There were no financial assets or financial liabilities measured at fair value on a non-recurring basis. Equity securities carried at cost are privately placed common stocks for several recently formed holding companies organized for the purpose of forming life insurance subsidiaries. These common stocks are recorded using the cost basis of accounting. These securities have no active trading and the fair value for these securities is not readily determinable. The Company does not control these entities economically, and therefore does not consolidate these entities.

     The following disclosure contains the carrying values, estimated fair values and their corresponding placement in the fair value hierarchy, for financial assets and financial liabilities as of December 31, 2012 and 2011, respectively:

	December 31, 2012
		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets and	Observable	Unobservable
	Carrying	Liabilities	Inputs	Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Assets:
Fixed maturities	$10,533,463	$—	$10,533,463	$—	$10,533,463
Equity securities	1,250,977	1,175,977	75,000	—	1,250,977
Equity method investments	1,887,196	—	—	1,887,196	1,887,196
Mortgage loans on real estate, held for
investment	677,011	—	—	706,434	706,434
Policy loans	274,664	—	—	274,664	274,664
Notes receivable	27,383	—	—	27,383	27,383
Cash and cash equivalents	4,346,555	4,346,555	—	—	4,346,555
Liabilities:
Policyholder deposits
(Investment-type contracts)	12,865,671	—	—	13,163,620	13,163,620
Surplus Notes	650,000	—	—	777,218	777,218

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

	December 31, 2011
		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets and	Observable	Unobservable
	Carrying	Liabilities	Inputs	Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Assets:
Fixed maturities	$9,566,868	$—	$9,566,868	$—	$9,566,868
Equity securities	240,855	140,855	100,000	—	240,855
Equity method investments	1,074,555	—	—	1,074,555	1,074,555
Mortgage loans on real estate, held for
investment	915,465	—	—	956,448	956,448
Policy loans	325,139	—	—	325,139	325,139
Notes receivable	247,382	—	—	247,382	247,382
Short-term investments	515,725	515,725	—	—	515,725
Cash and cash equivalents	2,469,725	2,469,725	—	—	2,469,725
Liabilities:
Policyholder deposits
(Investment-type contracts)	11,933,276	—	—	12,231,225	12,231,225
Surplus Notes	950,000	—	—	1,073,088	1,073,088

Note 6. Income Tax Matters

     Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Loss carryforwards	$6,061,739	$4,022,139
Capitalized costs	898,240	975,231
Unrealized losses on investments	28,181	130,385
Benefit reserves	1,157,055	719,530
Total deferred tax assets	8,145,215	5,847,285
Less valuation allowance	(6,208,648)	(4,259,085)
Total deferred tax assets, net of valuation allowance	1,936,567	1,588,200
Deferred tax liabilities:
Policy acquisition costs	1,018,676	483,887
Due premiums	278,842	58,122
Value of business acquired	327,949	383,701
Intangible assets	238,000	568,990
Property and equipment	73,100	93,500
Total deferred tax liabilities	1,936,567	1,588,200
Net deferred tax assets	$—	$—

     At December 31, 2012 and 2011, the Company recorded a valuation allowance of $6,208,648 and $4,259,085, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     In connection with our acquisitions of Great Plains Financial and Old Reliance Insurance Company, the Company acquired net deferred tax assets during 2012 and 2011 of $1,045,211 and $1,398,852, respectively. The Company determined that valuation allowances for the entire amounts were necessary. This acquisition of these net deferred tax assets and the related valuation did not impact the Company’s income tax expense during the period.

     Loss carryforwards for tax purposes as of December 31, 2012, have expiration dates that range from 2024 through 2027.

     There was no income tax expense for the years ended December 31, 2012 and 2011. This differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to pretax income, as a result of the following:

	Year Ended December 31,
	2012	2011
Computed expected income tax benefit	$(563,614)	$(1,256,340)
Increase (reduction) in income taxes resulting from:
Meals, entertainment and political contributions	21,585	19,669
Dividends received deduction	(20,284)	(282)
True-up of provision to actual	(110,899)	(18,051)
Deconsolidation of Hot Dot, Inc.	(336,566)	—
Other	105,426	(51,848)
	(340,738)	(50,512)
Tax benefit before valuation allowance	(904,352)	(1,306,852)
Change in valuation allowance	904,352	1,306,852
Net income tax expense	$—	$—

Note 7. Reinsurance

     A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 is as follows:

	December 31, 2012	December 31, 2011
Balance sheets:
Benefit and claim reserves assumed	$2,887,596	$3,249,294
Benefit and claim reserves ceded	32,265,463	33,905,987

	Year Ended December 31,
	2012	2011
Statements of comprehensive income:
Premiums assumed	$32,469	$33,181
Premiums ceded	410,680	414,795
Benefits assumed	79,287	57,091
Benefits ceded	675,990	911,011
Commissions assumed	66	53
Commissions ceded	12,849	19,583

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The following table provides a summary of the significant reinsurance balances recoverable on paid and unpaid policy claims by reinsurer along with the A.M. Best credit rating as of December 31, 2012:

				Recoverable on		Total Amount
		Recoverable	Recoverable	Benefit	Ceded	Recoverable
	AM Best	on Paid	on Unpaid	Reserves/Deposit-	Due	from
Reinsurer	Rating	Losses	Losses	type Contracts	Premiums	Reinsurer
Security National Life Insurance Company	NR	$—	$84,232	$18,258,587	$76,218	$18,266,601
Optimum Re Insurance Company	A–	—	14,760	454,051	—	468,811
Sagicor Life Insurance Company	A–	—	332,254	13,438,510	240,713	13,530,051
			$431,246	$32,151,148	$316,931	$32,265,463

     CRLIC has a 100% coinsurance agreement with SNL whereby 100% of the business written by CRLIC is ceded to SNL. At December 31, 2012 and 2011, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by CRLIC to SNL were $18,266,601 and $19,575,565, respectively. CRLIC remains contingently liable on this ceded reinsurance should SNL be unable to meet their obligations.

     During 1999, Old Reliance entered into a 75% coinsurance agreement with Sagicor Life (Sagicor) whereby 75% of the business written by Old Reliance is ceded to Sagicor. During 2000, Old Reliance coinsured the remaining 25% with Sagicor. At December 31, 2012 and 2011, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by Old Reliance to Sagicor were $13,530,051 and $14,244,841, respectively. Old Reliance remains contingently liable on this ceded reinsurance should Sagicor be unable to meet their obligations.

     The use of reinsurance does not relieve the Company of its primary liability to pay the full amount of the insurance benefit in the event of the failure of a reinsurer to honor its contractual obligation. No reinsurer of business ceded by the Company has failed to pay policy claims (individually or in the aggregate) with respect to our ceded business. At December 31, 2012, the Company had over 98% of its reinsurance recoverable amounts concentrated with two reinsurers, Sagicor and SNL. SNL, who is not rated by A.M. Best, accounted for $18.3 million of reinsurance recoverable.

     The Company monitors several factors that it considers relevant to satisfy itself as to the ongoing ability of a reinsurer to meet all obligations of the reinsurance agreements. These factors include the credit rating of the reinsurer, the financial strength of the reinsurer, significant changes or events of the reinsurer, and any other relevant factors. If the Company believes that any reinsurer would not be able to satisfy its obligations with the Company, a separate contingency reserve may be established. At December 31, 2012 and 2011, no contingency reserve was established.

Note 8. Deposit-Type Contracts

     The Company’s deposit-type contracts represent the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals. The following table provides information about deposit-type contracts for the years ended December 31, 2012 and 2011:

	Year Ended
	December 31, 2012	December 31, 2011
Beginning balance	$11,933,276	$11,692,181
Change in deposit-type contracts from Old Reliance
and Great Plains Life acquisition	737,230	548,349
Change in deposit-type contracts assumed from SNL	(219,011)	(134,846)
Change in deposit-type contracts fully ceded by CRLIC	(958,644)	(964,131)
Deposits received	1,397,385	818,003
Investment earnings	96,225	30,496
Withdrawals, net	(120,790)	(56,776)
Ending balance	$12,865,671	$11,933,276

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Under the terms of ALSC’s coinsurance agreement with SNL, ALSC assumes certain deposit-type contract obligations, as shown in the table above. Additionally, CRLIC cedes 100% of its direct business to SNL. Accordingly, this amount is presented within the corresponding single line above. The remaining deposits, withdrawals and interest credited represent those for ALSC’s direct business.

Note 9. Commitments and Contingencies

     Legal Proceedings: We are involved in litigation incidental to our operations from time to time. We are not presently a party to any legal proceedings other than litigation arising in the ordinary course of our business, and we are not aware of any claims that could materially affect our financial position or results of operations.

     Regulatory Matters: State regulatory bodies, the SEC, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning the Company’s compliance with laws in relation to, but not limited to, insurance and securities. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.

     In accordance with U.S. GAAP, the Company establishes an accrued liability for litigation and regulatory matters when the future event is probable and its impact can be reasonably estimated. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure. There were no such liabilities accrued as of December 31, 2012 or 2011.

     Office Lease: The Company leases office space in Lincoln, Nebraska under an agreement executed August 28, 2009 and amended on January 21, 2011 that expires on January 31, 2014. As part of the acquisition of Old Reliance, the Company assumed a lease for the headquarters of Old Reliance in Colorado Springs, Colorado that expired on December 31, 2012. The Company also subleases office space for a satellite office in Kearney, Nebraska, which was executed on June 11, 2012 and expires on May 1, 2015. Great Plains Financial entered into a lease on May 1, 2011 for office space in Pierre, South Dakota, which expires on April 30, 2014. Rent expense for the years ended December 31, 2012 and 2011 was $147,957 and $113,207, respectively. Future minimum payments for 2013, 2014 and 2015 are $178,733, $39,518 and $6,000, respectively.

Note 10. Statutory Net Income and Surplus

     ALSC is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Arizona Department of Insurance. Likewise, CRLIC and Great Plains Life are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Missouri and South Dakota Departments of Insurance, respectively. Statutory practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. The following table summarizes the statutory net loss and statutory capital and surplus of ALSC, CRLIC, and Great Plains Life as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011.

	Statutory Capital and Surplus as of
	December 31, 2012	December 31, 2011
American Life	$2,417,798	$4,475,661
Capital Reserve	1,396,147	1,206,355
Great Plains Life	2,180,787	2,433,439

	Statutory Net Loss for the Years Ended December 31,
	2012	2011
American Life	$911,049	$1,841,926
Capital Reserve	$66,813	$112,327
Great Plains Life	$116,914	$299,076

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 11. Surplus Notes

     Old Reliance executed two surplus notes during 2006 to First American Capital Corporation (First American), a Maryland Corporation, totaling $250,000. The notes are at 7% interest per annum and mature in September 2016. Old Reliance executed one surplus note during 2008 to David G. Elmore, in the amount of $200,000 at 7% interest per annum maturing in December 2011. As part of the Old Reliance acquisition, the Company executed a second surplus note to David G. Elmore, in the amount of $500,000 at 5% interest per annum maturing in August 2016. Any payments and/or repayments must be approved by the Arizona Department of Insurance. During the first quarter of 2012, the repayment of the interest and principal on a portion of the surplus notes was approved by the Arizona Department of Insurance. On April 2, 2012, the Company paid down $300,000 of principal and approximately $50,000 of accrued interest. As of December 31, 2012, the Company has accrued $139,021 of interest expense under accounts payable and accrued expenses on the consolidated balance sheet. During the first quarter of 2013, the repayment of the interest and principal on a portion of the surplus notes was approved by the Arizona Department of Insurance. On January 4, 2013, the Company paid down $100,000 of principal and approximately $7,000 of accrued interest.

Note 12. Consolidation and Deconsolidation of Hot Dot

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc. (Hot Dot), a company organized to develop, manufacture, and market the Alert Patch. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), Hot Dot was historically consolidated into Midwest’s financial statements.

     On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase.

     The following table summarizes the cash impact of the deconsolidation of Hot Dot at the date of deconsolidation:

Investments, available for sale, equity securities	$39,735
Notes receivable	75,000
Intangible asset	989,900
Property and equipment	54,750
Gain on deconsolidation	278,513
Equity investment in Hot Dot at deconsolidation date	(570,190)
Change in noncontrolling interest	(3,175,575)
Other liabilities	(15,000)
$(2,322,867)

     Midwest determined that the fair value of Hot Dot on the date of deconsolidation approximated carrying value as Hot Dot has no active trading. The fair value for Hot Dot was determined through the use of unobservable assumptions about market participants. Hot Dot is regularly bringing in new investors at or above the prices paid by the Company. Accordingly, the Company has asserted that a willing market participant would purchase the security for the same price as the Company paid until such time as the development stage company commences operations. Midwest determined the deconsolidation date fair value of its 16.45% interest in Hot Dot to be $570,190. As a result of the deconsolidation, Midwest recognized a gain of $278,513 recorded in realized gain on deconsolidation of Hot Dot, Inc. on the consolidated statements of comprehensive income. The results of Hot Dot have been reflected in Midwest’s consolidated financial statements up to the date of the stock repurchase by Hot Dot.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 13. Investment in Great Plains Financial Corporation and First Wyoming Capital Corporation

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial Corporation (Great Plains Financial). The purchase increased our total investment in Great Plains Financial to 819,000 shares. Our aggregate ownership percentage increased to approximately 21% as a result of the purchases.

     As a result of the increased ownership of Great Plains Financial, the Company changed its method of carrying the investment from cost to equity as required by generally accepted accounting principles. Under the equity method, the Company records its proportionate share of the earnings of Great Plains Financial. The effect of the change in accounting method for the year ended December 31, 2012, was to increase loss before provision for income taxes and net loss by $87,619 ($0.01 per diluted share) and to decrease unrealized gains by $5,424. The Company’s consolidated financial statements have been restated to present its equity method investment in Great Plains Financial as of the earliest period presented. For the effect of retroactive application of the equity method, equity securities available for sale, accumulated deficit, and accumulated other comprehensive loss were decreased by $246,413, $214,715, and $31,698, respectively, for the year ended December 31, 2011. Equity securities available for sale and accumulated deficit were decreased by $21,502 and $57,391, respectively, and accumulated other comprehensive loss was increased by $35,889 for the year ended December 31, 2010. Therefore, equity securities available for sale and accumulated deficit were decreased by a total of $267,915 and $272,106, respectively, and accumulated other comprehensive loss was increased by a total of $4,191 as of the beginning of fiscal year 2012 for the effect of the retroactive application of the equity method.

     During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial, which increased our ownership to 24.5% as of December 31, 2012. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012.

     During the second quarter of 2012, the Company obtained significant influence over First Wyoming Capital Corporation (First Wyoming) by filling First Wyoming’s top executive management positions and a majority of its board of director seats with employees and directors of the Company. Our total investment in First Wyoming is 896,500 shares. Our aggregate ownership percentage was approximately 21.45% as of December 31, 2012.

     As a result of obtaining significant influence of First Wyoming, the Company changed its method of carrying the investment from cost to equity as required by generally accepted accounting principles. Under the equity method, the Company records its proportionate share of the earnings of First Wyoming. The effect of the change in accounting method for the year ended December 31, 2012, was to decrease loss before provision for income taxes and net loss by $81,044 ($0.01 per diluted share) and to increase unrealized gains by $33,575. The Company’s consolidated financial statements have been restated to present its equity method investment in First Wyoming as of the earliest period presented. For the effect of retroactive application of the equity method, equity securities available for sale and accumulated deficit were increased by $285,787 and $297,543, respectively, and accumulated other comprehensive loss was decreased by $11,756 for the year ended December 31, 2011. Equity securities available for sale and accumulated deficit were each increased by $110,333 for the year ended December 31, 2010. Therefore, equity securities available for sale and accumulated deficit were increased by $396,120 and $407,876, respectively, and accumulated other comprehensive loss was decreased by a total of $11,756 as of the beginning of fiscal year 2012 for the effect of the retroactive application of the equity method.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 14. Related Party Transactions

     The Company had a consulting agreement with a corporation owned by a Board member which was terminated in December 2011. The agreement, approved by the Board of Directors, provided for consulting services related to capital raising and special projects. Total payments made by the Company during the year ended December 31, 2011 amounted to $206,351.

     ALSC had a general agent contract with a corporation owned by an officer of Midwest. The agreement, which was approved by the Board of Directors of Midwest and ALSC, specifies that the corporation, a licensed insurance agency, shall receive an override commission on business written in exchange for managing the Company’s marketing. In addition, the agency must pay for all sales conventions, contests, prizes, awards and training seminars. Total payments made by ALSC during the years ended December 31, 2012 and 2011 were $49,327 and $455,442, respectively. This agreement was terminated in October 2011; however override payments are still being made for renewal business.

     The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. We have been able to perform our TPA services using our existing in-house resources. Fees earned during the year ended December 31, 2012 amounted to $84,003.

Note 15. Subsequent Events

     On February 20, 2013, the Company commenced a private placement offering under Regulation D of the Securities Act of 1933. The Company is offering a maximum amount of $10,000,000.

     All of the effects of subsequent events that provide additional evidence about conditions that existed at December 31, 2012, including the estimates inherent in the process of preparing consolidated financial statements, are recognized in the consolidated financial statements. The Company does not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated financial statements but arose after, but before the consolidated financial statements were available to be issued. In some cases, non recognized subsequent events are disclosed to keep the consolidated financial statements from being misleading.

     The Company has evaluated subsequent events through the date that the consolidated financial statements were issued.

Midwest Holding Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,
	2013	December 31, 2012
	(unaudited)
Assets
Investments, available for sale, at fair value
Fixed maturities (amortized cost: $14,255,879 and $10,615,033,
respectively)	$13,604,350	$10,533,463
Equity securities (cost: $75,000 and $1,274,111 respectively)	75,000	1,250,977
Equity method investments	1,871,736	1,887,196
Equity securities, at cost	1,258,938	1,267,938
Mortgage loans on real estate, held for investment	667,938	677,011
Real estate, held for investment	559,869	565,889
Policy loans	306,416	274,664
Notes receivable	27,383	27,383
Short-term investments	1,175,630	1,171,280
Total investments	19,547,260	17,655,801
Cash and cash equivalents	3,227,479	4,346,555
Amounts recoverable from reinsurers	30,974,833	32,265,463
Interest and dividends due and accrued	151,351	146,938
Due premiums	648,844	820,123
Deferred acquisition costs, net	2,659,273	2,650,957
Value of business acquired, net	852,204	964,557
Intangible assets, net	700,000	700,000
Goodwill	1,129,824	1,129,824
Property and equipment, net	423,586	445,860
Other assets	1,470,283	1,752,685
Total assets	$61,784,937	$62,878,763
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$33,739,924	$33,588,589
Policy claims	433,941	571,870
Deposit-type contracts	14,133,478	12,865,671
Advance premiums	94,264	86,743
Total policy liabilities	48,401,607	47,112,873
Accounts payable and accrued expenses	1,202,041	874,642
Surplus notes	550,000	650,000
Total liabilities	50,153,648	48,637,515
Commitments and Contingencies (See Note 9)
Stockholders’ Equity:
Preferred stock, Series A, $0.001 par value. Authorized 2,000,000 shares;
issued and outstanding 74,159 shares	74	74
Common stock, $0.001 par value. Authorized 120,000,000 shares; issued and outstanding 9,111,739 and 9,106,717 shares as of September 30, 2013 and
December 31, 2012, respectively	9,111	9,106
Additional paid-in capital	25,131,723	25,361,520
Stock subscription receivable	(4,792)	(13,417)
Accumulated deficit	(17,173,099)	(15,756,994)
Accumulated other comprehensive loss	(647,644)	(64,352)
Total Midwest Holding Inc.’s stockholders’ equity	7,315,373	9,535,937
Noncontrolling interests	4,315,916	4,705,311
Total stockholders’ equity	11,631,289	14,241,248
Total liabilities and stockholders’ equity	$61,784,937	$62,878,763

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Income:
Premiums	$916,087	$894,881	$3,121,040	$3,047,259
Investment income, net of expenses	113,259	227,488	413,566	383,057
Gain on deconsolidation of Hot Dot, Inc.	—	287,003	—	287,003
Net realized gains (losses) on investments	(85,117)	49,464	7,047	75,560
Miscellaneous income	68,694	57,841	166,702	74,637
	1,012,923	1,516,677	3,708,355	3,867,516
Expenses:
Death and other benefits	172,934	123,246	490,122	542,764
Increase in benefit reserves	201,578	262,205	895,972	1,045,167
Amortization of deferred acquisition costs	271,022	153,764	723,258	444,257
Salaries and benefits	380,762	441,300	1,456,315	1,896,917
Other operating expenses	476,445	737,042	1,821,333	2,356,029
	1,502,741	1,717,557	5,387,000	6,285,134
Loss before income tax expense	(489,818)	(200,880)	(1,678,645)	(2,417,618)
Income tax expense	—	—	—	—
Net loss	(489,818)	(200,880)	(1,678,645)	(2,417,618)
Less: Loss attributable to noncontrolling interests	(125,432)	(167,447)	(262,540)	(914,998)
Net loss attributable to Midwest Holding Inc.	$(364,386)	$(33,433)	$(1,416,105)	$(1,502,620)
Comprehensive income (loss)
Unrealized gains (losses) on investments
arising during period	$(40,411)	$166,588	$(619,927)	$484,731
Reclassification adjustment for net
realized losses (gains) on investments	85,117	(49,464)	(7,047)	(75,560)
Other comprehensive (loss) income	44,706	117,124	(626,974)	409,171
Less: comprehensive income attributable to
noncontrolling interest	27,651	—	(43,682)	—
Total comprehensive income attributable to Midwest
Holding, Inc.	17,055	117,124	(583,292)	409,171
Total comprehensive income	$(347,331)	$83,691	$(1,999,397)	$(1,093,449)
Net loss attributable to Midwest Holding Inc.
per common share, basic and diluted	$(0.04)	$0.00	$(0.16)	$(0.17)

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(Unaudited)

						Accumulated	Total Midwest
			Additional	Stock		Other	Holding Inc.’s		Total
	Preferred	Common	Paid-In	Subscription	Accumulated	Comprehensive	Stockholders’	Noncontrolling	Stockholders'
	Stock	Stock	Capital	Receivable	Deficit	Loss	Equity	Interests	Equity
Balance, December 31, 2011	$74	$9,106	$24,668,440	$(24,917)	$(14,099,307)	$(391,051)	$10,162,345	$1,433,000	$11,595,345
Non cash compensation expense	—	—	—	8,625	—	—	8,625	—	8,625
Changes in equity of
noncontrolling interests	—	—	588,103	—	—	—	588,103	(335,802)	252,301
Net loss	—	—	—	—	(1,502,620)	—	(1,502,620)	(914,998)	(2,417,618)
Other comprehensive income	—	—	—	—	—	409,171	409,171	—	409,171
Balance, September 30, 2012	$74	$9,106	$25,256,543	$(16,292)	$(15,601,927)	$18,120	$9,665,624	$182,200	$9,847,824

Balance, December 31, 2012	$74	$9,106	$25,361,520	$(13,417)	$(15,756,994)	$(64,352)	$9,535,937	$4,705,311	$14,241,248
Non cash compensation expense	—	—	—	8,625	—	—	8,625	—	8,625
Issuances of common stock, net
of capital raising expenses	—	50	(50)	—	—	—	—	—	—
Repurchases of common stock	—	(45)	(215,738)	—	—	—	(215,783)	—	(215,783)
Changes in equity of
noncontrolling interests	—	—	(14,009)	—	—	—	(14,009)	(83,173)	(97,182)
Net loss	—	—	—	—	(1,416,105)	—	(1,416,105)	(262,540)	(1,678,645)
Other comprehensive income (loss)	—	—	—	—	—	(583,292)	(583,292)	(43,682)	(626,974)
Balance, September 30, 2013	$74	9,111	25,131,723	(4,792)	(17,173,099)	(647,644)	7,315,373	4,315,916	11,631,289

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(1,678,645)	$(2,417,618)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Net adjustment for premium and discount on investments	91,324	61,205
Depreciation and amortization	227,196	289,778
Deferred acquisition costs capitalized	(731,574)	(1,013,760)
Amortization of deferred acquisition costs	723,258	444,257
Net realized gains on investments	(7,047)	(75,560)
Gain on deconsolidation of Hot Dot, Inc.	—	(287,003)
Equity in the net (loss) income of unconsolidated subsidiaries	(64,692)	(28,768)
Non cash compensation expense	8,625	8,625
Changes in operating assets and liabilities:
Amounts recoverable from reinsurers	1,290,630	959,558
Interest and dividends due and accrued	(4,413)	33,620
Due premiums	171,279	(191,871)
Policy liabilities	(392,755)	(274,579)
Other assets and liabilities	609,801	5,297
Net cash provided by (used in) operating activities	242,987	(2,486,819)
Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(8,530,031)	(10,443,052)
Sales	6,004,022	9,562,392
Net change in equity securities carried at cost	9,000	—
Proceeds from payments on mortgage loans on real estate, held for investment	9,073	240,485
Net change in policy loans	(31,752)	(66,302)
Proceeds from payments on notes receivable	—	144,999
Net change in short-term investments	(4,350)	515,725
Purchases of property and equipment	(86,549)	(143,875)
Deconsolidation of Hot Dot, Inc. (Note 12)	—	(2,220,009)
Net cash provided by (used in) investing activities	(2,630,587)	(2,409,637)
Cash Flows from Financing Activities:
Repurchases of common stock	(215,783)	—
Net proceeds from issuing equity in Hot Dot, Inc.	(97,182)	3,350,436
Payments on surplus notes	(100,000)	(300,000)
Receipts on deposit-type contracts	1,938,203	856,015
Withdrawals on deposit-type contracts	(256,714)	(45,528)
Net cash provided by financing activities	1,268,524	3,860,923
Net (decrease) increase in cash and cash equivalents	(1,119,076)	(1,035,533)
Cash and cash equivalents:
Beginning	4,346,555	2,469,725
Ending	$3,227,479	$1,434,192

See Notes to Consolidated Financial Statements.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

     Nature of operations: Midwest Holding Inc. (Midwest or the Company) was incorporated in Nebraska on October 31, 2003 for the primary purpose of organizing a life insurance subsidiary. From 2003 to May 2009, Midwest was focused on raising capital, first through private placements and finally through an intra-state offering of 2,000,000 common shares at $5.00 per share. These offerings sold out, including a 10% oversale on the final offering. Midwest became operational during the year ended December 31, 2009. Upon capitalizing American Life & Security Corp. (ALSC or American Life) and acquiring Capital Reserve Life Insurance Company (CRLIC), as described below, Midwest deemed it prudent to raise additional capital to fund primarily the expansion of the life insurance operation. Beginning in 2009, ALSC, a wholly owned subsidiary of Midwest, was authorized to do business in the State of Nebraska. ALSC was also granted a certificate of authority to write insurance in the State of Nebraska on September 1, 2009. ALSC is engaged in the business of underwriting, selling, and servicing life insurance and annuity policies.

     During the second quarter of 2010, ALSC completed the purchase of a 100% ownership interest in CRLIC, a dormant insurance company domiciled in Missouri. The purchase was effective as of January 1, 2010. ALSC purchased CRLIC for its statutory capital and surplus plus $116,326. CRLIC is licensed in the states of Kansas and Missouri. Currently, 100% of the policies issued by CRLIC are reinsured to an unaffiliated reinsurer.

     In August, 2010, Midwest began an exempt offering of shares to existing holders in the state of Nebraska at $5.00 per share. Midwest raised approximately $7,400,000 before capital raising expenses through this offering that extended into 2011. Additionally, Midwest offered a newly-created class of preferred shares to residents of Latin America. The preferred shares are non-voting and convert to common shares in 2015 at the rate of 1.3 common shares for each preferred share (subject to customary anti-dilution adjustments). The shares were sold at $6.00 per share and a total of 74,159 were sold in 2010.

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc. (Hot Dot), a company organized to develop, manufacture, and market the Alert Patch, a thermochromatic patch for monitoring and detecting body temperature. Additionally, Midwest controls a majority of the Board of Directors. During the third quarter of 2011, Hot Dot purchased certain assets of IonX Capital Holding Inc. The consideration paid by Hot Dot was $1.05 million in cash. The purchase price was primarily allocated to a patent asset for the Alert Patch. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. The deconsolidation of Hot Dot is discussed in greater detail in Notes 2 and 12. Hot Dot is a development stage company that is commencing operations in the fourth quarter of 2013.

     The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. The Company has been able to perform its TPA services using its existing in-house resources.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial Corporation (Great Plains Financial). As a result of the increased ownership, the Company changed its method of carrying the investment from cost to equity. During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012.

     On February 20, 2013, the Company commenced a private placement offering under Regulation D of the Securities Act of 1933. The Company is offering a maximum amount of $10,000,000. Sales of common shares are made in Units, with each Unit consisting of fifty shares of common stock and one detachable warrant to purchase ten shares of common stock at an exercise price of $6.50 per share exercisable through December 31, 2016. The Company has sold a total of 50,450 shares for total proceeds of $302,700 through September 30, 2013. The Company has accounted for the fair value of the warrants of $2,018 as an increase to additional paid-in capital. We estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option valuation model, based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying common stock. These estimates, especially the market value of the underlying common stock and the expected volatility, were highly subjective.

     Basis of presentation: The accompanying consolidated financial statements include the accounts of Midwest, our wholly owned subsidiary ALSC, ALSC’s wholly owned subsidiary CRLIC, Midwest’s 60% owned subsidiary, Security Capital Corporation, Midwest’s 25.7% owned subsidiary, Great Plains Financial, and Great Plains Financial’s wholly owned subsidiary, Great Plains Life. The consolidated statements of comprehensive income include the results of Hot Dot, which on September 12, 2012 we deconsolidated as described in Note 12. Hereafter, entities are collectively referred to as the “Company,” “we,” “our” or “us.”

     Management evaluates the Company as one reporting segment in the life insurance industry. The Company is primarily engaged in the underwriting and marketing of life insurance products through its subsidiaries. The product offerings, the underwriting processes, and the marketing processes are similar. The Company’s product offerings consist of a multi-benefit life insurance policy that combines cash value life insurance with a tax deferred annuity and a single premium term life product. These product offerings are underwritten, marketed, and managed primarily as a group of similar products on an overall portfolio basis.

     These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Management believes that the disclosures are adequate to make the information presented not misleading, and all normal and recurring adjustments necessary to present fairly the financial position as of September 30, 2013 and the results of operations for all periods presented have been made. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year. The December 31, 2012 consolidated balance sheet data was derived from the audited consolidated financial statements included in Midwest Holding Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission (“SEC”), which include all disclosures required by GAAP. In accordance with GAAP, the December 31, 2012 consolidated financial statements were restated to reflect the stock dividend paid by the Company during the second quarter of 2012 (see Note 1) and the Company attaining significant influence over investments that were previously accounted for under the cost basis requiring the Company to account for the investees under the equity method (see Note 13). All intercompany accounts and transactions have been eliminated in consolidation and certain immaterial reclassifications have been made to the prior period results to conform with the current period’s presentation with no impact on results of operations or total stockholders’ equity.

     Investments: All fixed maturities and a portion of the equity securities owned by the Company are considered available-for-sale and are included in the financial statements at their fair value as of the financial statement date. Bond premiums and discounts are amortized using the scientific-yield method over the term of the bonds. Realized gains and losses on securities sold during the year are determined using the specific identification method. Unrealized holding gains and losses, net of applicable income taxes, are included in other comprehensive income (loss).

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Declines in the fair value of available for sale securities below their amortized cost are evaluated to assess whether any other-than-temporary impairment loss should be recorded. In determining if these losses are expected to be other-than-temporary, the Company considers severity of impairment, duration of impairment, forecasted recovery period, industry outlook, financial condition of the issuer, projected cash flows, issuer credit ratings and the intent and ability of the Company to hold the investment until the recovery of the cost.

     The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the statement of comprehensive income as an other-than-temporary impairment. If the Company does not expect to recover the amortized basis, does not plan to sell the security and if it is not more likely than not that the Company would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. The Company recognizes the credit loss portion in net income (loss) and the noncredit loss portion in accumulated other comprehensive loss. The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default. No other-than-temporary impairments were recognized during the nine months ended September 30, 2013 or 2012.

     Included within the Company’s equity securities carried at cost and equity method investments are certain privately placed common stocks for several recently formed holding companies organized for the purpose of forming life insurance subsidiaries. Our privately placed common stocks are recorded using cost basis or the equity method of accounting, depending on the facts and circumstances of each investment. These securities do not have a readily determinable fair value. The Company does not control these entities economically, and therefore does not consolidate these entities. The Company reports the earnings from privately placed common stocks accounted for under the equity method in net investment income.

     Investment income consists of interest, dividends, gains and losses from equity method investments, and real estate income, which are recognized on an accrual basis and amortization of premiums and discounts.

     Mortgage loans on real estate, held for investment: Mortgage loans on real estate, held for investment are carried at unpaid principal balances. Interest income on mortgage loans on real estate, held for investment is recognized in net investment income at the contract interest rate when earned. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the mortgage agreement. Valuation allowances on mortgage loans are established based upon losses expected by management to be realized in connection with future dispositions or settlement of mortgage loans, including foreclosures. The Company establishes valuation allowances for estimated impairments on an individual loan basis as of the balance sheet date. Such valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate. These evaluations are revised as conditions change and new information becomes available. No valuation allowance was established for mortgage loans on real estate, held for investment as of September 30, 2013 and December 31, 2012, primarily as a result of the seller’s guaranteed performance of the mortgage loans acquired as part of the Old Reliance transaction.

     Policy loans: Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. No valuation allowance is established for these policy loans as the amount of the loan is fully secured by the death benefit of the policy and cash surrender value.

     Notes receivable: Notes receivable are stated at their outstanding principal amount. Outstanding notes accrue interest based on the terms of the respective note agreements.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Short-term investments: Short-term investments are stated at cost and consist of certificates of deposit. At September 30, 2013 and December 31, 2012, the cost of these investments approximates fair value due to the short duration to maturity.

     Real estate, held for investment: Real estate, held for investment is comprised of ten condominiums in Hawaii. Real estate is carried at depreciated cost. Depreciation on residential real estate is computed on a straight-line basis over 50 years.

     Cash and cash equivalents: The Company considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents. At September 30, 2013 and December 31, 2012, cash equivalents consisted primarily of money market accounts. The Company has cash on deposit with financial institutions which at times may exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not suffered any losses in the past and does not believe it is exposed to any significant credit risk in these balances.

     Deferred acquisition costs: Deferred acquisition costs consist of incremental direct costs that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred, are capitalized and amortized over the life of the premiums produced. Under our policy we may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, we may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising.

     The Company evaluates the types of acquisition costs it capitalizes. The Company capitalizes agent compensation and benefits and other expenses that are directly related to the successful acquisition of contracts. The Company also capitalizes expenses directly related to activities performed by the Company, such as underwriting, policy issuance, and processing fees incurred in connection with successful contract acquisitions.

     Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense. The Company performs a recoverability analysis annually in the fourth quarter unless events occur which require an immediate review. No events occurred in the nine months ended September 30, 2013 that suggested a review should be undertaken.

     The following table provides information about deferred acquisition costs for the periods ended September 30, 2013 and December 31, 2012, respectively.

	Nine months ended	Year Ended
	September 30,	December 31,
	2013	2012
Balance at beginning of period	$2,650,957	$2,108,395
Capitalization of commissions, sales and issue expenses	731,574	1,173,683
Gross amortization	(723,258)	(631,121)
Balance at the end of period	$2,659,273	$2,650,957

     Value of business acquired: Value of business acquired represents the estimated value assigned to purchased companies or insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. As previously discussed, ALSC purchased CRLIC during 2010, resulting in an initial capitalized asset for value of business acquired of $116,326. This asset is being amortized on a straight-line basis, which approximates the earnings pattern of the related policies, over ten years. The Company recognized amortization expense of $2,908 and $8,724 for each of the quarters and nine months ended September 30, 2013 and 2012, respectively, relative to this transaction.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Additionally, the Company paid an upfront ceding commission of $375,000. An initial asset was established for the value of this business acquired totaling $348,010, representing primarily the ceding commission. This asset is being amortized on a straight-line basis, which approximates the earnings pattern of the related policies, over ten years, resulting in annual amortization of $34,801. Amortization recognized during each of the quarters and nine months ended September 30, 2013 and 2012 relative to this transaction totaled $8,700 and $26,100, respectively. The agreement has an automatic renewal provision unless the Company notifies Security National Life Insurance Company (SNL) of its intention not to renew, no less than 180 days prior to the expiration of the then current agreement. Each automatic renewal period is for one year. This reinsurance remains in place.

     Additionally, ALSC purchased Old Reliance in August 2011, resulting in an initial capitalized asset for value of business acquired of $824,485. This asset is being amortized over the life of the related policies (refer to “revenue recognition and related expenses” discussed later regarding amortization methods). Amortization recognized during the quarters ended September 30, 2013 and 2012 totaled $17,331 and $38,383, respectively. Amortization recognized during the nine months ended September 30, 2013 and 2012 totaled $77,529 and $95,293, respectively.

     Recoverability of value of business acquired is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense. The Company performs a recoverability analysis annually in the fourth quarter unless events occur which require an immediate review. No events occurred in the nine months ended September 30, 2013 that suggested a review should be undertaken.

     Goodwill and Other Intangible Assets: Goodwill represents the excess of the amounts paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is tested for impairment at least annually in the fourth quarter or more frequently if events or circumstances change that would indicate that a triggering event has occurred. No events occurred in the nine months ended September 30, 2013 that suggested a review should be undertaken.

     The Company elected to forego the qualitative assessment during its 2012 analysis and performed the first step of the goodwill quantitative analysis to determine if the fair value of the reporting unit was in excess of the carrying value. As of December 31, 2012, the fair value of the Company’s reporting units exceeded the carrying value of the net assets assigned to that unit and the Company was not required to perform further testing for impairment. Management's determination of the fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company price to earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions can include levels of economic capital, future business growth, and earnings projections.

     The Company assesses the recoverability of indefinite-lived intangible assets at least annually or whenever events or circumstances suggest that the carrying value of an identifiable indefinite-lived intangible asset may exceed the sum of the future discounted cash flows expected to result from its use and eventual disposition. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No events occurred in the period ended September 30, 2013 that suggested a review should be undertaken.

     Property and equipment: Property and equipment are stated at cost net of accumulated depreciation. Annual depreciation is primarily computed using straight-line methods. Furniture and equipment is depreciated over 3 to 7 years and computer software and equipment is generally depreciated over 3 years. Depreciation expense totaled $41,475 and $28,524 for the quarters ended September 30, 2013 and 2012, respectively. Depreciation expense totaled $121,886 and $114,982 for the nine months ended September 30, 2013 and 2012, respectively. Accumulated depreciation totaled $499,550 and $377,664 as of September 30, 2013 and December 31, 2012, respectively.

     Maintenance and repairs are expensed as incurred. Replacements and improvements which extend the useful life of the asset are capitalized. The net book value of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in earnings.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Long-lived assets are reviewed annually for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. The Company performs an impairment analysis annually in the fourth quarter unless events occur which require an immediate review. No events occurred in the nine months ended September 30, 2013 and 2012 that suggested a review should be undertaken.

     Reinsurance: In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. The Company generally strives to diversify its credit risks related to reinsurance ceded. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no allowances as of September 30, 2013 or December 31, 2012.

     Benefit reserves: The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.

     Policy claims: Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.

     Deposit-type contracts: Deposit-type contracts consist of amounts on deposit associated with deferred annuity riders, premium deposit funds and supplemental contracts without life contingencies.

     Income taxes: The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by tax authorities for the years before 2010. The provision for income taxes is based on income as reported in the financial statements. The income tax provision is calculated under the asset and liability method. Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that they believe are more-likely-than not that the benefit will not to be realized. When applicable, the Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company had no accruals for payments of interest and penalties at September 30, 2013 and December 31, 2012.

     Revenue recognition and related expenses: Revenues on traditional life insurance products consist of direct and assumed premiums reported as earned when due.

     Amounts received as payment for annuities and/or non-traditional contracts such as interest sensitive whole life contracts, single payment endowment contracts, single payment juvenile contracts and other contracts without life contingencies are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services and cost of insurance, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the Consolidated Statements of Cash Flows.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Amounts received under our multi-benefit policy form are allocated to the life insurance portion of the multi-benefit life insurance arrangement and the annuity portion based upon the signed policy.

     Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts, which generally remain in force for the lifetime of the insured.

     Comprehensive loss: Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive loss includes unrealized gains and losses from marketable securities classified as available for sale, net of applicable taxes.

     Common and preferred stock and earnings (loss) per share: The Class A preferred shares are non-cumulative, non-voting and convertible to common shares after five years at a rate of 1.3 common shares for each preferred share (subject to customary anti-dilution adjustments). The par value per preferred share is $0.001 with 2,000,000 shares authorized. At both September 30, 2013 and December 31, 2012, the Company had 74,159 preferred shares issued and outstanding.

The Class B preferred shares are non-cumulative, non-voting, convertible to common shares after three years from issuance date at a rate of one common share for each preferred share, and provide a 7% cash dividend payable each January 31st until conversion. The par value per preferred share is $0.001 with 2,000,000 shares authorized. At September 30, 2013, the Company had no Class B preferred shares issued.

     Earnings (loss) per share attributable to the Company’s common stockholders were computed based on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding during the three months ended September 30, 2013 and 2012 were 9,103,149 and 9,106,717 shares, respectively. The weighted average number of shares outstanding during the nine months ended September 30, 2013 and 2012 were 9,108,328 and 9,106,717 shares, respectively. The Company paid no cash dividends during the nine months ended September 30, 2013 or 2012. On March 28, 2012, the Board of Directors of the Company declared a 5% stock dividend, payable on May 1, 2012 to common shareholders of record as of April 17, 2012. Fractional shares were rounded up to next whole share. A total of 436,571 shares were issued under this stock dividend at par value, resulting in a nominal transfer from additional paid-in capital to common stock, which was presented in the consolidated financial statements as if the dividend had occurred as of the earliest period presented. The weighted average shares outstanding for the quarters and nine months ended September 30, 2013 and 2012 have been computed including the pro-forma effect of the stock dividend for comparative purposes.

     Stock subscription receivable: Our Board of Directors approved the issuance of 40,000 shares of voting common stock on March 7, 2010 to Mark Oliver, our Chief Executive Officer and a member of our Board of Directors. The shares were issued for $1.15 per share, which was the approximate fair value of the shares as of the date of issuance. The purchase price was paid by Mr. Oliver through delivery of a five-year promissory note secured by a pledge of the shares purchased. The balance of the receivable as of September 30, 2013 and December 31, 2012 was $4,792 and $13,417, respectively. This receivable was partially forgiven, resulting in noncash compensation expense of $2,875 and $8,625 for both the quarter and nine months ended September 30, 2013 and 2012, respectively.

     Risk and uncertainties: Certain risks and uncertainties are inherent in our day-to-day operations and in the process of preparing our consolidated financial statements. The more significant of those risks and uncertainties, as well as the Company’s method for mitigating the risks, are presented below and throughout the notes to the consolidated financial statements.

  Estimates—The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets, deferred acquisition costs, value of business acquired, goodwill, and future contract benefits.

  Reinsurance—Reinsurance contracts do not relieve us from our obligations to insureds. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible when necessary. We evaluate the financial condition of our reinsurers to minimize our exposure to losses from reinsurer insolvencies. Management believes that any liabilities arising from this contingency would not be material to the Company’s financial position.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

  Investment Risk—The Company is exposed to risks that issuers of securities owned by the Company will default or that interest rates will change and cause a decrease in the value of our investments. As interest rates decline, the velocity at which these securities pay down the principal may increase. Management mitigates these risks by conservatively investing in investment-grade securities and by matching maturities of our investments with the anticipated payouts of our liabilities.

  Liquidity Risk—The Company has investments in development stage companies, which are either seeking to raise capital to form life insurance subsidiaries in their respective states of incorporation (Arkansas, Colorado, Idaho, Minnesota and New Mexico) or have recently formed a life insurance subsidiary (South Dakota and Wyoming). There is no public market for shares of these investments, and there is no assurance that one will develop. Therefore, the shares will have limited marketability for an indefinite period of time. There is not currently, and may never be, an active market in these securities, and there is no assurance that any of these securities will ever become publicly traded or that an active trading market will develop or be sustained. Consequently, we may not be able to liquidate our investment in these securities.

  Interest Rate Risk—Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs.

  The Company attempts to mitigate its exposure to adverse interest rate movements through staggering the maturities of the fixed maturity investments and through maintaining cash and other short term investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Due to the composition of our book of insurance business, we believe it is unlikely that we would encounter large surrender activity due to an interest rate increase that would force the disposal of fixed maturities at a loss.

  Credit Risk—The Company is exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. The Company manages its credit risk through established investment credit policies and guidelines which address the quality of creditors and counterparties, concentration limits, diversification practices and acceptable risk levels. These policies and guidelines are regularly reviewed and approved by senior management.

  Equity Risk—Equity risk is the risk that the Company will incur economic loss due to adverse fluctuations in a particular equity stock. As of September 30, 2013 and December 31, 2012, the fair value of our available for sale equity securities was $75,000 and $1,250,977, respectively. As of September 30, 2013 a 10% decline in the value of the available for sale equity securities would result in an unrealized loss of $7,500 as compared to an estimated unrealized loss of $125,098 as of December 31, 2012. The selection of a 10% unfavorable change in the equity markets should not be construed as a prediction by the Company of future market events, but rather as an illustration of the potential impact of such an event.

  Regulatory Factors—The Company is highly regulated by the jurisdictions in which our entities are domiciled and licensed to conduct business. Such regulations, among other things, limit the amount of rate increases on policies and impose restrictions on the amount and type of investments and the minimum surplus required to conduct business in the state. The impact of the regulatory initiatives in response to the recent financial crisis, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, could subject the Company to substantial additional regulation.

  Vulnerability Due to Certain Concentrations—The Company monitors economic and regulatory developments that have the potential to impact our business. Federal legislation has allowed banks and other financial organizations to have greater participation in insurance businesses. This legislation may present an increased level of competition for sales of the Company’s products.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     New Accounting Standards: In February 2013, the FASB issued guidance regarding the reporting of reclassifications out of accumulated other comprehensive income (AOCI). The guidance requires entities to provide information about the amounts reclassified out of AOCI by component. Significant amounts reclassified out of AOCI that are required under U.S. GAAP to be reclassified to net income in their entirety in the same reporting period must be presented either on the face of the statement, where net income is presented, or in the footnotes. For amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures that are required by U.S. GAAP that provide additional detail about those amounts. The Company adopted this new guidance as of January 1, 2013 with no material impact to the consolidated financial statements.

     All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent or material to the Company at this time.

Note 2. Business Acquisitions

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc., a company organized to develop, manufacture, and market the Alert Patch. During the third quarter of 2011, Hot Dot purchased certain assets of IonX Capital Holding Inc. The consideration paid by Hot Dot was $1.05 million in cash. The purchase price was primarily allocated to a patent asset for a thermochromatic patch for monitoring and detecting body temperature. This patent asset is being amortized over fifteen years, its estimated useful life. On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase. Hot Dot is a development stage company that has not conducted operations apart from raising capital. See Note 12.

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial. As a result of the increased ownership, the Company changed its method of carrying the investment from cost to equity. During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012. See Note 13.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The Company recognized a gain of $118,612 on the consolidated statements of comprehensive income for the excess of the acquisition date fair value of its previously held equity interest over its carrying value on the acquisition date. After the recognition of this gain, the new carrying value of Great Plains was equal to the acquisition date fair value of the previously held equity interest. There are no differences in the combined results of the Company if reflected as though the 2012 business acquisition of Great Plains Financial occurred on January 1, 2012.

     The following pro forma information presents the combined results of the Company as though Hot Dot was accounted for as an equity method investment by the Company and not consolidated into the Company’s financial statements since the Company’s purchase of the investment during the third quarter of 2011.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Premiums	$916,087	$894,881	3,121,040	3,047,259
Other income	96,836	(93,975)	587,315	358,205
Expenses	1,502,741	1,516,167	5,387,000	5,069,978
Net loss	(489,818)	(715,261)	(1,678,645)	(1,664,514)
Less: Loss attributable to noncontrolling interests	(125,432)	—	(262,540)	—
Net loss attributable to Midwest Holding Inc.	$(364,386)	$(715,261)	(1,416,105)	(1,664,514)
Net loss attributable to Midwest Holding Inc. per
common share	$(0.04)	$(0.08)	(0.17)	(0.18)

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 3. Noncontrolling Interests

     The effects on our equity of changes in our ownership interest in equity securities were as follows.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net loss attributable to Midwest Holding Inc.	$(364,386)	$(33,433)	$(1,416,105)	$(1,502,620)
Transfers (to) from noncontrolling interests:
Decrease in Midwest Holding Inc.’s additional
paid-in capital for Great Plains Financial
stock purchases, net of change in ownership	—	—	(14,009)	—
Increase in Midwest Holding Inc.’s additional
paid-in capital for Hot Dot equity issuances,
net of change in ownership	—	68,157	—	588,103
Change from net loss attributable to Midwest
Holding Inc. and transfers from noncontrolling
interests	$(364,386)	$34,724	$(1,430,114)	$(914,517)

Note 4. Investments

     The amortized cost and estimated fair value of investments classified as available-for-sale as of September 30, 2013 and December 31, 2012 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
September 30, 2013:
Fixed maturities:
U.S. government obligations	$2,692,308	$39,430	$32,659	$2,699,079
States and political subdivisions —
general obligations	1,213,881	—	102,668	1,111,213
States and political subdivisions —
special revenue	1,578,690	—	101,571	1,477,119
Corporate	8,771,000	885	454,946	8,316,939
Total fixed maturities	14,255,879	40,315	691,844	13,604,350
Equity securities:
Preferred corporate stock	75,000	—	—	75,000
Total equity securities	75,000	—	—	75,000
Total	$14,330,879	$40,315	$691,844	$13,679,350

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2012:
Fixed maturities:
U.S. government obligations	$2,126,977	$89,748	$—	$2,216,725
States and political subdivisions —
general obligations	1,219,757	1,298	22,620	1,198,435
States and political subdivisions —
special revenue	1,766,140	2,242	44,229	1,724,153
Corporate	5,502,159	19,630	127,639	5,394,150
Total fixed maturities	10,615,033	112,918	194,488	10,533,463
Equity securities:
Common corporate stock	1,199,111	1,850	24,984	1,175,977
Preferred corporate stock	75,000	—	—	75,000
Total equity securities	1,274,111	1,850	24,984	1,250,977
Total	$11,889,144	$114,768	$219,472	$11,784,440

     The Company has one security that individually exceeds 10% of the total of the state and political subdivisions categories as of September 30, 2013. The amortized cost, fair value, credit ratings, and description of the security is as follows:

	Amortized	Estimated Fair
	Cost	Value	Credit Rating
September 30, 2013:
Fixed maturities:
States and political subdivisions — general obligations
Maricopa County Arizona School District No. 31	$342,199	$330,290	AA-

     The following table summarizes, for all securities in an unrealized loss position at September 30, 2013 and December 31, 2012, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	September 30, 2013			December 31, 2012
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$590,788	$32,659	6	$—	$—	—
States and political subdivisions —
general obligations	324,263	29,346	3	730,863	14,810	5
States and political subdivisions —
special revenue	663,119	49,152	11	1,256,996	35,403	12
Corporate	8,211,952	454,946	77	3,607,480	114,620	22
Greater than 12 months:
States and political subdivisions —
general obligations	786,950	73,322	5	226,846	7,810	1
States and political subdivisions —
special revenue	814,010	52,419	6	202,390	8,826	1
Corporate	—	—	—	86,400	13,019	1
Total fixed maturities	$11,391,082	$691,844	108	$6,110,975	$194,488	42

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

	September 30, 2013			December 31, 2012
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Total fixed maturities (from p. 18)	$11,391,073	$691,844	108	$6,110,975	$194,488	42
Equity Securities:
Less than 12 months:
Common corporate stock	$—	—	—	$1,072,325	$24,984	3
Total equity securities	—	—	—	1,072,325	24,984	3
Total	$11,391,073	$691,844	108	$7,183,300	$219,472	45

     Based on our review of the securities in an unrealized loss position at September 30, 2013 and December 31, 2012, no other-than-temporary impairments were deemed necessary. Management believes that the Company will fully recover its cost basis in the securities held at September 30, 2013, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. As of September 30, 2013, there were no individual fixed maturity securities that had a fair value to amortized cost ratio below 85%. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

     The amortized cost and estimated fair value of fixed maturities at September 30, 2013, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$1,544,184	$1,538,770
Due after one year through five years	2,072,599	2,057,228
Due after five years through ten years	7,917,627	7,525,720
Due after ten years	2,721,469	2,482,632
	$14,255,879	$13,604,350

     The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At September 30, 2013 and December 31, 2012, these required deposits had a total amortized cost of $3,177,635 and $2,603,290 and fair values of $3,147,119 and $2,668,972, respectively.

     The components of net investment income for the quarters and nine months ended September 30, 2013 and 2012 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Fixed maturities	$90,988	$57,347	$280,084	$271,251
Equity securities	4,104	571	22,884	3,105
Cash and short-term investments	6,724	—	14,131	—
Equity in the net (loss) income of unconsolidated
subsidiaries	—	149,163	61,557	28,768
Other	22,435	38,657	70,932	119,972
	124,251	245,738	449,588	423,096
Less: investment expenses	(10,992)	(18,250)	(36,022)	(40,039)
	$113,259	$227,488	$413,566	$383,057

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Proceeds for the quarters ended September 30, 2013 and 2012 from sales of investments classified as available-for-sale were $1,403,410 and $3,744,739, respectively. Gross gains of $10,998 and $50,922 and gross losses of $96,115 and $1,458 were realized on those sales during the quarters ended September 30, 2013 and 2012, respectively. Proceeds for the nine months ended September 30, 2013 and 2012 from sales of investments classified as available-for-sale were $6,004,022 and $9,562,392, respectively. Gross gains of $103,162 and $120,343 and gross losses of $96,115 and $44,783 were realized on those sales during the nine months ended September 30, 2013 and 2012, respectively.

     As of September 30, 2013, no mortgage loans were in a delinquent status and all interest on mortgage loans was current. The following table summarizes the activity in the mortgage loans on real estate, held for investment account for the periods ended September 30, 2013 and December 31, 2012.

	Nine months ended	Year ended
	September 30, 2013	December 31, 2012
Balance at beginning of period	$677,011	$915,465
Proceeds from payments on mortgage loans on real estate, held for investment	(9,073)	(238,454)
Balance at end of period	$667,938	$677,011

Note 5. Fair Values of Financial Instruments

     Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. We use valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, accounting standards establish a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

     A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

     Fixed maturities: Fixed maturities are recorded at fair value on a recurring basis utilizing a third-party pricing source. The valuations are reviewed and validated quarterly through random testing by comparisons to separate pricing models or other third party pricing services. For the period ended September 30, 2013, there were no material changes to the valuation methods or assumptions used to determine fair values, and no broker or third party prices were changed from the values received. Securities with prices based on validated quotes from pricing services are reflected within Level 2.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     Equity securities, available for sale: Equity securities consist principally of common stock of publicly and privately traded companies and preferred stock of publicly traded companies. The fair values of publicly traded equity securities are based on quoted market prices in active markets for identical assets and are classified within Level 1 in the fair value hierarchy. The fair values of a portion of our preferred equity securities are based on prices obtained from independent pricing services and these securities are generally classified within Level 2 in the fair value hierarchy.

     Equity method investments: The fair values of equity method investments approximate carrying value and are comprised of the Company’s investments in First Wyoming and Hot Dot. These securities have no active trading and the fair value for these securities is not readily determinable. The Company does not control these entities economically, and therefore does not consolidate these entities. Equity method investments are categorized as Level 3 in the fair value hierarchy.

     Cash and cash equivalents and short-term investments: The carrying value of cash and cash equivalents and short-term investments approximate the fair value because of the short maturity of the instruments.

     Policy loans: Policy loans are stated at unpaid principal balances. As these loans are fully collateralized by the cash surrender value of the underlying insurance policies, the carrying value of the policy loans approximates their fair value. Policy loans are categorized as Level 3 in the fair value hierarchy.

     Notes Receivable: Fair values for short-term notes receivable approximate carrying value. The carrying amount is a reasonable estimate of the fair value because of the relatively short time between the origination of the loan and its expected repayment. These receivables are categorized as Level 3 in the fair value hierarchy.

     Mortgage loans on real estate, held for investment: The fair values of mortgage loans on real estate, held for investment are estimated by discounting scheduled cash flows through the scheduled maturities of the loans, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. As part of the Old Reliance purchase agreement, the seller guaranteed the performance of the mortgage loans and accordingly we believe book value is equal to fair value. We periodically evaluate the financial condition of the seller and his guarantee. We know of no circumstances that indicated that the guarantor would be unable to perform nor are any loans non-performing such that his guarantee would be triggered. Mortgage loans are categorized as Level 3 in the fair value hierarchy.

     Investment-type contracts: The fair value for direct and assumed liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and nonperformance risk of the liabilities. Liabilities under investment-type insurance contracts that are wholly ceded by CRLIC to a non-affiliated reinsurer are carried at cash surrender value which approximates fair value. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. These liabilities are categorized as Level 3 in the fair value hierarchy.

     Surplus notes: The fair value for surplus notes is calculated using a discounted cash flow approach. Cash flows are projected utilizing scheduled repayments and discounted to the valuation date using market rates currently available for debt with similar remaining maturities. These liabilities are categorized as Level 3 in the fair value hierarchy.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of September 30, 2013 and December 31, 2012.

		Significant
	Quoted	Other	Significant
	in Active	Observable	Unobservable	Estimated
	Markets	Inputs	Inputs	Fair
	(Level 1)	(Level 2)	(Level 3)	Value
September 30, 2013
Fixed maturities:
U.S. government obligations	$—	$2,699,079	$—	$2,699,079
States and political subdivisions —
general obligations	—	1,111,213	—	1,111,213
States and political subdivisions —
special revenue	—	1,477,119	—	1,477,119
Corporate	—	8,316,939	—	8,316,939
Total fixed maturities	—	13,604,350	—	13,604,350
Equity securities:
Preferred corporate stock	—	75,000	—	75,000
Total equity securities		75,000	—	75,000
Total	$	$13,679,350	$—	$13,679,350
December 31, 2012
Fixed maturities:
U.S. government obligations	$—	$2,216,725	$—	$2,216,725
States and political subdivisions —
general obligations	—	1,198,435	—	1,198,435
States and political subdivisions —
special revenue	—	1,724,153	—	1,724,153
Corporate	—	5,394,150	—	5,394,150
Total fixed maturities	—	10,533,463	—	10,533,463
Equity securities:
Common corporate stock	1,175,977	—	—	1,175,977
Preferred corporate stock	—	75,000	—	75,000
Total equity securities	1,175,977	75,000	—	1,250,977
Total	$1,175,977	$10,608,463	$—	$11,784,440

     There were no transfers of financial instruments between Level 1 and Level 2 during the nine months ended September 30, 2013 or 2012.

     Accounting standards require disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring basis are discussed above. There were no financial assets or financial liabilities measured at fair value on a non-recurring basis. Equity securities carried at cost are privately placed common stocks for several recently formed holding companies organized for the purpose of forming life insurance subsidiaries. These common stocks are recorded using the cost basis of accounting. These securities have no active trading and the fair value for these securities is not readily determinable. The Company does not control these entities economically, and therefore does not consolidate these entities.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The following disclosure contains the carrying values, estimated fair values and their corresponding placement in the fair value hierarchy, for financial assets and financial liabilities as of September 30, 2013 and December 31, 2012, respectively:

	September 30, 2013
		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets and	Observable	Unobservable
	Carrying	Liabilities	Inputs	Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Assets:
Fixed maturities	$13,604,350	$—	$13,604,350	$—	$13,604,350
Equity securities	75,000	—	75,000	—	75,000
Equity method investments	1,871,736	—	—	1,871,736	1,871,736
Mortgage loans on real estate, held for
investment	667,938	—	—	678,635	678,635
Policy loans	306,416	—	—	306,416	306,416
Notes receivable	27,383	—	—	27,383	27,383
Short-term investments	1,175,630	1,175,630	—	—	1,175,630
Cash and cash equivalents	3,227,479	3,227,479	—	—	3,227,479
Liabilities:
Policyholder deposits
(Investment-type contracts)	14,133,478	—	—	14,431,427	14,431,427
Surplus Notes	550,000	—	—	695,463	695,463

	December 31, 2012
		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets
		for Identical	Significant Other	Significant
		Assets and	Observable	Unobservable
	Carrying	Liabilities	Inputs	Inputs	Fair
	Amount	(Level 1)	(Level 2)	(Level 3)	Value
Assets:
Fixed maturities	$10,533,463	$—	$10,533,463	$—	$10,533,463
Equity securities	1,250,977	1,175,977	75,000	—	1,250,977
Equity method investments	1,887,196	—	—	1,887,196	1,887,196
Mortgage loans on real estate, held for
investment	677,011	—	—	706,434	706,434
Policy loans	274,664	—	—	274,664	274,664
Notes receivable	27,383	—	—	27,383	27,383
Short-term investments	1,171,280	1,171,280	—	—	1,171,280
Cash and cash equivalents	4,346,555	4,346,555	—	—	4,346,555
Liabilities:
Policyholder deposits
(Investment-type contracts)	12,865,671	—	—	13,163,620	13,163,620
Surplus Notes	650,000	—	—	777,218	777,218

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 6. Income Tax Matters

     Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2013 and December 31, 2012 are as follows:

	September 30, 2013	December 31, 2012
Deferred tax assets:
Loss carryforwards	$6,106,240	$6,061,739
Capitalized costs	840,496	898,240
Unrealized losses on investments	220,199	28,181
Benefit reserves	1,460,302	1,157,055
Total deferred tax assets	8,627,237	8,145,215
Less valuation allowance	(6,819,794)	(6,208,648)
Total deferred tax assets, net of valuation allowance	1,807,443	1,936,567
Deferred tax liabilities:
Policy acquisition costs	1,001,287	1,018,676
Due premiums	220,607	278,842
Value of business acquired	289,749	327,949
Intangible assets	238,000	238,000
Property and equipment	57,800	73,100
Total deferred tax liabilities	1,807,443	1,936,567
Net deferred tax assets	$—	$—

     At September 30, 2013 and December 31, 2012, the Company recorded a valuation allowance of $6,819,794 and $6,208,648, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

     In connection with our acquisitions of Great Plains Financial and Old Reliance Insurance Company, the Company acquired net deferred tax assets during 2012 and 2011 of $1,045,211 and $1,398,852, respectively. The Company determined that valuation allowances for the entire amounts were necessary. This acquisition of these net deferred tax assets and the related valuation did not impact the Company’s income tax expense during the period.

     Loss carryforwards for tax purposes as of September 30, 2013, have expiration dates that range from 2024 through 2028.

     There was no income tax expense for the quarters or nine months ended September 30, 2013 and 2012. This differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to pretax income, as a result of the following:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Computed expected income tax benefit	$(123,891)	$(11,366)	(481,476)	$(510,890)
Increase (reduction) in income taxes resulting from:
Meals, entertainment and political contributions	5,515	14,493	22,062	47,559
Dividends received deduction	—	(400)	(4,472)	(2,174)
True-up of provision to actual	—	(110,899)	—	(110,899)
Deconsolidation of Hot Dot, Inc.	—	(336,566)	—	(336,566)
Noncontrolling interests	142,910	—	89,772	—
Other	(55,469)	39,007	(45,015)	72,254
	92,956	(394,365)	62,347	(329,826)
Tax benefit before valuation allowance	(30,935)	(405,731)	(419,129)	(840,716)
Change in valuation allowance	30,935	405,731	419,129	840,716
Net income tax expense	$—	$—	$—	$—

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 7. Reinsurance

     A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of September 30, 2013 and December 31, 2012 and for the quarters and nine months ended September 30, 2013 and 2012 is as follows:

	September 30, 2013	December 31, 2012
Balance sheets:
Benefit and claim reserves assumed	$2,815,658	$2,887,596
Benefit and claim reserves ceded	30,974,833	32,265,463

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Statements of comprehensive income:
Premiums assumed	$7,236	$7,308	$23,023	$27,286
Premiums ceded	102,825	78,609	280,261	299,046
Benefits assumed	10,335	4,263	41,901	55,543
Benefits ceded	210,378	141,594	591,112	542,437
Commissions assumed	9	15	26	50
Commissions ceded	3,257	3,218	1,175	10,355

     The following table provides a summary of the significant reinsurance balances recoverable on paid and unpaid policy claims by reinsurer along with the A.M. Best credit rating as of September 30, 2013:

				Recoverable on		Total Amount
		Recoverable	Recoverable	Benefit	Ceded	Recoverable
	AM Best	on Paid	on Unpaid	Reserves/Deposit-	Due	from
Reinsurer	Rating	Losses	Losses	type Contracts	Premiums	Reinsurer
Security National Life Insurance Company		$—	$54,943	$17,502,061	$72,607	$17,484,397
Optimum Re Insurance Company		—	14,760	454,051	—	468,811
Sagicor Life Insurance Company		—	237,944	12,993,324	209,643	13,021,625
			$307,647	30,949,436	$282,250	$30,974,833

     CRLIC has a 100% coinsurance agreement with SNL whereby 100% of the business written by CRLIC is ceded to SNL. At September 30, 2013 and December 31, 2012, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by CRLIC to SNL were $17,484,397 and $18,266,601, respectively. CRLIC remains contingently liable on this ceded reinsurance should SNL be unable to meet their obligations.

     During 1999, Old Reliance entered into a 75% coinsurance agreement with Sagicor Life (Sagicor) whereby 75% of the business written by Old Reliance is ceded to Sagicor. During 2000, Old Reliance coinsured the remaining 25% with Sagicor. At September 30, 2013 and December 31, 2012, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by Old Reliance to Sagicor were $13,021,625 and $13,530,051, respectively. Old Reliance remains contingently liable on this ceded reinsurance should Sagicor be unable to meet their obligations.

     The use of reinsurance does not relieve the Company of its primary liability to pay the full amount of the insurance benefit in the event of the failure of a reinsurer to honor its contractual obligation. No reinsurer of business ceded by the Company has failed to pay policy claims (individually or in the aggregate) with respect to our ceded business. At September 30, 2013, the Company had over 98% of its reinsurance recoverable amounts concentrated with two reinsurers, Sagicor and SNL. SNL, who is not rated by A.M. Best, accounted for $17.5 million of reinsurance recoverable.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     The Company monitors several factors that it considers relevant to satisfy itself as to the ongoing ability of a reinsurer to meet all obligations of the reinsurance agreements. These factors include the credit rating of the reinsurer, the financial strength of the reinsurer, significant changes or events of the reinsurer, and any other relevant factors. If the Company believes that any reinsurer would not be able to satisfy its obligations with the Company, a separate contingency reserve may be established. At September 30, 2013 and December 31, 2012, no contingency reserve was established.

Note 8. Deposit-Type Contracts

     The Company’s deposit-type contracts represent the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals. The following table provides information about deposit-type contracts for periods ended September 30, 2013 and December 31, 2012:

	Nine Months Ended	Year Ended
	September 30, 2013	December 31, 2012
Beginning balance	$12,865,671	$11,933,276
Change in deposit-type contracts from
Great Plains Life acquisition	—	737,230
Change in deposit-type contracts assumed from SNL	(60,724)	(219,011)
Change in deposit-type contracts fully ceded by CRLIC	(533,591)	(958,644)
Deposits received	1,938,208	1,397,385
Investment earnings	180,628	96,225
Withdrawals, net	(256,714)	(120,790)
Ending balance	$14,133,478	$12,865,671

     Under the terms of ALSC’s coinsurance agreement with SNL, ALSC assumes certain deposit-type contract obligations, as shown in the table above. Additionally, CRLIC cedes 100% of its direct business to SNL. Accordingly, this amount is presented within the corresponding single line above. The remaining deposits, withdrawals and interest credited represent those for ALSC’s direct business.

Note 9. Commitments and Contingencies

     Legal Proceedings: We are involved in litigation incidental to our operations from time to time. We are not presently a party to any legal proceedings other than litigation arising in the ordinary course of our business, and we are not aware of any claims that could materially affect our financial position or results of operations.

     Regulatory Matters: State regulatory bodies, the SEC, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning the Company’s compliance with laws in relation to, but not limited to, insurance and securities. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.

     The Company establishes an accrued liability for litigation and regulatory matters when the future event is probable and its impact can be reasonably estimated. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure. There were no such liabilities accrued as of September 30, 2013 or December 31, 2012.

     Office Lease: The Company leases office space in Lincoln, Nebraska under an agreement executed August 28, 2009 and amended on January 21, 2011 that expires on January 31, 2014. The Company also subleases office space for a satellite office in Kearney, Nebraska, which was executed on June 11, 2012 and expires on May 1, 2015. Great Plains Financial entered into a lease on May 1, 2011 for office space in Pierre, South Dakota, which expires on April 30, 2014. Rent expense for the quarters ended September 30, 2013 and 2012 was $41,932 and $38,709, respectively. Rent expense for the nine months ended September 30, 2013 and 2012 was $130,211 and $102,458, respectively. Future minimum payments for the remaining portion of 2013, 2014 and 2015 are $44,683, $39,518 and $6,000, respectively.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 10. Statutory Net Income and Surplus

     ALSC is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Arizona Department of Insurance. Likewise, CRLIC and Great Plains Life are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Missouri and South Dakota Departments of Insurance, respectively. Statutory practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. The following table summarizes the statutory net loss and statutory capital and surplus of ALSC, CRLIC, and Great Plains Life for the nine months ended September 30, 2013 and 2012 and for the periods ended September 30, 2013 and December 31, 2012.

	Statutory Capital and Surplus as of
	September 30, 2013	December 31, 2012
American Life	$1,664,948	$1,981,613
Capital Reserve	$1,319,830	$1,396,147
Great Plains Life	$2,058,214	$2,180,787

	Statutory Net Income (Loss) for the nine months ended September 30,
	2013	2012
American Life	$375,261	$(934,819)
Capital Reserve	$(76,317)	$(57,277)
Great Plains Life	$(185,403)	$(240,914)

Note 11. Surplus Notes

     The following table provides a summary of the Company’s surplus notes along with issue dates, maturity dates, face amounts, and interest rates as of September 30, 2013:

Creditor	Issue Date	Maturity Date	Face Amount	Interest Rate
First American Capital Corporation	September 1, 2006	September 1, 2016	$250,000	7%
David G. Elmore	August 4, 2011	August 1, 2016	300,000	5%

     Any payments and/or repayments must be approved by the Arizona Department of Insurance. As of September 30, 2013, the Company has accrued $156,263 of interest expense under accounts payable and accrued expenses on the consolidated balance sheet. During the first quarter of 2013, the repayment of the interest and principal on a portion of the surplus notes was approved by the Arizona Department of Insurance. On January 4, 2013, the Company paid down $100,000 of principal and approximately $7,000 of accrued interest.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

Note 12. Consolidation and Deconsolidation of Hot Dot

     In August 2011, the Company acquired a controlling interest ownership of Hot Dot, Inc. (Hot Dot), a company organized to develop, manufacture, and market the Alert Patch. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), Hot Dot was historically consolidated into Midwest’s financial statements.

     On September 12, 2012, Hot Dot repurchased 1,000,000 shares of Hot Dot stock from Midwest for a purchase price of $750,000. As a result of the stock repurchase by Hot Dot, Midwest ceased to have a controlling financial interest in Hot Dot and subsequently deconsolidated Hot Dot on the effective date of the stock repurchase.

     The following table summarizes the cash impact of the deconsolidation of Hot Dot at the date of deconsolidation:

Investments, available for sale, equity securities	$39,735
Notes receivable	75,000
Intangible asset	989,900
Property and equipment	54,750
Gain on deconsolidation	278,513
Equity investment in Hot Dot at deconsolidation date	(570,190)
Change in noncontrolling interest	(3,175,575)
Other liabilities	(15,000)
$(2,322,867)

     Midwest determined that the fair value of Hot Dot on the date of deconsolidation approximated carrying value as Hot Dot has no active trading. The fair value for Hot Dot was determined through the use of unobservable assumptions about market participants. Hot Dot is regularly bringing in new investors at or above the prices paid by the Company. Accordingly, the Company has asserted that a willing market participant would purchase the security for the same price as the Company paid until such time as the development stage company commences operations. Midwest determined the deconsolidation date fair value of its 16.45% interest in Hot Dot to be $570,190. As a result of the deconsolidation, Midwest recognized a gain of $278,513 recorded in realized gain on deconsolidation of Hot Dot, Inc. on the consolidated statements of comprehensive income for the year ended December 31, 2012. The results of Hot Dot have been reflected in Midwest’s consolidated financial statements up to the date of the stock repurchase by Hot Dot. Subsequent to the deconsolidation of Hot Dot, the Company accounts for its investment in Hot Dot using the equity method.

Note 13. Investment in Great Plains Financial Corporation and First Wyoming Capital Corporation

     During the first quarter of 2012, the Company purchased additional shares of Great Plains Financial Corporation (Great Plains Financial). The purchase increased our total investment in Great Plains Financial to 819,000 shares. Our aggregate ownership percentage increased to approximately 21% as a result of the purchases.

     As a result of the increased ownership of Great Plains Financial, the Company changed its method of carrying the investment from cost to equity as required by generally accepted accounting principles. Under the equity method, the Company records its proportionate share of the earnings of Great Plains Financial. There was no effect of the change in accounting method for the nine months ended September 30, 2013, as the Company began consolidating Great Plains Financial during the fourth quarter of 2012. The Company’s consolidated financial statements have been restated to present its equity method investment in Great Plains Financial as of the earliest period presented. For the effect of retroactive application of the equity method, equity securities available for sale, accumulated deficit, and accumulated other comprehensive loss were decreased by $246,413, $214,715, and $31,698, respectively, for the year ended December 31, 2011. Equity securities available for sale and accumulated deficit were decreased by $21,502 and $57,391, respectively, and accumulated other comprehensive loss was increased by $35,889 for the year ended December 31, 2010. Therefore, equity securities available for sale and accumulated deficit were decreased by a total of $267,915 and $272,106, respectively, and accumulated other comprehensive loss was increased by a total of $4,191 as of the beginning of fiscal year 2012 for the effect of the retroactive application of the equity method.

Midwest Holding Inc. and Subsidiaries
Notes to Consolidated Financial Statements – Continued

     During the third quarter of 2012, the Company began providing TPA services to Great Plains Financial and Great Plains Financial’s wholly owned subsidiary, Great Plains Life Assurance Company (Great Plains Life). At the end of the third quarter of 2012, Mark Oliver, our Chief Executive Officer and a member of our Board of Directors, was assigned to serve as President of the Company in addition to his role as Executive Vice President, CEO, and CFO of Great Plains Financial. During the fourth quarter of 2012, the Company purchased additional shares of Great Plains Financial, which increased our ownership to 24.5% as of December 31, 2012. As a result of the Company’s control over Great Plains Financial, the Company began consolidating Great Plains Financial during fourth quarter of 2012.

     During the second quarter of 2012, the Company obtained significant influence over First Wyoming Capital Corporation (First Wyoming) by filling First Wyoming’s top executive management positions and a majority of its board of director seats with employees and directors of the Company. Our total ownership in First Wyoming is 946,500 shares. Our aggregate ownership percentage was approximately 22.65% as of September 30, 2013.

     As a result of obtaining significant influence of First Wyoming, the Company changed its method of carrying the investment from cost to equity as required by generally accepted accounting principles. Under the equity method, the Company records its proportionate share of the earnings of First Wyoming. The effect of the change in accounting method for the quarter and nine months ended September 30, 2013, was to decrease loss before provision for income taxes and net loss by $9,114 and decrease loss before provision for income taxes and net loss $38,990, respectively, ($0.00 and $0.00, respectively, per diluted share) and to decrease unrealized losses by $4,479 and $80,151, respectively. The Company’s consolidated financial statements have been restated to present its equity method investment in First Wyoming as of the earliest period presented. For the effect of retroactive application of the equity method, equity securities available for sale and accumulated deficit were increased by $285,787 and $297,543, respectively, and accumulated other comprehensive loss was decreased by $11,756 for the year ended December 31, 2011. Equity securities available for sale and accumulated deficit were each increased by $110,333 for the year ended December 31, 2010. Therefore, equity securities available for sale and accumulated deficit were increased by $396,120 and $407,876, respectively, and accumulated other comprehensive loss was decreased by a total of $11,756 as of the beginning of fiscal year 2012 for the effect of the retroactive application of the equity method.

Note 14. Related Party Transactions

     ALSC had a general agent contract with a corporation owned by an officer of Midwest. The agreement, which was approved by the Board of Directors of Midwest and ALSC, specifies that the corporation, a licensed insurance agency, shall receive an override commission on business written in exchange for managing the Company’s marketing. In addition, the agency must pay for all sales conventions, contests, prizes, awards and training seminars. Total payments made by ALSC during the quarters ended September 30, 2013 and 2012 were $5,867 and $15,034, respectively. Total payments made by ALSC during the nine months ended September 30, 2013 and 2012 were $20,416 and $43,332, respectively. This agreement was terminated in October 2011; however override payments are still being made for renewal business.

     The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting and policy administration. We have been able to perform our TPA services using our existing in-house resources. Fees earned during the quarters ended September 30, 2013 and 2012 amounted to $68,694 and $50,681, respectively. Fees earned during the nine months ended September 30, 2013 and 2012 amounted to $166,702 and $63,477, respectively.

Hot Dot has advanced funds to Midwest for future third party administration services and future expenses paid by Midwest on behalf of Hot Dot. As of September 30, 2013, Midwest has an outstanding payable of $546,639 to Hot Dot relating to these advances.

Note 15. Subsequent Events

     All of the effects of subsequent events that provide additional evidence about conditions that existed at September 30, 2013, including the estimates inherent in the process of preparing consolidated financial statements, are recognized in the consolidated financial statements. The Company does not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated financial statements but arose after, but before the consolidated financial statements were available to be issued. In some cases, non-recognized subsequent events are disclosed to keep the consolidated financial statements from being misleading.

The Company entered into a new lease for office space in Lincoln, Nebraska under an agreement executed October 17, 2013 that expires on January 31, 2024.

     The Company has evaluated subsequent events through the date that the consolidated financial statements were issued.

PRO FORMA FINANCIAL STATEMENTS – MIDWEST HOLDING INC. AND GREAT PLAINS
FINANCIAL CORPORATION

As a result of Midwest’s control of Great Plains acquired in 2012, Midwest began consolidating the financial information of Great Plains during the fourth quarter of 2012. Please see Note 2 in the consolidated financial statements of Midwest Holding Inc. as of December 31, 2012 and for the year then ended addressing the business acquisition and presentation of pro forma information combining the results of Midwest with Great Plains for the years ended December 31, 2012 and 2011.

The consolidated balance sheets and results of operations of Midwest Holding Inc. and Great Plains Financial Corporation as of December 31, 2012 are set forth in the financial statements of Midwest Holding Inc. as of December 31, 2012 and for the year then ended set forth elsewhere herein.

The consolidated balance sheets and results of operations of Midwest Holding Inc. and Great Plains Financial Corporation as of September 30, 2013 are set forth in the financial statements of Midwest Holding Inc. as of September 30, 2013 and for the three months and nine months then ended set forth elsewhere herein.

APPENDIX A

PLAN AND AGREEMENT OF EXCHANGE, MIDWEST HOLDING INC., GREAT PLAINS FINANCIAL CORPORATION AND SECURITY CAPITAL CORPORATION DATED NOVEMBER 25, 2013

Plan and Agreement of Exchange

Midwest Holding Inc.,
Great Plains Financial Corporation
and
Security Capital Corporation

          This Plan and Agreement of Exchange (“Agreement”) is by and among Midwest Holding Inc., a Nebraska corporation (“Midwest”), Great Plains Financial Corporation, a South Dakota corporation (“Great Plains”) and Security Capital Corporation, an Arkansas corporation (“Security Capital”).

WITNESSETH:

          WHEREAS, Great Plains is a corporation duly organized and existing under the laws of the State of South Dakota; and

          WHEREAS, Security Capital is a corporation duly organized and existing under the laws of the State of Arkansas; and

          WHEREAS, Midwest is a corporation duly organized and existing under the laws of the State of Nebraska; and

          WHEREAS, Midwest owns approximately 25.7% of the issued and outstanding common stock of Great Plains and approximately 60.2% of the issued and outstanding common stock of Security Capital; and

          WHEREAS, the respective Boards of Directors of Great Plains and Midwest have voted to effect a statutory exchange under both the South Dakota Business Corporation Act and the Nebraska Business Corporation Act whereby Midwest will acquire all of the issued and outstanding common stock of Great Plains except shares held by Midwest in exchange for shares of common stock of Midwest upon the conditions hereinafter stated;

          WHEREAS, the respective Boards of Directors of Security Capital and Midwest have voted to effect a statutory exchange under both the Arkansas Business Corporation Act and the Nebraska Business Corporation Act whereby Midwest will acquire all of the issued and outstanding common stock of Security Capital except for shares held by Midwest in exchange for shares of common stock of Midwest upon the conditions hereinafter stated;

          NOW, THEREFORE, for good and valuable consideration consisting of the premises below it is agreed between the parties as follows:

ARTICLE I
The Transactions

          1.1 Subject to approval of this Agreement by the Insurance Commissioner of the State of North Dakota, and subject to the conditions set forth herein, on the “Effective Date” as herein defined in Section 1.3, Midwest shall acquire all of the issued and outstanding common stock of Great Plains other than shares held by Midwest for shares of Midwest Common Stock pursuant to a share exchange (the “Great Plains Exchange”) under §§47-1A-1101-08 of the South Dakota Business Corporation Act and §§21-20,129-134 of the Nebraska Business Corporation Act and as set forth herein, and for no cash or other property.

Subject to the approval of this Agreement of the Insurance Commissioner of the State of North Dakota, and subject to the consideration set forth herein, the “Effective Date” as herein defined in Section 1.3, Midwest shall acquire all of the issued and outstanding common stock of Security Capital other than shares held by Midwest for shares of Midwest Common Stock pursuant to a share exchange (the “Security Capital Exchange”) under §§4-27-1801-04 of the Arkansas Code and §§21-20,129-134 of the Nebraska Business Corporation Act as set forth herein, and for no cash or other property.

The Great Plains Exchange and the Security Capital Exchange shall be completed at a closing (“Closing”) on a date (“Closing Date”) which shall be as soon as reasonably possible, and as agreed among the parties, on or before the tenth business day after regulatory and stockholder approvals are obtained in accordance with applicable law. Immediately after the Closing Date, but as an integrated part of the Great Plains Exchange and the Security Capital Exchange, Midwest intends to merge each of Great Plains and Security Capital with either wholly owned limited liability companies or subsidiaries, each newly formed by Midwest for that purpose.

          1.2 On the Effective Date, the separate corporate existence of each of Great Plains and Security Capital shall be unaffected and unimpaired and Great Plains shall continue to be a South Dakota corporation subject to and governed by the laws of the State of South Dakota, with all of its rights, powers, duties, purposes, franchises and licenses as are in existence on the Effective Date and Security Capital shall continue to be an Arkansas corporation in a like manner. Articles of Exchange for each of the Great Plains Exchange and the Security Capital Exchange, in the form attached hereto as Exhibits A and B, respectively, subject to any modifications as may be authorized or required in accordance with applicable law (collectively the “Exchange Filings”), shall be completed and executed by the parties and filed by Midwest as contemplated by this Agreement as soon as reasonably possible, and on or before the tenth business day after all regulatory and shareholder approvals are obtained in accordance with applicable law.

          1.3 If this Agreement is duly adopted by the holders of the requisite number of shares of each of Great Plains and Security Capital, in accordance with the applicable laws and subject to the other provisions hereof, such documents as may be required by law to accomplish the acquisition of each of Great Plains and Security Capital by Midwest shall be delivered to and filed with any governmental entity with which a filing is required, by Midwest and upon the approval of this Agreement as required by requisite states’ laws, the appropriate documents to accomplish each of the Great Plains Exchange and the Security Capital Exchange shall then be filed as required by law to effectuate the transactions contemplated hereby, and each such exchange shall become effective at the Closing Date. The Closing Date shall be the “Effective Date” of each of the Great Plains Exchange and the Security Capital Exchange, which shall occur on the same day.

ARTICLE II
Issuances and Exchanges of Shares

          2.1 The manner and basis of exchanging shares of Great Plains into shares of Midwest pursuant to the Great Plains Exchange is as follows: As set forth in Section 2.2 and Section 2.4 hereof, on the Effective Date each shareholder of Great Plains other than Midwest shall receive 1.29 shares of Midwest Common Stock for each one share of Great Plains stock owned by such shareholder, with fractional shares being rounded up to the nearest whole share.

The manner and basis of exchanging shares of Security Capital into shares of Midwest pursuant to the Security Capital Exchange is as follows: As set forth in Section 2.2 and Section 2.4 hereof, on the Effective Date each shareholder of Security Capital other than Midwest shall receive 1.00 share of Midwest Common Stock for each 6.32 shares of Security Capital stock owned by such shareholder, with fractional shares being rounded up to the nearest whole share.

The offer and sale of the Midwest Common Stock to be issued hereunder shall be registered by Midwest pursuant to the Securities Act of 1933 and applicable state securities laws, as provided in Section 5.3 hereof.

          2.2 Upon the Effective Date, each holder of a certificate or certificates representing shares of Great Plains or Security Capital, upon presentation and surrender of such certificate or certificates to Computershare (the “Exchange Agent”), shall be entitled to receive the consideration set forth herein, except that holders of those shares as to which dissenters’ rights shall have been asserted and perfected pursuant to South Dakota or Arkansas law shall not be converted into shares of Midwest Common Stock, but shall represent only such rights as are permitted under §§47-1A-1301-31.2 of the South Dakota Business Corporation Act and §§4-7-1301-31 of the Arkansas Code. Each of Great Plains and Security Capital shall pay or otherwise satisfy payment relating to shares as to which statutory dissenters’ rights have been asserted and perfected pursuant to applicable law solely out of its own funds; Midwest shall not contribute or otherwise be liable for any payments to such persons arising from either the Great Plains Exchange or the Security Capital Exchange. Upon such presentation, surrender, and exchange as provided in this Section 2.2, certificates representing shares of Great Plains or Security Capital, as the case may be, previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Great Plains and Security Capital at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 2.1 of this Agreement. If a certificate or the certificates representing shares of Great Plains and Security Capital have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

          2.3 The stock transfer books of each of Great Plains and Security Capital shall be closed on the Closing Date, and thereafter no transfers of the common stock of either corporation will be made.

          2.4 No fractional shares of Midwest stock shall be issued as a result of the Great Plains Exchange or the Security Capital Exchange. In the event the exchange of shares results in any shareholder being entitled to a fraction of a whole share of Midwest Common Stock, the number of shares to be issued to such shareholder shall be rounded up to the nearest whole share.

ARTICLE III
Representations, Warranties and Covenants of Great Plains

          Great Plains hereby represents, warrants and covenants to Midwest as follows, except as stated in the Great Plains Disclosure Statement attached hereto as Exhibit C:

          3.1 Great Plains is a corporation duly organized, validly existing and in good standing under the laws of South Dakota with full corporate power and authority to own the respective properties which it now owns; and is qualified or licensed to conduct its business and is in good standing in all states where such qualifications or licensing is required, and has full corporate power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement. Great Plains Life Assurance Company (“Great Plains Life”) is a corporation duly organized, validly existing and in good standing under the insurance law of South Dakota, with full corporate power with full corporate power and authority to own the respective properties which it now owns; and is qualified or licensed to conduct its business and is in good standing in all states where such qualifications or licensing is required, and has full corporate power to conduct its business as presently conducted. Great Plains owned all the issued and outstanding equity securities of Great Plains Life.

          3.2 The Articles of Incorporation and Bylaws of Great Plains and Great Plains Life, copies of which have been delivered to Midwest, are complete and accurate and the minute books of such corporations contain a record of all meetings and corporate actions of the shareholders and Board of Directors of Great Plains and Great Plains Life that is complete and accurate in all material respects. All of the books, records, and accounts of Great Plains and Great Plains Life are in all material respects true and complete, are maintained in accordance with good business practice and all applicable legal requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Great Plains Financial Statements.

          3.3 The aggregate number of shares which Great Plains is authorized to issue is 8,000,000 shares of $0.10 par value common stock and 4,020,970 such shares are issued and outstanding, fully paid and non-assessable, and 550,000 shares of $5.00 par value preferred stock and no such shares are issued and outstanding, fully paid and non-assessable. Great Plains and Great Plains Life have no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchange for any shares of capital stock.

          3.4 Great Plains has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

          3.5 Neither the making of nor the performance by Great Plains of the terms and provisions of this Agreement applicable to it and consummation of the transactions contemplated herein by Great Plains will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Great Plains Life or any contracts, agreements, pledges, loans or any other obligations of Great Plains or Great Plains Life.

          3.6 Great Plains has delivered to Midwest the Great Plains Life annual convention statement for the year ended December 31, 2012. Also, Great Plains has delivered to Midwest the Great Plains Life quarterly financial statements for the quarter and nine months ended September 30, 2013. Great Plains has delivered to Midwest the Great Plains consolidated audited financial statements for the year ended December 31, 2012 and the consolidated quarterly financial statements of Great Plains for the quarter and nine months ended September 30, 2013 All such statements, herein sometimes called “Great Plains Financial Statements”, present fairly, in all material respects, the assets and liabilities of Great Plains, as well as the admitted assets and surplus of Great Plains Life, as of the dates thereof, and the results of operations and its cash flows for the years then ended, and in the case of Great Plains Life, in conformity with the accounting practices prescribed or permitted by the Insurance Department of the State of South Dakota, and in the case of Great Plains, in conformity with the U.S. generally accepted account principles (“GAAP”). Great Plains does not have any liabilities (whether absolute or contingent, matured or unmatured, known or unknown) relating to its business that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than as stated or described in the quarterly financial statements of Great Plains for the quarter and nine months ended September 30, 2013.

          3.7 The assets of Great Plains Life have admissible values at least equal to the amounts attributed to them on its September 30, 2013 statutory financial statement and will have a value at least equal to those set forth in its December 31, 2012 annual convention statement.

          3.8 Great Plains has delivered to Midwest a copy of each of the Federal income tax returns of Great Plains for the years ended December 31, 2012, December 31, 2011 and December 31, 2010. The provisions for taxes paid by Great Plains are sufficient for payment of all accrued and unpaid Federal, state, county and local taxes of Great Plains (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of information required or requested by Federal, state, county and local tax authorities have been filed or supplied in a timely fashion and all such information is true and correct. Provision has been made in the Great Plains Financial Statements for the payment of all taxes due to date by Great Plains, including accrued taxes for the current year ended December 31, 2013. No Federal income tax return of Great Plains is currently under audit. There are no tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Great Plains or Great Plains Life could be liable for any material taxes of any person other than Great Plains or Great Plains Life. There are no liens for taxes on any asset of Great Plains or Great Plains Life.

          3.9 Since December 31, 2012, there has not been any material adverse change in the business or condition, financial or otherwise, or operations of Great Plains or Great Plains Life, including any loss or damages to any of their respective assets, properties or rights. Except as contemplated by this Agreement, since December 31, 2012, there has not occurred:

i.	any damage, destruction or loss to or of any of the material assets or properties owned or leased by Great Plains or Great Plains Life and used or useful in their respective businesses, whether or not covered by insurance;

ii.	any sale, lease or other disposition of assets or properties owned or leased by Great Plains or Great Plains Life and used or useful in their respective businesses, except dispositions of inventory in the ordinary course of business;

iii.	any capital expenditure or commitment of capital expenditure by Great Plains involving more than $10,000 in any one case or $25,000 in the aggregate, whether or not in the ordinary course of business;

iv.	any delay or postponement by Great Plains or Great Plains Life in the payment of any amounts due under notes or accounts payable, outside the ordinary course of business;

v.	(i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Great Plains or Great Plains Life, except in the ordinary course of the administration of their respective employee benefit plans currently in place; or (ii) any increase in the compensation payable or to become payable to any employee of Great Plains or Great Plains Life; or

vi.	any commitment by Great Plains or Great Plains Life to do any of the foregoing.

          3.10 Attached in Exhibit C is a listing of all pending legal proceedings or known regulatory inquiries involving Great Plains or Great Plains Life and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving claims pending, or to the knowledge of the officers of Great Plains, threatened against Great Plains or Great Plains Life or affecting any of their respective assets, or properties. Neither Great Plains nor Great Plains Life are in any breach or violation of or default under any contract or instrument to which it is a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach or violation of or default by Great Plains or Great Plains Life under any contract or other instrument to which Great Plains or Great Plains Life is a party or by which it or any of their respective property may be bound or affected, or under their respective Articles of Incorporation or Bylaws, or any court order, statute, ruling or regulation applicable to Great Plains or Great Plains Life which breach or violation of or default could have a material adverse effect on Great Plains.

          3.11 The execution and delivery of this Agreement has been duly authorized and approved by the Board of Directors of Great Plains.

          3.12 (a) Great Plains has provided or will provide Midwest a copy of the employee manual and related documents of Great Plains and Great Plains Life which include a description of their respective employee benefits, together with a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive equity-based incentive, severance, termination, change in control, retention, salary continuation, vacation, sick or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which Great Plains and/or Great Plains Life is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, other welfare, supplemental unemployment, profit-sharing, pension, savings or retirement plan, program, agreement, policy or arrangement, and each other director, consultant or employee compensation or benefit plan, program, agreement, policy or arrangement (each a “Company Plan”).

          (b) With respect to each Company Plan, Great Plains and/or Great Plains Life has delivered or will deliver to Midwest complete and correct copies of each of the following documents (including all amendments to such documents), as applicable.

i.	the Company Plan or a written description of any Company Plan not in writing;

ii.	a copy of the three most recent annual reports or IRS Form 5500 Series that is required to be filed, including audited financial statements, actuarial valuation reports and all other related reports required therewith;

iii.	a copy of (1) the most recent summary company plan description (“SPD”) required to be prepared and distributed, together with (2) all summaries of material modification required to be issued with respect to such SPD;

iv.	if the Company Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS or the most recent opinion letter received from the IRS with respect to such plan; and

v.	all communications regarding the operation or administration of the Company Plans between Great Plains, Great Plains Life or any ERISA Affiliate and the IRS, the DOL or any other Governmental Entity with the last three years.

          (c) Except as shown in the foregoing material provided, neither Great Plains nor Great Plains life has any employment agreements.

          3.13 Great Plains will call and hold a meeting of its shareholders as soon as practicable after the date hereof, at which meeting the Board of Directors will, subject to its fiduciary obligations to shareholders, submit and recommend the Agreement and transactions described herein to its shareholders, and, if the requisite approval by such shareholders is obtained, will undertake promptly to consummate the Great Plains Exchange as set forth herein.

          3.14 Without the prior written consent of Midwest, neither Great Plains nor Great Plains Life shall enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business, will pay no shareholder dividend and will not intentionally enter into any agreement or transaction that would materially and adversely affect its financial condition, and will not increase the compensation of any of its employees other than in the usual course of business consistent with past practices.

          3.15 Great Plains has provided to Midwest all contracts, other than insurance policies issued or assumed by Great Plains Life, to which Great Plains or Great Plains Life is a party. All such contracts are in full force and effect with no defaults thereunder by either Great Plains or Great Plains Life and to the knowledge of the officers of Great Plains no default by any other party thereto.

          3.16 The representations and warranties of Great Plains shall be true and correct as of the Effective Date as well as the date hereof.

          3.17 Great Plains has delivered, or will deliver to Midwest, any reports relating to the financial and business condition of Great Plains or Great Plains Life which are prepared after the date of this Agreement and sent to regulators after the execution date of this Agreement.

          3.18 Great Plains has all requisite power and authority to execute, deliver, and perform this Agreement and the other documents contemplated by this Agreement to which Great Plains is a party and to consummate the transactions contemplated by this Agreement and the other documents contemplated by this Agreement to which Great Plains is a party. The execution, delivery, and performance of this Agreement and the other documents contemplated by this Agreement to which Great Plains is a party and the consummation of the transactions contemplated by this Agreement and the other documents contemplated by this Agreement to which Great Plains is a party by Great Plains have been duly and validly authorized by all necessary action on the part of Great Plains except for shareholder approval of this Agreement and the transactions contemplated hereby.

          3.19 The execution, delivery, and performance by Great Plains of this Agreement and the other documents contemplated by this Agreement to which Great Plains is a party do not and will not: (i) conflict with or violate any provision of the articles of incorporation or bylaws of Great Plains; (ii) violate any provision of any legal requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any contract or encumbrance to which Great Plains is a party or by which Great Plains or the assets or properties owned or leased by Great Plains are bound or affected; (iv) result in the creation or imposition of any encumbrance against or upon any of the assets of Great Plains; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any governmental authority or other person.

          3.20 Great Plains is not bound or affected by any of the following that relate to the business: (i) leases of real or personal property (whether as lessor or lessee); (ii) contracts granting any person an encumbrance on or against any of the assets of Great Plains; (iii) contracts of employment, or contracts with consultants or independent contractors; (iv) contracts pertaining to the use by Great Plains of any intellectual property or proprietary information of any other person; or (v) contracts other than those described in any other clause of this paragraph that are material to the business.

          3.21 Great Plains has delivered to Midwest a complete and correct list of names and positions of all of the employees of Great Plains and Great Plains Life and their current hourly wages or monthly salaries and other compensation. Each of Great Plains and Great Plains Life have complied with all legal requirements relating to the employment of labor, including Employee Retirement Income Security Act (“ERISA”), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any “employee benefit plan” or “multiemployer plan” (as those terms are defined in ERISA) maintained by Great Plains or Great Plains Life. Each employee benefit plan and multiemployer plan has been administered in compliance with all legal requirements, included ERISA, and has been administered in compliance with the terms of such plans. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan. With respect to each employee benefit plan or multiemployer plan, all reports, returns, notices and other documentation that are required to have been filed or furnished with the IRS, the DOL or any other Governmental Entity, or to the participants or beneficiaries of such employee benefit plan or multiemployer plan (or their representative) have been filed or furnished on a timely basis. There is no pending or, to the knowledge of Great Plain or Great Plains Life, threatened litigation by, on behalf of or against any employee benefit plan or multiemployer plan by any participant or former participant (or beneficiary thereof) in such employee benefit plan or multiemployer plan or otherwise involving any such employee benefit plan or multiemployer plan (other than routine claims for benefits), and, to the knowledge of Great Plains or Great Plains Life, no set of circumstances exists that may reasonably give rise to litigation, against Great Plains or Great Plains Life, any officer, director, or the fiduciaries of the plans. All Company Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. No Great Plains or Great Plains Life Common Stock or other security of Great Plains or Great Plains Life, or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Plan.

          3.22 Great Plains has filed in proper form all federal, state, local, and foreign tax returns and other reports required to be filed, and has timely paid all taxes which have become due and payable, whether or not so shown on any such return or report. Great Plains has received no notice of, nor does Great Plains have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no outstanding agreements or waivers by or with respect to Great Plains that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or taxes for any period. There are no determined deficiencies or proposed assessments of taxes against Great Plains or Great Plains Life.

          3.23 Great Plains has received no notice claiming a violation by Great Plains or Great Plains Life of any legal requirement applicable to Great Plains or Great Plains Life as their respective businesses are currently conducted, and to the knowledge of Great Plains officers, there is no basis for any claim that such a violation exists.

          3.24 All of the tangible assets of Great Plains and Great Plains Life are insured by responsible companies against casualty and other losses, and Great Plains and Great Plains Life carry product liability insurance, public liability insurance and workers’ compensation insurance, in amounts that are reasonable and adequate in light of the nature of their respective businesses and are in compliance with applicable legal requirements.

          3.25 No representation or warranty by Great Plains in this Agreement or in documents provided by Great Plains hereunder or in any Exhibit provided by Great Plains, or any statement, list or certificate furnished or to be furnished by Great Plains pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

          3.26 No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated vesting, cash, property or otherwise) under the Company Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

          3.27 Great Plains and Great Plains Life shall each use their reasonable best efforts to cause the Great Plains Exchange and the subsequent merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Effective Time, neither Great Plains nor Great Plains Life shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Great Plains Exchange and the subsequent merger to fail to qualify as a reorganization under Section 368(a) of the Code. Great Plains and Great Plains Life shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

          3.28 Great Plains and Great Plains Life shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer recording, registration and other fees and similar taxes which become payable in connection with the merger that are required or permitted to be filed on or before the Effective Time. Each of Great Plains and Great Plains Life shall pay, without deduction from any amount payable to holders of Great Plains Common Stock, fees imposed on it by any Governmental Entity which becomes payable in connection with the Great Plains Exchange and subsequent merger.

ARTICLE IV
Representations, Warranties and Covenants of Security Capital

Security Capital hereby represents, warrants and covenants to Midwest as follows, except as stated in the Security Capital Disclosure Statement attached hereto as Exhibit D:

          4.1 Security Capital is a corporation duly organized, validly existing and in good standing under the laws of Arkansas with full corporate power and authority to own the respective properties which it now owns; and is qualified or licensed to conduct its business and is in good standing in all states where such qualifications or licensing is required, and has full corporate power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

          4.2 The Articles of Incorporation and Bylaws of Security Capital, copies of which have been delivered to Midwest, are complete and accurate and the minute books of such corporations contain a record of all meetings and corporate actions of the shareholders and Board of Directors of Security Capital that is complete and accurate in all material respects. All of the books, records, and accounts of Security Capital are in all material respects true and complete, are maintained in accordance with good business practice and all applicable legal requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Security Capital Financial Statements.

          4.3 The aggregate number of shares which Security Capital is authorized to issue is 8,000,000 shares of $0.10 par value common stock and 3,414,300 such shares are issued and outstanding, fully paid and non-assessable. Security Capital has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchange for any shares of capital stock.

          4.4 Security Capital has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

          4.5 Neither the making of nor the performance by Security Capital of the terms and provisions of this Agreement applicable to it and consummation of the transactions contemplated herein by Security Capital will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Security Capital or any contracts, agreements, pledges, loans or any other obligations of Security Capital.

          4.6 Security Capital has delivered to Midwest the Security Capital audited financial statements for the year ended December 31, 2012 and the quarterly financial statements of Security Capital for the quarter and nine months ended September 30, 2013 All such statements, herein sometimes called “Security Capital Financial Statements”, present fairly, in all material respects, the assets and liabilities of Security Capital, and the results of operations and its cash flows for the years then ended, in conformity with the U.S. generally accepted account principles (“GAAP”). Security Capital does not have any liabilities (whether absolute or contingent, matured or unmatured, known or unknown) relating to its business that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than as stated or described in the quarterly financial statements of Security Capital for the quarter and nine months ended September 30, 2013.

          4.7 Security Capital has delivered to Midwest a copy of each of the Federal income tax returns of Security Capital for the years ended December 31, 2012, December 31, 2011 and December 31, 2010. The provisions for taxes paid by Security Capital are sufficient for payment of all accrued and unpaid Federal, state, county and local taxes of Security Capital (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of information required or requested by Federal, state, county and local tax authorities have been filed or supplied in a timely fashion and all such information is true and correct. Provision has been made in the Security Capital Financial Statements for the payment of all taxes due to date by Security Capital, including accrued taxes for the current year ended December 31, 2013. No Federal income tax return of Security Capital is currently under audit. There are no tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Security Capital could be liable for any material taxes of any person other than Security Capital. There are no liens for taxes on any asset of Security Capital.

          4.8 Since December 31, 2012, there has not been any material adverse change in the business or condition, financial or otherwise, or operations of Security Capital, including any loss or damages to any of their respective assets, properties or rights. Except as contemplated by this Agreement, since December 31, 2012, there has not occurred:

i.	any damage, destruction or loss to or of any of the material assets or properties owned or leased by Security Capital and used or useful in its business, whether or not covered by insurance;

ii.	any sale, lease or other disposition of assets or properties owned or leased by Security Capital and used or useful in its business, except dispositions of inventory in the ordinary course of business;

iii.	any capital expenditure or commitment of capital expenditure by Security Capital involving more than $10,000 in any one case or $25,000 in the aggregate, whether or not in the ordinary course of business;

iv.	any delay or postponement by Security Capital in the payment of any amounts due under notes or accounts payable, outside the ordinary course of business;

v.	(i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Security Capital, except in the ordinary course of the administration of its employee benefit plans currently in place; or (ii) any increase in the compensation payable or to become payable to any employee of Security Capital; or

vi.	any commitment by Security Capital to do any of the foregoing.

          4.9 Attached in Exhibit D is a listing of all pending legal proceedings or known regulatory inquiries involving Security Capital and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving claims pending, or to the knowledge of the officers of Security Capital, threatened against Security Capital or affecting any of its assets, or properties. Security Capital is not in any breach or violation of or default under any contract or instrument to which it is a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach or violation of or default by Security Capital under any contract or other instrument to which Security Capital is a party or by which it or any of its property may be bound or affected, or under its Articles of Incorporation or Bylaws, or any court order, statute, ruling or regulation applicable to Security Capital which breach or violation of or default could have a material adverse effect on Security Capital.

          4.10 The execution and delivery of this Agreement has been duly authorized and approved by the Board of Directors of Security Capital.

          4.11 (a) Security Capital has provided or will provide Midwest a copy of the employee manual and related documents of Security Capital which include a description of their respective employee benefits, together with a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive equity-based incentive, severance, termination, change in control, retention, salary continuation, vacation, sick or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which Security Capital is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, other welfare, supplemental unemployment, profit-sharing, pension, savings or retirement plan, program, agreement, policy or arrangement, and each other director, consultant or employee compensation or benefit plan, program, agreement, policy or arrangement (each a “Company Plan”).

          (b) With respect to each Company Plan, Security Capital has delivered or will deliver to Midwest complete and correct copies of each of the following documents (including all amendments to such documents), as applicable.

i.	the Company Plan or a written description of any Company Plan not in writing;

ii.	a copy of the three most recent annual reports or IRS Form 5500 Series that is required to be filed, including audited financial statements, actuarial valuation reports and all other related reports required therewith;

iii.	a copy of (1) the most recent summary company plan description (“SPD”) required to be prepared and distributed, together with (2) all summaries of material modification required to be issued with respect to such SPD;

iv.	if the Company Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS or the most recent opinion letter received from the IRS with respect to such plan; and

v.	all communications regarding the operation or administration of the Company Plans between Security Capital or any ERISA Affiliate and the IRS, the DOL or any other Governmental Entity with the last three years.

          (c) Except as shown in the foregoing material provided, Security Capital does not have any employment agreements.

          4.12 Security Capital will call and hold a meeting of its shareholders as soon as practicable after the date hereof, at which meeting the Board of Directors will, subject to its fiduciary obligations to shareholders, submit and recommend the Agreement and transactions described herein to its shareholders, and, if the requisite approval by such shareholders is obtained, will undertake promptly to consummate the Security Capital Exchange as set forth herein.

          4.13 Without the prior written consent of Midwest, Security Capital shall not enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business, will pay no shareholder dividend and will not intentionally enter into any agreement or transaction that would materially and adversely affect its financial condition, and will not increase the compensation of any of its employees other than in the usual course of business consistent with past practices.

          4.14 Security Capital has provided to Midwest all contracts, other than insurance policies issued or assumed by Security Capital, to which Security Capital is a party. All such contracts are in full force and effect with no defaults thereunder by Security Capital and, to the knowledge of the officers of Security Capital, no default by any other party thereto.

          4.15 The representations and warranties of Security Capital shall be true and correct as of the Effective Date as well as the date hereof.

          4.16 Security Capital has delivered, or will deliver to Midwest, any reports relating to the financial and business condition of Security Capital which are prepared after the date of this Agreement and sent to regulators after the execution date of this Agreement.

          4.17 Security Capital has all requisite power and authority to execute, deliver, and perform this Agreement and the other documents contemplated by this Agreement to which Security Capital is a party and to consummate the transactions contemplated by this Agreement and the other documents contemplated by this Agreement to which Security Capital is a party. The execution, delivery, and performance of this Agreement and the other documents contemplated by this Agreement to which Security Capital is a party and the consummation of the transactions contemplated by this Agreement and the other documents contemplated by this Agreement to which Security Capital is a party by Security Capital have been duly and validly authorized by all necessary action on the part of Security Capital except for shareholder approval of this Agreement and the transactions contemplated hereby.

          4.18 The execution, delivery, and performance by Security Capital of this Agreement and the other documents contemplated by this Agreement to which Security Capital is a party do not and will not: (i) conflict with or violate any provision of the articles of incorporation or bylaws of Security Capital; (ii) violate any provision of any legal requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any contract or encumbrance to which Security Capital is a party or by which Security Capital or the assets or properties owned or leased by Security Capital are bound or affected; (iv) result in the creation or imposition of any encumbrance against or upon any of the assets of Security Capital; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any governmental authority or other person.

          4.19 Security Capital is not bound or affected by any of the following that relate to its business: (i) leases of real or personal property (whether as lessor or lessee); (ii) contracts granting any person an encumbrance on or against any of the assets of Security Capital; (iii) contracts of employment, or contracts with consultants or independent contractors; (iv) contracts pertaining to the use by Security Capital of any intellectual property or proprietary information of any other person; or (v) contracts other than those described in any other clause of this paragraph that are material to the business.

          4.20 Security Capital has delivered to Midwest a complete and correct list of names and positions of all of the employees of Security Capital and their current hourly wages or monthly salaries and other compensation. Security Capital has complied with all legal requirements relating to the employment of labor, including Employee Retirement Income Security Act (“ERISA”), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any “employee benefit plan” or “multiemployer plan” (as those terms are defined in ERISA) maintained by Security Capital. Each employee benefit plan and multiemployer plan has been administered in compliance with all legal requirements, included ERISA, and has been administered in compliance with the terms of such plans. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan. With respect to each employee benefit plan or multiemployer plan, all reports, returns, notices and other documentation that are required to have been filed or furnished with the IRS, the DOL or any other Governmental Entity, or to the participants or beneficiaries of such employee benefit plan or multiemployer plan (or their representative) have been filed or furnished on a timely basis. There is no pending or, to the knowledge of Security Capital, threatened litigation by, on behalf of or against any employee benefit plan or multiemployer plan by any participant or former participant (or beneficiary thereof) in such employee benefit plan or multiemployer plan or otherwise involving any such employee benefit plan or multiemployer plan (other than routine claims for benefits), and, to the knowledge of Security Capital, no set of circumstances exists that may reasonably give rise to litigation, against Security Capital, any officer, director, or the fiduciaries of the plans. All Company Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. No Security Capital Common Stock or other security of Security Capital, or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Plan.

          4.21 Security Capital has filed in proper form all federal, state, local, and foreign tax returns and other reports required to be filed, and has timely paid all taxes which have become due and payable, whether or not so shown on any such return or report. Security Capital has received no notice of, nor does Security Capital have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no outstanding agreements or waivers by or with respect to Security Capital that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or taxes for any period. There are no determined deficiencies or proposed assessments of taxes against Security Capital.

          4.22 Security Capital has received no notice claiming a violation by Security Capital of any legal requirement applicable to Security Capital as their respective businesses are currently conducted, and to the knowledge of Security Capital officers, there is no basis for any claim that such a violation exists.

          4.23 All of the tangible assets of Security Capital are insured by responsible companies against casualty and other losses, and Security Capital carry product liability insurance, public liability insurance and workers’ compensation insurance, in amounts that are reasonable and adequate in light of the nature of their respective businesses and are in compliance with applicable legal requirements.

          4.24 No representation or warranty by Security Capital in this Agreement or in documents provided by Security Capital hereunder or in any Exhibit provided by Security Capital, or any statement, list or certificate furnished or to be furnished by Security Capital pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

          4.25 No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated vesting, cash, property or otherwise) under the Company Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

          4.26 Security Capital shall each use their reasonable best efforts to cause the Security Capital Exchange and the subsequent merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Effective Time, Security Capital shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Security Capital Exchange and the subsequent merger to fail to qualify as a reorganization under Section 368(a) of the Code. Security Capital shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

          4.27 Security Capital shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer recording, registration and other fees and similar taxes which become payable in connection with the merger that are required or permitted to be filed on or before the Effective Time. Security Capital shall pay, without deduction from any amount payable to holders of Security Capital Common Stock, fees imposed on it by any Governmental Entity which becomes payable in connection with the Security Capital Exchange and subsequent merger.

ARTICLE V
Representations, Warranties and Covenants of Midwest

          Midwest hereby represents, warrants and covenants to each of Great Plains and Security Capital as follows, except as stated in the Midwest Disclosure Statement attached hereto as Exhibit E:

          5.1 Midwest is a corporation duly organized, validly existing and in good standing under the laws of Nebraska, with full power and authority to own the respective properties which it now owns; and is qualified or licensed to conduct its business and is in good standing in all states where such qualifications or licensing is required.

          5.2 The total number of shares of classes of capital stock which Midwest is authorized to issue is 2,000,000 shares of Series A Preferred Stock with a par value of $0.001 per share, 2,000,000 shares of Series B Preferred Stock with a par value of $0.001 per share and 120,000,000 shares of common stock with a par value of $0.001 per share. of the date hereof, there are 74,159 shares of Series A Preferred Stock issued and outstanding, no shares of Series B Preferred Stock issued and outstanding and 9,106,717 shares of common stock issued and outstanding. Midwest has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. The shares to be issued in connection with each of the Great Plains Exchange and the Security Capital Exchange, upon issuance, shall be validly issued, fully paid and nonassessable.

          5.3 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Midwest will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Midwest.

          5.4 The execution of this Agreement has been duly authorized and approved by the Board of Directors of Midwest. Midwest has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law to consummate the transactions contemplated by this Agreement.

          5.5 Midwest has delivered to each of Great Plains and Security Capital its annual consolidated financial statement for the year ended December 31, 2012. Also, Midwest has delivered to each of them its consolidated financial statements for the quarter and nine months ended September 30, 2013. All such statements, herein sometimes called “Midwest Financial Statements”, are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Midwest for the period included and have been prepared in accordance with GAAP.

          5.6 Since December 31, 2012, there has not been any material adverse change in the business or condition, financial or otherwise, of Midwest and its subsidiaries taken as a whole, including any material loss or damages to any of its assets, properties or rights from that shown on the Midwest Financial Statements.

          5.7 Midwest has delivered to each of Great Plains and Security Capital a listing of all pending legal proceedings involving Midwest and its consolidated subsidiaries as set forth on Exhibit E and, except for these proceedings, there are no legal proceedings pending, or to the knowledge of the officers of Midwest, threatened against Midwest or affecting any of its assets or properties and Midwest is not in any material breach or violation of or default under any contract or instrument to which Midwest is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by Midwest under any contract or other instrument to which Midwest is a party or by which it or any of its properties may be bound or affected, or under its Articles of Incorporation or Bylaws, or any court order, statute, ruling or regulation applicable to Midwest. The execution, delivery and performance of the Agreement by Midwest will not with the lapse of time or action by a third party result in a material breach or violation of or default by Midwest under any contract or other instrument to which Midwest is a party or by which it or any of its properties may be bound of affected, or under its Articles of Incorporation or Bylaws, or any court order, statute, ruling or regulation applicable to Midwest.

          5.8 The shareholders of Midwest are not required to approve the issuance of Midwest shares pursuant to this Agreement.

          5.9 Midwest is the owner of all of the issued and outstanding stock of American Life and Security Corp., an Arizona domiciled life insurance company.

          5.10 Midwest has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the “Federal Securities Laws”). No such reports, or any reports sent to the shareholders of Midwest generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances and time under which they were made, not misleading.

          5.11 The representations and warranties of Midwest shall be true and correct as of the Effective Date as well as the date hereof.

ARTICLE VI
Obligations of the Parties Pending the Effective Date

          6.1 This Agreement shall be duly submitted to the shareholders of each of Great Plains and Security Capital for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of shareholders on a date selected by each of Great Plains and Security Capital, such date to be the earliest practicable date after the proxy statement may first be sent to shareholders of Great Plains and Security Capital without objection by applicable governmental authorities. Midwest will furnish to each of Great Plains and Security Capital the information relating to Midwest required by the Federal Securities Laws to be included in the proxy statement. Midwest represents and warrants that at the time of the shareholders’ meeting of each of Great Plains and Security Capital, the proxy statement, insofar as it relates to Midwest and contains information furnished by Midwest specifically for use in such proxy statement, (a) will comply in all material respects with the provisions of the Federal Securities Laws and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Great Plains represents and warrants that at the time of the Great Plains shareholder meeting, the proxy statement, insofar as it relates to Great Plains and contains information furnished by Great Plains specifically for use in such proxy statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Security Capital represents and warrants that at the time of the Security Capital shareholder meeting, the proxy statement, insofar as it relates to Security Capital and contains information furnished by Security Capital specifically for use in such proxy statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of each of Great Plains and Security Capital, subject to its fiduciary obligations to shareholders, shall use its commercially reasonable best efforts to obtain the requisite approval of their respective shareholders of this Agreement and the transactions contemplated hereby. Midwest and Great Plains shall take all reasonable and necessary steps and actions to comply with and to secure Great Plains’s shareholder approval of this Agreement and the transactions contemplated hereby as may be required by applicable law. Midwest and Security Capital shall take all reasonable and necessary steps and actions to comply with and to secure Security Capital’s shareholder approval of this Agreement and the transactions contemplated hereby as may be required by applicable law.

          6.2 At all times prior to the Effective Date, but during regular business hours, each party will permit the other to examine its books and records and the books and records of its affiliates and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other party with information that is confidential or proprietary in nature. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure and shall not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information together with all copies of such writings and, in addition, shall destroy or shall maintain the information with the standard of care that is exercised with respect to its own confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party or any of its affiliates or any third party to whom the disclosure is made.

          6.3 Midwest, Great Plains and Security Capital shall promptly provide each other with information as to any developments that materially hinder the performance of this Agreement, and shall promptly notify the others if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

          As promptly as practicable after the execution of this Agreement, Midwest will prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (the “Registration Statement”) covering the issuance of Midwest shares in the Great Plains Exchange and the Security Capital Exchange. Each of Midwest, Great Plains and Security Capital will use its commercially reasonable best efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Midwest Common Stock in the Great Plains Exchange and the Security Capital Exchange. Midwest will use all reasonable efforts to cause the Registration Statement to remain effective through the Effective Date.

          Midwest will use its commercially reasonable best efforts to obtain all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of the Midwest Common Stock in the Great Plains Exchange and the Security Capital Exchange.

          As promptly as practicable after the Registration Statement shall have become effective, each of Great Plains and Security Capital will mail a notice of special meeting to its shareholders entitled to notice of and to vote at their respective shareholders’ meetings.

          If at any time prior to the Effective Date any event or circumstance relating to Great Plains or any of its affiliates, or its or their respective officers or directors should be discovered by Great Plains that should be set forth in an amendment to the Registration Statement, Great Plains will promptly inform Midwest, and Midwest will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.

          If at any time prior to the Effective Date any event or circumstance relating to Security Capital or any of its affiliates, or its or their respective officers or directors should be discovered by Security Capital that should be set forth in an amendment to the Registration Statement, Security Capital will promptly inform Midwest, and Midwest will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.

          If at any time prior to the Effective Date any event or circumstance relating to Midwest or any of its affiliates, or to their respective officers or directors, should be discovered by Midwest that should be set forth in an amendment to the Registration Statement, Midwest will promptly inform each of Great Plains and Security Capital, and Midwest will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.

          No amendment or supplement to the Registration Statement will be made by Midwest without prior consultation with each of Great Plains and Security Capital. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of Midwest Common Stock issuable in connection with the Great Plains Exchange and the Security Capital Exchange for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement or the proxy statement, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

          6.4 The parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their commercially reasonable best efforts in order to consummate the transactions contemplated hereby as promptly as reasonably practicable.

ARTICLE VII
Regulatory Filings

          7.1 Within 30 days after the execution of this Agreement, Midwest shall file with the Insurance Commissioner of North Dakota all of the regulatory approval documents required by law in order to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Conditions Precedent to the Consummation of the Great Plains Exchange and the Security Capital Exchange

          The following are conditions precedent to the consummation of the Great Plains Exchange and the Security Capital Exchange, on or before the Effective Date:

          8.1 Each of Midwest, Great Plains and Security Capital shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Effective Date and shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

          8.2 This Agreement shall have been duly and validly authorized, approved and adopted, at a meeting of the shareholders of each of Great Plains and Security Capital duly and properly called for such purpose in accordance with the applicable law.

          8.3 This Agreement is in all things subject to the provisions of the applicable insurance laws and the regulations promulgated thereunder, and shall not become effective until approval of the Great Plains Exchange and the Security Capital Exchange is obtained from the Commissioner of Insurance of the State of North Dakota (and any other governmental entity with jurisdiction over the transaction) in accordance with the provisions of the laws of said state. Midwest, Great Plains and Security Capital agree, as soon as practical after the execution and delivery of this Agreement, to file and to use their commercially reasonable best efforts to obtain such approval of the transactions contemplated by this Agreement. None of Midwest, Great Plains or Security Capital shall be obligated to file a suit or to appeal from any adverse ruling by the Commissioner of Insurance of the State of North Dakota, and no party hereto shall be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

          8.4 No action, suit or proceeding shall have been instituted or shall have been threatened in writing before any court or other governmental body or by any public authority to restrain, enjoin or prohibit either the Great Plains Exchange or the Security Capital Exchange, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the ground that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

          8.5 The representations and warranties made by each party in this Agreement shall be true in all material respects as though such representation and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of (1) changes caused by transactions suggested or approved in writing by each party hereto or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Midwest, Great Plains or Security Capital) during or arising after the date of this Agreement.

          8.6 Great Plains shall have furnished Midwest with:

               (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Great Plains approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of Great Plains; and

               (2) a certified copy of a resolution or resolutions duly adopted by the requisite number of shareholders of Great Plains approving this Agreement and the transactions contemplated by it in accordance with applicable law.

          8.7 Security Capital shall have furnished Midwest with:

               (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Security Capital approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of Security Capital; and

               (2) a certified copy of a resolution or resolutions duly adopted by the requisite number of shareholders of Security Capital approving this Agreement and the transactions contemplated by it in accordance with applicable law.

          8.8 Officers of Great Plains, Security Capital and Midwest shall execute and deliver to Jones & Keller, P.C., tax counsel for Midwest, certificates substantially in the form requested by such law firm at such time or times as may reasonably be requested by such law firm. Such certificates are a condition for the issuance of the opinions of Jones & Keller, P.C. referred to in Section 8.9(2).

          8.9 Midwest shall furnish each of Great Plains and Security Capital with:

               (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Midwest, approving this Agreement and the transactions contemplated by it; and

               (2) opinions of Jones & Keller, P.C., counsel for Midwest, dated as of the Effective Date, as set forth in Exhibits G, H and I attached hereto.

          8.10 Midwest, Great Plains and Security Capital shall approve and file the Articles of Exchange, consistent with this Agreement, for the transactions with the requisite governmental authorities.

ARTICLE IX
Termination and Abandonment

          9.1 Anything contained in this Agreement to the contrary notwithstanding, each of the Great Plains Exchange and the Security Capital Exchange may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Great Plains or Security Capital) prior to the Effective Date of each of the Great Plains Exchange and the Security Capital Exchange:

               (1) By written consent of each of Midwest, Great Plains and Security Capital;

               (2) By any party hereto, if any condition set forth in Article VII has not been met or has not been waived;

               (3) By Midwest, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the Great Plains Exchange or the Security Capital Exchange;

               (4) By any party if there is discovered any material error, misstatement or omission in the representations and warranties of another party made herein;

               (5) By Midwest if more than 2.5% of the shares of Great Plains or Security Capital are properly perfected as to rights to dissent to the Great Plains Exchange or Security Capital Exchange;

               (6) By Midwest, if the North Dakota Commissioner of Insurance issues an order denying the application of Midwest or fails to approve the applications within 120 days from its filing; or

               (7) Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the party (or shareholders of the party) waiving such term or condition.

ARTICLE X
Termination of Representations and Warranties and Certain Agreements

          10.1 The respective representations, warranties, covenants and agreements of the parties hereto, shall expire with, and be terminated and extinguished by the Effective Time. No Party shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not so survive, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Closing if such breach has resulted in the failure to satisfy a condition precedent to such party’s obligation to consummate the transactions contemplated hereby.

ARTICLE XI
Miscellaneous

          11.1 This Agreement embodies the entire agreement among the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

          11.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

          11.3 Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. Each party represents to the others that it has not employed any investment bankers, brokers, finders or intermediaries in connection with the transaction contemplated hereby who might be entitled to any fee or other payment from it or any subsidiary of any of them because of the consummation of the transactions contemplated by this Agreement.

          11.4 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

          11.5 This Agreement may be amended upon approval of the Board of Directors of each party.

          11.6 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Midwest:	To Great Plains

Midwest Holding Inc.	Great Plains Financial Corporation
8101 “O” Street, Suite S111	1820 North Kimball, Suite 3
Lincoln, NE 68510	Mitchell, SD 57301
Attn: Mark A. Oliver	Attn: Mark A. Oliver
Chief Executive Officer	Title: President

with copies to:

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, CO 80202
Attn: Reid A. Godbolt, Esq.

To Security Capital:

Security Capital Corporation.
P.O. Box 5577
Lincoln, NE 68505
Attn: Travis R. Meyer
Title: President

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

          11.7 No press release or public statement will be issued relating to the transaction contemplated by this Agreement without prior approval of each party hereto. However, either any party may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

          11.8 This Agreement shall be governed, construed and enforced in accordance with the laws of Nebraska, without regard to any conflicts of law provisions.

          11.9 This Agreement shall be deemed to have been drafted by all parties hereto, and therefore the rule against construing ambiguities against the party drafting a contract shall be inapplicable to this Agreement.

          11.10 If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

MIDWEST HOLDING INC.

GREAT PLAINS FINANCIAL CORPORATION

SECURITY CAPITAL CORPORATION

EXHIBIT A
ARTICLES OF EXCHANGE

MIDWEST HOLDING INC.
AND
GREAT PLAINS FINANCIAL CORPORATION

          ARTICLES OF EXCHANGE entered into this ___ day of ___________, 2013, by and among Midwest Holding Inc., a Nebraska corporation (“Midwest”) and Great Plains Financial Corporation, a South Dakota corporation (“Great Plains”).

          THIS IS TO CERTIFY:

          FIRST: The parties which are parties to these Articles of Exchange are Midwest Holding Inc., a Nebraska corporation, and Great Plains Financial Corporation, a South Dakota corporation, and each of said corporations agrees to have the $________ par value common stock of Great Plains (hereinafter the “Common Stock”) acquired by Midwest in a share exchange (the “Exchange”) as provided by these Articles of Exchange.

          SECOND: The name and state of incorporation of each party to these Articles of Exchange are as follows: Great Plains Financial is a corporation incorporated under the laws of the State of South Dakota, and Midwest Holding Inc. is a corporation incorporated under the laws of the State of Nebraska.

          THIRD: As to the Common Stock:

          A. On the Effective Date (as defined in Article TENTH below), each one share of the Common Stock of Great Plains issued and outstanding immediately prior thereto shall automatically be converted into and shall be exchanged for ________ shares of the Midwest Common Stock subject to D. below.

          B. Upon the Effective Date, each holder of a certificate or certificates representing shares of Common Stock, upon presentation and surrender of such certificate or certificates to the exchange agent for Midwest, shall be entitled to receive the consideration set forth in this Article THIRD, except that holders of those shares as to which dissenters’ rights shall have been asserted and perfected pursuant to §§47-1A-1301-31.2 of the South Dakota Business Corporation Act shall not be converted into shares of Midwest Common Stock, but shall represent only such rights as are perfected under the South Dakota Business Corporation Act. Upon such presentation, surrender and exchange as provided in this Article THIRD, certificates representing shares of Common Stock previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Common Stock at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in this Article THIRD. If the certificate or certificates representing shares of Common Stock have been lost, stolen, mutilated or destroyed, the exchange agent of Midwest shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

          C. The stock transfer books of Great Plains shall be closed on the Effective Date, and thereafter no transfers of the Great Plains Common Stock will be made.

          D. No fractional shares of Midwest Common Stock will be issued as a result of the Exchange. In the event the exchange of shares results in any shareholder being entitled to a fraction less than whole share of Midwest Common Stock, such fraction will be rounded up to the nearest whole share.

          FOURTH: A Plan and Agreement of Exchange between Midwest and Great Plains has been approved by the boards of directors of Midwest and Great Plains and the requisite vote of shareholders of Great Plains. Approval by shareholders of Midwest is not required.

          FIFTH: The Board of Directors of Great Plains by [minutes at the __________, 2013 meeting or by unanimous written action signed by all of the directors] duly authorized and adopted a resolution declaring that the Plan and Agreement of Exchange as herein set forth and the performance of its terms is duly authorized and advisable and directing that these Articles of Exchange be submitted for action thereon by the shareholders of Great Plains, all in the manner and by the vote required by the South Dakota Business Corporation Act and the Articles of Incorporation of Great Plains.

          SIXTH: At a meeting of common shareholders of Great Plains held on ________, 2013, _______ shares were outstanding and entitled to vote on the matters set forth in these Articles of Exchange. ________ shares voted in favor of the Plan and Agreement of Exchange and ______ shares voted against the Plan and Agreement of Exchange; ________ shares abstained. The number of shares voting on the Plan and Agreement of Exchange was sufficient for approval by the common shareholders.

          SEVENTH: The Board of Directors of Midwest by minutes at the ________, 20____ meeting duly authorized and adopted a resolution declaring that the Plan and Agreement of Exchange as herein set forth and the performance of its terms is duly authorized and advisable, all in the manner and by the vote required by the Nebraska Business Corporation Act and the Articles of Incorporation of Midwest.

          EIGHTH: An executed Plan and Agreement of Exchange is on file at the principal place of business of Midwest located at 8101 “O” Street, Suite S111, Lincoln, Nebraska 68510.

          NINTH: A copy of the Plan and Agreement of Exchange will be furnished by each surviving, acquiring or new domestic or foreign corporation or other entity, on written request and without charge, to any shareholder of Great Plains.

          TENTH: The Exchange provided for by these Articles of Exchange shall become effective at the time of filing the last document required by law (the “Effective Date”).

          ELEVENTH: The name and address of the Registered Agent and principal office of the acquiring entity is:

Agent: David J. Routh	Principal Office: 8101 “O” Street, Suite S111
1900 U.S. Bank Building	Lincoln, Nebraska 68510
233 South 13th Street
Lincoln, Nebraska 68508

          IN WITNESS WHEREOF, Midwest and Great Plains, parties to these Articles of Exchange, have caused these Articles of Exchange to be signed and acknowledged by their respective Presidents and attested by their respective Secretaries all as of the ________ day of  _________________, 2013.

ATTEST:	GREAT PLAINS FINANCIAL CORPORATION

By:
Name:
Title:

ATTEST:	MIDWEST HOLDING INC.

By:
Name:
Title:

EXHIBIT B
ARTICLES OF EXCHANGE

MIDWEST HOLDING INC.
AND
SECURITY CAPITAL CORPORATION

          ARTICLES OF EXCHANGE entered into this ___ day of ___________, 2013, by and among Midwest Holding Inc., a Nebraska corporation (“Midwest”) and Security Capital Corporation, an Arkansas corporation (“Security Capital”).

          THIS IS TO CERTIFY:

          FIRST: The parties which are parties to these Articles of Exchange are Midwest Holding Inc., a Nebraska corporation, and Security Capital Corporation, an Arkansas corporation, and each of said corporations agrees to have the $________ par value common stock of Security Capital (hereinafter the “Common Stock”) acquired by Midwest in a share exchange (the “Exchange”) as provided by these Articles of Exchange.

          SECOND: The name and state of incorporation of each party to these Articles of Exchange are as follows: Security Capital is a corporation incorporated under the laws of the State of Arkansas, and Midwest Holding Inc. is a corporation incorporated under the laws of the State of Nebraska.

          THIRD: As to the Common Stock:

          A. On the Effective Date (as defined in Article TENTH below), each one share of the Common Stock of Security Capital issued and outstanding immediately prior thereto shall automatically be converted into and shall be exchanged for ________ shares of the Midwest Common Stock subject to D. below.

          B. Upon the Effective Date, each holder of a certificate or certificates representing shares of Common Stock, upon presentation and surrender of such certificate or certificates to the exchange agent for Midwest, shall be entitled to receive the consideration set forth in this Article THIRD, except that holders of those shares as to which dissenters’ rights shall have been asserted and perfected pursuant to Arkansas law shall not be converted into shares of Midwest Common Stock, but shall represent only such rights as are perfected under §§ 4-27-1301-31 of the Arkansas Code. Upon such presentation, surrender and exchange as provided in this Article THIRD, certificates representing shares of Common Stock previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Common Stock at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in this Article THIRD. If the certificate or certificates representing shares of Common Stock have been lost, stolen, mutilated or destroyed, the exchange agent of Midwest shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

          C. The stock transfer books of Security Capital shall be closed on the Effective Date, and thereafter no transfers of the Security Capital Common Stock will be made.

          D. No fractional shares of Midwest Common Stock will be issued as a result of the Exchange. In the event the exchange of shares results in any shareholder being entitled to a fraction less than whole share of Midwest Common Stock, such fraction will be rounded up to the nearest whole share.

          FOURTH: A Plan and Agreement of Exchange between Midwest and Security Capital has been approved by the boards of directors of Midwest and Security Capital and the requisite vote of shareholders of Security Capital. Approval by shareholders of Midwest is not required.

          FIFTH: The Board of Directors of Security Capital by [minutes at the __________, 2013 meeting or by unanimous written action signed by all of the directors] duly authorized and adopted a resolution declaring that the Plan and Agreement of Exchange as herein set forth and the performance of its terms is duly authorized and advisable and directing that these Articles of Exchange be submitted for action thereon by the shareholders of Security Capital, all in the manner and by the vote required by the Arkansas Business Corporation Act and the Articles of Incorporation of Security Capital.

          SIXTH: At a meeting of common shareholders of Security Capital held on ________, 2013, _______ shares were outstanding and entitled to vote on the matters set forth in these Articles of Exchange. ________ shares voted in favor of the Plan and Agreement of Exchange and ______ shares voted against the Plan and Agreement of Exchange; ________ shares abstained. The number of shares voting on the Plan and Agreement of Exchange was sufficient for approval by the common shareholders.

          SEVENTH: The Board of Directors of Midwest by minutes at the ________, 20____ meeting duly authorized and adopted a resolution declaring that the Plan and Agreement of Exchange as herein set forth and the performance of its terms is duly authorized and advisable, all in the manner and by the vote required by the Nebraska Business Corporation Act and the Articles of Incorporation of Midwest.

          EIGHTH: An executed Plan and Agreement of Exchange is on file at the principal place of business of Midwest located at 8101 “O” Street, Suite S111, Lincoln, Nebraska 68510.

          NINTH: A copy of the Plan and Agreement of Exchange will be furnished by each surviving, acquiring or new domestic or foreign corporation or other entity, on written request and without charge, to any shareholder of Security Capital.

          TENTH: The Exchange provided for by these Articles of Exchange shall become effective at the time of filing the last document required by law (the “Effective Date”).

          ELEVENTH: The name and address of the Registered Agent and principal office of the acquiring entity is:

Agent: David J. Routh	Principal Office: 8101 “O” Street, Suite S111
1900 U.S. Bank Building	Lincoln, Nebraska 68510
233 South 13th Street
Lincoln, Nebraska 68508

          IN WITNESS WHEREOF, Midwest and Security Capital, parties to these Articles of Exchange, have caused these Articles of Exchange to be signed and acknowledged by their respective Presidents and attested by their respective Secretaries all as of the ________ day of _________________, 2013.

ATTEST:	SECURITY CAPITAL CORPORATION

By:
Name:
Title:

ATTEST:	MIDWEST HOLDING INC.

By:
Name:
Title:

EXHIBIT C
GREAT PLAINS DISCLOSURE STATEMENT

          Pursuant to the provisions of Article III of the Plan and Agreement of Exchange (“Agreement”) by and among Midwest, Great Plains and Security Capital, Great Plains hereby makes the following disclosures respecting the similarly numbered sections in the Agreement:

None.

EXHIBIT D
SECURITY CAPITAL DISCLOSURE STATEMENT

          Pursuant to the provisions of Article IV of the Plan and Agreement of Exchange (“Agreement”) by and among Midwest, Great Plains and Security Capital, Security Capital hereby makes the following disclosures respecting the similarly numbered sections in the Agreement:

None.

EXHIBIT E
MIDWEST DISCLOSURE STATEMENT

          Pursuant to the provisions of Article V of the Plan and Agreement of Exchange (“Agreement”) by and among Midwest, Great Plains and Security Capital, Midwest hereby makes the following disclosures respecting the similarly numbered sections in the Agreement:

American Life & Security Corp. is a defendant in an action pending in the District Court of Oklahoma County in the State of Oklahoma, case no. CJ-2013-2171. The plaintiff, Pearlie Mae Eaves, seeks the proceeds of a life insurance policy on her son in the face amount of $5,000 plus damages in excess of $75,000 for failure to deal fairly and in good faith. The company is vigorously defending the claim.

EXHIBIT F
APPROVALS REQUIRED BY LAW

1. South Dakota Commissioner of Insurance

2. North Dakota Commissioner of Insurance

EXHIBIT G

_____________, 2013

Great Plains Financial Corporation
1205 North Harrison Avenue
Pierre, SD 57501-2395

Re:	Plan and Agreement of Exchange among Midwest Holding Inc., Great Plains
Financial Corporation and Security Capital Corporation

Ladies and Gentlemen:

          We have acted as counsel to Midwest Holding Inc. (“Midwest”) in connection with the above referenced agreement. This letter is provided to you pursuant to Paragraph 8.8(2) of the Plan and Agreement of Exchange, dated as of ____________________, 2013 (the “Agreement”) among Midwest, Great Plains Financial Corporation (“Great Plains”) and Security Capital Corporation (“Security Capital”). Except as otherwise indicated herein, capitalized terms used in this letter are defined as set forth in the Agreement or the Accord (see below).

          This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

          In giving the opinion expressed below, insofar as such opinion relates to other than Federal law or the laws of jurisdiction other than the State of Colorado, we advise that our opinion is with respect to Federal law and the laws of the State of Colorado only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions. Accordingly, the law covered by the opinion expressed herein is limited to the Federal law of the United States and the law of the State of Colorado.

          We have relied upon factual representations made by Midwest in Article V of the Agreement and we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion. We have been furnished with, and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Midwest, agreements and other instruments, certificates of officers and representatives of Midwest, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certificates of officers of Midwest.

          Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:

          1. To our knowledge, execution, delivery and performance of the Agreement by Midwest shall not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Midwest is a party or by which Midwest is bound or the charter or bylaws of Midwest or other governing instruments of Midwest.

          2. The Agreement has been duly authorized, executed and delivered by Midwest and is a legal, valid and binding obligation of Midwest enforceable against Midwest in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors’ rights laws on the enforceability of the Agreement);

          3. Midwest is a Nebraska corporation validly existing and in good standing under the laws of the State of Nebraska;

          4. Midwest has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

          5. To our knowledge, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Midwest which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Midwest from consummating the transactions contemplated by the Agreement;

          6. The authorized and, to our knowledge, outstanding capital stock of Midwest is as stated in Section 5.2 of the Agreement;

          7. To our knowledge, except as set forth in the Agreement or Midwest’s Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of Midwest, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Midwest, and

          8. The execution, delivery, and performance of the Agreement, and the performance by Midwest of its obligations thereunder, are not in contravention of any law, ordinance, rule or regulation of Nebraska or of the United States and will not contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, and will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Midwest or any of its subsidiaries or any of their material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Midwest.

          This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered pursuant to Section 8.8(2) of the Agreement and, to the extent, if any, that the law of the State of Nebraska permits you to rely upon it, it is to be limited in its use to reliance by you in consummating the transactions described herein and no other person or entity may rely or claim reliance upon this opinion.

          This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

          The use of the words “to our knowledge” means that during the course of our current and past representation of Midwest and our past representation of Midwest no information has come to the attention of the attorneys involved in the transaction described herein that could give any such attorney actual knowledge of the existence of the documents or facts so qualified. Except as set forth herein, this Firm has not undertaken any investigation to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

Very truly yours,

Jones & Keller, P.C.

EXHIBIT H

____________, 2013

Security Capital Corporation
425 West Capitol Street, Suite 1800
Little Rock, Arkansas 72201

Re:	Plan and Agreement of Exchange among Midwest Holding Inc., Great Plains
Financial Corporation and Security Capital Corporation

Ladies and Gentlemen:

          We have acted as counsel to Midwest Holding Inc. (“Midwest”) in connection with the above referenced agreement. This letter is provided to you pursuant to Paragraph 8.8(2) of the Plan and Agreement of Exchange, dated as of ____________________, 2013 (the “Agreement”) among Midwest, Great Plains Financial Corporation (“Great Plains”) and Security Capital Corporation (“Security Capital”). Except as otherwise indicated herein, capitalized terms used in this letter are defined as set forth in the Agreement or the Accord (see below).

          This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

          In giving the opinion expressed below, insofar as such opinion relates to other than Federal law or the laws of jurisdiction other than the State of Colorado, we advise that our opinion is with respect to Federal law and the laws of the State of Colorado only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions. Accordingly, the law covered by the opinion expressed herein is limited to the Federal law of the United States and the law of the State of Colorado.

          We have relied upon factual representations made by Midwest in Article V of the Agreement and we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion. We have been furnished with, and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Midwest, agreements and other instruments, certificates of officers and representatives of Midwest, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certificates of officers of Midwest.

          Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:

          1. To our knowledge, execution, delivery and performance of the Agreement by Midwest shall not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Midwest is a party or by which Midwest is bound or the charter or bylaws of Midwest or other governing instruments of Midwest.

          2. The Agreement has been duly authorized, executed and delivered by Midwest and is a legal, valid and binding obligation of Midwest enforceable against Midwest in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors’ rights laws on the enforceability of the Agreement);

          3. Midwest is a Nebraska corporation validly existing and in good standing under the laws of the State of Nebraska;

          4. Midwest has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

          5. To our knowledge, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Midwest which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Midwest from consummating the transactions contemplated by the Agreement;

          6. The authorized and, to our knowledge, outstanding capital stock of Midwest is as stated in Section 5.2 of the Agreement;

          7. To our knowledge, except as set forth in the Agreement or Midwest’s Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of Midwest, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Midwest, and

          8. The execution, delivery, and performance of the Agreement, and the performance by Midwest of its obligations thereunder, are not in contravention of any law, ordinance, rule or regulation of Nebraska or of the United States and will not contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, and will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Midwest or any of its subsidiaries or any of their material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Midwest.

          This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered pursuant to Section 8.8(2) of the Agreement and, to the extent, if any, that the law of the State of Nebraska permits you to rely upon it, it is to be limited in its use to reliance by you in consummating the transactions described herein and no other person or entity may rely or claim reliance upon this opinion.

          This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

          The use of the words “to our knowledge” means that during the course of our current and past representation of Midwest and our past representation of Midwest no information has come to the attention of the attorneys involved in the transaction described herein that could give any such attorney actual knowledge of the existence of the documents or facts so qualified. Except as set forth herein, this Firm has not undertaken any investigation to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

Very truly yours,

Jones & Keller, P.C.

EXHIBIT I

______________, 20_____

Security Capital Corporation	Great Plains Financial Corporation
425 West Capitol Street, Suite 1800	1205 North Harrison Avenue
Little Rock, Arkansas 72201	Pierre, South Dakota 57501-2395

Re:	Plan and Agreement of Exchange

Ladies and Gentlemen:

          We have acted as counsel to Midwest Holding Inc. (the “Company”), a Nebraska corporation, in connection with the Plan and Agreement of Exchange executed as of __________________, 2013, by and among the Company, Great Plains Financial Corporation (“Great Plains”) and Security Capital Corporation (“Security Capital”), (the “Exchange Agreement”). Pursuant to the Exchange Agreement, holders of shares of the common Stock of Great Plains and Security Capital will exchange such shares solely for common stock of the Company (the “Exchange”). Immediately after the Effective Time of the Exchange, under a binding commitment and as part of the plan of reorganization represented by the Exchange Agreement, Great Plains and Security Capital will each merge with and into Separate Merger Subs (the “Subsequent Mergers”). The Separate Merger Subs (which will be disregarded as entities separate from the Company for federal income tax purposes) will be the surviving entities in the Subsequent Mergers. We are delivering the opinion set forth herein (the “Opinion”) in connection with the closing of the Exchange (the “Closing”) pursuant to Section _______ of the Exchange Agreement. Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings specified in the Exchange Agreement.

          For purposes of this Opinion, we have reviewed the Exchange Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Exchange and the Subsequent Mergers will be completed in the manner set forth in the Exchange Agreement and in the Registration Statement on Form S-4 of the Company (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, without the waiver or modification of any of the terms or conditions contained therein. In rendering this Opinion, we have relied upon the factual representations set forth in the letters of representation from the Company, Great Plains and Security Capital to us dated as of the Closing (the “Officer’s Certificates”). In rendering this Opinion, we have also assumed (without independent investigation or verification) that (i) the factual representations made in the Exchange Agreement, Registration Statement, Officer’s Certificates and other documents referred to herein are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Exchange Agreement, Registration Statement, Officer’s Certificates and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Effective Time, true and complete without such qualification, (iii) the Officer’s Certificates have been executed by appropriate authorized officers of the Company, Great Plains and Security Capital, (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us, (v) each document submitted to us will be legal, valid, binding and enforceable, (vi) all covenants agreed to by the parties pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms and (vii) the Exchange and Subsequent Mergers will qualify as statutory mergers under state law. Any inaccuracy of any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents or the failure to consummate the Exchange and the Subsequent Mergers in accordance with the terms of the Exchange Agreement and as described in the Registration Statement may adversely affect this Opinion.

          This Opinion is being rendered solely in connection with the Closing of the Exchange. This Opinion is rendered only as of the date hereof, and we undertake no obligation to update this Opinion after the date hereof. This Opinion may be withdrawn if we do not receive the Officer’s Certificates dated as of the Closing confirming the accuracy of the representations set forth therein. This Opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated in this Opinion. This Opinion represents our best judgment and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may assert a position contrary to our opinion and a court may agree with such position.

          This Opinion applies only to stockholders of Great Plains and Security Capital that hold common stock of Great Plains and Security Capital as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to as a “holder”, that are also U.S. holders. For purposes of this Opinion, the term U.S. holder refers to a holder of Great Plains and Security Capital common stock that is a citizen or individual resident of the U.S.; a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions; a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or an estate, the income of which is subject to U.S. federal income taxation regardless of its source. For purposes of this Opinion, a “non-U.S. holder” means an owner or beneficial owner of shares of Company common stock that is not a U.S. holder.

          This Opinion does not address all aspects of United States federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including certain former citizens or long-term residents of the U.S.; persons who hold the common stock Great Plains and Security Capital as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction; persons whose functional currency is not the U.S. dollar; persons who acquired common stock of Great Plains or Security Capital through the exercise of employee stock options or otherwise as compensation or are holders of stock options granted under the Stock Plans of Great Plains or Security Capital; persons who hold warrants exercisable for the common stock of Great Plains or Security Capital; mutual funds; banks, insurance companies and other financial institutions; regulated investment companies; tax-exempt organizations; dealers in securities or foreign currencies; and traders in securities that mark-to-market.

          In addition, this Opinion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Exchange and Subsequent Mergers, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

          Further, this Opinion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their common stock of Great Plains or Security Capital through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds shares of the common stock of Great Plains or Security Capital, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the mergers to them.

          Based upon the foregoing and in reliance thereon, we are of the opinion that, under currently applicable U.S. federal income tax law, the Exchange and the Subsequent Mergers, on a combined basis, should qualify as “reorganizations” within the meaning of Section 368(a) of the Code and the Company, Great Plains and Security Capital will each be a party to such reorganizations within the meaning of Section 368(b) of the Code, with the following U.S. federal income tax consequences to U.S. holders of the common stock of Great Plains or Security Capital.

          Exchange for the Company Common Stock. In the exchange by a holder of all of the shares of the common stock of Great Plains or Security Capital for Company common stock, the holder should generally not recognize gain or loss.

          The aggregate tax basis of the Company common stock received by a holder that exchanges its shares of common stock of Great Plains and Security Capital for Company common stock pursuant to the Exchange should be equal to the aggregate adjusted tax basis of the shares of the common stock of Great Plains and Security Capital surrendered for Company common stock by the holder pursuant to the Exchange. The holding period of the Company common stock received should include the holding period of the shares of the common stock of Great Plains and Security Capital surrendered.

          Exercise of Appraisal Rights. A holder who receives cash pursuant to the exercise of appraisal rights generally should recognize capital gain or loss measured by the difference between the cash received from Great Plains or Security Capital and its adjusted tax basis in the common stock of Great Plains and Security Capital if the redemption (1) terminates the interest in stock of Great Plains and Security Capital the holder is deemed actually and constructively to own; (2) is “substantially disproportionate” with respect to the holder; or (3) is “not essentially equivalent to a dividend.”

          No material gain or loss should be recognized by the Company, Great Plains or Security Capital as a result of the Exchange or the Subsequent Mergers.

          This Opinion addresses only the matters described above, and does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Exchange or the Subsequent Mergers. No opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein more likely than not will be upheld under challenge by the Internal Revenue Service. This opinion has been prepared for you in connection with the transaction described herein.

Very truly yours,

JONES & KELLER, P.C.

APPENDIX B

SOUTH DAKOTA BUSINESS CORPORATION ACT §§47-1A-1301-31.2

CHAPTER 47-1A

SOUTH DAKOTA BUSINESS CORPORATION ACT

PART 1. GENERAL PROVISIONS

PART 13. APPRAISAL RIGHTS

47-1A-1301. Definitions. Terms used in §§ 47-1A-1301 to 47-1A-1331.2, inclusive, mean:

          (1) "Affiliate," any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of subdivision 47-1A-1302.1(4), a person is deemed to be an affiliate of its senior executives;

          (2) "Beneficial shareholder," any person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf;

          (3) "Corporation," the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in §§ 47-1A-1321 to 47-1A-1331.2, inclusive, includes the surviving entity in a merger;

          (4) "Fair value," the value of the corporation's shares determined:

          (a) Immediately before the effectuation of the corporate action to which the shareholder objects;

          (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

          (c) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision 47-1A-1302(5);

          (5) "Interest," interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action;

          (6) "Preferred shares," any class or series of shares whose holders have preference over any other class or series with respect to distributions;

          (7) "Record shareholder," the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation;

          (8) "Senior executive," the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function;

          (9) "Shareholder," both a record shareholder and a beneficial shareholder.

47-1A-1302. Right to appraisal. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          (1) Consummation of a merger to which the corporation is a party under either of the following circumstances:

          (a) Shareholder approval is required for the merger by § 47-1A-1104 and the shareholder is entitled to vote on the merger, except that appraisal rights are not available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or

          (b) The corporation is a subsidiary and the merger is governed by §§ 47-1A-1105 to 47-1A-1105.2, inclusive;

          (2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

          (3) Consummation of a disposition of assets pursuant to §§ 47-1A-1202 to 47-1A-1202.6, inclusive, if the shareholder is entitled to vote on the disposition;

          (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

          (5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

          (6) Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or

          (7) Consummation of a conversion of the corporation to an unincorporated entity pursuant to §§ 47-1A-950 to 47-1A-956, inclusive.

47-1A-1302.1. Limitations on availability of appraisal rights. Notwithstanding § 47-1A-1302, the availability of appraisal rights under subdivisions 47-1A-1302(1), (2), (3), (4), (6), and (8) are limited in accordance with the following provisions:

          (1) Appraisal rights are not available for the holders of shares of any class or series of shares which is:

          (a) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

          (b) Not listed or designated as provided in subsection (a), but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares;

          (2) The applicability of subdivision (1) shall be determined as of:

          (a) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

          (b) The day before the effective date of such corporate action if there is no meeting of shareholders;

          (3) The provisions of subdivision (1) are not applicable and appraisal rights are available pursuant to § 47-1A-1302 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) at the time the corporate action becomes effective;

          (4) The provisions of subdivision (1) are not applicable and appraisal rights are available pursuant to § 47-1A-1302 for the holders of any class or series of shares in which:

          (a) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

          (i) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

          (ii) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation; or

          (b) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

          (i) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action; or

          (ii) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in §§ 47-1A-862 to 47-1A-862.3, inclusive; or

          (iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate;

          (5) For the purposes of subdivision (4), the term, beneficial owner, means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. However, a member of a national securities exchange may not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

47-1A-1302.2. Limits on or elimination of appraisal rights for preferred shares by articles of incorporation--Application. Notwithstanding any other provision of §§ 47-1A-1302 to 47-1A-1302.3, inclusive, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment does not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

47-1A-1302.3. Challenge of specified completed corporate actions--Limitation. No shareholder may challenge a completed corporate action described in § 47-1A-1302, other than those subscribed in subdivisions 47-1A-1302.1(3) and (4), unless such corporate action:

          (1) Was not effectuated in accordance with the applicable provisions of §§ 47-1A-901 to 47-1A-1202.6, inclusive, or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

          (2) Was procured as a result of fraud or material misrepresentation.

47-1A-1303. Assertion of appraisal rights by record shareholders for part of shares in name. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this section shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

47-1A-1303.1. Assertion of appraisal rights of beneficial shareholder. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subsection 47-1A-1322.1(2)(b); and

          (2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

47-1A-1320. Notice of appraisal rights. If proposed corporate action described in § 47-1A-1302 is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this §§ 47-1A-1301 to 47-1A-1331.2, inclusive. If the corporation concludes that appraisal rights are or may be available, a copy of §§ 47-1A-1301 to 47-1A-1331.2, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

     In a merger pursuant to §§ 47-1A-1105 to 47-1A-1105.2, inclusive, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within ten days after the corporate action became effective and include the materials described in §§ 47-1A-1322 to 47-1A-1323, inclusive.

47-1A-1321. Notice of intent to demand payment. If proposed corporate action requiring appraisal rights under §§ 47-1A-1302 to 47-1A-1302.3, inclusive, is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          (2) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

     A shareholder who does not satisfy the requirements of this section is not entitled to payment under §§ 47-1A-1301 to 47-1A-1331.2, inclusive.

47-1A-1322. Appraisal notice and form--Delivery to shareholders. If proposed corporate action requiring appraisal rights under § 47-1A-1302 becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision 47-1A-1322.1(1) to all shareholders who satisfied the requirements of § 47-1A-1321. In the case of a merger under §§ 47-1A-1105 to 47-1A-1105.2, inclusive, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

47-1A-1322.1. Appraisal notice and form--Time limits and content. The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must:

          (1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (ii) that the shareholder did not vote for the transaction;

          (2) State the following:

          (a) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subsection (2)(b);

          (b) A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the § 47-1A-1322 appraisal notice and form are sent, and state that the shareholder waives the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

          (c) The corporation's estimate of the fair value of the shares;

          (d) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subsection (2)(b) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

          (e) The date by which the notice to withdraw under §§ 47-1A-1323 to 47-1A-1323.2, inclusive, must be received, which date must be within twenty days after the date specified in subsection (2)(b); and

          (3) Be accompanied by a copy of §§ 47-1A-1301 to 47-1A-1331.2, inclusive.

47-1A-1323. Perfection of rights--Right to withdraw. A shareholder who receives notice pursuant to §§ 47-1A-1322 and 47-1A-1322.1 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision 47-1A-1322.1(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under §§ 47-1A-1325 to 47-1A-1325.3, inclusive. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subsection 47-1A-1322.1(2)(b). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to § 47-1A-1322.1.

47-1A-1323.1. Subsequent withdrawal from appraisal process. A shareholder who has complied with § 47-1A-1322 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subsection 47-1A-1322.1(2)(e). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

47-1A-1323.2. Loss of payment upon failure to return form and deposit share certificates. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in § 47-1A-1322.1, is not entitled to payment under this chapter.

47-1A-1324. Payment for shares. Except as provided in §§ 47-1A-1325 to 47-1A-1325.3, inclusive, within thirty days after the form required by subsection 47-1A-1322.1(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with § 47-1A-1323 the amount the corporation estimates to be the fair value of their shares, plus interest.

     The payment to each shareholder pursuant to this section must be accompanied by:

          (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to subsection 47-1A-1322.1(2)(c);

          (3) A statement that shareholders described in this section have the right to demand further payment under § 47-1A-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

47-1A-1325. Withholding of payment for after-acquired shares. A corporation may elect to withhold payment required by § 47-1A-1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision 47-1A-1322.1(1).

47-1A-1325.1. Notice required upon withholding of payment for after-acquired shares. If the corporation elected to withhold payment under § 47-1A-1325, the corporation must, within thirty days after the form required by subsection 47-1A-1322.1(2)(b) is due, notify all shareholders who are described in § 47-1A-1325:

          (1) Of the information required by subdivision 47-1A-1324(1);

          (2) Of the corporation's estimate of fair value pursuant to subdivision 47-1A-1324(2);

          (3) That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under § 47-1A-1326;

          (4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

          (5) That those shareholders who do not satisfy the requirements for demanding appraisal under § 47-1A-1326 shall be deemed to have accepted the corporation's offer.

47-1A-1325.2. Payment for shares upon shareholder acceptance of offer in notice. Within ten days after receiving the shareholder's acceptance pursuant to § 47-1A-1325.1, the corporation must pay in cash the amount it offered under subdivision 47-1A-1325.1(2) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

47-1A-1325.3. Payment for shares of amount offered in notice to specified shareholders. Within forty days after sending the notice described in § 47-1A-1325.1, the corporation must pay in cash the amount it offered to pay under subdivision 47-1A-1325.1(2) to each shareholder described in subdivision 47-1A-1325.1(5).

47-1A-1326. Procedure if shareholder dissatisfied with payment or offer. A shareholder paid pursuant to § 47-1A-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 47-1A-1324. A shareholder offered payment under §§ 47-1A-1325 to 47-1A-1325.3, inclusive, who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under this section within thirty days after receiving the corporation's payment or offer of payment under § 47-1A-1324 or §§ 47-1A-1325 to 47-1A-1325.3, inclusive, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

47-1A-1330. Court action. If a shareholder makes demand for payment under § 47-1A-1326 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 47-1A-1326 plus interest.

47-1A-1330.1. Venue. The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office is located, or, if none in this state, in Hughes County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with the foreign corporation was located or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Hughes County.

47-1A-1330.2. Parties--Service. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

47-1A-1330.3. Jurisdiction--Appraisers--Discovery--Jury trial. The jurisdiction of the court in which the proceeding is commenced under § 47-1A-1330.1 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

47-1A-1330.4. Judgment amount. Each shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under §§ 47-1A-1325 to 47-1A-1325.3, inclusive.

47-1A-1331. Court costs. The court in an appraisal proceeding commenced under §§ 47-1A-1330 to 47-1A-1330.4, inclusive, shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by §§ 47-1A-1301 to 47-1A-1331.2, inclusive.

47-1A-1331.1. Counsel and expert fees and expenses. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of §§ 47-1A-1320, 47-1A-1322, 47-1A-1322.1, 47-1A-1324, or 47-1A-1325 to 47-1A-1325.3, inclusive; or

          (2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

47-1A-1331.2. Counsel fees to be paid by benefited shareholders. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

     To the extent the corporation fails to make a required payment pursuant to § 47-1A-1324, §§ 47-1A-1325 to 47-1A-1325.3, inclusive, or § 47-1A-1326, the shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

APPENDIX C

ARKANSAS CODE §§4-27-1301-31

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part A: Right to Dissent and Obtain Payment for Shares

A.C.A. § 4-27-1301 (2013)

4-27-1301. Definitions.

     In this subchapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 -- 4-27-1328.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part A: Right to Dissent and Obtain Payment for Shares

A.C.A. § 4-27-1302 (2013)

4-27-1302. Right of dissent.

     (a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (1) Consummation of a plan of conversion to which the corporation is a party;

          (2) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

          (3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (i) Alters or abolishes a preferential right of the shares;

               (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

               (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

          (6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this subchapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part A: Right to Dissent and Obtain Payment for Shares

A.C.A. § 4-27-1303 (2013)

4-27-1303. Dissent by nominees and beneficial owners.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1320 (2013)

4-27-1320. Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in § 4-27-1322.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1321 (2013)

4-27-1321. Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1322 (2013)

4-27-1322. Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under § 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of § 4-27-1321.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

          (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

          (5) be accompanied by a copy of this subchapter.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1323 (2013)

4-27-1323. Duty to demand payment.

     (a) A shareholder sent a dissenters' notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1324 (2013)

4-27-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1325 (2013)

4-27-1325. Payment.

     (a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares;

          (3) an explanation of how the interest was calculated;

          (4) a statement of the dissenter's right to demand payment under § 4-27-1328; and

          (5) a copy of this subchapter.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1326 (2013)

4-27-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under § 4-27-1322 and repeat the payment demand procedure.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1327 (2013)

4-27-1327. After-acquired shares.

     (a) A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 4-27-1328.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part B: Procedure for Exercise of Dissenters' Rights

A.C.A. § 4-27-1328 (2013)

4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation's offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

          (1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

          (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part C: Judicial Appraisal of Shares

A.C.A. § 4-27-1330 (2013)

4-27-1330. Court action.

     (a) If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

Title 4 Business and Commercial Law
Subtitle 3. Corporations And Associations
Chapter 27 Business Corporation Act Of 1987
Subchapter 13 -- Dissenters' Rights
Part C: Judicial Appraisal of Shares

A.C.A. § 4-27-1331 (2013)

4-27-1331. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 -- 4-27-1328; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY
GREAT PLAINS FINANCIAL CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Great Plains Financial Corporation ("Great Plains") acknowledges receipt of the Notice of Special Meeting of Shareholders, to be held on _____, _______, 2014, at _______, _______, at ___ a.m., Central Standard Time, and hereby appoints Mark A. Oliver and Ginger Adams, each of them with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said special meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

THE DIRECTORS RECOMMEND A VOTE FOR THE ITEMS INDICATED BELOW:

1.	A proposal to approve and adopt the Plan and Agreement of Exchange dated November 25, 2013 under which Great Plains shareholders will exchange their shares for Midwest Holding Inc. ("Midwest") voting common stock, and Great Plains will become a subsidiary of Midwest.

FOR	AGAINST	ABSTAIN

2.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Dated this ______ day of ________________, 2014.

Number of Shares Voted*
Signature

Signature

*If the number of shares voted is not indicated, all shares in your name on Great Plains’ stock register will be voted for Proposal No. 1.

Please sign your name exactly as it appears on your stock certificate(s). If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please sign, date and return this proxy immediately.

PROXY
SECURITY CAPITAL FINANCIAL CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Security Capital Corporation ("Security Capital") acknowledges receipt of the Notice of Special Meeting of Shareholders, to be held on _____, _______, 2014, at _______, _______, at ___ a.m., Central Standard Time, and hereby appoints Mark A. Oliver and Rick D. Meyer, each of them with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said special meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

THE DIRECTORS RECOMMEND A VOTE FOR THE ITEMS INDICATED BELOW:

1.	A proposal to approve and adopt the Plan and Agreement of Exchange dated November 25, 2013 under which Security Capital shareholders will exchange their shares for Midwest Holding Inc. ("Midwest") voting common stock, and Security Capital will become a subsidiary of Midwest.

FOR	AGAINST	ABSTAIN

2.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Dated this ______ day of ________________, 2014.

Number of Shares Voted*
Signature

Signature

*If the number of shares voted is not indicated, all shares in your name on Security Capital’s stock register will be voted for Proposal No. 1.

Please sign your name exactly as it appears on your stock certificate(s). If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please sign, date and return this proxy immediately.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 21-20,102 to 21-20,111 of the Nebraska Business Corporation Act enables a Nebraska corporation to indemnify its officers and directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if (i) they acted in good faith; (ii) in their official capacities (as defined by the statute) they reasonably believed that their conduct was in the corporation’s best interests; (iii) in all other cases, they reasonably believed that their conduct was not opposed to the corporation’s best interests; and (iv) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. The statute also requires a corporation to indemnify its directors and officers if they are wholly successful, on the merits or otherwise, in defending any proceeding to which they are made parties because they are directors or officers.

The Registrant’s Articles of Incorporation limit the liability of directors to the fullest extent provided by Nebraska law.

The Registrant’s Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Nebraska law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

Exhibit Number	Description of Exhibits
2.1	Plan and Agreement of Exchange – Midwest Holding Inc., Great Plains Financial Corporation and Security Capital Corporation dated November 25, 2013 - See Appendix A

3.1	Amended and Restated Articles of Incorporation, dated March 29, 2010 (Incorporated by reference to Exhibit 3.1 to the Form 10 Registration Statement, filed on December 12, 2011)

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation, dated May 6, 2010 (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10 Registration Statement, filed December 12, 2011)

3.3	Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3.3 to the Form 10 Registration Statement, filed December 12, 2011.)

5.1	Opinion and consent of Jones & Keller, P.C. as to the legality of Midwest Holding Inc. voting common stock***

8.1	Opinion and consent of Jones & Keller, P.C. regarding tax matters***

10.1	Employment Agreement, dated July 1, 2011, by and between Midwest Holding Inc. and Travis Meyer. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

Part II - 1

10.2	Employment Agreement, dated July 1, 2011, by and between Midwest Holding Inc. and Mark Oliver. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.3

Consulting and Advisory Agreement, dated September 1, 2009, by and between Midwest Holding Inc. and Bison Capital Corp. (f/k/a Corporate Development Inc.). (Incorporated by reference to Exhibit 1032 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.4

Administrative Services Agreement, dated August 17, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.5

Administrative Services Agreement, dated August 17, 2009, by and between Midwest Holding Inc. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.6

Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.7

Amendment Number One to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.8

Amendment Number Two to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.9

Bulk Reinsurance Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.10

Amendment to all Reinsurance Agreements, dated August 4, 2011, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.10 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.11

Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

Part II - 2

10.12	Reinsurance Agreement, dated January 1, 2010, by and between American Life & Security Corp. and Security National Life Insurance Company. (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.13

Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.14

Amendment Number One to Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.15

Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.16

Amendment Number One to Reinsurance Agreement Number One dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.17

Master Reinsurance Agreement, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.17 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.18

Reinsurance Agreement Number One, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.18 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.19

Agency Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Great American Marketing, Inc. (Incorporated by reference to Exhibit 10.19 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)

Part II - 3

10.20	Employment Agreement, dated December 1, 2011, by and between Midwest Holding Inc. and Rick Meyer. (Incorporated by reference to Exhibit 10.20 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)

11	Statement re: Computation of per share earnings (see financial statements included herein)

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed April 1, 2013.)

23.1	Consent of Jones & Keller, P.C. (see exhibit 5.1)

23.2	Consent of Jones & Keller, P.C. (see Exhibit 8.1)

23.3	Consent of McGladrey LLP with respect to Midwest Holding Inc.

23.4	Consent of McGladrey LLP with respect to Great Plains Financial Corporation

23.5	Consent of Kerber, Eck & Braeckel LLP

25	Power of Attorney (see signature page)

*	Filed herewith.

**	To be filed by amendment.

(b)	FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

See "Financial Statements."

ITEM 22. UNDERTAKINGS

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of The Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II - 4

The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	ii.	To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

	iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Part II - 5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on February 11, 2014.

MIDWEST HOLDING INC.

By:	/s/ Mark A. Oliver
Mark A. Oliver, Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Mark A. Oliver and Rick D. Meyer, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Rick D. Meyer
Rick D. Meyer	Chairman of the Board	February 11, 2014

/s/ Mark A. Oliver
Mark A. Oliver	Chief Executive Officer / Treasurer	February 11, 2014
(Principal Executive Officer and
Financial Officer)

/s/ Travis R. Meyer
Travis R. Meyer	Vice Chairman / Director	February 11, 2014

/s/ Milton G. Tenopir
Milton G. Tenopir	Director	February 11, 2014

/s/ James M. Ballard
James M. Ballard	Director	February 11, 2014

/s/ Leslie R. Meyer
Leslie R. Meyer	Director	February 11, 2014

/s/ John R. Perkins
John R. Perkins	Director	February 11, 2014

/s/ Jack Theeler
Jack Theeler	Director	February 11, 2014

Signature Page

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Plan and Agreement of Exchange – Midwest Holding Inc., Great Plains Financial Corporation and Security Capital Corporation dated November 25, 2013 - See Appendix A

3.1	Amended and Restated Articles of Incorporation, dated March 29, 2010 (Incorporated by reference to Exhibit 3.1 to the Form 10 Registration Statement, filed on December 12, 2011)

3.2

Articles of Amendment to the Amended and Restated Articles of Incorporation, dated May 6, 2010 (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10 Registration Statement, filed December 12, 2011)

3.3	Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3.3 to the Form 10 Registration Statement, filed December 12, 2011.)

5.1	Opinion and consent of Jones & Keller, P.C. as to the legality of Midwest Holding Inc. voting common stock***

8.1	Opinion and consent of Jones & Keller, P.C. regarding tax matters**

10.1

Employment Agreement, dated July 1, 2011, by and between Midwest Holding Inc. and Travis Meyer. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.2

Employment Agreement, dated July 1, 2011, by and between Midwest Holding Inc. and Mark Oliver. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.3

Consulting and Advisory Agreement, dated September 1, 2009, by and between Midwest Holding Inc. and Bison Capital Corp. (f/k/a Corporate Development Inc.). (Incorporated by reference to Exhibit 1032 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.4

Administrative Services Agreement, dated August 17, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.5

Administrative Services Agreement, dated August 17, 2009, by and between Midwest Holding Inc. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.6

Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.7

Amendment Number One to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

Exhibit Index - 1

10.8	Amendment Number Two to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.9

Bulk Reinsurance Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.10

Amendment to all Reinsurance Agreements, dated August 4, 2011, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.10 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.11

Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.12

Reinsurance Agreement, dated January 1, 2010, by and between American Life & Security Corp. and Security National Life Insurance Company. (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

10.13

Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.14

Amendment Number One to Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.15

Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.16

Amendment Number One to Reinsurance Agreement Number One dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.17

Master Reinsurance Agreement, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.17 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

Exhibit Index - 2

10.18	Reinsurance Agreement Number One, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.18 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)

10.19

Agency Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Great American Marketing, Inc. (Incorporated by reference to Exhibit 10.19 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)

10.20

Employment Agreement, dated December 1, 2011, by and between Midwest Holding Inc. and Rick Meyer. (Incorporated by reference to Exhibit 10.20 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)

11	Statement re: Computation of per share earnings (see financial statements included herein)

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed April 1, 2013.)

23.1	Consent of Jones & Keller, P.C. (see exhibit 5.1)

23.2	Consent of Jones & Keller, P.C. (see Exhibit 8.1)

23.3	Consent of McGladrey LLP with respect to Midwest Holding Inc.

23.4	Consent of McGladrey LLP with respect to Great Plains Financial Corporation

23.5	Consent of Kerber, Eck & Braeckel LLP

25	Power of Attorney (see signature page)

*	Filed herewith.

**	To be filed by amendment.

Exhibit Index - 3